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Filed Pursuant to Rule 424(b)(3)
Registration Number 333-221682

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

December 8, 2017

Dear Shareholders of Capella Education Company and Stockholders of Strayer Education, Inc.:

          The boards of directors of Capella Education Company ("Capella") and Strayer Education, Inc. ("Strayer") have unanimously approved a merger. Capella and Strayer entered into an Agreement and Plan of Merger, dated as of October 29, 2017 (the "merger agreement"), pursuant to which a wholly owned subsidiary of Strayer will merge with and into Capella, with Capella becoming a wholly owned subsidiary of Strayer (the "merger"). Upon consummation of the merger, Capella and Strayer, and their respective subsidiaries, will operate as a combined company under the name "Strategic Education, Inc."

          Upon consummation of the merger, each issued and outstanding share of Capella common stock will be converted into the right to receive 0.875 shares of common stock of Strayer (the "merger exchange ratio"), par value $0.01 per share, and cash in lieu of fractional shares. This merger exchange ratio will not be adjusted for changes in the market price of either Capella common stock or Strayer common stock between the date of signing of the merger agreement and consummation of the merger.

          Following the merger, Capella shareholders and Strayer stockholders are expected to own approximately 48% and 52%, respectively, of the outstanding combined company shares on a fully diluted basis, based on the number of shares currently expected to be outstanding immediately prior to the effective time of the merger. The Capella common stock and the Strayer common stock are listed on the NASDAQ Global Select Market under the symbols "CPLA" and "STRA," respectively. Following the merger, the common stock of the combined company will be listed on the NASDAQ Global Select Market under Strayer's current symbol, "STRA."

          To obtain the approvals of the Capella shareholders and the Strayer stockholders required in connection with the merger, Capella will hold a special meeting of its shareholders (the "Capella special meeting") and Strayer will hold a special meeting of its stockholders (the "Strayer special meeting").

          At the Capella special meeting, Capella shareholders will be asked to consider and vote on, among other things, a proposal to approve the merger agreement (the "Capella Merger Proposal").

          At the Strayer special meeting, Strayer stockholders will be asked to consider and vote on, among other things, the issuance of shares of Strayer common stock to the Capella shareholders in connection with the merger (the "Share Issuance Proposal"), and the amendment and restatement of the Strayer charter (together with the Share Issuance Proposal, the "Strayer Required Proposals").

          We cannot consummate the merger unless the stockholders of Strayer and the shareholders of Capella approve the respective required proposals of each company as described herein. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend either special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Capella or Strayer special meeting, as applicable.

          The Capella board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Capella and its shareholders. The Capella board of directors unanimously recommends that Capella shareholders vote "FOR" the Capella Merger Proposal and "FOR" each of the other proposals to be considered at the Capella special meeting and described in the accompanying joint proxy statement/prospectus.

          The Strayer board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Strayer and its stockholders. The Strayer board of directors unanimously recommends that Strayer stockholders vote "FOR" the Strayer Required Proposals and "FOR" each of the other proposals to be considered at the Strayer special meeting and described in the accompanying joint proxy statement/prospectus.

          The obligations of Capella and Strayer to consummate the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. The accompanying joint proxy statement/prospectus contains detailed information about Capella, Strayer, the special meetings, the merger agreement, the merger and the other transactions contemplated thereby. Capella and Strayer encourage you to read the joint proxy statement/prospectus carefully. In particular, you should read the "Risk Factors" section beginning on page 35 of the accompanying joint proxy statement/prospectus for a discussion of the risks you should consider in evaluating the merger and how they will affect you.

          On behalf of the Capella board of directors and the Strayer board of directors, thank you for your consideration and continued support.

J. Kevin Gilligan Chairman and Chief Executive Officer Capella Education Company	Robert S. Silberman Chairman of the Board Strayer Education, Inc.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the securities to be issued in connection with the merger or passed upon the adequacy or accuracy of the disclosure in the accompanying joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

          The accompanying joint proxy statement/prospectus is dated December 8, 2017 and is first being mailed to the Capella shareholders and Strayer stockholders on or about December 14, 2017.

ADDITIONAL INFORMATION

        The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Capella and Strayer from other documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into the accompanying joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Capella Education Company Capella Tower 225 South Sixth Street, 9th Floor Minneapolis, Minnesota 55402 Attention: Investor Relations Telephone: (612) 977-5172 or	Strayer Education, Inc. 2303 Dulles Station Boulevard Herndon, Virginia 20171 Attention: Investor Relations Telephone: (703) 247-2507 Email: investor.relations@strayereducation.com or
Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022	Alliance Advisors, LLC 200 Broadacres Drive, 3rd Floor Bloomfield, NJ 07003

Shareholders, please call Toll Free: (888) 750-5834 Brokers and Banks please call collect at: (212) 750-5833	Stockholders, Brokers and Banks please call Toll Free: (833) 501-4709 Email: Strayer@Allianceadvisorsllc.com

        Capella shareholders and Strayer stockholders may also consult the websites of Capella or Strayer for more information concerning the merger and other transactions described in the accompanying joint proxy statement/prospectus. The website of Capella is www.capellaeducation.com and the website of Strayer is www.strayereducation.com. Information included on these websites is not incorporated by reference into the accompanying joint proxy statement/prospectus.

        If you would like to request any documents, please do so by January 11, 2018, in order to receive them before the special meetings.

        For a more detailed description of the information incorporated by reference in the accompanying joint proxy statement/prospectus and how you may obtain it, see "Where You Can Find More Information."

CAPELLA EDUCATION COMPANY
Capella Tower
225 South Sixth Street, 9th Floor
Minneapolis, Minnesota 55402

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 19, 2018

To the Shareholders of Capella Education Company:

        We cordially invite you to attend a special meeting of the shareholders of Capella Education Company ("Capella") being held in connection with a proposed merger with Strayer Education, Inc. ("Strayer").

        The meeting will be held at 8:00 a.m. local time, on January 19, 2018, at Capella's corporate headquarters located at Capella Tower, 225 South Sixth Street, 3rd Floor, Minneapolis, Minnesota 55402 (referred to as the "Capella special meeting"). At the Capella special meeting, you will be asked:

  1.
  Merger Proposal. To consider and act upon a proposal to approve the Agreement and Plan of Merger, dated as of October 29, 2017 (the "merger agreement"), by and among Capella, Strayer and Sarg Sub Inc. ("Merger Sub"), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, and the merger and other transactions contemplated thereby (the "Capella Merger Proposal");

  2.
  Adjournment Proposal. To consider and act upon a proposal to approve the adjournment of the Capella special meeting to another date and place if necessary or appropriate to solicit additional votes in favor of the Capella Merger Proposal (the "Capella Adjournment Proposal"); and

  3.
  Advisory Compensation Proposal. To consider and act upon a proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to Capella's named executive officers that is based on or otherwise relates to the merger, as disclosed in "The Merger—Interests of Capella's Directors and Executive Officers in the Merger" of the accompanying joint proxy statement/prospectus (referred to as the "Capella Advisory Compensation Proposal" and, together with the Capella Merger Proposal and the Capella Adjournment Proposal, the "Capella Proposals").

        Approval of the Capella Merger Proposal is required for the consummation of the merger. Neither the approval of the Capella Adjournment Proposal nor the approval of the Capella Advisory Compensation Proposal is required for the consummation of the merger.

        Approval of the Capella Merger Proposal requires the affirmative vote of the holders of a majority of the voting power of all shares of Capella common stock entitled to vote at the Capella special meeting. Approval of the Capella Adjournment Proposal requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares present and entitled to vote on that item of business, or (2) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the Capella special meeting. Approval of the Capella Advisory Compensation Proposal requires that the votes cast "FOR" the Capella Advisory Compensation Proposal are of a number greater than the votes cast "AGAINST" the Capella Advisory Compensation Proposal.

        Each of the Capella Proposals is described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully in its entirety.

        The failure of any shareholder of record of Capella to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote "AGAINST" the Capella Merger Proposal, but will not have an effect on the outcome of the Capella Adjournment Proposal or the Capella Advisory Compensation Proposal. If you hold your shares in "street name," failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote "AGAINST" the Capella Merger Proposal, but will not have any effect on the Capella Adjournment Proposal or the Capella Advisory Compensation Proposal. Abstentions will have the same effect as a vote "AGAINST" the Capella Merger Proposal and the Capella Adjournment Proposal, but will not have any effect on the Capella Advisory Compensation Proposal.

        The Capella board of directors has set December 11, 2017 as the record date for the Capella special meeting. Only holders of record of shares of Capella common stock as of the close of business on December 11, 2017 will be entitled to notice of and to vote at the Capella special meeting and any adjournments thereof. Any shareholder entitled to attend and vote at the Capella special meeting is entitled to appoint a proxy to attend and vote on such shareholder's behalf. Such proxy need not be a holder of shares of Capella common stock.

        Your vote is very important. To ensure your representation at the Capella special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please submit your proxy promptly whether or not you expect to attend the Capella special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Capella special meeting. If your shares of Capella common stock are held in the name of a bank, broker or other nominee, follow the instructions on the voting instruction card furnished to you by such bank, broker or other nominee.

        The Capella board of directors has unanimously adopted and approved the merger agreement and the consummation of the merger, and has determined that the merger agreement and the merger are advisable, fair to, and in the best interests of Capella and its shareholders. The Capella board of directors therefore unanimously recommends that you vote "FOR" the Capella Merger Proposal, "FOR" the Capella Adjournment Proposal and "FOR" the Capella Advisory Compensation Proposal.

By Order of the Board of Directors,
Renee L. Jackson Secretary
Minneapolis, Minnesota December 8, 2017

YOUR VOTE IS IMPORTANT!

        WHETHER OR NOT YOU EXPECT TO ATTEND THE CAPELLA SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED CAPELLA PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE CAPELLA SPECIAL MEETING AND WISH TO VOTE YOUR SHARES OF CAPELLA COMMON STOCK IN PERSON, YOU MAY DO SO AT ANY TIME PRIOR TO YOUR PROXY BEING EXERCISED. You may revoke your proxy or change your vote at any time before the Capella special meeting. If your shares of Capella common stock are held in the name of a bank, broker or other nominee holder of record, please follow the instructions on the voting instruction form furnished to you by such record holder.

        We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes and exhibits carefully and in their entirety. If you have any questions concerning the merger agreement, the merger, the Capella Proposals, the Capella special meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help voting your shares of Capella common stock, please contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022

Shareholders, please call Toll Free: (888) 750-5834
Brokers and Banks please call collect at: (212) 750-5833

or

Capella Education Company

Capella Tower
225 South Sixth Street, 9th Floor
Minneapolis, Minnesota 55402
Attention: Investor Relations
Telephone: (612) 977-5172

STRAYER EDUCATION, INC.

2303 Dulles Station Boulevard
Herndon, Virginia 20171

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 19, 2018

To the Stockholders of Strayer Education, Inc.:

        We cordially invite you to attend a special meeting of the stockholders of Strayer Education, Inc. ("Strayer") being held in connection with a proposed merger with Capella Education Company ("Capella"). On October 29, 2017, Strayer, Capella and Sarg Sub Inc., a wholly owned subsidiary of Strayer ("Merger Sub"), entered into an Agreement and Plan of Merger (the "merger agreement"), pursuant to which Merger Sub would merge with and into Capella, with Capella surviving as a wholly owned subsidiary of Strayer (the "merger"). In connection with the merger, Strayer, which will be the remaining corporate entity under which Strayer University and Capella University will operate, will change its name to "Strategic Education, Inc."

        The meeting will take place at 9:00 a.m. local time, on January 19, 2018, at Strayer's corporate offices which are located at 2303 Dulles Station Boulevard, Herndon, Virginia 20171. At this meeting, you will be asked:

  1.
  Share Issuance Proposal. To consider and act upon a proposal to approve the issuance of shares of common stock, par value $0.01 per share, of Strayer ("Strayer common stock") in connection with the merger (the "Share Issuance Proposal");

  2.
  Charter Amendment Proposal. To consider and act upon a proposal to amend and restate the Strayer charter (the "Charter Amendment Proposal") to provide for certain changes as shown in Annex B to the accompanying joint proxy statement/prospectus and as described more fully in the accompanying joint proxy statement/prospectus, including:

  •
  changing Strayer's corporate name from "Strayer Education, Inc." to "Strategic Education, Inc."; and

  •
  increasing the number of shares of Strayer common stock that Strayer is authorized to issue under the Strayer charter to 32,000,000; and

  3.
  Adjournment Proposal. To consider and act upon a proposal to approve the adjournment of the Strayer special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Share Issuance Proposal and/or the Charter Amendment Proposal if there are insufficient votes at the time of such adjournment to approve such proposals (the "Strayer Adjournment Proposal" and, together with the Share Issuance Proposal and the Charter Amendment Proposal, the "Strayer Proposals").

        The approval by Strayer stockholders of both the Share Issuance Proposal and the Charter Amendment Proposal is a condition to the consummation of the merger. If the Share Issuance Proposal or the Charter Amendment Proposal is not approved, the merger will not be consummated. No other matters may be brought before the meeting.

        Please refer to the accompanying joint proxy statement/prospectus for further information with respect to the business to be transacted at the meeting.

        Holders of record of shares of Strayer common stock at the close of business on December 11, 2017 are entitled to notice of, and to vote at, the meeting and any postponements or adjournments thereof.

        To be approved, the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the votes cast thereon at the meeting, assuming a quorum is present. To be approved, the Charter Amendment Proposal requires the affirmative vote of a majority of the votes entitled to be cast on the Charter Amendment Proposal. To be approved, the Strayer Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast thereon at the meeting.

        An abstention or failure to vote will have the same effect as a vote cast "AGAINST" the Charter Amendment Proposal and will not have an effect on the outcome of the Share Issuance Proposal or the Strayer Adjournment Proposal. If you hold your shares of Strayer common stock in "street name" through a bank, broker or other nominee and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee will not be permitted to vote your shares on any of the Strayer Proposals, which will (1) have the same effect as a vote "AGAINST" the Charter Amendment Proposal and (2) have no effect on the outcome of the Share Issuance Proposal or the Strayer Adjournment Proposal.

        Your vote is very important. Whether or not you expect to attend the meeting in person, we urge you to submit your proxy with respect to your shares of Strayer common stock as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, to ensure that your shares of Strayer common stock are represented and voted at the Strayer special meeting. If your shares of Strayer common stock are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.

        Strayer's board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the share issuance and the amendment and restatement of the Strayer charter. Strayer's board of directors unanimously recommends that you vote "FOR" the Share Issuance Proposal, "FOR" the Charter Amendment Proposal and "FOR" the Strayer Adjournment Proposal.

By Order of the Board of Directors,
Viet D. Dinh
Secretary
December 8, 2017
Herndon, Virginia

YOUR VOTE IS IMPORTANT!

        WHETHER OR NOT YOU EXPECT TO ATTEND THE STRAYER SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED STRAYER PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE STRAYER SPECIAL MEETING AND WISH TO VOTE YOUR SHARES OF STRAYER COMMON STOCK IN PERSON, YOU MAY DO SO AT ANY TIME PRIOR TO THE CLOSING OF THE POLLS AT THE SPECIAL MEETING. You may revoke your proxy or change your vote at any time before the Strayer special meeting. If your shares of Strayer common stock are held in the name of a bank, broker or other nominee holder of record, please follow the instructions on the voting instruction form furnished to you by such record holder.

        We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes and exhibits carefully and in their entirety. If you have any questions concerning the merger agreement, the merger, the Strayer Proposals, the Strayer special meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help voting your shares of Strayer common stock, please contact:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Email: Strayer@Allianceadvisorsllc.com

Stockholders, Brokers and Banks please call Toll Free: (833) 501-4709

or

Strayer Education, Inc.

2303 Dulles Station Boulevard
Herndon, Virginia 20171
Attention: Investor Relations
Telephone: (703) 247-2507
Email: investor.relations@strayereducation.com

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

        The following are brief answers to certain questions that you may have regarding the merger agreement, the merger, the issuance of shares of Strayer common stock in connection with the merger, the amendment and restatement of the Strayer charter, the Capella special meeting, the Strayer special meeting and the consideration to be received in the merger. You are urged to read carefully this entire joint proxy statement/prospectus because the information in this section may not provide all of the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes and exhibits to, and the documents incorporated by reference into, this joint proxy statement/prospectus. See "Where You Can Find More Information."

Q:
What is the proposed transaction?

A:
On October 29, 2017, Capella Education Company ("Capella"), Strayer Education, Inc. ("Strayer"), and Sarg Sub Inc., a wholly owned direct subsidiary of Strayer ("Merger Sub"), entered into an Agreement and Plan of Merger (the "merger agreement") pursuant to which they agreed to a merger, with Strayer as the remaining corporate entity under which Strayer University and Capella University will operate (the "combined company").

  The merger contemplated by the merger agreement will be implemented through a merger of Merger Sub with and into Capella, with Capella becoming a wholly owned subsidiary of the combined company (the "merger"). In the merger, each share of common stock of Capella, par value $0.01 per share ("Capella common stock") issued and outstanding (other than shares held by Strayer, Capella or Merger Sub or any of their respective wholly owned subsidiaries) immediately prior to the effective time of the merger (the "effective time") will be converted into the right to receive 0.875 (the "merger exchange ratio") shares of common stock of Strayer, par value $0.01 per share ("Strayer common stock," referred to as "combined company shares" as of the consummation of and following the merger), plus cash in lieu of fractional shares (such consideration, the "merger consideration"). In connection with the merger, the Strayer charter will be amended and restated to, among other things, change the name of Strayer Education, Inc. to "Strategic Education, Inc.," which will be the name of the combined company.

  After consummation of the merger, Capella shareholders and Strayer stockholders are expected to own approximately 48% and 52%, respectively, of the outstanding combined company shares on a fully diluted basis, based on the number of shares currently expected to be outstanding immediately prior to the effective time. Following the consummation of the merger, the combined company shares will be listed on the NASDAQ Global Select Market ("NASDAQ") and are expected to trade under the current Strayer symbol, "STRA."

Q:
Why are Capella and Strayer proposing the merger?

A:
The Capella board of directors and the Strayer board of directors each believe that the proposed merger will provide a number of significant potential strategic benefits and opportunities that will be in the best interests of the Capella shareholders and Strayer stockholders, respectively. To review the reasons for the proposed merger in greater detail, see "The Merger—Capella's Reasons for the Merger; Recommendation of the Capella Board of Directors" beginning on page 74 and "The Merger—Strayer's Reasons for the Merger; Recommendation of the Strayer Board of Directors" beginning on page 78.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
Each of Capella and Strayer is sending these materials to the Capella shareholders and Strayer stockholders, respectively, to help them decide how to vote their shares of Capella common stock, and/or their shares of Strayer common stock, as the case may be, with respect to the matters to be considered at the special meeting of shareholders of Capella (the "Capella special meeting") and the special meeting of stockholders of Strayer (the "Strayer special meeting"), respectively.

  Consummation of the merger requires approval by both Capella shareholders and Strayer stockholders. To obtain these required approvals, Capella will hold the Capella special meeting to ask the Capella shareholders to approve, among other things, a proposal to approve the merger agreement (the "Capella Merger Proposal"), and Strayer will hold the Strayer special meeting to ask the Strayer stockholders to approve, among other things, the issuance of shares of Strayer common stock to the Capella shareholders in connection with the merger and the amendment and restatement of the Strayer charter (collectively, the "Strayer Required Proposals").

  Further information about the Capella special meeting, the Strayer special meeting, the merger agreement, the merger, the issuance of shares of Strayer common stock in connection with the merger, the amendment and restatement of the Strayer charter and the merger consideration is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus constitutes both a joint proxy statement of Capella and Strayer and a prospectus of Strayer. It is a joint proxy statement because it will be used by both the Capella board of directors in soliciting proxies from the Capella shareholders and the Strayer board of directors in soliciting proxies from the Strayer stockholders. It is a prospectus because Strayer, in connection with the merger, is offering shares of Strayer common stock (which, as noted above, we refer to as combined company shares as of the consummation of and following the merger) in exchange for the shares of outstanding Capella common stock.

  The enclosed proxy materials allow you to submit a proxy by telephone or over the Internet, or by signing and returning the enclosed proxy card in the postage-paid envelope provided, without attending the applicable company's special meeting in person.

  Your vote is very important. You are encouraged to submit your proxy as soon as possible by telephone or over the Internet, or by signing and returning the enclosed proxy card in the postage-paid envelope provided, even if you do plan to attend the Capella special meeting or the Strayer special meeting in person.

Q:
What will Capella shareholders receive in the merger?

A:
In the merger, each share of Capella common stock issued and outstanding immediately prior to the effective time (other than shares held in treasury or held by Strayer, Capella or Merger Sub or any of their respective wholly owned subsidiaries) will be converted into the right to receive 0.875 shares of Strayer common stock (which, as noted above, we refer to as combined company shares as of the consummation of and following the merger). No fractional shares of Strayer common stock will be issued to Capella shareholders in connection with the merger. Instead, the combined company will pay to each former holder of Capella common stock who otherwise would be entitled to receive a fractional combined company share an amount in cash (without interest) determined by multiplying (i) the fraction of a combined company share which such holder would otherwise be entitled to receive (taking into account all shares of Capella common stock held by such holder) by (ii) the daily volume weighted average price ("VWAP") of one share of Strayer common stock for a ten (10) day trading period, starting with the opening of trading on the eleventh (11th) trading day prior to the date of consummation of the merger (the "closing date") and ending on the closing of trading on the second (2nd) to last trading day prior to the closing date, as reported by Bloomberg L.P.

Q:
What will happen to my shares of Strayer common stock?

A:
Nothing. You will continue to own the same shares of Strayer common stock that you own prior to the effective time. As a result of the issuance of additional shares of Strayer common stock to former Capella shareholders, however, the overall ownership percentage of the current Strayer stockholders in the combined company will be reduced.

Q:
When will the merger be consummated?

A:
The merger is expected to be consummated during the third quarter of 2018. However, neither Capella nor Strayer can predict the actual date on which the merger will be consummated, or whether it will be consummated at all, because the merger is subject to factors beyond each company's control, including the receipt (and timing) of required regulatory approvals, approval of the Capella Merger Proposal by Capella shareholders and approval of the Strayer Required Proposals by Strayer stockholders. See "The Merger Agreement—Conditions to Consummation of the Merger."

Q:
What are the conditions to the consummation of the merger?

A:
In addition to approval of the Capella Merger Proposal by Capella shareholders and approval of the Strayer Required Proposals by Strayer stockholders, consummation of the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of a number of other conditions, including the receipt of required regulatory approvals. See "The Merger Agreement—Conditions to Consummation of the Merger."

Q:
What effect will the merger have on Capella and Strayer?

A:
At the effective time, Merger Sub will merge with and into Capella, with Capella surviving as a wholly owned subsidiary of Strayer as the combined company. Following the consummation of the merger, Capella shares will no longer be listed on NASDAQ or any other stock exchange or quotation system, and Capella will cease to be a publicly traded company. Pursuant to the merger agreement, Strayer as the combined company will be the remaining corporate entity under which both universities will operate as independent and separately accredited institutions.

  Shares of Strayer common stock, which we refer to as combined company shares as of the consummation of and following the merger, will continue to be registered and subject to reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), following the consummation of the merger. In connection with the merger, Strayer will change its name to "Strategic Education, Inc." The combined company shares will continue to be listed on NASDAQ and are expected to trade under the current Strayer symbol, "STRA," following the merger.

Q:
Who will serve as the directors and senior officers of the combined company?

A:
At the effective time, the board of directors of the combined company will consist of (a) nine directors designated by Strayer, (b) J. Kevin Gilligan, Chief Executive Officer of Capella, and (c) two additional designees who are currently members of the Capella board of directors and are recommended by Mr. Gilligan. In addition, one of the two additional Capella designees will be appointed to serve on the Compensation Committee of the combined company.

  Robert Silberman will continue as Executive Chairman of the board of directors of the combined company and Mr. Gilligan will be appointed as Vice Chairman at the effective time. Karl McDonnell, Strayer's current President and Chief Executive Officer, and Daniel W. Jackson, Strayer's current Executive Vice President and Chief Financial Officer, will continue in their respective positions at the combined company following the effective time. Steven L. Polacek, Capella's current Senior Vice President and Chief Financial Officer, will be appointed as the Chief Integration/Transition Officer of the combined company.

Q:
Who is entitled to vote?

A:
Capella:    The Capella board of directors has fixed the close of business on December 11, 2017 as the record date for determining the Capella shareholders who are entitled to notice of and to vote at the Capella special meeting (the "Capella record date"). If you were a holder of record of Capella common stock as of the close of business on December 11, 2017, you are entitled to receive notice of and to vote at the Capella special meeting and any adjournments thereof.

  Strayer:    The Strayer board of directors has fixed the close of business on December 11, 2017 as the record date for determining the Strayer stockholders who are entitled to notice of and to vote at the Strayer special meeting (the "Strayer record date"). If you were a holder of record of Strayer common stock as of the close of business on December 11, 2017, you are entitled to receive notice of and to vote at the Strayer special meeting and any adjournments thereof.

Q:
What are Capella shareholders being asked to vote on?

A:
At the Capella special meeting, Capella shareholders will be asked to approve the following items:

1.
the Capella Merger Proposal;

2.
a proposal to approve the adjournment of the Capella special meeting to another date and place if necessary or appropriate to solicit additional votes in favor of the Capella Merger Proposal (the "Capella Adjournment Proposal"); and

3.
a proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to Capella's named executive officers that is based on or otherwise relates to the merger, as disclosed in "The Merger—Interests of Capella's Directors and Executive Officers in the Merger" of the accompanying joint proxy statement/prospectus (the "Capella Advisory Compensation Proposal" and, together with the Capella Merger Proposal and the Capella Adjournment Proposal, the "Capella Proposals").

  Approval of the Capella Merger Proposal is required for consummation of the merger. Neither the approval of the Capella Adjournment Proposal nor the approval of the Capella Advisory Compensation Proposal is required for consummation of the merger.

  No other matters are intended to be brought before the Capella special meeting by Capella.

Q:
What vote is required to approve each proposal at the Capella special meeting?

A:	1.	Capella Merger Proposal: Approval of the Capella Merger Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Capella common stock outstanding and entitled to vote. For the Capella Merger Proposal, an abstention or a failure to vote will have the same effect as a vote cast "AGAINST" this proposal.
  2.
  Capella Adjournment Proposal:    Approval of the Capella Adjournment Proposal requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares present and entitled to vote on that item of business, or (2) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the Capella special meeting. For the Capella Adjournment Proposal, an abstention will have the same effect as a vote cast "AGAINST" this proposal and a failure to vote will have no effect on the vote count for this proposal.

  3.
  Capella Advisory Compensation Proposal:    The Capella board of directors will consider the Capella Advisory Compensation Proposal to be approved if the votes cast "FOR" the Capella Advisory Compensation Proposal are of a number greater than the votes cast "AGAINST" the

    Capella Advisory Compensation Proposal. For the Capella Advisory Compensation Proposal, an abstention or a failure to vote will have no effect on the vote count for this proposal.

Q:
How does the Capella board of directors recommend Capella shareholders vote?

A:
The Capella board of directors has determined that the merger agreement and the merger are advisable, fair to and in the best interests of Capella and the Capella shareholders, and has approved and adopted the merger agreement and the merger. The Capella board of directors therefore unanimously recommends that the Capella shareholders vote their shares of Capella common stock:

1.
"FOR" the Capella Merger Proposal;

2.
"FOR" the Capella Adjournment Proposal; and

3.
"FOR" the Capella Advisory Compensation Proposal.

Q:
Are there any risks about the merger or Strayer's business that Capella shareholders should consider in deciding whether to vote for the Capella Proposals?

A:
Yes. Before making any decision on whether and how to vote, Capella shareholders are urged to read carefully and in its entirety the information contained in "Risk Factors" beginning on page 35 of this joint proxy statement/prospectus. Capella shareholders should also read and carefully consider the risk factors of Capella and Strayer and the other risk factors that are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

Q:
Do any of Capella's directors or executive officers have interests in the merger that may be different from, or in addition to, those of Capella shareholders?

A:
Yes. Capella's directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of Capella shareholders generally. See "The Merger—Interests of Capella's Directors and Executive Officers in the Merger." The members of the Capella board of directors were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that the Capella shareholders approve the Capella Proposals.

Q:
What are Strayer stockholders being asked to vote on?

A:
At the Strayer special meeting, Strayer stockholders will be asked to approve the following items:

1.
a proposal to approve the issuance of shares of Strayer common stock in connection with the merger (the "Share Issuance Proposal");

2.
a proposal to amend and restate the Strayer charter (the "Charter Amendment Proposal") to make the changes as shown in Annex B to the attached joint proxy statement/prospectus, including:

•
changing the combined company's corporate name from "Strayer Education, Inc." to "Strategic Education, Inc."; and

•
increasing the number of shares of Strayer common stock that Strayer is authorized to issue under the Strayer charter to 32,000,000; and

3.
a proposal to approve the adjournment of the Strayer special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Share Issuance Proposal and/or the Charter Amendment Proposal if there are insufficient votes at the time of such adjournment to approve such proposals (the "Strayer Adjournment Proposal" and, together with the Share Issuance Proposal and the Charter Amendment Proposal, the "Strayer Proposals").

  Approvals by Strayer stockholders of the Share Issuance Proposal and the Charter Amendment Proposal are conditions to the consummation of the merger. If either the Share Issuance Proposal or the Charter Amendment Proposal is not approved, the merger will not be consummated.

  No other matters may be brought before the Strayer special meeting.

Q:
What vote is required to approve each proposal at the Strayer special meeting?

A:	1.	Share Issuance Proposal: To be approved, the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the votes cast thereon at the Strayer special meeting, assuming a quorum is present. For the Share Issuance Proposal, an abstention will not count as a vote in favor of or against this proposal, and an abstention or a failure to vote will not have an effect on the outcome of this proposal. If you hold your shares of Strayer common stock in "street name" through a bank, broker or other nominee and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee will not be permitted to vote your shares on the Share Issuance Proposal, and this non-vote will have no effect on the outcome of this proposal.
2.
Charter Amendment Proposal: To be approved, the Charter Amendment Proposal requires the affirmative vote of a majority of the votes entitled to be cast on the Charter Amendment Proposal at the Strayer Special Meeting. For the Charter Amendment Proposal, an abstention or a failure to vote will have the same effect as a vote cast "AGAINST" this proposal. If you hold your shares of Strayer common stock in "street name" through a bank, broker or other nominee and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee will not be permitted to vote your shares on the Charter Amendment Proposal, and this non-vote will have the same effect as a vote cast "AGAINST" this proposal.
3.
Strayer Adjournment Proposal: To be approved, the Strayer Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast thereon at the Strayer special meeting. For the Strayer Adjournment Proposal, an abstention will not count as a vote in favor of or against this proposal, and an abstention or a failure to vote will not have an effect on the outcome of the proposal. If you hold your shares of Strayer common stock in "street name" through a bank, broker or other nominee and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee will not be permitted to vote your shares on the Strayer Adjournment Proposal, and this non-vote will have no effect on the outcome of the proposal.
Q:
How does the Strayer board of directors recommend Strayer stockholders vote?

A:
The Strayer board of directors has determined that the merger agreement, the issuance of Strayer common stock in the merger and the amendment and restatement of the Strayer charter are advisable, fair to and in the best interests of Strayer and the Strayer stockholders. The Strayer board of directors therefore unanimously recommends that the Strayer stockholders vote:

1.
"FOR" the Share Issuance Proposal;

2.
"FOR" the Charter Amendment Proposal; and

3.
"FOR" the Strayer Adjournment Proposal.

Q:
Are there any risks about the merger or Capella's business that Strayer stockholders should consider in deciding whether to vote for the Strayer Proposals?

A:
Yes. Before making any decision on whether and how to vote, Strayer stockholders are urged to read carefully and in its entirety the information contained in "Risk Factors" beginning on page 35 of this joint proxy statement/prospectus. Strayer stockholders should also read and carefully consider the risk factors of Capella and Strayer and the other risk factors that are incorporated by reference into this joint proxy statement/prospectus. See "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

Q:
Do any of Strayer's directors or executive officers have interests in the merger that may be different from, or in addition to, those of Strayer stockholders?

A:
Yes. Strayer's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Strayer stockholders. See "The Merger—Interests of Strayer's Directors and Executive Officers in the Merger." The members of the Strayer board of directors were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that the Strayer stockholders approve the Strayer Proposals.

Q:
Who else must approve the merger?

A:
Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Capella and Strayer may not consummate the merger until they have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice (the "DOJ") and the U.S. Federal Trade Commission (the "FTC"), and the applicable waiting period has expired or been terminated. On November 9, 2017, each of Capella and Strayer filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division of the DOJ and the FTC, and on November 22, 2017, the FTC granted early termination, effective immediately, of the applicable waiting period under the HSR Act. The consummation of the proposed transaction is also subject to receipt of governmental and regulatory approvals from, among others, the U.S. Department of Education (the "DOE") and the Higher Learning Commission (the "HLC"), which is the institutional accreditor for Capella University. On November 28, 2017, Capella submitted a pre-acquisition review application to the DOE, and on December 1, 2017, Capella filed a change of control application with the HLC. Additional information regarding regulatory approvals required for consummation of the merger is set forth in "The Merger Agreement—Conditions to Consummation of the Merger" and "The Merger—Regulatory Approvals Required for the Merger."

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy or voting instruction card for your shares of Capella common stock or Strayer common stock, as applicable, as soon as possible so that your shares will be represented at your respective company's special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction card provided by your bank, broker or other nominee if your shares are held in "street name" through your bank, broker or other nominee.

Q:
How do I vote?

A:
If you are a shareholder of record of Capella as of the Capella record date, or a stockholder of record of Strayer as of the Strayer record date, you may submit your proxy before your respective company's special meeting in one of the following ways:

1.
visit the website shown on your proxy card to submit your proxy via the Internet;

  2.
  call the toll-free number for telephone proxy submission shown on your proxy card; or

  3.
  complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope provided.

  You may also cast your vote in person at your respective company's special meeting.

  If your shares are held in "street name," through a bank, broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. Please follow the voting instructions provided by your bank, broker or other nominee. "Street name" stockholders or shareholders who wish to vote in person at the meeting will need to obtain a "legal proxy" from their bank, broker or other nominee.

Q:
How many votes do I have?

A:
Capella:    You are entitled to one vote for each share of Capella common stock that you owned as of the close of business on the Capella record date. As of the close of business on December 6, 2017, the latest practicable date before the filing of this joint proxy statement/prospectus, 11,623,793 shares of Capella common stock were outstanding.

  Strayer:    You are entitled to one vote for each share of Strayer common stock that you owned as of the close of business on the Strayer record date. As of the close of business on December 6, 2017, the latest practicable date before the filing of this joint proxy statement/prospectus, 11,167,425 shares of Strayer common stock were outstanding.

Q:
What if I transfer my shares of Capella common stock before the Capella special meeting, or I transfer my shares of Strayer common stock before the Strayer special meeting?

A:
Capella:    If you transfer your shares of Capella common stock after the Capella record date but before the Capella special meeting, unless you provide the transferee of your shares with a proxy, you will retain your right to vote at the Capella special meeting, but will have transferred the right to receive the merger consideration. In order to receive combined company shares as a result of the merger, you must hold your Capella shares through the effective time.

  Strayer:    If you transfer your shares of Strayer common stock after the Strayer record date but before the Strayer special meeting, unless you provide the transferee of your shares with a proxy, you will retain your right to vote at the Strayer special meeting.

Q:
Should I send in my Capella stock certificates now?

A:
No. Any Capella shareholders who hold certificated shares of Capella common stock should keep their existing stock certificates at this time. After the merger is consummated, Capella shareholders will receive from the exchange agent a letter of transmittal and written instructions for exchanging their stock certificates for combined company shares. Strayer stockholders do not need to take any action with respect to their stock certificates.

  The combined company will not issue stock certificates in respect of any combined company shares issued in connection with the merger, except as required by law. Capella shareholders who are entitled to receive the merger consideration will receive combined company shares in book-entry form.

Q:
Who is the exchange agent for the merger?

A:
American Stock Transfer & Trust Co. will be the exchange agent for the merger.

Q:
When and where are the Capella special meeting and the Strayer special meeting?

A:
Capella:    The Capella special meeting will be held at 8:00 a.m. local time, on January 19, 2018, at Capella's corporate headquarters located at Capella Tower, 225 South Sixth Street, 3rd Floor, Minneapolis, Minnesota 55402.

  Strayer:    The Strayer special meeting will be held at 9:00 a.m. local time, on January 19, 2018, at Strayer's corporate headquarters located at 2303 Dulles Station Boulevard, Herndon, Virginia 20171.

Q:
What constitutes a quorum?

A:
Capella:    The presence of Capella shareholders representing a majority of the voting power of all issued and outstanding shares of Capella common stock entitled to vote at the Capella special meeting, in person or represented by proxy, is necessary to constitute a quorum at the Capella special meeting. If a quorum is present when the Capella special meeting is convened, the Capella shareholders present may continue to transact business until adjournment, even if the withdrawal of a number of the Capella shareholders originally present leaves less than the proportion or number otherwise required for a quorum. Abstentions will be counted as present and entitled to vote for purposes of determining a quorum. Because, as described below, all proposals to be voted on at the Capella special meeting will be "non-routine" matters, we do not expect to receive any broker non-votes (which are shares of Capella common stock held by banks, brokers or other nominees with respect to which the bank, broker or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the bank, broker or other nominee does not have discretionary voting power on such proposal), and if you do not provide voting instructions to your broker, bank or other nominee, your shares will not be counted as present and entitled to vote for purposes of determining a quorum.

  Strayer:    The presence in person or by proxy of Strayer stockholders entitled to cast a majority of all votes entitled to be cast at the Strayer special meeting is necessary to constitute a quorum. Abstentions will be counted as present and entitled to vote for purposes of determining a quorum. Because, as described below, all proposals to be voted on at the Strayer special meeting will be "non-routine" matters, we do not expect to receive any broker non-votes (which are shares of Strayer common stock held by banks, brokers or other nominees with respect to which the bank, broker or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the bank, broker or other nominee does not have discretionary voting power on such proposal), and if you do not provide voting instructions to your broker, bank or other nominee, your shares will not be counted as present and entitled to vote for purposes of determining a quorum.

Q:
If my shares are held in "street name" by a bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:
If your shares are held in "street name" in a stock brokerage account or by a bank or other nominee, you must provide your bank, broker or other nominee with instructions on how to vote your shares. Please follow the instructions provided by your bank, broker or other nominee. Please note that you may not submit a proxy with respect to shares held in "street name" by returning a proxy card directly to Capella or Strayer or by voting in person at your respective company's special meeting unless you provide a "legal proxy," which you must obtain from your bank, broker or other nominee.

  Under the rules of the New York Stock Exchange, brokers who hold shares in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. Brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the New York Stock Exchange determines to be "non-routine" without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Capella special meeting and the Strayer special meeting will be "non-routine" matters.

  If you are a Capella shareholder and you do not instruct your bank, broker or other nominee on how to vote your shares:

  •
  your bank, broker or other nominee will not be permitted to vote your shares on the Capella Merger Proposal, and this non-vote will have the same effect as a vote "AGAINST" this proposal;

  •
  your bank, broker or other nominee will not be permitted to vote your shares on the Capella Adjournment Proposal or the Capella Advisory Compensation Proposal, and this non-vote will have no effect on the vote counts for these proposals; and

  •
  your shares will not be counted towards determining whether a quorum is present.

  If you are a Strayer stockholder and you do not instruct your bank, broker or other nominee on how to vote your shares:

  •
  your bank, broker or other nominee will not be permitted to vote your shares on the Charter Amendment Proposal, and this non-vote will have the same effect as a vote "AGAINST" this proposal;

  •
  your bank, broker or other nominee will not be permitted to vote your shares on the Share Issuance Proposal or the Strayer Adjournment Proposal, and this non-vote will have no effect on the outcome of these proposals; and

  •
  your shares will not be counted towards determining whether a quorum is present.

Q:
What if I do not vote?

A:
If you are a Capella shareholder and you fail to vote, fail to submit a proxy or fail to return a voting instruction card instructing your bank, broker or other nominee how to vote on the Capella Merger Proposal, or if you respond with an "abstain" vote on the Capella Merger Proposal, this will have the same effect as a vote cast "AGAINST" the Capella Merger Proposal.

  If you are a Capella shareholder and you fail to vote, fail to submit a proxy or fail to return a voting instruction card instructing your bank, broker or other nominee how to vote, this will have no effect on the vote count for the Capella Adjournment Proposal or the Capella Advisory Compensation Proposal. If you are a Capella shareholder and you respond with an "abstain" vote on the Capella Adjournment Proposal, this will have the same effect as a vote cast "AGAINST" the Capella Adjournment Proposal. If you are a Capella shareholder and you respond with an "abstain" vote on the Capella Advisory Compensation Proposal, this will have no effect on the vote count for the Capella Advisory Compensation Proposal.

  If you fail to vote, fail to submit a proxy or fail to properly instruct your bank, broker or other nominee how to vote with respect to any of the Capella Proposals, your shares will not count towards determining whether a quorum is present. However, if you respond with an "abstain" vote on any of the Capella Proposals, or vote on one or more of the Capella Proposals, your shares will count towards determining whether a quorum is present.

  If you are a Strayer stockholder and you fail to vote, fail to submit a proxy or fail to return a voting instruction card instructing your bank, broker or other nominee how to vote, or if you respond with an "abstain" vote on the Charter Amendment Proposal, this will have the same effect as a vote cast "AGAINST" the Charter Amendment Proposal.

  If you are a Strayer stockholder and fail to vote, fail to submit a proxy or fail to properly instruct your bank, broker or other nominee how to vote, or if you respond with an "abstain" vote on the Share Issuance Proposal or the Strayer Adjournment Proposal, this will have no effect on the outcome of the Share Issuance Proposal or the Strayer Adjournment Proposal.

  If you fail to vote, fail to submit a proxy or fail to properly instruct your bank, broker or other nominee how to vote with respect to any of the Strayer Proposals, your shares will not count towards determining whether a quorum is present. However, if you respond with an "abstain" vote on any of the Strayer Proposals, your shares will count towards determining whether a quorum is present.

  An abstention occurs when a holder attends the applicable meeting in person and does not vote (assuming that such holder did not previously authorize a proxy) or returns a proxy or voting instruction card with an "abstain" vote.

  Please note that if you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal (and you do not change your vote after delivering your proxy or voting instruction card), the shares of Capella common stock represented by your proxy will be voted "FOR" each Capella Proposal in accordance with the recommendation of the Capella board of directors, or the shares of Strayer common stock represented by your proxy will be voted "FOR" each Strayer Proposal in accordance with the recommendation of the Strayer board of directors, as applicable. See the Q&A below entitled "May I change my vote after I have delivered my proxy or voting instruction card?" for further information on how to change your vote.

  Your vote is very important. Whether or not you plan to attend the Capella special meeting or the Strayer special meeting, as applicable, please promptly complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet.

Q:
May I change my vote after I have delivered my proxy or voting instruction card?

A:
Capella:    As a Capella shareholder, you may change your vote or revoke a proxy at any time before your proxy is voted at the Capella special meeting. If you are a Capella shareholder of record, you can do this by:

•
sending a written notice of revocation that is received by Capella prior to 11:59 p.m. (U.S. Eastern Time) on the day preceding the Capella special meeting, stating that you would like to revoke your proxy, to Capella's corporate secretary at Capella's corporate headquarters, Capella Tower, 225 South Sixth Street, 9th Floor, Minneapolis, Minnesota 55402.

•
submitting a new proxy bearing a later date (by Internet, telephone or mail) that is received by Capella prior to 11:59 p.m. (U.S. Eastern Time) on the day preceding the Capella special meeting; or

•
attending the Capella special meeting, providing a written notice of revocation and voting in person.

  Attending the Capella special meeting will not automatically revoke a proxy that was submitted through the Internet or by telephone or mail. If you wish to change your vote at the Capella special meeting, you must provide a written notice of revocation and vote by ballot at such meeting to change your vote.

  If you are a Capella shareholder whose shares are held in "street name" by a bank, broker or other nominee, you may revoke your proxy and vote your shares in person at the Capella special meeting only in accordance with applicable rules and procedures as employed by such bank, broker or other nominee. If your shares of Capella common stock are held in an account at a bank, broker or other nominee, you should contact your bank, broker or other nominee to change your vote.

  Strayer:    As a Strayer stockholder, you may change your vote or revoke a proxy at any time before your proxy is voted at the Strayer special meeting. If you are a Strayer stockholder of record, you can do this by:

  •
  sending a written notice of revocation that is received by Strayer prior to the time the proxy is exercised at the Strayer special meeting, stating that you would like to revoke your proxy, to Strayer's corporate secretary at 2303 Dulles Station Boulevard, Herndon, VA 20171;

  •
  submitting a new proxy bearing a later date (by Internet, telephone or mail) that is received by Strayer prior to 11:59 p.m. (U.S. Eastern Time) on the day preceding the Strayer special meeting; or

  •
  attending the Strayer special meeting and voting in person.

  Attending the Strayer special meeting will not automatically revoke a proxy that was submitted through the Internet or by telephone or mail. If you wish to change your vote at the Strayer special meeting, you must vote by ballot at such meeting to change your vote.

  If you are a Strayer stockholder whose shares are held in "street name" by a bank, broker or other nominee, you may revoke your proxy and vote your shares in person at the Strayer special meeting only in accordance with applicable rules and procedures as employed by such bank, broker or other nominee. If your shares are held in an account at a bank, broker or other nominee, you should contact your bank, broker or other nominee to change your vote.

Q:
Will a proxy solicitor be used?

A:
Yes.    Strayer has engaged Alliance Advisors LLC ("Alliance") to assist in the solicitation of proxies for the Strayer special meeting, and Strayer estimates it will pay Alliance a fee of approximately $12,500, plus reimbursement for reasonable and documented out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. Strayer has also agreed to indemnify Alliance against certain losses, costs and expenses. In addition to mailing proxy solicitation material, Strayer's directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Strayer's directors, officers or employees for such services.

  Capella has engaged Innisfree M&A Incorporated ("Innisfree") to assist in the solicitation of proxies for the Capella special meeting, and Capella estimates it will pay Innisfree a fee of $15,000, plus reimbursement for reasonable and documented out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. Capella has also agreed to indemnify Innisfree against certain losses, costs and expenses. In addition to mailing proxy solicitation material, Capella's directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Capella's directors, officers or employees for such services.

Q:
Who will count the votes?

A:
At the Capella special meeting, Broadridge Financial Solutions, Inc. ("Broadridge") will serve as inspector of elections, count all of the proxies or ballots submitted and report the votes at the Capella special meeting. Whether you submit your proxy by accessing the Internet, telephone or mail, your proxy will be received directly by Broadridge.

  At the Strayer special meeting, Alliance will serve as inspector of elections, count all of the proxies or ballots submitted and report the votes at the Strayer special meeting. Whether you submit your proxy by accessing the Internet, telephone or mail, your proxy will be received directly by Alliance.

Q:
What should I do if I receive more than one set of voting materials?

A:
Capella shareholders and Strayer stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Capella common stock or Strayer common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of shares of Capella common stock or Strayer common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of shares of both Capella common stock and Strayer common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Therefore, if you are a record holder, please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Capella common stock and/or every share of Strayer common stock that you own.

Q:
Where can I find the voting results of the Capella special meeting and the Strayer special meeting?

A:
Preliminary voting results are expected to be announced at the Capella special meeting and the Strayer special meeting and may be set forth in a press release of Capella or Strayer after the Capella special meeting and the Strayer special meeting, respectively. Final voting results for the Capella special meeting and the Strayer special meeting are expected to be published in Current Reports on Form 8-K to be filed by Capella and Strayer with the Securities and Exchange Commission (the "SEC") within four (4) business days after the Capella special meeting and the Strayer special meeting, as applicable.

Q:
Are Capella shareholders entitled to dissenters' rights?

A:
No.    Under Minnesota law and Article VII of the Amended and Restated Articles of Incorporation of Capella (as adopted on May 3, 2017) (the "Capella articles of incorporation"), Capella shareholders will not be entitled to exercise any dissenters' rights in connection with the merger.

Q:
Are Strayer stockholders entitled to appraisal rights?

A:
No.    Under Maryland law, Strayer stockholders will not be entitled to exercise any appraisal rights in connection with the merger or the Strayer Required Proposals.

Q:
What if I hold Capella stock options?

A:
Options to purchase shares of Capella common stock ("Capella stock options") that are outstanding immediately prior to the effective time (whether vested or unvested) and held by a continuing employee of Capella or a director of Capella who will join the board of directors of the combined company will automatically and without any action on the part of the holder thereof be assumed by Strayer and be converted into an option to acquire the number of whole shares of Strayer common stock (a "Strayer stock option") on the same terms and conditions as the Capella stock option to which it relates, equal to the product of the merger exchange ratio of 0.875 multiplied by the number of shares of Capella common stock subject to the option (rounded down to the nearest whole share), and will have an exercise price per share equal to the quotient obtained by dividing the exercise price per share of Capella common stock by the merger exchange ratio of 0.875 (rounded up to the nearest whole cent). Capella stock options that are outstanding and unexercised immediately prior to the consummation of the merger and held by former employees, directors or consultants of Capella will automatically and without any action on the part of the holder thereof be cancelled and converted into the right to receive a cash payment equal to the product of (i) the amount of merger consideration (if any) that the holder of such Capella stock option would have received had the Capella stock option been exercised immediately prior to the effective time for shares of Capella common stock (net of the applicable exercise price), and (ii) the VWAP of Strayer common stock for the ten (10) trading day period ending on the second to last trading day prior to the effective time. Capella stock options that are outstanding immediately prior to the effective time and held by current Capella directors who will not continue as members of the board of directors of the combined company following the effective time will automatically and without any action on the part of the holder thereof be cancelled and converted into the right to receive the merger consideration that the holder of such Capella stock option would have been entitled to receive if the Capella stock option had been exercised for shares of Capella common stock immediately prior to the effective time (net of the applicable exercise price).

Q:
What if I hold Capella restricted stock units?

A:
All restricted stock units of Capella ("Capella RSUs") that are outstanding immediately prior to the consummation of the merger will be assumed by Strayer and will be converted into awards of restricted stock units of Strayer ("Strayer RSUs") and will continue to have, and will be subject to, the same terms and conditions as applied to the Capella RSUs immediately prior to the effective time, with appropriate adjustments in the number of shares of Strayer common stock subject to the Strayer RSU to reflect the merger exchange ratio. In addition, outstanding Capella RSUs granted to Capella directors under the Capella equity plans will become fully and immediately vested upon the effective time.

Q:
What are the material U.S. federal income tax consequences of the merger to U.S. Holders of Capella shares?

A:
It is a condition to Strayer's obligation to consummate the merger that Strayer receive an opinion from its tax counsel, dated as of the closing date, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). It is a condition to Capella's obligation to consummate the merger that Capella receive an opinion from its tax counsel, dated as of the closing date, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Based on the tax opinion representations and assumptions (as defined on page 117), in the opinion of each of the tax counsels, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, a U.S. Holder (as defined on page 116) of Capella common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Capella common stock for shares of Strayer common stock in the merger, except with respect to cash received by Capella shareholders in lieu of fractional shares. If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate or is violated, the validity of the opinions described above may be affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus.

  Please review the information set forth in the section entitled "Material U.S. Federal Income Tax Consequences" for a more complete description of the material U.S. federal income tax consequences of the merger. The tax consequences to you of the merger will depend on your particular facts and circumstances. Please consult your own tax advisors as to the specific tax consequences to you of the merger.

Q:
What happens if the trading price of Capella common stock or Strayer common stock changes before the consummation of the merger?

A:
No change will be made to the merger exchange ratio if the trading price of Capella common stock or Strayer common stock changes before the consummation of the merger. Accordingly, the exact value at the consummation of the merger of the combined company shares to be received by Capella shareholders in the merger will depend on the trading price of the Strayer common stock at the consummation of the merger.

Q:
What happens if the merger is not consummated?

A:
If the merger is not consummated, Capella shareholders will not receive the merger consideration in exchange for their shares of Capella common stock. Instead, Strayer and Capella will remain independent public companies and the Capella common stock and the Strayer common stock will continue to be listed and traded on NASDAQ under their current ticker symbols. Under specified circumstances, Capella or Strayer may be required to pay to, or be entitled to receive from, the other party a fee or reimbursement of expenses with respect to the termination of the merger agreement, as described under "The Merger Agreement—Termination Fees and Expenses."

Q:
Do I need identification to attend the Capella special meeting or the Strayer special meeting in person?

A:
Yes.    Please bring proper identification, together with proof that you are a record owner of shares of Capella common stock or Strayer common stock. If your shares are held in "street name," please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned shares of Capella common stock or Strayer common stock, as applicable, on the applicable record date.

Q:
Whom should I contact if I have any questions about the proxy materials or voting?

A:
If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should, if you are a Capella shareholder, contact Capella's proxy solicitor and, if you are a Strayer stockholder, contact Strayer's proxy solicitor.

  Strayer stockholders should contact Alliance, the proxy solicitor for Strayer, by mail at 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003 or via email at Strayer@Allianceadvisorsllc.com. Strayer stockholders may call Alliance toll-free at (833) 501-4709.

  Capella shareholders should contact Innisfree, the proxy solicitor for Capella by telephone toll-free at (888) 750-5834.

Q:
Where can I find more information about Capella and Strayer?

A:
You can find more information about Capella and Strayer from the various sources described under "Where You Can Find More Information."

SUMMARY

        This summary highlights selected information included in this joint proxy statement/prospectus. You should read carefully this entire joint proxy statement/prospectus and its annexes and exhibits and the other documents referred to in this joint proxy statement/prospectus, because the information in this section may not provide all of the information that might be important to you in determining how to vote. Additional important information about Capella and Strayer is also contained in the annexes and exhibits to, and the documents incorporated by reference into, this joint proxy statement/prospectus. For a description of, and instructions as to how to obtain, this information, see "Where You Can Find More Information." Certain items in this summary include a page reference directing you to a more complete description of that item.

Parties to the Merger

Capella Education Company

        Capella Education Company is an educational services company that provides access to high-quality education through online postsecondary degree programs and job-ready skills offerings needed in today's market. Capella's portfolio of companies is dedicated to closing the skills gap by providing the most direct path between learning and employment.

        The principal executive offices of Capella are located at Capella Tower, 225 South Sixth Street, 9th Floor, Minneapolis, Minnesota 55402; its telephone number is (612) 977-5172; and its website is www.capellaeducation.com. Information on this Internet web site is not incorporated by reference into or otherwise part of this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates important business and financial information about Capella from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see "Incorporation of Certain Documents by Reference."

Strayer Education, Inc.

        Strayer Education, Inc. provides a variety of post-secondary education and other academic programs through two wholly-owned subsidiaries, Strayer University and the New York Code and Design Academy.

        The principal executive offices of Strayer are located at 2303 Dulles Station Boulevard, Herndon, VA 20171; its telephone number is (703) 247-2500; and its website is www.strayereducation.com. Information on this Internet web site is not incorporated by reference into or otherwise part of this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates important business and financial information about Strayer from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see "Incorporation of Certain Documents by Reference."

Sarg Sub Inc.

        Sarg Sub Inc. ("Merger Sub") was incorporated in the State of Minnesota on October 23, 2017, and is a direct wholly owned subsidiary of Strayer. Merger Sub was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

        The principal executive offices of Merger Sub are located at 2303 Dulles Station Boulevard, Herndon, VA 20171; its telephone number is (703) 247-2500.

The Merger (See Page 63)

Transaction Structure

        Pursuant to the merger agreement, Merger Sub will merge with and into Capella, with Capella surviving as a wholly owned subsidiary of Strayer. In the merger, each share of Capella common stock issued and outstanding immediately prior to the effective time (other than shares held in treasury or held by Strayer, Capella or Merger Sub or any of their respective wholly owned subsidiaries) will be converted into the right to receive 0.875 combined company shares.

        Pursuant to the merger agreement, Strayer as the combined company will be the remaining corporate entity under which Strayer University and Capella University will operate as independent and separately accredited institutions.

        After consummation of the merger, Capella and Strayer stockholders are expected to own approximately 48% and 52%, respectively, of the outstanding combined company shares on a fully diluted basis, based on the number of shares currently expected to be outstanding immediately prior to the effective time. Shares of Capella common stock currently trade on NASDAQ under the symbol "CPLA," and shares of Strayer common stock currently trade on NASDAQ under the symbol "STRA." Following the merger, the combined company shares will be listed on the NASDAQ and are expected to trade under the current Strayer symbol, "STRA."

Treatment of Capella Equity Awards (See Page 121)

        At the effective time, upon the terms and subject to the conditions of the merger agreement, outstanding Capella equity awards will be treated as follows:

  •
  Capella Stock Options.  Each Capella stock option that is outstanding immediately prior to the effective time (whether vested or unvested) and held by a continuing employee or director of Capella will automatically and without any action on the part of the holder thereof be assumed by Strayer and be converted into a Strayer stock option with the same terms and conditions as the Capella stock option to which it relates, equal to the product of the merger exchange ratio of 0.875 multiplied by the number of shares of Capella common stock subject to the option (rounded down to the nearest whole share), and will have an exercise price per share equal to the quotient obtained by dividing the exercise price per share of Capella common stock by the merger exchange ratio of 0.875 (rounded up to the nearest whole cent). Capella stock options that are outstanding and unexercised immediately prior to the consummation of the merger and held by former employees, directors or consultants of Capella will automatically and without any action on the part of the holder thereof be cancelled and converted into the right to receive a cash payment equal to the product of (i) the amount of merger consideration (if any) that the holder of such Capella stock option would have received had the Capella stock option been exercised immediately prior to the effective time for shares of Capella common stock (net of the applicable exercise price), and (ii) the VWAP of Strayer common stock for the ten (10) trading day period ending on the second to last trading day prior to the effective time. Capella stock options that are outstanding immediately prior to the effective time and held by current Capella directors who will not continue as members of the Strayer board of directors following the effective time will automatically and without any action on the part of the holder thereof be cancelled and converted into the right to receive the merger consideration that the holder of such Capella stock option would have been entitled to receive if the Capella stock option had been exercised for shares of Capella common stock immediately prior to the effective time (net of the applicable exercise price).

  •
  Capella Restricted Stock Unit Awards.  All Capella RSUs that are outstanding immediately prior to the consummation of the merger will be assumed by Strayer and will be converted into awards of Strayer RSUs and will continue to have, and will be subject to, the same terms and conditions as applied to the Capella RSUs immediately prior to the effective time, with appropriate adjustments in the number of shares of Strayer common stock subject to the Strayer RSU to reflect the merger exchange ratio. In addition, outstanding Capella RSUs granted to Capella directors under the Capella equity plans will become fully and immediately vested upon the effective time.

Litigation Relating to the Merger (See Page 115)

        A putative class action lawsuit has been filed by a Capella shareholder challenging the disclosures made in connection with the merger. The lawsuit seeks to enjoin the merger, to recover damages if the merger is consummated, attorney's fees, and other relief. For a more detailed description of litigation in connection with the merger, see "The Merger—Litigation Relating to the Merger."

Board and Management of the Combined Company (See Page 107)

        At the effective time, the board of directors of the combined company will consist of (a) nine directors designated by Strayer, (b) J. Kevin Gilligan, Chief Executive Officer of Capella, and (c) two additional designees who are currently members of the Capella board of directors and are recommended by Mr. Gilligan. In addition, one of the two additional Capella designees will be appointed to serve on the Compensation Committee of the combined company.

        Robert Silberman will continue as Executive Chairman of the board of directors of the combined company and Mr. Gilligan will be appointed as Vice Chairman at the effective time. Karl McDonnell, Strayer's current President and Chief Executive Officer, and Daniel W. Jackson, Strayer's current Executive Vice President and Chief Financial Officer, will continue in their respective positions at the combined company following the effective time. Steven L. Polacek, Capella's current Senior Vice President and Chief Financial Officer, will be appointed as the Chief Integration/Transition Officer of the combined company.

Capella's Reasons for the Merger; Recommendation of the Capella Board of Directors (See Page 74)

        At its meeting on October 29, 2017, the Capella board of directors, after careful consideration, by a unanimous vote of all directors, determined that the merger agreement and the merger were advisable, fair to and in the best interests of Capella and its shareholders, and approved the merger agreement and the merger.

        The Capella board of directors unanimously recommends that the Capella shareholders vote "FOR" the Capella Merger Proposal, "FOR" the Capella Adjournment Proposal and "FOR" the Capella Advisory Compensation Proposal.

        For the factors considered by the Capella board of directors in reaching its decision to approve the merger agreement and the merger, including the Capella Merger Proposal, and to make the foregoing recommendations, see "The Merger—Capella's Reasons for the Merger; Recommendation of the Capella Board of Directors."

Strayer's Reasons for the Merger; Recommendation of the Strayer Board of Directors (See Page 78)

        At its meeting on October 27, 2017, the Strayer board of directors, after careful consideration, by a unanimous vote of all directors, determined that the merger agreement and the merger, the Strayer share issuance and the amendment and restatement of the Strayer charter were advisable, fair to and in the best interests of Strayer and its stockholders, and approved the merger agreement and the merger, the Strayer share issuance and the amendment and restatement of the Strayer charter.

        The Strayer board of directors unanimously recommends that the Strayer stockholders vote "FOR" the Share Issuance Proposal, "FOR" the Charter Amendment Proposal and "FOR" the Strayer Adjournment Proposal.

        For the factors considered by the Strayer board of directors in reaching its decision to approve the merger agreement and the merger, including the Share Issuance Proposal and the Charter Amendment Proposal, and to make the foregoing recommendations, see "The Merger—Strayer's Reasons for the Merger; Recommendation of the Strayer Board of Directors."

Opinion of Capella's Financial Advisor (See Page 82)

        On October 29, 2017, at a meeting of the Capella board of directors, Morgan Stanley & Co. LLC ("Morgan Stanley") rendered its oral opinion to the Capella board of directors, subsequently confirmed by delivery of a written opinion, dated October 29, 2017, that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken as set forth in the written opinion, the merger exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Capella common stock (other than shares held in treasury or by Strayer, Capella or Merger Sub or any of their wholly owned subsidiaries ("Excluded Shares")).

        The full text of the written opinion of Morgan Stanley to the Capella board of directors, dated as of October 29, 2017, is attached to this joint proxy statement/prospectus as Annex C and is incorporated herein by reference in its entirety. The summary of the opinion of Morgan Stanley in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. You should read Morgan Stanley's opinion, this section and the summary of Morgan Stanley's opinion carefully and in their entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Morgan Stanley in rendering its opinion. See "The Merger—Opinion of Capella's Financial Advisor." Morgan Stanley's opinion was directed to the Capella board of directors, in its capacity as such, and addressed only the fairness from a financial point of view to the holders of shares of Capella common stock (other than the Excluded Shares) of the merger exchange ratio pursuant to the merger agreement as of the date of such opinion.

        Morgan Stanley's opinion did not address any other aspects or implications of the merger. Morgan Stanley's opinion did not in any manner address the price at which shares of Strayer common stock would trade following the merger or at any time, and Morgan Stanley expressed no opinion or recommendation to any holder of shares of Capella common stock or Strayer common stock as to how such holder should vote at the Capella special meeting or the Strayer special meeting, respectively, or whether to take any other action with respect to the merger.

Opinion of Strayer's Financial Advisor (See Page 94)

        Strayer retained Perella Weinberg Partners LP ("Perella Weinberg") to act as its financial advisor in connection with a potential transaction with Capella. On October 27, 2017, Perella Weinberg rendered to the Strayer board of directors its oral opinion, subsequently confirmed in writing, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the merger exchange ratio provided for in the merger agreement was fair from a financial point of view to Strayer.

        The full text of Perella Weinberg's written opinion, dated October 27, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached hereto as Annex D and is incorporated by reference herein. Holders of Strayer common stock are urged to read Perella Weinberg's opinion carefully and in its entirety. Perella Weinberg's opinion was addressed to the Strayer board of directors for information and assistance in connection with, and for the purposes of its evaluation of, the merger. Perella Weinberg's opinion was not intended to be and does not constitute a recommendation to any holder of Strayer common stock or Capella common stock as to how such holders should vote or otherwise act with respect to the merger or any other matter and does not in any manner address the prices at which shares of Strayer common stock or Capella common stock will trade at any time. Perella Weinberg's opinion does not address Strayer's underlying business decision to enter into the merger agreement or the relative merits of the merger as compared with any other strategic alternative which may be available to Strayer. Perella Weinberg was not authorized to solicit, and did not solicit, indications of interest in a transaction with Strayer from any party. In addition, Perella Weinberg expressed no opinion as to the fairness of the merger to, or any consideration received in connection with the merger by, the holders of any class of securities, creditors or other constituencies of Strayer. The summary of the opinion of Perella Weinberg set forth in the section of this joint proxy statement/prospectus captioned "The Merger—Opinion of Strayer's Financial Advisor" is qualified in its entirety by reference to the full text of the opinion.

The Merger Agreement (See Page 119)

        The terms and conditions of the merger are contained in the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. You should read the merger agreement carefully, as it is the legal document that governs the merger.

Conditions to Consummation of the Merger (See Page 121)

        As more fully described in this joint proxy statement/prospectus and as set forth in the merger agreement, the consummation of the merger depends on a number of conditions being satisfied or waived. These conditions include:

  •
  receipt of Strayer stockholder approval of the Strayer Required Proposals;

  •
  receipt of Capella shareholder approval of the Capella Merger Proposal;

  •
  the listing on NASDAQ of the combined company shares issuable to Capella shareholders in the merger, subject to official notice of issuance;

  •
  the absence of any applicable law or order being in effect which prohibits, restrains, enjoins, prevents, or makes illegal the consummation of the merger;

  •
  effectiveness of the Form S-4 under the Securities Act of 1933, as amended (the "Securities Act") and not being the subject of any stop order;

  •
  the expiration or termination of the waiting period under the HSR Act, including the rules and regulations promulgated by the FTC thereunder, which was satisfied on November 22, 2017;

  •
  the receipt of a DOE Preacquisition Review Notice by Capella, which does not include any impediments to the issuance by the DOE of a TPPPA (as defined in "The Merger Agreement—Conditions to Consummation of the Merger") with respect to any Title IV Capella school following the consummation of the merger, or include any terms or conditions, either of which, individually or in the aggregate, would be expected to result in a combined company material adverse effect;

  •
  the absence of any adverse action taken by educational agencies (subject, in most cases, to a combined company material adverse effect standard);

  •
  the receipt of certain pre-closing Educational Consents (as defined in "The Merger Agreement—Conditions to Consummation of the Merger") by Capella and, if any, by Strayer, without any terms or conditions that, individually or in the aggregate, would be expected to result in a combined company material adverse effect;

  •
  the absence of any adverse communication to Capella or Strayer from a representative of any educational agency (excluding the DOE) with respect to Educational Consents required to be obtained post-closing and set forth on the confidential disclosure letter of each party (subject to a combined company adverse effect standard);

  •
  the accuracy of each party's representations and warranties in the merger agreement (generally subject to a material adverse effect standard) as of the date of the merger agreement and as of the closing date and the receipt by each party of a certificate from an executive officer of the other party certifying that this condition has been satisfied;

  •
  the performance with all of the material covenants and agreements required to be performed by each party and the receipt by each party of a certificate from an executive officer of the other party certifying that this condition has been satisfied;

  •
  the absence of a material adverse effect on either party since the date of the merger agreement; and

  •
  the receipt by each party of (i) an opinion from its tax counsel, dated as of the closing date, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) a copy of a reciprocal opinion received by the other party from its tax counsel.

        Capella and Strayer cannot be certain when, or if, the conditions to the merger agreement will be satisfied or waived (to the extent waiver is permitted by applicable law), or when or whether the merger will be consummated.

No Solicitation (See Page 130)

        As more fully described in this joint proxy statement/prospectus and as set forth in the merger agreement, the merger agreement restricts the ability of either Capella or Strayer to, directly or indirectly, (i) solicit, initiate, knowingly encourage or induce, or take any other action that could reasonably be expected to facilitate, any inquiries or the making of any proposal which constitutes, or could reasonably be expected to lead to, any competing acquisition proposal or (ii) subject to certain exceptions, engage in any discussions or negotiations regarding any competing acquisition proposal. If, however, either Strayer or Capella, as applicable, receives an unsolicited competing acquisition proposal from a third party, that, prior to receipt of shareholder approval of the Capella Merger Proposal (in the case of Capella) or stockholder approval of the Strayer Required Proposals (in the case of Strayer), such party's board of directors determines in good faith (after consultation with such party's financial advisors and outside counsel) that such competing acquisition proposal is or could reasonably be expected to lead to a Superior Proposal (as defined in "The Merger Agreement—No Solicitation") and that a failure to take certain actions would be inconsistent with the directors' fiduciary duties to Capella's shareholders (in the case of the Capella board of directors) or directors' duties to Strayer (in the case of the Strayer board of directors), in each case under applicable law, then such party may, subject to specified conditions and requirements, furnish nonpublic information to the person making the proposal and participate in discussions or negotiations with such person. The board of directors of either Capella or Strayer may also withhold, withdraw, modify, qualify or amend, or publicly propose to withhold, withdraw, modify, qualify or amend its approval or recommendation of the proposals described in this joint proxy statement/ prospectus, subject to certain conditions, if such board first determines in good faith (after consultation with such party's financial advisors and outside counsel) that the failure to take such action would be inconsistent with the directors' fiduciary duties to Capella's shareholders (in the case of the Capella board of directors) or directors' duties to Strayer (in the case of the Strayer board of directors), in each case under applicable law.

Termination of the Merger Agreement (See Page 136)

        The merger agreement may be terminated at any time prior to the consummation of the merger in any of the following ways:

  •
  by mutual written consent of Capella and Strayer; or

  •
  by either Capella or Strayer: if any law or final and non-appealable order shall have been issued by any governmental entity of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the merger;

  •
  if the merger has not been consummated by July 31, 2018, referred to as the "outside date," which will be automatically extended to March 31, 2019 if, on the initial outside date, the only conditions under the merger agreement that have not been satisfied or waived relate to antitrust or certain educational regulatory matters;

  •
  if, after completion of the Capella special meeting (including any adjournment or postponement thereof), the Capella shareholders have not approved the Capella Merger Proposal;

  •
  if, after completion of the Strayer special meeting (including any adjournment or postponement thereof), the Strayer stockholders have not approved the Strayer Required Proposals;

  •
  if the other party breaches any of its representations, warranties or covenants, which breach (A) is incapable of being cured prior to the outside date or otherwise is not cured by the earlier of (x) twenty (20) business days following written notice to such other party by the non-breaching party of such breach or (y) the business day prior to the outside date and (B) would result in a failure of the related closing condition to be satisfied;

  •
  if the other party breaches in any material respect any of its non-solicitation obligations under the merger agreement;

  •
  if the other party's board of directors has made a change of recommendation in favor of the Capella Merger Proposal (in the case of the Capella board of directors) or the Strayer Required Proposals (in the case of the Strayer board of directors); or

  •
  prior to the approval of the Capella Merger Proposal by Capella shareholders (in the case of the Capella board of directors) or the approval of the Strayer Required Proposals by Strayer stockholders (in the case of the Strayer board of directors), if the applicable party's board of directors determines to enter into a definitive agreement providing for a Superior Proposal,so long as such party is permitted to do so pursuant to the non-solicitation obligations in the merger agreement, and pays the required termination fee.

Termination Fees and Expenses (See Page 137)

        Upon termination of the merger agreement under certain circumstances specified in the merger agreement, Strayer may be required to pay Capella a termination fee of $25 million, and upon termination of the merger agreement under certain other circumstances specified in the merger agreement, Capella may be required to pay Strayer a termination fee of $25 million. Upon termination of the merger agreement in certain circumstances specified in the merger agreement, Strayer or Capella may be required to reimburse the other party's transaction expenses up to $8 million, to be credited against the $25 million termination fee (if such fee is subsequently required to be paid, as specified in the merger agreement).

Regulatory Approvals Required for the Merger (See Page 113)

        To consummate the merger, Capella and Strayer must obtain approvals or consents from, or make filings with, the FTC and the Antitrust Division of the DOJ and certain educational regulatory bodies, as follows:

  •
  Under the HSR Act, the merger cannot be consummated until, among other things, notifications have been given and certain information has been provided to the FTC and the Antitrust Division of the DOJ and all applicable waiting periods have expired or been terminated. On November 22, 2017, the FTC granted early termination, effective immediately, of the applicable waiting period under the HSR Act.

  •
  The consummation of the merger is also subject to receipt of approvals or consents from certain educational regulatory bodies, including approval from the DOE and the HLC, which is the institutional accreditor for Capella University.

        These regulatory approvals are discussed under "The Merger—Regulatory Approvals Required for the Merger."

        Capella and Strayer have made or intend to make various filings and submissions for the above-referenced approvals and consents. Capella and Strayer will seek to consummate the merger in the third quarter of 2018. Although Strayer and Capella believe that they will be able to obtain the requisite regulatory approvals in a timely manner, they cannot be certain when or if they will do so, or if any approvals will contain terms, conditions, or restrictions that will be detrimental to or adversely affect Strayer, Capella, or their respective subsidiaries after the consummation of the merger.

Accounting Treatment (See Page 114)

        The combined company will account for the merger using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States ("GAAP"). GAAP requires that one of Capella or Strayer be designated as the acquirer for accounting purposes. Based on the evidence available, Strayer will be treated as the acquiring entity for accounting purposes. In identifying Strayer as the acquiring entity, the companies took into account the structure of the merger, the composition of the combined company's board of directors and the designation of certain senior management positions of the combined company, among others. Accordingly, the historical financial statements of Strayer will become the historical financial statements of the combined company.

        The combined company will measure Capella's assets acquired and liabilities assumed at their fair values, including net tangible and identifiable intangible assets acquired and liabilities assumed, as of the consummation of the merger. Any excess of the purchase price over those fair values will be recorded as goodwill.

        Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present.

        The allocation of purchase price reflected in the unaudited pro forma combined financial statements is based on preliminary estimates using assumptions Strayer management believes are reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation that has not yet been completed.

Material U.S. Federal Income Tax Consequences (See Page 116)

        It is a condition to Strayer's obligation to consummate the merger that Strayer receive an opinion from its tax counsel, dated as of the closing date, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to Capella's obligation to consummate the merger that Capella receive an opinion from its tax counsel, dated as of the closing date, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Based on the tax opinion representations and assumptions (as defined on page 117), in the opinion of the tax counsel of both Strayer and Capella, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        Accordingly, a U.S. Holder (as defined on page 116) of Capella common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Capella common stock for shares of Strayer common stock in the merger, except with respect to cash received by Capella shareholders in lieu of fractional shares. If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate or is violated, the validity of the opinions described above may be affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus.

        Please review the information set forth in the section entitled "Material U.S. Federal Income Tax Consequences" for a more complete description of the material U.S. federal income tax consequences of the Reverse Stock Split and of the merger. Please consult your own tax advisors as to the specific tax consequences to you of the merger.

Interests of Capella's Directors and Executive Officers in the Merger (See Page 108)

        In considering the recommendation of the Capella board of directors, Capella shareholders should be aware that certain of Capella's executive officers and directors have interests in the merger that may be different from, or in addition to, those of the Capella shareholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. The Capella board of directors was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that Capella shareholders vote for the Capella Proposals. For additional information on the interests of Capella's directors and officers in the merger, see "The Merger—Interests of Capella's Directors and Executive Officers in the Merger."

Interests of Strayer's Directors and Executive Officers in the Merger (See Page 113)

        In considering the recommendation of the Strayer board of directors, Strayer stockholders should be aware that certain of Strayer's executive officers and directors have interests in the merger that may be different from, or in addition to, those of Strayer's stockholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. The Strayer board of directors was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that Strayer stockholders vote for the Strayer Proposals. For additional information on the interests of Strayer's directors and officers in the merger, see "The Merger—Interests of Strayer's Directors and Executive Officers in the Merger."

No Dissenters' Rights; No Appraisal Rights (See Page 120)

        Under Minnesota law and the Capella articles of incorporation, Capella shareholders will not be entitled to exercise any dissenters' rights in connection with the merger.

        Under Maryland law, Strayer stockholders will not be entitled to exercise any appraisal rights in connection with the merger or the Strayer Required Proposals.

Comparison of Stockholder Rights (See Page 158)

        As a result of the merger, the holders of shares of Capella common stock will become holders of combined company shares, and their rights will be governed by Maryland law (instead of Minnesota law) and by the amended and restated charter and the bylaws of the combined company (instead of the Capella articles of incorporation or the third amended and restated bylaws of Capella (the "Capella bylaws")). Following the merger, former Capella shareholders will have different rights as combined company stockholders than they had as Capella shareholders.

Risk Factors (See Page 35)

        In deciding how to vote your shares of Capella common stock or Strayer common stock, you should read carefully this entire joint proxy statement/prospectus, including the documents incorporated by reference herein and the annexes and exhibits hereto, and in particular, you should read the "Risk Factors" section beginning on page 35 of this joint proxy statement/prospectus. See "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CAPELLA

        Set forth below are selected consolidated financial data for Capella. The financial data as of December 31, 2016 and December 31, 2015 and for the years ended December 31, 2016, December 31, 2015 and December 31, 2014 are derived from Capella's audited financial statements that are incorporated by reference into this joint proxy statement/prospectus from Capella's Annual Report on Form 10-K for the year ended December 31, 2016. The financial data as of December 31, 2014, December 31, 2013 and December 31, 2012 and for the years ended December 31, 2013 and December 31, 2012 are derived from the audited financial statements of Capella that are not included in or incorporated by reference into this joint proxy statement/prospectus. The financial data as of September 30, 2017 and for the nine months ended September 30, 2017 and September 30, 2016 are derived from Capella's unaudited financial statements that are incorporated by reference into this joint proxy statement/prospectus from Capella's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017. The financial data as of September 30, 2016 are derived from Capella's unaudited financial statements from Capella's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which is not incorporated by reference into this joint proxy statement/prospectus. Certain other data reflects other information that has not been derived from the corresponding audited or unaudited financial statements. Capella's management believes that Capella's unaudited consolidated financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

        The financial statement data provided below is only a summary, and you should read it in conjunction with the historical consolidated financial statements of Capella and the related notes contained in its annual and quarterly reports and the other information that Capella has previously filed with the SEC and which is incorporated into this joint proxy statement/prospectus by reference. See "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

	Year Ended December 31,					Nine Months Ended September 30,
	2012	2013	2014	2015	2016	2016	2017
	(Dollar and share amounts in thousands, except per share data)
Income Statement Data:
Revenues	$410,638	$403,345	$408,244	$416,548	$429,390	$318,082	$328,379

Costs and expenses:
Instructional costs and services	183,310	175,886	178,338	182,883	185,995	138,469	146,402
Marketing and promotional	97,017	97,147	95,500	99,629	103,458	76,140	81,493
Admissions advisory	29,554	25,816	27,060	28,206	29,292	22,116	22,215
General and administrative	35,467	38,277	37,061	35,498	42,438	31,410	31,535
Lease amendment charges	—	—	2,690	—	—	—	—

Total costs and expenses	345,348	337,126	340,649	346,216	361,183	268,135	281,645

Operating income	65,290	66,219	67,595	70,332	68,207	49,947	46,734
Other income (expense), net	392	(108)	(277)	(133)	177	79	392

Income from continuing operations before income taxes	65,682	66,111	67,318	70,199	68,384	50,026	47,126
Income tax expense	24,093	24,434	25,481	26,569	25,980	19,089	16,446

Income from continuing operations	41,589	41,677	41,837	43,630	42,404	30,937	30,680
Income (loss) from discontinued operations, net of tax	(5,298)	(6,474)	(3,894)	(3,442)	565	606	95

Net income	36,291	35,203	37,943	40,188	42,969	31,543	30,775
Net loss attributable to noncontrolling interest	186	—	—	—	—	—	—

Net income attributable to Capella	$36,477	$35,203	$37,943	$40,188	$42,969	$31,543	$30,775

Basic net income (loss) attributable to Capella per common share:
Continuing operations	$3.18	$3.36	$3.41	$3.61	$3.65	$2.66	$2.64
Discontinued operations	(0.41)	(0.52)	(0.32)	(0.28)	0.05	0.05	0.01

Basic net income attributable to Capella per common share	$2.77	$2.84	$3.09	$3.33	$3.70	$2.71	$2.65

Diluted net income (loss) attributable to Capella per common share:
Continuing operations	$3.16	$3.32	$3.34	$3.55	$3.58	$2.61	$2.57
Discontinued operations	(0.40)	(0.52)	(0.31)	(0.28)	0.04	0.05	—

Diluted net income attributable to Capella per common share	$2.76	$2.80	$3.03	$3.27	$3.62	$2.66	$2.57

Weighted average number of common shares outstanding:
Basic	13,156	12,391	12,286	12,079	11,614	11,647	11,621
Diluted	13,220	12,566	12,535	12,301	11,856	11,872	11,955

	Year Ended December 31,					Nine Months Ended September 30,
	2012	2013	2014	2015	2016	2016	2017
	(Dollar and share amounts in thousands, except per share data)
Other Data:
Depreciation and amortization	$27,275	$23,908	$22,638	$21,917	$21,343	$15,751	$14,936
Stock-based compensation expense	$4,880	$5,330	$5,129	$6,594	$6,422	$5,434	$5,184
Capital expenditures	$23,181	$18,300	$20,293	$20,417	$20,908	$14,703	$17,763
Cash dividends per common share (declared)	—	$0.35	$1.42	$1.50	$1.58	$1.17	$1.23
Total enrollment(a)	36,329	35,432	36,309	36,976	37,882	37,708	37,223

	As of December 31,					As of September 30,
	2012	2013	2014	2015	2016	2016	2017
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and current portion of marketable securities	$111,869	$140,107	$121,857	$113,626	$139,028	$140,471	$167,329
Working capital(b)	104,163	116,567	103,240	103,227	124,601	117,229	146,338
Total assets	212,888	250,249	251,548	250,355	277,313	274,501	296,711
Long-term liabilities	18,945	12,045	9,223	6,437	16,009	16,136	15,379
Total liabilities	60,786	68,230	56,514	52,476	69,021	74,316	68,839
Total shareholders' equity	152,102	182,019	195,034	197,879	208,292	200,185	227,872

(a)
Total enrollment reflects learners who are actively enrolled during the last month of each period indicated.

(b)
Working capital is calculated by subtracting current liabilities from current assets.

        "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Capella's Quarterly Report on Form 10-Q, which is incorporated by reference into this joint proxy statement/prospectus, is hereby supplemented by the following disclosure: On April 22, 2016, Capella acquired Hackbright Academy, a software engineering school for women headquartered in San Francisco, California, for $18.0 million. On May 4, 2016, Capella acquired DevMountain, a software development school headquartered in Provo, Utah, for $15.0 million. In connection with these acquisitions, Capella recorded $23.3 million of goodwill and $7.9 million of indefinite-lived intangible assets. Since the dates of acquisition, Capella has made investments in both businesses to position them for scalable growth. Hackbright and DevMountain have not achieved their revenue growth and operating performance expectations and these trends are expected to continue. As a result, Capella believes it is increasingly likely that some or all of the goodwill and indefinite-lived intangible assets associated with Hackbright and DevMountain will be impaired in the future. Capella will assess goodwill and indefinite-lived intangible assets for impairment in the fourth quarter of 2017 under the quantitative impairment tests under ASC 350. See "Where You Can Find More Information" beginning on page 177.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF STRAYER

        Set forth below are selected consolidated financial data for Strayer. The financial data as of December 31, 2016 and December 31, 2015 and for the years ended December 31, 2016, December 31, 2015 and December 31, 2014 are derived from Strayer's audited financial statements that are incorporated by reference into this joint proxy statement/prospectus from Strayer's Annual Report on Form 10-K for the year ended December 31, 2016. The financial data as of December 31, 2014, December 31, 2013 and December 31, 2012 and for the years ended December 31, 2013 and December 31, 2012 are derived from the audited financial statements of Strayer that are not included in or incorporated by reference into this joint proxy statement/prospectus. The financial data as of September 30, 2017 and for the nine months ended September 30, 2017 and September 30, 2016 are derived from Strayer's unaudited financial statements that are incorporated by reference into this joint proxy statement/prospectus from Strayer's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017. The financial data as of September 30, 2016 are derived from Strayer's unaudited financial statements from Strayer's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which is not incorporated by reference into this joint proxy statement/prospectus. Certain other data reflects other information that has not been derived from the corresponding audited or unaudited financial statements. Strayer's management believes that Strayer's unaudited consolidated financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

        The financial statement data provided below is only a summary, and you should read it in conjunction with the historical consolidated financial statements of Strayer and the related notes contained in its annual and quarterly reports and the other information that Strayer has previously filed with the SEC and which is incorporated into this joint proxy statement/prospectus by reference. See "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

	Year Ended December 31,					Nine Months Ended September 30,
	2012	2013	2014	2015	2016	2016	2017
	(Dollar and share amounts in thousands, except per share data)
Income Statement Data:
Revenues	$561,979	$503,600	$446,041	$434,437	$441,088	$321,809	$336,144

Costs and expenses:
Instruction and educational support	300,098	310,446	236,303	234,097	241,026	176,175	180,059
Marketing	71,864	75,426	66,495	70,084	79,025	61,434	64,734
Admissions advisory	26,374	20,390	16,661	16,304	17,832	13,171	14,813
General and administration	50,056	64,637	44,835	44,254	45,733	33,211	36,017

Total costs and expenses	448,392	470,899	364,294	364,739	383,616	283,991	295,623

Income from operations	113,587	32,701	81,747	69,698	57,472	37,818	40,521
Investment and other income	4	2	117	283	462	327	737
Interest expense	4,616	5,419	5,248	3,850	642	481	481

Income before income taxes	108,975	27,284	76,616	66,131	57,292	37,664	40,777
Provision for income taxes	43,045	10,859	30,260	26,108	22,490	14,580	13,670

Net income	$65,930	$16,425	$46,356	$40,023	$34,802	$23,084	$27,107

Net income per share:
Basic	$5.79	$1.55	$4.39	$3.78	$3.28	$2.18	$2.54
Diluted	$5.76	$1.55	$4.35	$3.73	$3.21	$2.14	$2.43
Weighted average shares outstanding:
Basic	11,390	10,584	10,561	10,588	10,610	10,608	10,671
Diluted(a)	11,440	10,624	10,650	10,740	10,845	10,803	11,174
Other Data:
Depreciation and amortization	$23,973	$35,563	$20,630	$18,104	$17,817	$13,276	$13,718
Stock-based compensation expense	$5,464	$9,291	$9,453	$10,213	$10,767	$7,330	$8,569
Capital expenditures	$24,733	$8,726	$6,902	$12,692	$13,161	$7,501	$14,573
Cash dividends per common share (paid)	$4.00	$—	$—	$—	$—	$—	$0.75
Average enrollment(b)	49,323	43,969	40,254	40,450	41,556	40,238	42,826
Strayer University Campuses(c)	97	100	79	76	74	76	72
Full-time employees(d)	2,019	1,485	1,455	1,401	1,542	1,521	1,364

	As of December 31,					As of September 30,
	2012	2013	2014	2015	2016	2016	2017
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$47,517	$94,760	$162,283	$106,889	$129,245	$120,502	$150,483
Working capital(e)	46,631	82,182	140,316	74,761	100,704	91,048	114,462
Total assets	227,792	254,266	307,815	248,434	298,696	286,504	328,575
Long-term debt	121,875	118,750	112,500	—	—	—	—
Other long-term liabilities	21,905	51,456	46,248	47,987	50,483	51,631	40,788
Total liabilities	186,804	215,364	215,083	105,578	110,322	113,285	113,086
Total stockholders' equity	40,988	38,902	92,732	142,856	188,374	173,219	215,489

(a)
Diluted weighted average shares outstanding include common shares issued and outstanding, and the dilutive impact of restricted stock, restricted stock units, and outstanding stock options using the Treasury Stock Method.

(b)
Reflects average student enrollment during each period indicated.

(c)
Reflects number of Strayer University campuses offering classes during the last quarter of each period indicated. In October 2013, we announced that 20 physical locations would be closed after classes were taught in the fall academic term.

(d)
Reflects full-time employees, including full-time faculty, as of the end of the period reflected.

(e)
Working capital is calculated by subtracting current liabilities from current assets.

 SELECTED STRAYER AND CAPELLA UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL DATA

        The following selected unaudited pro forma condensed combined financial data (the "selected pro forma data") gives effect to the merger. The selected unaudited pro forma combined statement of income data for the year ended December 31, 2016 and the nine months ended September 30, 2017, gives effect to the merger as if it had occurred on January 1, 2016. The selected unaudited pro forma combined balance sheet data as of September 30, 2017 gives effect to the merger as if it had occurred on September 30, 2017.

        The historical consolidated financial information has been adjusted in the selected pro forma data to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of income, expected to have a continuing impact on the combined company's results.

        The selected pro forma data has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma combined financial information of the combined company appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes to the unaudited pro forma combined financial information. In addition, the selected pro forma data was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes, which are incorporated by reference into this joint proxy statement/prospectus:

  •
  Separate historical consolidated financial statements of Strayer as of, and for the year ended and nine months ended, December 31, 2016 and September 30, 2017, respectively, and the related notes included in Strayer's Quarterly Report on Form 10-Q for the nine months ended September 30, 2017 and Strayer's Annual Report on Form 10-K for the year ended December 31, 2016; and

  •
  Separate historical consolidated financial statements of Capella as of, and for the year ended and nine months ended, December 31, 2016 and September 30, 2017, respectively, and the related notes included in Capella's Quarterly Report on Form 10-Q for the nine months ended September 30, 2017 and Capella's Annual Report on Form 10-K for the year ended December 31, 2016.

        The selected pro forma data has been prepared by Strayer using the acquisition method of accounting in accordance with GAAP. Strayer has been treated as the acquirer in the merger for accounting purposes. In the selected pro forma data, the assets and liabilities of Capella have been recorded by Strayer at their respective fair values as of the date the merger is consummated. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The assets and liabilities of Capella have been measured based on various preliminary estimates using assumptions that Strayer believes are reasonable based on information that is currently available to it. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the selected pro forma data. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

        The selected pro form data has been presented for informational purposes only. The selected pro forma data does not purport to represent the actual results of operations that Strayer and Capella would have achieved had the companies been combined during the periods presented in the selected financial data and is not intended to project the future results of operations that the combined company may achieve after the merger.

        The selected financial data does not reflect any cost savings that may be realized as a result of the merger and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings.

        Amounts below are presented in thousands, except per share amounts.

	For the Nine Months Ended September 30, 2017	For the Year Ended December 31, 2016
Pro Forma Condensed Combined Statement of Income Data:
Total revenue	$664,523	$870,478
Operating expenses	595,679	770,220

Income from continuing operations	68,844	100,258
Interest income and other income	1,129	639
Interest expense	481	642

Income before income taxes from continuing operations	69,492	100,255
Net income from continuing operations	46,648	61,826
Basic earnings per share from continuing operations	$2.20	$2.93
Diluted earnings per share from continuing operations	$2.13	$2.88

As of September 30, 2017
Pro Forma Condensed Combined Balance Sheet Data:
Cash, cash equivalents and current marketable securities	$280,067
Working capital	229,766
Total assets	1,460,740
Long-term debt	—
Other long-term liabilities	117,348
Total liabilities	246,966
Combined company stockholders' equity	1,213,774

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

        The following table reflects (a) the historical net income and book value per share of Strayer common stock in comparison with the pro forma net income and book value per share after giving effect to the proposed merger as a purchase of Capella; (b) the historical net income and book value per share of Capella common stock in comparison with the equivalent pro forma net income and book value per share attributable to 875/1000ths of a share of Strayer common stock which will be received for each share of Capella; and (c) the actual cash dividends per share compared in the case of Capella with the equivalent pro forma of 875/1000ths of the cash dividend paid on each share of Strayer common stock.

        Historical Per Share Information of Strayer and Capella.    The historical per share information of each of Strayer and Capella below is derived from the audited consolidated financial statements of each of Strayer and Capella as of, and for the year ended, December 31, 2016 and the unaudited consolidated financial statements of each of Strayer and Capella as of, and for the nine months ended, September 30, 2017.

        Unaudited Pro Forma Combined per Share Data.    The unaudited pro forma combined per share data set forth below gives effect to the merger under the acquisition method of accounting, as if the merger had been effective on January 1, 2016, the first (1st) day of Strayer's fiscal year ended December 31, 2016, in the case of net income per share.

        The unaudited pro forma combined per share data is derived from the audited consolidated financial statements of each of Strayer and Capella as of, and for the year ended, December 31, 2016, and the unaudited consolidated financial statements of each of Strayer and Capella as of, and for the nine months ended, September 30, 2017.

        The acquisition method of accounting is based on Financial Accounting Standards Board, Accounting Standards Codification ("ASC") 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures, which Strayer has adopted as required. Acquisition accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Fair value measurements recorded in acquisition accounting are dependent upon certain valuation studies of Capella's assets and liabilities and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities of Capella at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

        The unaudited pro forma combined per share data does not purport to represent the actual results of operations that the combined company would have achieved had the companies been combined during these periods or to project the future results of operations that the combined company may achieve after consummation of the merger.

        Unaudited Equivalent Pro Forma per Share Data for Capella.    The unaudited equivalent pro forma per share data for Capella set forth below is calculated by multiplying the corresponding unaudited pro forma combined per share data by the 0.875 merger exchange ratio.

        Generally.    You should read the below information in conjunction with the selected historical consolidated financial information included elsewhere in this joint proxy statement/prospectus and the historical consolidated financial statements of Strayer and Capella and related notes that have been filed with the SEC, certain of which are incorporated by reference into this joint proxy statement/prospectus. See "Selected Historical Consolidated Financial Data of Strayer," "Selected Historical

Consolidated Financial Data of Capella" and "Where You Can Find More Information." The unaudited pro forma combined per share data of Strayer is derived from, and should be read in conjunction with, the Strayer and Capella unaudited pro forma condensed combined financial statements and related notes included in this joint proxy statement/prospectus. See "Strayer and Capella Unaudited Pro Forma Condensed Combined Financial Statements."

	As of/For the Nine Months Ended September 30, 2017	As of/For the Year Ended December 31, 2016
Strayer Historical per Common Share Data:
Net income—basic	$2.54	$3.28
Net income—diluted	$2.43	$3.21
Cash dividends paid	$0.75	$—
Book value	$19.30	$16.98
Capella Historical per Common Share Data:
Net income from continuing operations—basic	$2.64	$3.65
Net income from continuing operations—diluted	$2.57	$3.58
Cash dividends paid	$1.23	$1.56
Book value	$19.58	$18.04
Unaudited Pro Forma Combined per Share Data:
Net income—basic	$2.20	$2.93
Net income—diluted	$2.13	$2.88
Cash dividends paid(1)	$0.75	$—
Book value	$55.96	N/A
Unaudited Equivalent Pro Forma per Share Data for Capella(2)
Net income—basic	$1.93	$2.56
Net income—diluted	$1.87	$2.52
Cash dividends paid	$0.66	$—
Book value	$48.97	N/A

(1)
Reflects Strayer's historical dividend per share declared and paid in the respective period assuming no change in the dividend policy following the merger. Assuming a continuation of the $1.00 per year dividend policy on the pro forma shares outstanding at September 30, 2017, the total annual cash commitment for dividends would be approximately $22 million.

(2)
Pro forma amounts for Strayer multiplied by 0.875 (the merger exchange ratio).

 COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

        The principal trading market for shares of Strayer common stock and shares of Capella common stock is NASDAQ. The following table sets forth, for the calendar periods indicated, the high and low sales prices per share of Strayer common stock and per share of Capella common stock as reported by NASDAQ. The shares of Strayer common stock are traded on NASDAQ under the symbol "STRA," and the shares of Capella common stock are traded on NASDAQ under the symbol "CPLA."

	Strayer Common Stock		Capella Common Stock
	High	Low	High	Low
2015:
First Quarter	$74.69	$53.26	$77.23	$63.61
Second Quarter	$55.97	$42.20	$68.93	$50.48
Third Quarter	$57.91	$41.50	$55.45	$46.25
Fourth Quarter	$63.85	$49.12	$56.84	$43.58
2016:
First Quarter	$59.99	$42.39	$54.72	$39.06
Second Quarter	$50.69	$44.02	$57.42	$48.80
Third Quarter	$51.74	$43.50	$63.01	$51.50
Fourth Quarter	$83.92	$44.63	$90.40	$57.26
2017:
First Quarter	$83.88	$71.31	$89.61	$73.55
Second Quarter	$95.74	$75.84	$99.25	$82.21
Third Quarter	$94.99	$76.40	$89.20	$65.40
Fourth Quarter (through December 6, 2017)	$100.72	$86.03	$87.10	$65.15

        The following table sets forth the closing sale prices per share of Strayer common stock and per share of Capella common stock as reported on NASDAQ as of October 27, 2017, the last trading day before the public announcement of the merger agreement, and as of December 6, 2017, the latest practicable date before the filing of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration per share of Capella common stock on each of the dates, which has been determined by multiplying the closing price of a share of Strayer common stock on each of the dates by the 0.875 merger exchange ratio.

	Share of Strayer Common Stock	Share of Capella Common Stock	Implied Value of Merger Consideration
October 27, 2017	$91.73	$65.50	$80.26
December 6, 2017	$95.52	$83.45	$83.58

        The market prices of shares of Strayer common stock and shares of Capella common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Strayer special meeting and the Capella special meeting and the date the merger is consummated and thereafter. No assurance can be given concerning the market prices of shares of Strayer common stock or shares of Capella common stock before consummation of the merger or combined company shares after consummation of the merger.

Holders

        As of the close of business on December 6, 2017, the latest practicable date before the filing of this joint proxy statement/prospectus, 11,167,425 shares of Strayer common stock, held by 45 holders of record, were outstanding. As of the close of business on December 6, 2017, the latest practicable date before the filing of this joint proxy statement/prospectus, 11,623,793 shares of Capella common stock, held by 21 holders of record, were outstanding.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under "Cautionary Statement Regarding Forward-Looking Statements" of this joint proxy statement/prospectus, Strayer stockholders should carefully consider the following risks in deciding whether to vote for the approval of the Strayer Proposals, and Capella shareholders should carefully consider the following risks in deciding whether to vote for the approval of the Capella Proposals. Descriptions of some of these risks can be found in the Annual Reports of Strayer and Capella on Form 10-K for the fiscal year ended December 31, 2016, and any amendments thereto, as such risks may be updated or supplemented in each company's subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should read carefully this entire joint proxy statement/prospectus and its annexes and exhibits and the other documents incorporated by reference into this joint proxy statement/prospectus. See also "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

Risks Related to the Merger

Fluctuations in the market price of Strayer common stock will affect the value of the merger consideration.

        In the merger, each share of Capella common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.875 shares of Strayer common stock (plus cash in lieu of fractional shares). This merger exchange ratio will not be adjusted in the event of any change in the market price of Strayer common stock or Capella common stock. Based on the closing price per share of Strayer common stock on NASDAQ on December 6, 2017, the latest practicable date before the filing of this joint proxy statement/prospectus, the 0.875 of a combined company share that the holders of Capella common stock will hold after the merger in respect of each share of Capella common stock they held immediately prior to the merger would have a value of approximately $83.58.

        The exact dollar value of the combined company shares that the Strayer stockholders and the Capella shareholders will hold upon consummation of the merger will not be known at the time of the Strayer special meeting or the Capella special meeting and may be greater than, the same as or less than the current prices at the time of the Strayer special meeting or the Capella special meeting. The market price of the Strayer common stock is subject to general price fluctuations in the market for publicly traded equity securities and has experienced volatility in the past. As a result of these fluctuations, the value of the merger consideration will also vary. For example, based on the range of closing prices of Strayer common stock during the period from October 27, 2017, the last trading day before public announcement of the merger, through December 6, 2017, the latest practicable trading date before the filing of this joint proxy statement/prospectus, the merger exchange ratio represented a value ranging from a low of $80.26 to a high of $87.50 for each share of Capella common stock.

        Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the respective businesses, operations and prospects of Capella and Strayer, regulatory considerations and other factors beyond the control of Capella or Strayer. You should obtain current market price quotations for shares of Capella common stock and for shares of Strayer common stock, but as indicated above, the prices at the time the merger is consummated may be greater than, the same as or less than such price quotations.

The market price for the combined company shares following the consummation of the merger may be affected by factors different from or in addition to those that historically have affected or currently affect shares of Capella common stock and/or shares of Strayer common stock.

        Upon consummation of the merger, holders of Capella common stock and holders of Strayer common stock immediately prior to the consummation of the merger will both hold combined company shares. Although the two companies operate in the same industry, Strayer's businesses differ from those of Capella, and accordingly the results of operations of the combined company will be affected by some factors that are different from or in addition to those currently affecting the results of operations of Capella and those currently affecting the results of operations of Strayer. For a discussion of the businesses of Capella and Strayer and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

The merger may not be consummated unless important conditions are satisfied or waived.

        The merger agreement contains a number of conditions that must be satisfied or waived (to the extent permitted by applicable law) to consummate the merger. Those conditions include, among others:

  •
  approval of the Capella Merger Proposal by the Capella shareholders;

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  approval of the Strayer Required Proposals by the Strayer stockholders;

  •
  approval for listing on NASDAQ of the combined company shares to be issued to Capella shareholders in connection with the merger, subject to official notice of issuance;

  •
  receipt of the requisite regulatory and antitrust approvals, including approvals of certain education regulatory agencies;

  •
  the absence of any law or order prohibiting the merger; and

  •
  the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part.

        These conditions to the consummation of the merger may not be satisfied or waived (to the extent permitted by applicable law) and, as a result, the merger may not be consummated at the time expected, or at all. For additional information regarding the conditions to the merger, see "The Merger Agreement—Conditions to Consummation of the Merger."

        In addition, Capella or Strayer may elect to terminate the merger agreement in certain other circumstances See "The Merger Agreement—Termination of the Merger Agreement."

The merger agreement contains provisions that could discourage a potential competing acquirer of either Capella or Strayer.

        The merger agreement contains "no shop" provisions that restrict each of Strayer's and Capella's ability to solicit, initiate or knowingly encourage and induce, or take any other action designed to facilitate competing third-party proposals relating to a merger, reorganization or consolidation of the company or an acquisition of the company's stock or assets. Further, subject to the parties' rights to terminate the merger agreement, each party has agreed to submit the merger in the manner described in this joint proxy statement/prospectus to a vote of its stockholders for approval notwithstanding any change in recommendation by its board of directors. In addition, the other party generally has an opportunity to offer to modify the terms of the merger in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw or qualify its recommendation with respect to the merger. If the merger agreement is terminated in connection with the pursuit of a third-party transaction by one of the parties, that party will be required to pay a termination fee of $25 million to the other party. See "The Merger Agreement—No Solicitation" beginning on page 130, "The Merger Agreement—Termination of the Merger Agreement" beginning on page 136 and "The Merger Agreement—Termination Fees and Expenses" beginning on page 137.

        These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Strayer or Capella from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger. A potential third-party acquirer maintaining interest in the face of these provisions might propose to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the $25 million termination fee that may become payable in certain circumstances.

        If the merger agreement is terminated and either Strayer or Capella determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

The pendency of the merger could materially adversely affect the business, financial condition, results of operations or cash flows of Capella or Strayer.

        Uncertainty about the effect of the merger on employees, suppliers, students and employers of students may have an adverse effect on Capella and Strayer. Some students and others who deal with Capella and/or Strayer may seek to change existing relationships with Capella and/or Strayer or delay decisions to continue or expand their relationships with the companies. Current and prospective employees may experience uncertainty about their future roles, which may affect Capella's or Strayer's ability to attract, retain and motivate key personnel. If employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the businesses, the combined company following the merger could face disruptions in its operations, loss of existing students, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger.

        In addition, the merger agreement restricts Strayer and Capella from taking certain actions until the effective time without the consent of the other party, including, among others: the payment of dividends; the issuance of equity (including incentive equity awards); certain increases to employee compensation and benefits; capital expenditures; the incurrence of indebtedness; acquisitions and divestitures; and the entry into or amending certain material contracts. Strayer and Capella are required to conduct business in the ordinary course consistent with past practice. The restrictive covenants, which are subject to various specific exceptions, may prevent Strayer or Capella from pursuing attractive business opportunities that may arise prior to the consummation of the merger. For a description of the restrictive covenants applicable to Strayer and Capella, see "The Merger Agreement—Conduct of Business Pending the Merger."

Litigation filed or that may be filed against Capella, Strayer, Merger Sub and/or the members of the Capella board of directors or the Strayer board of directors could prevent or delay the consummation of the merger.

        A putative class action lawsuit has been filed by a Capella shareholder challenging the disclosures made in connection with the merger. The lawsuit seeks to enjoin the merger, to recover damages if the merger is consummated, attorney's fees, and other relief. For a more detailed description of litigation in connection with the merger, see "The Merger—Litigation Relating to the Merger" beginning on page 115.

        The outcome of this lawsuit or any other lawsuit that may be filed challenging the merger is uncertain. One of the conditions to the closing of the merger is that no governmental authority has issued or entered any order after the date of the merger agreement having the effect of enjoining or otherwise prohibiting the consummation of the merger, and this lawsuit seeks and potential other lawsuits may seek an order enjoining consummation of the merger. Accordingly, if this lawsuit or any future lawsuit is successful in obtaining an order enjoining consummation of the merger, then such order may prevent the merger from being consummated, or from being consummated within the expected time frame, and could result in substantial costs to Capella and Strayer including, but not limited to, costs associated with the indemnification of directors and officers. Any such injunction or delay in the merger being completed may adversely affect Capella's and Strayer's business, financial condition, results of operations and cash flows.

Capella and Strayer directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Capella shareholders and Strayer stockholders.

        Certain of the directors and executive officers of Capella and Strayer negotiated the terms of the merger agreement and the Capella and Strayer directors and executive officers have interests in the merger that may be different from, or in addition to, those of Capella shareholders and Strayer stockholders, respectively. These interests include, but are not limited to, the continued service of certain directors and officers of Capella and Strayer as directors and officers of the combined company, the treatment in the merger of Capella stock options and Capella RSUs and certain other executive compensation arrangements with the Capella directors and officers, and provisions in the merger agreement regarding continued indemnification of and advancement of expenses to Capella and Strayer directors and officers. Capella shareholders and Strayer stockholders should be aware of these interests when they consider their respective boards of directors' recommendation that they vote in favor of the merger-related proposals.

        The members of the Capella board of directors were aware of and considered these interests relating to Capella, among other matters, in evaluating the merger agreement and the merger, and in recommending that Capella shareholders approve the Capella Proposals. The interests of Capella directors and executive officers are described under "The Merger—Interests of Capella's Directors and Executive Officers in the Merger."

        The members of the Strayer board of directors were aware of and considered these interests relating to Strayer, among other matters, in evaluating the merger agreement and the merger, and in recommending that Strayer stockholders approve the Strayer Proposals. The interests of Strayer directors and executive officers are described in more detail under "The Merger—Interests of Strayer's Directors and Executive Officers in the Merger."

Strayer stockholders will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.

        Strayer stockholders currently have the right to vote in the election of the Strayer board of directors and on other matters affecting Strayer. Upon consummation of the merger, each Strayer stockholder will be a stockholder of the combined company with a percentage ownership of the combined company that is smaller than the stockholder's prior percentage ownership of Strayer. After consummation of the merger, Strayer stockholders are expected to own approximately 52% of the issued and outstanding combined company shares on a fully diluted basis. Because of this, Strayer stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Strayer.

Capella shareholders will receive combined company shares as a result of the merger, which have different rights from shares of Capella common stock.

        Upon consummation of the merger, the rights of former Capella shareholders who receive combined company shares will be governed by Maryland law (including the Maryland General Corporation Law, the "MGCL"), the amended and restated Strayer charter and the Strayer bylaws, which differ from Minnesota law (including the Minnesota Business Corporation Act, the "MBCA") and the Capella articles of incorporation and the Capella bylaws. The rights associated with shares of Capella common stock are different from the rights associated with combined company shares. For a discussion of the different rights associated with shares of Capella common stock and combined company shares, see "Comparison of Stockholder Rights."

Following the consummation of the merger, the composition of the combined company board of directors and the management team will be different from the composition of the current board of directors and management teams of Strayer and Capella, which may affect the strategy and operations of the combined company.

        Following the consummation of the merger, the board of directors of the combined company will consist of (a) nine directors designated by Strayer, (b) J. Kevin Gilligan, Chief Executive Officer of Capella, and (c) two additional designees who are currently members of the Capella board of directors and are recommended by Mr. Gilligan. In addition, one of the two additional Capella designees will be appointed to serve on the Compensation Committee of the combined company.

        Robert Silberman will continue as Executive Chairman of the board of directors of the combined company and Mr. Gilligan will be appointed as Vice Chairman at the effective time. Karl McDonnell, Strayer's current President and Chief Executive Officer, and Daniel W. Jackson, Strayer's current Executive Vice President and Chief Financial Officer, will continue in their respective positions at the combined company following the effective time. Steven L. Polacek, Capella's current Senior Vice President and Chief Financial Officer will be appointed as the Chief Integration/Transition Officer of the combined company.

        This new composition of the board of directors and management team may affect the combined company's business strategy and operating decisions following the consummation of the merger, as compared to those of Strayer and Capella prior to the merger. In addition, there can be no assurances that the new board of directors and management team will function effectively as a team and that any differences or difficulties, should they arise, will not have an adverse effect on the combined company's business or results.

The opinions of Capella's and Strayer's financial advisors do not reflect changes in circumstances that may have occurred or that may occur between the signing of the merger agreement and the consummation of the merger.

        The opinion rendered to the Capella board of directors by Morgan Stanley and the opinion rendered to the Strayer board of directors by Perella Weinberg were provided in connection with, and at the time of, the boards of directors' respective evaluation of the merger. These opinions were based on the respective financial analyses performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to them, as of the date of their respective opinions, which may have changed, or may change, after the date of the opinions. Neither the Capella board of directors nor the Strayer board of directors has obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus or as of any other date, nor will either receive updated, revised or reaffirmed opinions prior to the consummation of the merger. Changes in the operations and prospects of Capella or Strayer, general market and economic conditions and other factors that may be beyond the control of Capella or Strayer, and which changes were not taken into account by Capella's and Strayer's financial advisors in rendering their opinions, may significantly alter the value of Capella or Strayer or the prices of the Capella common stock or the Strayer common stock by the time the merger is consummated. The opinions do not speak as of the time the merger will be consummated or as of any date other than the date of such opinions. Because Capella's and Strayer's financial advisors will not be updating their opinions, the opinions do not address the fairness of the merger consideration, from a financial point of view, at any time other than the time such opinions were issued, even though the Capella board of directors' recommendation that Capella shareholders vote "FOR" the Capella Proposals and the Strayer board of directors' recommendation that Strayer stockholders vote "FOR" the Strayer Proposals are made as of the date of this joint proxy statement/prospectus. For a description of the opinions that the Capella board of directors and the Strayer board of directors received from their respective financial advisors, see "The Merger—Opinion of Capella's Financial Advisor" and "The Merger—Opinion of Strayer's Financial Advisor."

Failure to consummate the merger could negatively impact respective future stock prices, operations and financial results of Capella and Strayer.

        If the merger is not consummated for any reason, Capella and Strayer may be subjected to a number of material risks, including the following:

  •
  a possible decline in the market prices of Capella common stock or Strayer common stock to the extent that their current market prices reflect a market assumption that the merger will be consummated and will be beneficial to the value of the business of the combined company;

  •
  having to pay certain costs related to the proposed merger, such as legal, accounting, financial advisory, printing and mailing fees, which must be paid regardless of whether the merger is consummated;

  •
  addressing any loss of personnel and/or students that may have occurred since the announcement of the signing of the merger agreement, as a result of uncertainty regarding the employee or student relationship with the combined company;

  •
  addressing the consequences of operational decisions made since the signing of the merger agreement either because of restrictions on Capella's or Strayer's operations imposed by the terms of the merger agreement, including decisions to delay or defer capital expenditures;

  •
  returning the focus of management and personnel to operating Capella or Strayer, as applicable, on a stand-alone basis, without any of the benefits expected to have been provided by the consummation of the merger; and

  •
  negative reactions from their respective stockholders, students, suppliers and employees.

        In addition to the above risks, Capella or Strayer may be required, under certain circumstances, to pay a termination fee of up to $25 million to the other party, and in some cases reimburse the other party's expenses up to $8 million, which may materially adversely affect Capella's or Strayer's financial condition, as applicable.

        If the merger is not consummated, we cannot assure the Strayer stockholders or the Capella shareholders that these risks will not materialize and will not materially adversely affect the business, financial results and stock price of the respective companies. Failure to consummate the merger could also materially adversely affect the stock prices of Capella and Strayer to the extent the current market prices reflect a market premium based on the assumption that the merger will be consummated and will be beneficial to the value of the business of the combined company.

Capella shareholders and Strayer stockholders will not be entitled to dissenters' or appraisal rights in the merger.

        Dissenters' or appraisal rights are statutory rights that, if applicable under law, enable shareholders and stockholders to dissent from a transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

        Under the MBCA, shareholders do not have dissenters' rights if the shares of stock they hold at the record date for determination of shareholders entitled to notice of the shareholders meeting at which shareholders are to vote on the proposed corporate action are listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market, except if the shareholders are required to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares, or any other ownership interest, of any other organization which is similarly listed on the abovementioned national securities markets at the time the corporate action becomes effective. As the shares of Capella common stock are listed on the NASDAQ Global Select Market and are expected to continue to be so listed on the Capella record date, and as the Capella shareholders will receive as merger consideration combined company shares that will be listed on the NASDAQ Global Select Market and cash in lieu of fractional shares, Capella shareholders will not be entitled to dissenters' rights in the merger with respect to their shares of Capella common stock.

        None of the merger of Merger Sub with and into Capella, the issuance of Strayer common stock in the merger or the amendment and restatement of the Strayer charter gives rise to appraisal rights for the Strayer stockholders under Maryland law. Strayer stockholders will not be entitled to dissenters' or appraisal rights in the merger with respect to their shares of Strayer common stock.

Financial projections regarding Capella and Strayer may not prove accurate.

        In connection with the merger, Capella and Strayer prepared and considered internal financial forecasts for Capella and Strayer. These financial projections include assumptions regarding future operating cash flows, expenditures and income of Capella and Strayer. These financial projections were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all, or within projected timeframes. The failure of Capella or Strayer to achieve projected results could have a material adverse effect on the price of the combined company shares, the combined company's financial position, and the combined company's ability to pay dividends, and/or pay dividends at or above the rate currently paid by Strayer or Capella, following the consummation of the merger.

The merger may disrupt attention of Capella's and Strayer's management from ongoing business operations.

        Each of Capella and Strayer has expended, and expects to continue to expend, significant management resources to consummate the merger. The attention of each company's management may be diverted away from the day-to-day operations of the businesses of Capella and Strayer, respectively, including implementing initiatives to improve performance and execution of existing business plans in an effort to consummate the merger. This diversion of management resources could disrupt Capella's or Strayer's operations and may have an adverse effect on the respective businesses, financial conditions and results of operations of the two companies or the combined company.

The consummation of the merger is subject to the receipt of consents and approvals from government and regulatory entities, which may impose conditions that could have a material adverse effect on Capella or Strayer or could cause either Capella or Strayer to abandon the merger.

        The governmental and regulatory agencies from which Capella and Strayer will seek approvals have broad discretion in administering the applicable government regulations. Capella and Strayer are unable to consummate the merger until after the applicable waiting period under the HSR Act expires or terminates. On November 22, 2017, the FTC granted early termination, effective immediately, of the applicable waiting period under the HSR Act.

        Regulatory approvals will also be required in connection with the merger from certain educational agencies, including approval from the HLC. In addition, Strayer is notifying all of the educational regulatory agencies that approve Strayer University of the merger. Although it is not expected that this merger constitutes a change of control for Strayer University, it is possible that some of those agencies may require approval of the merger, or subject Strayer University to a review in connection with the merger.

        In addition, as a condition of the merger, Capella must receive from the DOE a written response to its preacquisition review application that does not indicate the existence of any impediment to the issuance of the temporary provisional program participation agreement following consummation of the merger that would reasonably be expected to result in a combined company material adverse effect, or any terms or conditions that would reasonably be expected to result in a combined company material adverse effect, as described in the merger agreement. See "The Merger Agreement—Conditions to Consummation of the Merger" beginning on page 121.

        There can be no assurance that all of the regulatory approvals described above, or any other regulatory approvals that might be required to consummate the merger, will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms, or that the conditions will not result in the abandonment of the merger. See the sections of this proxy statement/prospectus entitled "The Merger—Regulatory Approvals Required for the Merger" beginning on page 113 and "The Merger Agreement—Conditions to Consummation of the Merger" beginning on page 121.

        The merger agreement may require Strayer and Capella to accept conditions from certain regulators that could limit the combined company after the consummation of the merger without either of Strayer or Capella having the right to refuse to consummate the merger on the basis of those regulatory conditions, except that for certain education regulators, Strayer and Capella may refuse to consummate the merger if any such conditions individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the combined company following the consummation of the merger.

        Any delay in the consummation of the merger for regulatory reasons could diminish the anticipated benefits of the merger or result in additional transaction costs. Any uncertainty over the ability to consummate the merger could make it more difficult for Capella or Strayer to maintain or pursue particular business strategies. Conditions imposed by regulatory agencies in connection with their approval of the merger may restrict the combined company's ability to modify its operations or the combined company's ability to expend cash for other uses or otherwise have a material adverse effect on, or delay, the anticipated benefits of the merger.

The merger may not be accretive and may cause dilution to the combined company's earnings per share, which may negatively affect the market price of the combined company shares.

        Because shares of Strayer common stock will be issued in the merger, it is possible that, although Capella and Strayer currently expect the merger to be accretive to earnings per share in 2019, excluding one-time charges, the merger may be dilutive to earnings per share, which could negatively affect the market price of combined company shares.

        In connection with the consummation of the merger, Strayer expects to issue approximately 10.5 million shares of Strayer common stock. The issuance of these new shares of Strayer common stock could have the effect of depressing the market price of shares of Strayer common stock (referred to as combined company shares as of the consummation of and following the merger) through dilution of earnings per share or otherwise.

        In addition, future events and conditions could increase the dilution that is currently projected, including adverse changes in market conditions, additional transaction and integration related costs and other factors such as the failure to realize some or all of the benefits anticipated in the merger. Any dilution of, or delay in any accretion to, earnings per share could cause the price of the combined company shares to decline or grow at a reduced rate.

Risks Related to the Business of the Combined Company

Combining the two companies may be more difficult, costly or time consuming than expected, and the combined company may not realize all of the anticipated benefits of the merger.

        Capella and Strayer have operated and, until the consummation of the merger, will continue to operate, independently. The success of the merger will depend on, among other things, the combined company's ability to combine the businesses of Capella and Strayer in a manner that does not materially disrupt the existing student relationships of either Capella or Strayer or adversely affect current revenues and investments in future growth. Additionally, the combined company may not be able to successfully achieve the level of cost savings, revenue enhancements and synergies that it expects. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

        In addition, the continued operation of two independent businesses within the combined company may be a complex, costly and time-consuming process. The difficulties of combining the operations of the companies include, among others:

  •
  the diversion of management attention to integration matters;

  •
  difficulties in integrating functions, personnel and systems;

  •
  challenges in conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the two companies;

  •
  difficulties in assimilating employees and in attracting and retaining key personnel;

  •
  challenges in keeping existing students and enrolling new students;

  •
  difficulties in maintaining consistency in educational programs across platforms;

  •
  challenges related to maintaining accreditations with multiple accreditors and working with multiple oversight bodies;

  •
  difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination;

  •
  difficulties in managing multiple brands under a significantly larger and more complex company;

  •
  difficulties operating Strayer University and Capella University as separate legal entities;

  •
  contingent liabilities that are larger than expected; and

  •
  potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the merger.

        Many of these factors are outside the control of Capella and Strayer and/or will be outside the control of the combined company, and any one of them could result in increased costs, decreased expected revenues and diversion of management time and energy, which could materially impact the business, financial condition and results of operations of the combined company. In addition, even if the businesses of Capella and Strayer are operated successfully within the combined company, the full anticipated benefits of the merger may not be realized, including the expected synergies. These benefits may not be achieved within the anticipated time frame, or at all. Further, additional unanticipated costs may be incurred in operating the businesses of Capella and Strayer. All of these factors could cause dilution to the earnings per share of the combined company, decrease or delay the expected accretive effect of the merger and negatively impact the price of the combined company shares. As a result, it cannot be assured that the combined company will realize the full benefits anticipated from the merger within the anticipated time frames, or at all.

Capella and Strayer will incur substantial direct and indirect costs as a result of the merger.

        Capella and Strayer will incur substantial expenses in connection with and as a result of consummating the merger, and over a period of time following the consummation of the merger, the combined company also expects to incur substantial expenses in connection with coordinating and, in certain cases, combining the businesses, operations, policies and procedures of Capella and Strayer. A portion of the transaction costs related to the merger will be incurred regardless of whether the merger is consummated. While Capella and Strayer have assumed that a certain level of transaction expenses will be incurred, factors beyond Capella's and Strayer's control could affect the total amount or the timing of these expenses. Although many of the expenses that will be incurred, by their nature, are difficult to estimate accurately, the current estimate of the aggregate expenses that will be incurred by Capella and Strayer is approximately $38 million, which is subject to change. These expenses may exceed the costs historically borne by Capella and Strayer. These costs could adversely affect the financial condition and results of operations of Capella and Strayer prior to the merger and of the combined company following the consummation of the merger.

The combined company's actual financial position and results of operations may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

        The pro forma financial information contained in this joint proxy statement/prospectus is presented for informational purposes only and may not be an indication of what the combined company's financial position or results of operations would have been had the merger been consummated on the dates indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of Strayer and Capella and certain adjustments and assumptions regarding the combined company after giving effect to the merger. The assets and liabilities of Capella have been measured at fair value based on various preliminary estimates using assumptions that Strayer management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company's financial position and future results of operations.

        In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company's financial condition or results of operations following the consummation of the merger. Any material variance from the pro forma financial information may cause significant variations in the market price of the combined company shares. See "Strayer and Capella Unaudited Pro Forma Condensed Combined Financial Statements."

The combined company is expected to record a significant amount of goodwill as a result of the merger, and such goodwill could become impaired in the future.

        Accounting standards in the United States require that one party to the merger be identified as the acquirer. In accordance with these standards, the merger will be accounted for as an acquisition of Capella common stock by Strayer and will follow the acquisition method of accounting for business combinations. The Strayer assets and liabilities will be consolidated with those of Capella on Strayer's financial statements. The excess of the purchase price over the fair value of Capella's assets and liabilities will be recorded as goodwill.

        The combined company will be required to assess goodwill for impairment at least annually. To the extent goodwill becomes impaired, the combined company may be required to incur material charges relating to such impairment. Such a potential impairment charge could have a material impact on future operating results and statements of financial position of the combined company.

Risks Related to Capella's Business

        You should read and consider the risk factors specific to Capella's business that will also affect the combined company after the merger. These risks are described in Part I, Item 1A of Capella's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as such risks may be updated or supplemented in Capella's subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and in other documents that are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" for the location of information incorporated by reference in this joint proxy statement/prospectus.

Risks Related to Strayer's Business

        You should read and consider the risk factors specific to Strayer's business that will also affect the combined company after the merger. These risks are described in Part I, Item 1A of Strayer's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as such risks may be updated or supplemented in Strayer's subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and in other documents that are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" for the location of information incorporated by reference in this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus contains certain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such statements may be identified by the use of words such as "expect," "estimate," "assume," "believe," "anticipate," "will," "forecast," "outlook," "plan," "project," or similar words and may include statements with respect to, among other things, the proposed merger of a wholly-owned subsidiary of Strayer with and into Capella, including the expected timing of completion of the merger; the anticipated benefits of the merger, including estimated synergies; the combined company's plans, objectives and expectations; future financial and operating results; and other statements that are not historical facts. The statements are based on Strayer's and Capella's current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, Strayer and Capella have identified important factors that could cause Strayer's or Capella's actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include:

  •
  the risk that the merger may not be completed in a timely manner or at all due to the failure to obtain the approval of Strayer's or Capella's stockholders or the failure to satisfy other conditions (including obtaining required regulatory and educational agency approvals) to completion of the merger;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

  •
  the outcome of any legal proceeding that may be instituted against Strayer, Capella and others following the announcement of the merger;

  •
  the amount of the costs, fees, expenses and charges related to the merger;

  •
  the risk that the benefits of the merger, including expected synergies, may not be fully realized or may take longer to realize than expected;

  •
  the risk that the merger may not advance the combined company's business strategy and growth strategy;

  •
  the risk that the combined company may experience difficulty integrating Strayer's and Capella's employees or operations;

  •
  the potential diversion of Strayer's and Capella's management's attention resulting from the proposed merger; and

  •
  other risks and uncertainties identified in Strayer's and Capella's filings with the Securities and Exchange Commission.

        A detailed discussion of risks related to Strayer's business is included in the section entitled "Risk Factors" in Strayer's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 17, 2017 and available at www.sec.gov and www.strayereducation.com under the "Investor Relations" tab, as well as any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K updating or supplementing such factors. A detailed discussion of risks related to Capella's business is included in the section entitled "Risk Factors" in Capella's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 22, 2017 and available at www.sec.gov and www.capellaeducation.com under the "Investor Relations" tab, as well as any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K updating or supplementing such factors. Actual results may differ materially from those projected in the forward-looking statements. Any forward-looking statements in this joint proxy statement/prospectus are only made as of the date of this joint proxy statement/prospectus, unless otherwise specified, and, except as required by law, neither Strayer and Capella undertakes any obligation to update or revise any forward-looking statements. See "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

 THE CAPELLA SPECIAL MEETING

Date, Time and Place of the Capella Special Meeting

        The Capella special meeting will be held at 8:00 a.m. local time, on January 19, 2018, at Capella's corporate headquarters located at Capella Tower, 225 South Sixth Street, 3rd Floor, Minneapolis, Minnesota 55402. On or about December 14, 2017, Capella commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy card to its shareholders entitled to vote at the Capella special meeting.

Purpose of the Capella Special Meeting

        At the Capella special meeting, Capella shareholders will be asked to consider and vote upon the following proposals:

  1.
  the Capella Merger Proposal;

  2.
  the Capella Adjournment Proposal; and

  3.
  the Capella Advisory Compensation Proposal.

        The Capella board of directors is not aware of any other business to be acted upon at the Capella special meeting.

Recommendation of the Capella Board of Directors

        The Capella board of directors recommends that the Capella shareholders vote "FOR" the Capella Merger Proposal, "FOR" the Capella Adjournment Proposal and "FOR" the Capella Advisory Compensation Proposal. See "The Merger—Capella's Reasons for the Merger; Recommendation of the Capella Board of Directors."

        Consummation of the merger is conditioned on approval of the Capella Merger Proposal, but is not conditioned on the approval of the Capella Adjournment Proposal or the Capella Advisory Compensation Proposal.

Capella Record Date and Quorum

Record Date

        The Capella board of directors has fixed the close of business on December 11, 2017 as the record date for determining the Capella shareholders entitled to receive notice of and to vote at the Capella special meeting.

        As of December 6, 2017, the latest practicable date before the filing of this joint proxy statement/prospectus, there were 11,623,793 shares of Capella common stock outstanding held by 21 holders of record. Each share of Capella common stock entitles the holder to one vote on each proposal to be considered at the Capella special meeting.

Quorum

        The presence of the Capella shareholders representing a majority of the shares of Capella common stock issued and outstanding on the Capella record date and entitled to vote at the Capella special meeting, in person or represented by proxy, is necessary to constitute a quorum.

        Abstentions will be counted as present for purposes of determining a quorum. Because all proposals to be voted on at the Capella special meeting will be "non-routine" matters, we do not expect to receive any broker non-votes (which are shares of Capella common stock held by banks, brokers or other nominees that are present in person or by proxy at the Capella special meeting but with respect to which the bank, broker or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the bank, broker or other nominee does not have discretionary voting power on such proposal) and, if you do not provide voting instructions to your bank, broker or other nominee, your shares will not be counted as present for purposes of determining a quorum.

Required Vote

        Approval of the Capella Merger Proposal is required for consummation of the merger. Neither the approval of the Capella Adjournment Proposal nor the approval of the Capella Advisory Compensation Proposal is required for consummation of the merger.

Required Vote to Approve the Capella Merger Proposal

        Approval of the Capella Merger Proposal requires the affirmative vote of the holders of a majority of the voting power of all shares of Capella common stock entitled to vote at the Capella special meeting.

Required Vote to Approve the Capella Adjournment Proposal

        Approval of the Capella Adjournment Proposal requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares present and entitled to vote on that item of business, or (2) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at the meeting.

Required Vote to Approve the Capella Advisory Compensation Proposal

        Approval of the Capella Advisory Compensation Proposal on a non-binding, advisory basis requires that the votes cast "FOR" the Capella Advisory Compensation Proposal are of a number greater than the votes cast "AGAINST" the Capella Advisory Compensation Proposal.

Treatment of Abstentions; Failure to Vote

        For purposes of the Capella special meeting, an abstention occurs when a Capella shareholder returns a proxy marked "ABSTAIN." An abstention also occurs when a Capella shareholder attends the Capella special meeting and does not vote.

  •
  For the Capella Merger Proposal, an abstention or a failure to vote will have the same effect as a vote cast "AGAINST" this proposal.

  •
  For the Capella Adjournment Proposal, an abstention will have the same effect as a vote cast "AGAINST" this proposal. If a Capella shareholder fails to vote or to instruct his or her bank, broker or other nominee on how to vote and is not present in person or by proxy at the Capella special meeting, it will have no effect on the vote count for the Capella Adjournment Proposal.

  •
  For the Capella Advisory Compensation Proposal, an abstention will not have any effect on the outcome of this proposal. If a Capella shareholder fails to vote or to instruct his or her bank, broker or other nominee on how to vote and is not present in person or by proxy at the Capella special meeting, it will also have no effect on the vote count for the Capella Advisory Compensation Proposal.

Voting by Capella's Directors and Executive Officers

        As of December 6, 2017, the latest practicable date before the filing of this joint proxy statement/prospectus, directors and executive officers of Capella and their affiliates owned and were entitled to vote 258,694 shares of Capella common stock, representing approximately 2.21% of the shares of Capella common stock outstanding on that date, and directors and executive officers of Strayer did not have voting or dispositive power over any shares of Capella common stock on that date. Capella currently expects that Capella's directors and executive officers will vote their shares of Capella common stock in favor of the Capella Proposals, although none of them has entered into any agreement obligating him or her to do so.

Voting of Proxies; Incomplete Proxies

        Giving a proxy means that a Capella shareholder authorizes the persons named in the enclosed proxy card to vote its shares at the Capella special meeting in the manner it directs. A Capella shareholder may vote by proxy or in person at the Capella special meeting. If you hold your shares of Capella common stock in your name as a shareholder of record, to submit a proxy, you, as a Capella shareholder, may use one of the following methods:

  •
  By Internet.  The web address and instructions for Internet proxy submission can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Internet proxy submission via the web address indicated on the enclosed proxy card is available 24 hours a day. If you choose to submit your proxy by Internet, then you do not need to return the proxy card. To be valid, your Internet proxy must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the Capella special meeting.

  •
  By Telephone.  The toll-free number for telephone proxy submission can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Telephone proxy submission is available 24 hours a day. If you choose to submit your proxy by telephone, then you do not need to return the proxy card. To be valid, your telephone proxy must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the Capella special meeting.

  •
  By Mail.  Mark the enclosed proxy card, sign and date it, and return it in the postage-paid envelope you have been provided. To be valid, your proxy by mail must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the Capella special meeting.

        You may also vote your shares in person at the Capella special meeting.

        Capella requests that Capella shareholders submit their proxies over the Internet, by telephone or by completing and signing the accompanying proxy card and returning it to Capella in the enclosed postage-paid envelope as soon as possible. When the accompanying proxy card is returned properly executed, the shares of Capella common stock represented by it will be voted at the Capella special meeting in accordance with the instructions contained on the proxy card.

        If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the shares of Capella common stock represented by your proxy will be voted "FOR" each such proposal in accordance with the recommendation of the Capella board of directors. Unless you check the box on your proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on the proposals relating to the Capella special meeting.

        If your shares of Capella common stock are held in "street name" by a bank, broker or other nominee, you should check the voting form used by that firm to determine whether you may give voting instructions by telephone or over the Internet.

        EVERY CAPELLA SHAREHOLDER'S VOTE IS IMPORTANT. ACCORDINGLY, EACH CAPELLA SHAREHOLDER SHOULD SUBMIT ITS PROXY VIA THE INTERNET OR BY TELEPHONE, OR SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD, WHETHER OR

NOT THE CAPELLA SHAREHOLDER PLANS TO ATTEND THE CAPELLA SPECIAL MEETING IN PERSON.

Shares Held in Street Name and Broker Non-Votes

        If your shares of Capella common stock are held in "street name" through a bank, broker or other nominee, you must instruct such bank, broker or other nominee on how to vote the shares by following the instructions that the bank, broker or other nominee provides you along with this joint proxy statement/prospectus. Your bank, broker or other nominee, as applicable, may have an earlier deadline by which you must provide instructions to it as to how to vote your shares of Capella common stock, so you should read carefully the materials provided to you by your bank, broker or other nominee.

        You are not permitted to vote shares held in "street name" by returning a proxy card directly to Capella or by voting in person at the Capella special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Further, banks, brokers or other nominees who hold shares of Capella common stock on behalf of their customers may not give a proxy to Capella to vote those shares with respect to any of the Capella Proposals without specific instructions from their customers, as banks, brokers and other nominees do not have discretionary voting power on any of the Capella Proposals. Therefore, if your shares of Capella common stock are held in "street name" and you do not instruct your bank, broker or other nominee on how to vote your shares:

  1.
  your bank, broker or other nominee will not be permitted to vote your shares on the Capella Merger Proposal, and this non-vote will have the same effect as a vote "AGAINST" this proposal;

  2.
  your bank, broker or other nominee will not be permitted to vote your shares on the Capella Adjournment Proposal, and this non-vote will have no effect on the vote count for this proposal; and

  3.
  your bank, broker or other nominee will not be permitted to vote your shares on the Capella Advisory Compensation Proposal, which will have no effect on the vote count for this proposal.

        If your shares of Capella common stock are held in "street name" and you do not instruct your bank, broker or other nominee on how to vote your shares with respect to any of the Capella Proposals, your shares will not be counted toward determining whether a quorum is present. Your shares will be counted toward determining whether a quorum is present if you instruct your bank, broker or other nominee on how to vote your shares with respect to one or more of the Capella Proposals.

Revocability of Proxies and Changes to a Capella Shareholder's Vote

        If you are a shareholder of record of Capella common stock, you may revoke or change your proxy at any time before it is voted at the Capella special meeting by:

  •
  sending a written notice of revocation to the Capella Corporate Secretary, at Capella's corporate headquarters, Capella Tower, 225 South Sixth Street, 9th Floor, Minneapolis, Minnesota 55402, that is received by Capella prior to 11:59 p.m. (U.S. Eastern Time) on the day preceding the Capella special meeting, stating that you would like to revoke your proxy;

  •
  submitting a new proxy bearing a later date (by Internet, telephone or mail) that is received by Capella prior to 11:59 p.m. (U.S. Eastern Time) on the day preceding the Capella special meeting; or

  •
  attending the Capella special meeting, providing a written notice of revocation and voting in person.

        If you are a Capella shareholder whose shares are held in "street name" by a bank, broker or other nominee, you may revoke your proxy or voting instructions and vote your shares in person at the Capella special meeting only in accordance with applicable rules and procedures as employed by your bank, broker or other nominee. If your shares are held in an account at a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your proxy or voting instructions and should contact your bank, broker or other nominee to do so.

        Attending the Capella special meeting will NOT automatically revoke a proxy that was submitted through the Internet or by telephone or mail. You must provide a written notice of revocation and vote by ballot at the Capella special meeting to change your vote.

Solicitation of Proxies

        The cost of the solicitation of proxies from Capella shareholders will be borne by Capella. Capella will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares of Capella common stock. Capella has retained the professional proxy solicitation firm, Innisfree, to assist in the solicitation of proxies for a base fee of $15,000 plus reasonable out-of-pocket expenses. In addition to solicitations by mail, Capella's directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Attending the Capella Special Meeting

        Subject to space availability and certain security procedures, all Capella shareholders as of the Capella record date, or their duly appointed proxies, may attend the Capella special meeting. Admission to the Capella special meeting will be on a first-come, first-served basis.

        Each person attending the Capella special meeting must have proof of ownership of shares of Capella common stock, as well as a valid government-issued photo identification, such as a driver's license or passport, to be admitted to the meeting. If you hold your shares of Capella common stock in your name as a shareholder of record, you will need proof of ownership of shares of Capella common stock. If your shares of Capella common stock are held in the name of a bank, broker or other nominee and you plan to attend the Capella special meeting, you must present proof of your ownership of shares Capella common stock, such as a bank or brokerage account statement, to be admitted to the meeting.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the Capella special meeting, please contact Innisfree, the proxy solicitor for Capella, by telephone toll-free at (888) 750-5834.

CAPELLA PROPOSALS

Capella Proposal 1: The Capella Merger Proposal

        Capella shareholders are asked to approve the merger and the other transactions contemplated by the merger agreement. For a summary and detailed information regarding this proposal, see the information about the merger and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled "The Merger" beginning on page 63 and "The Merger Agreement" beginning on page 119. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

        Pursuant to the merger agreement, approval of this proposal is a condition to the consummation of the merger. If this proposal is not approved, the merger will not be consummated.

        Capella is requesting that Capella shareholders approve the proposal to approve the merger and the other transactions contemplated by the merger agreement. Approval of this proposal requires the affirmative vote of the holders of a majority of the voting power of all shares of Capella common stock entitled to vote at the Capella special meeting, assuming a quorum is present.

Recommendation of the Capella Board of Directors

        The Capella board of directors unanimously recommends that Capella shareholders vote "FOR" the proposal to approve the merger.

Capella Proposal 2: The Capella Adjournment Proposal

        Capella shareholders are asked to approve the adjournment of the Capella special meeting to another time and place if necessary or appropriate to solicit additional votes in favor of the Capella Merger Proposal. The merger agreement provides that the Capella special meeting will not be postponed or adjourned to a date that is more than ten (10) business days after the date for which the Capella special meeting was originally scheduled without the consent of Strayer.

        Consummation of the merger is not conditioned on the approval of the Capella Adjournment Proposal.

        Capella is requesting that Capella shareholders approve the proposal to approve the adjournment of the Capella special meeting to another time and place if necessary or appropriate to solicit additional votes in favor of the Capella Merger Proposal. Approval of this proposal requires the affirmative vote of the holders of the greater of (i) a majority of the voting power of the outstanding shares of Capella common stock present in person or by proxy and entitled to vote on the Capella Adjournment Proposal, or (ii) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum.

Recommendation of the Capella Board of Directors

        The Capella board of directors unanimously recommends that Capella shareholders vote "FOR" the proposal to approve the adjournment of the Capella special meeting to another time and place if necessary or appropriate to solicit additional votes in favor of the Capella Merger Proposal.

Capella Proposal 3: The Capella Advisory Compensation Proposal

        Merger-Related Compensation.    Capella is required pursuant to Section 14A of the Exchange Act to include in this joint proxy statement/prospectus a proposal with respect to a non-binding, advisory vote on the compensation that may become payable to each of its "named executive officers," as determined in accordance with Item 402(t) of Regulation S-K, in connection with the proposed merger pursuant to arrangements entered into with Capella, and Capella is therefore asking its stockholders to approve the following resolution:

  RESOLVED, that the compensation that will or may become payable to the named executive officers of Capella in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K and as set forth in this proposal titled "The Capella Advisory Compensation Proposal," is hereby APPROVED.

        The information set forth in the table below under the heading "—Compensation Tables Required by Item 402(t)" is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each of the Capella named executive officers that is based on or otherwise relates to the merger and assuming the merger is consummated on the latest practicable date prior to the filing of this joint proxy statement/prospectus (December 6, 2017). The compensation arrangements of Capella's named executive officers that are described in "The Merger—Interests of Capella's Directors and Executive Officers in the Merger" beginning on page 108 of this joint proxy statement/prospectus are incorporated herein by reference. As the merger is not expected to be consummated until the third quarter of 2018, Capella has elected to also present a Supplemental Table disclosing expected amounts that may become payable to a named executive officer if the merger is consummated on June 30, 2018 as certain significant events affecting the compensation of the named executive officers, particularly their equity compensation, could change the amount of payments they will receive in connection with the merger. We include this Supplemental Table because we believe it more accurately represents compensation based on or otherwise related to the merger than do the Compensation Tables Required by Item 402(t) below calculated as of December 6, 2017.

Supplemental Table

        The Supplemental Table below is provided for illustrative purposes to adjust for compensation events that Capella expects to occur prior to June 30, 2018. You should carefully review the Compensation Tables Required by Item 402(t) below as well to inform your voting decision on the Capella Advisory Compensation Proposal.

        The information set forth in the table below under the heading "—Compensation Tables Required by Item 402(t)" provides compensation information assuming the merger is consummated on December 6, 2017, and therefore includes (i) the value of Capella equity awards that are not expected to accelerate vesting in connection with the merger (such as Mr. Gilligan's market stock unit award, and any currently outstanding Capella equity awards that are expected to vest pursuant to their terms prior to the expected closing date of the merger), and (ii) the value of pro-rata payouts under Capella's 2015 - 2017 long-term performance cash program, which are expected to be paid in accordance with the program's terms prior to the consummation of the merger.

        If the merger instead is consummated on June 30, 2018, the merger-related compensation payments are expected to be as set forth in the Supplemental Table immediately below (assuming compensation levels do not change, and the executive's continued employment through June 30, 2018 for purposes of Capella's incentive programs). The Supplemental Table below does not reflect any compensation decisions that occur after the date of this registration statement, including compensation decisions and awards that may occur in connection with Capella's regular compensation cycle for fiscal 2018 and includes the value attributable to the accelerated vesting of equity awards (approved on December 7, 2017 to facilitate tax planning strategies for Capella and certain of Capella's named executive officers) which otherwise were expected to vest in the ordinary course following the merger, as described in further detail below in "The Merger—Interests of Capella's Directors and Executive Officers in the Merger" beginning on page 108 of this joint proxy statement/prospectus. In addition, the values reflected in the Supplemental Table attributed to acceleration of equity awards for Messrs. Gilligan and Polacek would not necessarily be triggered solely by the merger, as they are both currently eligible to receive accelerated vesting of these awards under the retirement provisions of Capella's equity plans and awards. Any other assumptions (except for the assumed closing date) used for purposes of calculating the amounts for this table, such as regarding terminations of employment and the assumed price of Capella stock for purposes of valuing equity awards, are otherwise the same as described below under the heading "—Compensation Tables Required by Item 402(t)."

Name	Cash Severance ($)	Equity ($)		Perquisites/ Benefits ($)	Total ($)
J. Kevin Gilligan	4,745,146	3,667,374		34,829	8,447,349
Steven L. Polacek	2,151,049	1,590,094		40,576	3,781,719
Renee L. Jackson	1,236,281	448,361	(1)	29,605	1,714,247
Peter M. Ramstad	1,406,928	802,951		40,497	2,250,376
Andrew E. Watt	1,219,144	621,679		38,265	1,879,088

(1)
Amount includes the value of Ms. Jackson's equity awards that were expected to vest in accordance with their terms following the merger, as these were accelerated on December 7, 2017, as described in further detail below in "The Merger—Interests of Capella's Directors and Executive Officers in the Merger" beginning on page 108 of this joint proxy statement/prospectus.

Compensation Tables Required by Item 402(t)

        As mentioned above, the information set forth in the immediately following table is intended to comply with Item 402(t) of Regulation S-K. Please note that the amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, Capella has assumed:

  •
  a closing date of the merger of December 6, 2017 (which is the latest practicable date prior to the filing of this joint proxy statement/prospectus, as required);

  •
  no change in compensation or benefits levels from those in effect on December 6, 2017 (which is the latest practicable date prior to the filing of this joint proxy statement/prospectus, as required);

  •
  each named executive officer's employment is terminated by Capella without "cause" or by the named executive officer for "good reason" on the closing date; and

  •
  the value of the accelerated vesting of any Capella equity award is calculated assuming a market price per share of Capella common stock equal to $82.37 (which equals the average closing market price of a share of Capella common stock on the NASDAQ over the first five business days following October 30, 2017, the date of the first public announcement of entering into the merger agreement).

Name	Cash Severance(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Total(4) ($)
J. Kevin Gilligan	4,843,672	14,154,064	34,829	19,032,565
Steven L. Polacek	2,188,665	2,451,185	40,576	4,680,426
Renee L. Jackson	1,253,229	640,613	29,605	1,923,447
Peter M. Ramstad	1,399,541	1,118,030	40,497	2,558,068
Andrew E. Watt	1,242,607	829,006	38,265	2,109,878

(1)
Amounts in this column reflect cash severance that the named executive officer would be eligible to receive under the Capella Senior Executive Severance Plan, as well as under Capella's annual management incentive program and long-term performance cash programs.

As described above, the amounts in this column assume the termination of employment occurs on December 6, 2017, the assumed closing date for purposes of these calculations, and therefore the amounts do not reflect any additional compensation an executive might receive based on continued employment following the merger (including under the transition agreements with each of Messrs. Gilligan and Polacek or the letter agreement with Mr. Watt, each as described in further detail below in "The Merger—Interests of Capella's Directors and Executive Officers in the Merger" beginning on page 108 of this joint proxy statement/prospectus).

Cash severance under the Senior Executive Severance Plan would be payable upon a termination of the executive's employment by the executive for "good reason" or by Capella without "cause," in either case, within 24 months following a change in control (which would include the merger) (i.e., pursuant to a "double trigger" arrangement), subject to the executive's timely execution and non-revocation of a general release of claims, which includes, among other things, customary provisions regarding noncompetition, confidentiality and non-solicitation of clients and/or employees for a period of time after termination. In such an event, executives would receive: (i) 24 months of base salary and (ii) two times the executive's target bonus for the year of termination, in each case, payable bi-weekly in accordance with Capella's standard payroll practices over the 24 month period following the executive's termination.

Under the terms of Capella's annual management incentive program, in the event an executive's employment is terminated without cause during the performance period (regardless of the occurrence of a change in control), the executive will be eligible to receive a prorated portion of the final calculated payment under the program in a single lump sum cash payment when payments are made to other participants following the end of the performance period.

Under the terms of Capella's long-term performance cash programs, in the event of a change in control (i.e., pursuant to a "single trigger" arrangement), the executive will be eligible to receive a pro-rata payment, based on actual achieved performance for the truncated performance cycle, which will be calculated immediately prior to the closing date. Payments under Capella's long-term performance cash programs will be made in a single lump sum cash payment within 75 days following the closing date of the merger.

For purposes of this disclosure, Capella has assumed that performance through the current year will continue based on the actual achievement of the performance goals through December 6, 2017.

  The following table quantifies each separate form of compensation included in the aggregate total reported in this column:

Name	Base Salary Severance ($)	Annual Cash Bonus Severance ($)	Annual Incentive Program Payment Amount ($)	Long-Term Incentive Programs Payment Amount ($)
J. Kevin Gilligan	1,618,450	1,861,218	607,409	756,595
Steven L. Polacek	931,900	698,925	228,094	329,746
Renee L. Jackson	700,000	350,000	113,017	90,212
Peter M. Ramstad	754,228	377,114	123,071	145,128
Andrew E. Watt	700,000	350,000	114,925	77,682
(2)
Awards granted under the Capella 2014 Equity Incentive Plan held by the named executive officers will vest in full upon a termination of employment without "cause" within two years following a change in control (which would include the merger). Awards granted under the Capella 2005 Stock Incentive Plan held by the named executive officers will vest in full upon a termination without "cause" or for "good reason," in either case within three years following a change in control (which would include the merger).

In addition, under the terms of Mr. Gilligan's market stock unit award, if a change in control (which would include the merger) occurs and Mr. Gilligan's employment is terminated without "cause" or he resigns for "good reason," in either case within three years following the change in control, then the award will vest in full.

The following table quantifies the value of the unvested Capella stock options and Capella RSUs (including dividend equivalents) held by the named executive officers that would accelerate upon a qualifying termination of employment in connection with the merger based on the assumptions described above. These numbers do not forecast any grants, additional issuances, dividends, additional deferrals or forfeitures of equity-based awards following the date of this joint proxy statement/prospectus. Depending on when the closing date occurs, certain equity-based awards shown in the table may vest in accordance with their terms.

Name	Accelerated Stock Options (#)	Value of Accelerated Stock Options ($)
J. Kevin Gilligan	116,086	2,531,511
Steven L. Polacek	50,457	1,114,490
Renee L. Jackson	12,963	285,628
Peter M. Ramstad	20,302	491,179
Andrew E. Watt	12,307	239,755

Name	Accelerated RSU Awards (#)	Value of Accelerated RSU Awards ($)
J. Kevin Gilligan	139,878	11,622,553
Steven L. Polacek	15,686	1,336,695
Renee L. Jackson	4,173	354,985
Peter M. Ramstad	7,375	626,850
Andrew E. Watt	6,907	589,251
(3)
Under the Senior Executive Severance Plan, upon the executive's qualifying termination (as described above) within 24 months following a change in control (i.e., a "double trigger"), the executive will be eligible to receive outplacement assistance for up to 12 months and continuation coverage under Capella's health, dental and life insurance benefit plans for up to 18 months. The payments described in this column include an estimated value of outplacement assistance of $18,000 and the employer share of the premiums for Capella insurance plans for 18 months, as follows:

Name	Medical Insurance Premiums ($)	Dental Insurance Premiums ($)	Life Insurance Premiums ($)
J. Kevin Gilligan	15,738	640	450
Steven L. Polacek	20,925	1,232	419
Renee L. Jackson	10,367	923	315
Peter M. Ramstad	20,925	1,232	340
Andrew E. Watt	18,718	1,232	315
(4)
If any of these payments would otherwise be subject to an excise tax under Code Section 4999 by reason of the "golden parachute" rules contained in Code Section 280G, the payments will be reduced if and to the extent that doing so will result in net after-tax payments and benefits for the executive officer that are more favorable than the net after-tax payments and benefits payable to the executive officer in the absence of such a reduction after the imposition of the excise tax. The figures reported in this column do not reflect any such reductions as a result of Code Section 280G limits. No executive officer is entitled to any tax gross-up payment in connection with change in control payments (or otherwise).

        Voting standards; Recommendation.    The vote on the Capella Advisory Compensation Proposal is a vote separate and apart from the vote on the adoption of the merger agreement and the approval of the merger. Accordingly, you may vote to approve the Capella Merger Proposal and vote not to approve the Capella Advisory Compensation Proposal or vice versa. Because the vote on the Capella Advisory Compensation Proposal is advisory only, it will not be binding on Capella. Accordingly, if the merger agreement is adopted and the merger is approved and completed, the compensation payments that are contractually required to be paid by Capella to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of Capella stockholders.

        The Capella board of directors will consider the Capella Advisory Compensation Proposal to be approved if the votes cast "FOR" the Capella Advisory Compensation Proposal are of a number greater than the votes cast "AGAINST" the Capella Advisory Compensation Proposal. An abstention or a failure to vote will have no effect on the vote count for the Capella Advisory Compensation Proposal.

        The Capella board of directors unanimously recommends a vote "FOR" the approval of the Capella Advisory Compensation Proposal.

 THE STRAYER SPECIAL MEETING

Date, Time and Place of the Strayer Special Meeting

        The Strayer special meeting will be held at 9:00 a.m., local time, on January 19, 2018, at Strayer's corporate offices located at 2303 Dulles Station Boulevard, Herndon, VA 20171.

Purpose of the Strayer Special Meeting

        At the Strayer special meeting, Strayer stockholders will be asked to consider and vote upon the following proposals:

  1.
  Share Issuance Proposal

  2.
  Charter Amendment Proposal

  3.
  Strayer Adjournment Proposal

        No other business will be acted upon at the Strayer special meeting.

Recommendation of the Strayer Board of Directors

        The Strayer board of directors recommends that the Strayer stockholders vote "FOR" the Share Issuance Proposal, "FOR" the Charter Amendment Proposal and "FOR" the Strayer Adjournment Proposal. See "The Merger—Strayer's Reasons for the Merger; Recommendation of the Strayer Board of Directors."

        Consummation of the merger is conditioned on approval of the Share Issuance Proposal and the Charter Amendment Proposal, but is not conditioned on the approval of the Strayer Adjournment Proposal.

Strayer Record Date and Quorum

Record Date

        Only holders of record of shares of Strayer common stock at the close of business on December 11, 2017, the Strayer record date, will be entitled to notice of, and to vote at, the Strayer special meeting or any postponements or adjournments thereof. Each share of Strayer common stock entitles the holder thereof to cast one vote on each matter that comes before the Strayer special meeting.

        As of December 6, 2017, the latest practicable date before the filing of this joint proxy statement/prospectus, there were 11,167,425 shares of Strayer common stock outstanding.

Quorum

        The presence of the Strayer stockholders entitled to cast a majority of the votes entitled to be cast at the meeting, in person or represented by proxy, is necessary to constitute a quorum. Abstentions will be counted as present for purposes of determining a quorum. Because all proposals to be voted on at the Strayer special meeting will be "non-routine" matters, we do not expect to receive any broker non-votes (which are shares of Strayer common stock held by banks, brokers or other nominees that are present in person or by proxy at the Strayer special meeting but with respect to which the bank, broker or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the bank, broker or other nominee does not have discretionary voting power on such proposal) and, if you do not provide voting instructions to your bank, broker or other nominee, your shares will not be counted as present for purposes of determining a quorum.

Voting by Strayer's Directors and Executive Officers

        As of December 6, 2017, the latest practicable date before the filing of this joint proxy statement/prospectus, directors and executive officers of Strayer and their affiliates owned and were entitled to vote 614,027 shares of Strayer common stock, representing approximately 5.5% of the shares of Strayer common stock outstanding on that date. Strayer currently expects that Strayer's directors and executive officers will vote their shares of Strayer common stock in favor of the Strayer Proposals, although none of them has entered into any agreement obligating him or her to do so.

Required Vote

        Approval by Strayer stockholders of the Share Issuance Proposal and the Charter Amendment Proposal is a condition to the consummation of the merger. If either of the Share Issuance Proposal or the Charter Amendment Proposal is not approved, the merger will not be consummated.

Required Vote to Approve the Share Issuance Proposal

        Approval of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the votes cast thereon at the Strayer special meeting, assuming a quorum is present.

Required Vote to Approve the Charter Amendment Proposal

        Approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the votes entitled to be cast on the Charter Amendment Proposal at the Strayer special meeting.

Required Vote to Approve the Strayer Adjournment Proposal

        Approval of the Strayer Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast thereon at the Strayer special meeting.

Treatment of Abstentions; Failure to Vote

        If you are a Strayer stockholder and you abstain with respect to a proposal, it will have the same effect as a vote "AGAINST" the Charter Amendment Proposal, but it will have no effect on the outcome of the Strayer Adjournment Proposal or the Share Issuance Proposal.

        If you are a Strayer stockholder and you fail to vote, it will have the same effect as a vote "AGAINST" the Charter Amendment Proposal, but it will have no effect on the outcome of the Share Issuance Proposal or the Strayer Adjournment Proposal, assuming a quorum is present.

Voting of Proxies; Incomplete Proxies

        If you are a stockholder of record of Strayer common stock as of the Strayer record date, a proxy card is enclosed for your use. Strayer requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also authorize a proxy to vote your shares by telephone or through the Internet. Information and applicable deadlines for authorizing a proxy to vote by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Strayer common stock represented by it will be voted at the Strayer special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

        If a proxy is signed and returned without an indication as to how the shares of Strayer common stock represented by the proxy are to be voted with regard to a particular proposal, the shares of Strayer common stock represented by the proxy will be voted in favor of each such proposal, as applicable. In accordance with the Strayer bylaws and the MGCL, business transacted at the Strayer special meeting will be limited to those matters set forth in the notice of the meeting.

Your vote is important. Accordingly, please submit a proxy as soon as possible by telephone, over the Internet, or by signing and returning the enclosed proxy card, whether or not you plan to attend the Strayer special meeting in person.

Shares Held in Street Name and Broker Non-Votes

        If you hold your shares of Strayer common stock in a stock brokerage account or if your shares of Strayer common stock are held by a bank or nominee (that is, in "street name"), you must provide the record holder of your shares with instructions on how to vote your shares of Strayer common stock. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you are not permitted to vote shares of Strayer common stock held in "street name" by returning a proxy card directly to Strayer or by voting in person at the special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or nominee. Obtaining a legal proxy may take several days. Further, brokers who hold shares of Strayer common stock on behalf of their customers may not give a proxy to Strayer to vote those shares without specific instructions from their customers.

        If you are a Strayer stockholder and you fail to instruct your broker, bank or nominee to vote your shares of Strayer common stock, your broker will not be permitted to vote on your behalf on the Charter Amendment Proposal, the Share Issuance Proposal or the Strayer Adjournment Proposal. Failing to provide instructions to your broker, bank or nominee will have the same effect as a vote against the Charter Amendment Proposal, but it will have no effect on the Share Issuance Proposal or the Strayer Adjournment Proposal, assuming a quorum is present.

Revocability of Proxies and Changes to a Strayer Stockholder's Vote

        If you are a holder of record of shares of Strayer common stock on the Strayer record date, you have the power to revoke your proxy at any time before your proxy is exercised at the Strayer special meeting. You can revoke your proxy in one of three ways:

  •
  sending a written notice of revocation that is received by Strayer prior to the time the proxy is exercised at the Strayer special meeting, stating that you would like to revoke your proxy, to Strayer's corporate secretary at 2303 Dulles Station Boulevard, Herndon, VA 20171;

  •
  submitting a new proxy bearing a later date (by Internet, telephone or mail) that is received by Strayer prior to 11:59 p.m. (U.S. Eastern Time) on the day preceding the Strayer special meeting; or

  •
  attending the Strayer special meeting and voting in person.

        Attending the Strayer special meeting will NOT automatically revoke a proxy that was submitted through the Internet or by telephone or mail. If you wish to change your vote at the Strayer special meeting, you must vote by ballot at such meeting to change your vote. If your shares of Strayer common stock are held by a bank, broker or nominee, you should follow the instructions provided by the bank, broker or nominee.

        If you choose to provide a new proxy bearing a later date, you must deliver your new proxy to the corporate secretary of Strayer at 2303 Dulles Station Boulevard, Herndon, VA 20171, no later than 11:59 PM (U.S. Eastern time) on the day preceding the Strayer special meeting. Revocations may be submitted to the corporate secretary at the address listed in the prior sentence or at the Strayer special meeting prior to the proxy holder exercising the proxy. If you have submitted a proxy by telephone or through the Internet, you may revoke your prior telephone or Internet proxy by recording a different proxy using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet proxy.

Solicitation of Proxies

        The cost of the solicitation of proxies from Strayer stockholders will be borne by Strayer. In addition to solicitations by mail, Strayer's directors, officers and regular employees may solicit proxies personally, by telephone, by facsimile or otherwise, without additional compensation. Strayer will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the Strayer record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Strayer has retained Alliance to assist in the solicitation of proxies and has agreed to pay them a fee of approximately $12,500, plus reasonable and documented expenses, for these services.

Adjournments

        Although it is not currently expected, the Strayer special meeting may be adjourned for the purpose of soliciting additional proxies if Strayer has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the Share Issuance Proposal or the Charter Amendment Proposal. Any adjournment may be made without notice, other than by an announcement at the special meeting, to a date no more than 120 days after the Strayer record date. Pursuant to the Strayer bylaws, the chairman of the meeting may adjourn the meeting without the approval of the Strayer stockholders. If the Strayer special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use.

Postponements

        At any time prior to convening the Strayer special meeting, the Strayer board of directors may postpone the meeting for any reason without the approval of the Strayer stockholders to a date no more than 120 days after the Strayer record date. If postponed, as required by law, Strayer will provide at least ten days' notice of the new meeting date. Although it is not currently expected, the Strayer board of directors may postpone the special meeting for the purpose of soliciting additional proxies if Strayer has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the Share Issuance Proposal or the Charter Amendment Proposal. If the Strayer special meeting is postponed for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use.

STRAYER PROPOSALS

Strayer Proposal 1: The Share Issuance Proposal

        Strayer stockholders are asked to approve the issuance of shares of Strayer common stock to Capella shareholders in connection with the merger. Strayer stockholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the Strayer share issuance. For a detailed discussion of the terms of the merger agreement and the merger, including the Strayer share issuance, see the information about the merger and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled "The Merger" beginning on page 63 and "The Merger Agreement" beginning on page 119. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

        Approval of the Share Issuance Proposal is a condition to the consummation of the merger. If the Share Issuance Proposal is not approved, the merger will not occur. For a detailed discussion of the conditions of the merger, see "The Merger Agreement—Conditions to Consummation of the Merger."

Required Vote

        The approval of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the votes cast thereon at the Strayer special meeting, assuming a quorum is present.

        The Strayer board of directors unanimously recommends that Strayer stockholders vote "FOR" the Share Issuance Proposal.

 Strayer Proposal 2: The Charter Amendment Proposal

        Strayer stockholders are asked to approve certain amendments to the Strayer charter as shown in Annex B to this joint proxy statement/prospectus. These amendments include the following:

  •
  changing the combined company's corporate name from "Strayer Education, Inc." to "Strategic Education, Inc."; and

  •
  increasing the number of shares of Strayer common stock that Strayer is authorized to issue under the Strayer charter to 32,000,000.

        In addition, the amendments will eliminate from the Strayer charter a previously issued series of preferred stock, of which no shares are outstanding, and delete certain provisions related to that series of preferred stock. The amendments will also include certain conforming changes. The provisions of the amended and restated charter were negotiated by the parties to the merger agreement and are considered by the parties to be an integral part of the merger.

        The changes to the current Strayer charter in connection with the Charter Amendment Proposal are reflected in the text of the amended and restated Strayer charter, in the form included as Annex B to this joint proxy statement/prospectus. Strayer stockholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the amendment and restatement of the Strayer charter and are urged to carefully read the entire amendment and restatement of the Strayer charter included as Annex B to this joint proxy statement/prospectus before voting on this proposal. If Strayer and Capella do not consummate the merger, Strayer will not amend and restate the Strayer charter to effect the amendments contemplated by the Charter Amendment Proposal, notwithstanding that Strayer stockholders may have previously approved the Charter Amendment Proposal.

        Approval of the Charter Amendment Proposal is a condition to the consummation of the merger.    If the Charter Amendment Proposal is not approved, the merger will not occur. For a detailed discussion of the conditions of the merger, see "The Merger Agreement—Conditions to Consummation of the Merger."

Required Vote

        The approval of the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the votes entitled to be cast on the Charter Amendment Proposal at the Strayer special meeting.

        The Strayer board of directors unanimously recommends that Strayer stockholders vote "FOR" the Charter Amendment Proposal.

 Strayer Proposal 3: The Strayer Adjournment Proposal

        Strayer stockholders are asked to approve the adjournment of the Strayer special meeting from time to time, if a proposal to adjourn the Strayer special meeting is raised at that meeting, including to solicit additional proxies in favor of the Share Issuance Proposal and the Charter Amendment Proposal, if there are insufficient votes at the time of such adjournment to approve such proposals.

        If, at the Strayer special meeting, the number of shares of Strayer common stock present or represented and voting in favor of the Share Issuance Proposal and the Charter Amendment Proposal is insufficient to approve such proposals, Strayer may move to adjourn the Strayer special meeting in order to enable the Strayer board of directors to solicit additional proxies for approval of such proposals, subject to the terms of the merger agreement. Additionally, pursuant to the Strayer bylaws, the chairman of the meeting may adjourn the meeting without the approval of the Strayer stockholders.

Required Vote

        Approval of the Strayer Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast thereon at the Strayer special meeting.

        The Strayer board of directors unanimously recommends that Strayer stockholders vote "FOR" the Strayer Adjournment Proposal.

 THE MERGER

        The following is a description of certain material aspects of the merger. This description may not contain all of the information that may be important to you. The discussion of the merger in this joint proxy statement/prospectus is qualified in its entirety by reference to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A, and the form of the combined company's charter that will be in effect as of the consummation of the merger, which is attached to this joint proxy statement/prospectus as Annex B. We encourage you to read carefully this entire joint proxy statement/prospectus, including the annexes and exhibits to, and the documents incorporated by reference in, this joint proxy statement/prospectus and the exhibits to the registration statement to which this joint proxy statement/prospectus relates, for a more complete understanding of the merger and the documents incorporated by reference. This section is not intended to provide you with any factual information about Strayer or Capella. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Strayer and Capella make with the SEC, as described in "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

General Description of the Merger

        Under the terms of the merger agreement, Strayer as the combined company will be the remaining corporate entity under which Strayer University and Capella University will operate as independent and separately accredited institutions.

        Pursuant to the merger agreement, Merger Sub will merge with and into Capella, with Capella surviving as a wholly owned subsidiary of Strayer. In the merger, each share of Capella common stock issued and outstanding immediately prior to the effective time (other than shares held by Strayer, Capella or Merger Sub or any of their respective wholly owned subsidiaries) will be converted into the right to receive 0.875 combined company shares.

        After consummation of the merger, Capella shareholders and Strayer stockholders are expected to own approximately 48% and 52%, respectively, of the outstanding combined company shares on a fully diluted basis, based on the number of shares currently expected to be outstanding immediately prior to the effective time. Shares of Capella common stock currently trade on NASDAQ under the symbol "CPLA," and shares of Strayer common stock currently trade on NASDAQ under the symbol "STRA." Following the consummation of the merger, the combined company shares will be listed on NASDAQ and will continue to trade under the symbol "STRA." Based on the number of outstanding shares of Capella common stock and Strayer common stock as of December 6, 2017, the latest practicable date before the filing of this joint proxy statement/prospectus, and the Capella and Strayer equity awards expected to vest in connection with the merger, a total of approximately 21.7 million combined company shares are expected to be outstanding immediately after the consummation of the merger.

Consideration to be Received by the Capella Shareholders

        In the merger, each share of Capella common stock issued and outstanding immediately prior to the effective time (other than shares held in treasury or held by Strayer, Capella or Merger Sub or any of their respective wholly owned subsidiaries) will be converted into the right to receive 0.875 combined company shares.

        The merger consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend, any dividend or distribution of securities convertible into shares of Capella common stock or Strayer common stock, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Capella common stock or Strayer common stock outstanding after the date of the merger agreement and prior to the effective time.

Background of the Merger

        The Strayer board of directors and management team, in the ordinary course of business, periodically evaluate and consider a variety of financial and strategic opportunities to enhance stockholder value. The Strayer board of directors and management team review these opportunities as part of Strayer's long-term business plans and operating strategies in light of industry changes, regulatory developments and economic trends. Strayer's representatives regularly engage in dialogue and, where appropriate, execute confidentiality agreements with other participants in the education industry.

        The Capella board of directors and senior management periodically evaluate and assess Capella's financial performance, prospects and competitive position, as well as strategies to enhance shareholder value, including opportunities to enhance program offerings, the services it provides to its learners and its overall position in the higher education industry. In connection with these reviews and assessments, the Capella board of directors and senior management regularly evaluate potential strategic alternatives relating to Capella and its business, including possible acquisitions, divestitures and business combinations. One of the areas for potential growth that Capella has considered from time to time is a business combination with another higher education company to the extent consistent with Capella's long-term strategic goals.

        Strayer and Capella have long been familiar with each other's businesses, as they are the quality leaders among investor-funded providers of post-secondary education and other academic programs. Certain representatives of each company have become acquainted at industry events and have from time to time spoken regarding the state of the education industry, the regulatory landscape applicable to investor-funded educators and other similar and related topics.

        On March 24, 2016, Mr. Robert S. Silberman, Executive Chairman of the Strayer board of directors, and Mr. J. Kevin Gilligan, Chairman of the Capella board of directors and Chief Executive Officer of Capella, met in Minneapolis, Minnesota. Mr. Silberman had requested and arranged the meeting. During this meeting, Messrs. Silberman and Gilligan discussed, among other things, recent developments in the education industry and the possibility of exploring a business combination between Strayer and Capella. The conversations were high-level, preliminary, and based on publicly available information. At the conclusion of the meeting, Mr. Silberman encouraged Mr. Gilligan to take time to consider a business combination and to call him if he wished to continue discussions in the future.

        On May 11, 2017, in preparation for the Capella board of directors' annual strategic planning meeting in August, Mr. Steven L. Polacek, Chief Financial Officer of Capella, called Morgan Stanley & Co. LLC ("Morgan Stanley"), to discuss the higher education market in general and Strayer in particular. On June 14, 2017, telephonically, and July 14, 2017, in person, Mr. Gilligan, Mr. Polacek, and Ms. Renee L. Jackson, General Counsel of Capella, met with representatives of Morgan Stanley to discuss further Morgan Stanley's qualifications, reputation and experience, the higher education marketplace and the development of presentation materials for the Capella board of directors.

        On August 2 and 3, 2017, the Capella board of directors held a regularly scheduled meeting with representatives of Capella senior management in attendance. At the meeting, among other topics discussed, Mr. Gilligan led a discussion with the Capella board of directors related to the changing landscape in the higher education market, the growing advantages to achieving greater scale, and various organic and strategic alternatives. As part of this discussion, he presented a general overview of the higher education market and of Strayer based on publicly available information provided by representatives of Morgan Stanley at the request of Capella. At the conclusion of the discussion, the Capella board of directors determined that Mr. Gilligan should reach out to Mr. Silberman to see if there was interest in restarting a discussion regarding the possibility of exploring a potential business combination between Strayer and Capella. The Capella board of directors also agreed to consult with Latham & Watkins LLP ("Latham"), which had served as counsel to Capella in previous transactions, about advising Capella in connection with such potential business combination. Ms. Jackson subsequently spoke with Latham representatives about advising Capella related to a potential business combination with Strayer.

        On August 9, 2017, Mr. Gilligan called Mr. Silberman to inquire about his interest in having a further general discussion about recent industry developments and the possibility of a potential business combination between Strayer and Capella. Mr. Silberman agreed to an in-person discussion, which was thereafter set for August 22, 2017. Following the call, Mr. Gilligan informed Mr. David W. Smith, Lead Director of the Capella board of directors, of his conversation with Mr. Silberman and discussed the process for preparing for the scheduled meeting between Messrs. Gilligan and Silberman. Later that day, Mr. Silberman informed Mr. Karl McDonnell, Chief Executive Officer of Strayer, Mr. Daniel W. Jackson, Chief Financial Officer of Strayer, and Mr. Viet D. Dinh, General Counsel of Strayer, of Mr. Gilligan's call, and they discussed a process for evaluating a potential business combination with Capella. They agreed to consult with Kirkland & Ellis LLP ("Kirkland"), which served as regular outside counsel to Strayer, about advising Strayer in connection with the exploration of a potential business combination. Mr. Dinh subsequently spoke with representatives of Kirkland about a potential business combination with Capella.

        On August 22, 2017, the scheduled meeting between Messrs. Silberman and Gilligan occurred in Omaha, Nebraska. At the meeting, Mr. Gilligan and Mr. Silberman discussed the possibility of a potential business combination between Strayer and Capella. Messrs. Silberman and Gilligan discussed the possible strategic rationale for such potential business combination and discussed the potential go-forward strategy of the combined company, including the anticipated benefits to student affordability, academic quality and student outcomes of such potential business combination. Messrs. Silberman and Gilligan then discussed the structure of a potential business combination between Strayer and Capella, which was contemplated as a stock-for-stock "merger of equals" with an agreed-upon exchange ratio. Messrs. Silberman and Gilligan also discussed the anticipated potential future performance of the combined company and the benefits such future performance would have to each company's respective students, stockholders and shareholders. Messrs. Silberman and Gilligan agreed to continue their discussion of a potential business combination between the two companies, with structure, price and other terms to be further discussed.

        Beginning on August 22, 2017 and continuing through the signing of the merger agreement, Mr. Gilligan had periodic discussions with Mr. Smith and other members of the Capella board of directors regarding his conversations with Mr. Silberman and to provide updates regarding the status of the exploration of the potential business combination with Strayer.

        Between August 23, 2017 and August 29, 2017, Messrs. Silberman and Gilligan had several telephone conversations during which they discussed a number of additional preliminary matters relating to the potential business combination. Messrs. Silberman and Gilligan also agreed to meet together with members of senior management of each company after the Labor Day holiday to exchange more detailed information regarding their respective companies and to begin to explore potential synergies that could result from a potential business combination.

        Beginning on August 23, 2017 and continuing through the signing of the merger agreement, Mr. Silberman had periodic discussions with individual members of the Strayer board of directors about his conversations with Mr. Gilligan. Following the Labor Day holiday, on September 5 and September 6, 2017, Mr. Silberman informed each member of the Strayer board of directors of his preliminary discussions with Mr. Gilligan, the upcoming management meetings and his view that Strayer should allocate management resources to explore a potential business combination with Capella.

        On August 31, 2017, Ms. Jackson sent Mr. Dinh a draft of a mutual confidentiality agreement, which was executed on September 1, 2017. The mutual confidentiality agreement contained reciprocal and customary non-disclosure, non-use, and standstill provisions.

        On September 7, 2017, Messrs. Silberman and Dinh met in New York City, with a representative of Perella Weinberg Partners LP ("Perella Weinberg"), to discuss the investment bank's qualifications, reputation and experience and the possibility of engaging Perella Weinberg as financial advisor to Strayer. A potential business combination with Capella was not discussed at that time.

        On September 7 and 8, 2017, representatives of Strayer and Capella met in New York City, to exchange overviews of their respective businesses and to discuss potential synergies that could result from a potential business combination between the companies. Representatives of Strayer and Capella also discussed operational and integration matters, as well as preliminary regulatory considerations, and there was a high-level discussion of a potential timing for a business combination, should each company want to proceed with discussions. They also identified a list of key potential business combination terms, which were not negotiated, including deal structure and composition of board of directors and senior leadership of the combined company.

        On September 11, 2017, the Strayer board of directors held a meeting, with representatives of Strayer senior management in attendance. At the meeting, the Strayer board of directors received an update on discussions with Capella and discussed the rationale for and potential strategic merits of a business combination between Strayer and Capella. Mr. Dinh discussed with the Strayer board of directors various legal matters, including process considerations. Strayer senior management also provided the Strayer board of directors with a preliminary view of the regulatory approvals that might be required to consummate the potential business combination. At this meeting, the Strayer board of directors concluded that none of the directors had any conflicts of interest with respect to a potential business combination with Capella. Following discussion, the Strayer board of directors directed Mr. Silberman and representatives of Strayer senior management to exchange due diligence information with Capella and to engage in negotiations regarding a potential business combination between Strayer and Capella.

        On September 12, 2017, Mr. Silberman called Mr. Gilligan to discuss the Strayer board of directors' general reaction to the potential business combination based on the discussions that had occurred to date.

        On September 13, 2017, the day before they attended the BMO Capital Markets Back to School Education Conference in New York City, representatives of Strayer and Capella met to further discuss potential synergies that could result from a business combination between Strayer and Capella.

        On September 15, 2017, the Capella board of directors held a meeting with representatives of each of Capella senior management and Latham. At this meeting, Mr. Gilligan and Capella senior management provided an update on the discussions that he and other Capella representatives had the prior week with Strayer representatives, and he reviewed with the Capella board of directors the strategic rationale for a potential business combination with Strayer. Mr. Gilligan described the strong alignment between the companies on the learner-first mindset, the shared beliefs in the advantages of greater scale and the likely cost synergies to be realized from a business combination and the potential timeline and key issues of such business combination. Capella senior management noted that they placed a call to representatives of Morgan Stanley to discuss engagement as a financial advisor related to a potential business combination with Strayer, and the Capella board of directors was in agreement with the engagement of Morgan Stanley. Representatives of Latham reviewed with the Capella board of directors their fiduciary duties when considering a potential business combination. The Capella board of directors determined that Capella senior management, together with Capella's legal and financial advisors, should continue discussions and negotiations with Strayer.

        On September 17, 2017, Mr. Polacek met by telephone with a representative of Morgan Stanley to discuss the possibility of engaging Morgan Stanley as financial advisor to Capella in a potential business combination with Strayer.

        On September 18, 2017, Mr. Gilligan spoke with Mr. Silberman. Mr. Gilligan reported that the Capella board of directors was positive about the possibility of a business combination with Strayer. Mr. Gilligan and Mr. Silberman discussed various governance and structural issues related to the potential business combination, and then discussed the concept of utilizing an agreed-upon exchange ratio based on a multi-day volume weighted average price. Mr. Gilligan said that he thought the challenge on valuation would be to agree on an exchange ratio that would reflect the companies' historic performance and the value to be contributed to a combined company. Mr. Silberman suggested the possibility of using a 30-day valuation period and Mr. Gilligan responded that he believed that a greater premium to the current trading price for shares of Capella common stock would be necessary, whether accomplished as a longer period for the volume weighted average price calculation, a special dividend, or some other form. Mr. Silberman indicated that he did not believe that some of those suggestions would be viewed positively by the Strayer board of directors, but agreed with Mr. Gilligan to continue discussions after consulting with their respective advisors, management and boards of directors.

        Also on September 18, 2017, Mr. Silberman met with a representative of Perella Weinberg in Herndon, Virginia, to provide him with an update on discussions with Capella and to discuss the potential engagement of Perella Weinberg by Strayer as financial advisor to Strayer. Following discussion, Mr. Silberman determined to recommend to the Strayer board of directors at the next board meeting that Perella Weinberg should be engaged as the Strayer's financial advisor, should discussions with Capella advance to the point of negotiating definitive terms of a business combination.

        Also on September 18, 2017, representatives of Strayer's and Capella's respective senior management, and representatives of Kirkland and Latham, discussed the process to be followed in conducting business, legal and regulatory due diligence. They also discussed regulatory considerations and a possible outline of key business combination terms that might be included in a non-binding term sheet (the "Term Sheet") that the companies could use to advance exploratory discussions with educational regulators to gain their preliminary views on a potential business combination between the two companies. The parties agreed that Strayer would deliver a draft Term Sheet to Capella for review and discussion.

        Following these discussions, the companies commenced due diligence activities, and the due diligence process continued through the following six weeks until the merger agreement was executed on October 29, 2017. The process included the exchange (primarily through virtual data rooms), review and analysis of confidential information of each company relating to a range of financial, operational, legal, accounting, tax and regulatory matters, as well as in-person and telephonic meetings between Strayer's and Capella's respective senior management teams. Capella and Strayer, as applicable, were supported in their due diligence and negotiations by representatives of Kirkland, Latham, Perella Weinberg and Morgan Stanley.

        On September 19, 2017, Mr. Polacek and Ms. Jackson held a telephone call with representatives of Morgan Stanley to provide an update regarding the discussions with Strayer and to discuss the engagement of Morgan Stanley. On September 22, 2017, Mr. Gilligan, Mr. Polacek and Ms. Jackson had another discussion with representatives of Morgan Stanley regarding the potential business combination with Strayer. Following these discussions, Mr. Gilligan determined that he would recommend to the Capella board of directors at the next board meeting that Morgan Stanley should be formally engaged as Capella's financial advisor with respect to the potential business combination with Strayer, should discussions with Strayer advance to the point of negotiating definitive terms of a business combination.

        Also on September 19, 2017, consistent with the prior day's discussions, Kirkland delivered to Latham a draft of the Term Sheet setting forth Strayer's preliminary outline of proposed key terms for a possible merger of equals between Strayer and Capella. The Term Sheet contemplated (i) an all-stock merger, as a result of which each share of Capella common stock would be converted into a number of share(s) of Strayer common stock utilizing an agreed-upon exchange ratio to be determined by the parties' board of directors and which the Term Sheet initially proposed be based on a 30-day volume weighted average price, (ii) that the combined company's board of directors would include both Strayer and Capella directors, (iii) a proposal for leadership of the combined company which included members of Strayer's and Capella's respective senior management, and (iv) that each of Strayer University and Capella University would remain a separate legal entity operating under its current name and its existing education identification number.

        On September 24, 2017, Capella senior management provided 5-year standalone projections to Strayer and Perella Weinberg for their use in connection with their evaluation of a potential business combination between Strayer and Capella. The 5-year standalone projections were subsequently reviewed and approved by the Capella board of directors in connection with the evaluation of the potential business combination between Strayer and Capella.

        On September 25, 2017, Strayer senior management provided 5-year standalone projections to Capella and Morgan Stanley for their use in connection with their evaluation of a potential business combination between Strayer and Capella. The 5-year standalone projections had been previously reviewed by the Strayer board of directors and were again reviewed in connection with the evaluation of the potential business combination between Strayer and Capella.

        On September 25, 2017, Messrs. Silberman and Gilligan, representatives of Strayer's and Capella's respective senior management, and a representative of Latham, met in Chicago, Illinois. The parties identified a range of issues relevant to assessing the advisability of the potential merger of equals, including governance, regulatory, operational and integration matters and potential synergies. The parties agreed to continue negotiating the key issues of a final merger agreement and that they would not continue negotiating the previously proposed Term Sheet. At the end of the meeting, Latham was instructed to prepare an initial draft merger agreement, with mutual and reciprocal terms appropriate for a merger of equals and the potential business combination. Following the meeting, Latham began working on the initial draft of the proposed merger agreement with the input of Capella senior management and other advisors to Capella.

        On September 28, 2017, the Capella board of directors held a meeting with representatives of each of Capella senior management, Latham and Morgan Stanley in attendance at the request of the Capella board of directors. At this meeting, Mr. Gilligan and Capella senior management reviewed with the Capella board of directors the strategic rationale for a potential business combination with Strayer and provided an update regarding the due diligence efforts that had been completed to date and the discussions with Strayer senior management. Mr. Gilligan and Capella senior management noted that these discussions included the potential post-closing ownership of the combined company that would be determined generally utilizing an agreed-upon exchange ratio based on a volume weighted average price, the anticipated synergies, the complementary programs and services of the two companies, the senior management of the combined company, the structure of the potential business combination, and the composition of the board of directors of the combined company. Representatives of Morgan Stanley reviewed with the Capella board of directors certain preliminary financial analyses. Representatives of Latham reviewed with the Capella board of directors its fiduciary duties when considering the potential business combination. The Capella board of directors determined that Capella senior management, together with Capella's legal and financial advisors, should continue discussions and negotiations with Strayer and provided guidance with respect to such negotiations, including with respect to ownership and governance of the combined company. After representatives of Morgan Stanley left the call, the Capella board of directors again expressed its agreement with Capella senior management's recommendation that Morgan Stanley be engaged with regard to the potential business combination. The engagement letter was subsequently executed by Capella on October 26, 2017.

        On October 3 and 4, 2017, Messrs. Silberman and McDonnell and members of Capella senior management met in Minneapolis, Minnesota, to discuss key governance and valuation matters. After discussion, the parties agreed to recommend to their respective boards that a business combination should use a fixed exchange ratio based on a 90-day volume weighted average price calculation. It was also discussed that Capella would have the right to appoint three members of the board of directors of the combined company, and Capella and Strayer continued to discuss the size of the Strayer board of directors following the potential business combination.

        On October 4, 2017, Mr. Dinh and Mr. Brian W. Jones, President of Strayer University, met with representatives of the DOE. During this meeting, the representatives of Strayer explored the DOE's initial view of a potential business combination between Strayer and Capella.

        On October 5, 2017, the Capella board of directors held a meeting with representatives of each of Capella senior management, Latham and Morgan Stanley in attendance at the request of the Capella board of directors. At this meeting, Mr. Gilligan and Capella senior management provided an update regarding the due diligence efforts that had been completed to date and the discussions with Strayer senior management regarding the potential business combination. The Capella board of directors discussed strategic alternatives to a potential business combination with Strayer and determined that the potential business combination with Strayer was preferable to any strategic alternatives. Capella senior management then discussed the process for obtaining regulatory approval of the potential business combination. Representatives of Morgan Stanley reviewed with the Capella board of directors certain updated preliminary financial analyses. The Capella board of directors determined that Capella senior management, together with Capella's legal and financial advisors, should continue discussions and negotiations with Strayer regarding the potential business combination and provided guidance and input with respect to such negotiations regarding various issues.

        Later on October 5, 2017, Messrs. Gilligan and Silberman discussed that the Capella board of directors agreed, among other things, to a 90-day VWAP calculation and that Capella would have the right to appoint three members of the board of directors of the combined company.

        On October 5, 2017, Mr. Jackson discussed with Mr. Polacek that his calculation of the exchange ratio would be 0.868 of a share of Strayer common stock for each share of Capella common stock, based on a VWAP calculation of 90 calendar days. Mr. Polacek in turn informed Mr. Jackson that his calculation had yielded an exchange ratio of 0.879 of a share of Strayer common stock for each share of Capella common stock, based on a VWAP calculation of 90 trading days using calculations provided by representatives of Morgan Stanley.

        On October 9, 2017, the Strayer board of directors held a telephonic meeting. The Strayer board, together with members of senior management, discussed the potential engagement of Perella Weinberg as Strayer's financial advisor, citing, among other things, Perella Weinberg's experience and reputation serving as financial advisor in connection with comparable business combinations. The Strayer board of directors approved the engagement of Perella Weinberg. It was then noted that the Strayer board of directors had looked closely at the strategic landscape applicable to Strayer over the past two years and its various possible options and that there was continuing consensus among the directors and Strayer's senior management that Capella remained the only sensible academic partner for Strayer. Strayer senior management noted that it would expect to be able to negotiate an exchange ratio in which the current stockholders of Strayer would own approximately 52% of the common shares of a combined company following a combination with Capella. Representatives of Kirkland provided an overview of the directors' duties under Maryland law and certain other legal considerations relevant to the discussion and evaluation of a potential business combination with Capella. Representatives of Perella Weinberg provided the Strayer board of directors with a general overview of the share price performance for each of Strayer and Capella and several other preliminary comparative financial metrics. Following discussion regarding these topics, the Strayer board of directors instructed Strayer senior management to continue negotiations with Capella.

        On October 10, 2017, Mr. Gilligan and Mr. Silberman discussed the different proposed 90-day VWAP calculations of 0.868 and 0.879, and the possibility of agreeing to 0.875. They agreed to defer a decision on the matter until a later meeting at which the other open items would be negotiated.

        On October 11, 2017, the Capella board of directors held a meeting with representatives of each of Capella senior management, Latham and Morgan Stanley in attendance at the request of the Capella board of directors. At this meeting, Mr. Gilligan and Capella senior management provided an update regarding the potential business combination with Strayer, including the discussions with Strayer senior management, outreach to regulatory authorities, and the status of the due diligence efforts. Representatives of Morgan Stanley reviewed with the Capella board of directors certain updated preliminary financial analyses relating to Strayer and the potential business combination, and provided an update on discussions with representatives of Perella Weinberg. Latham then provided the Capella board of directors an update on the status of and issues related to the proposed merger agreement and previewed the topics that would be discussed at the October 18, 2017 Capella board of directors meeting. The Capella board of directors determined that Capella senior management, together with Capella's legal and financial advisors, should continue discussions and negotiations with Strayer and provided guidance with respect to such negotiations.

        On October 11, 2017, Ms. Lizette Herraiz, Deputy General Counsel of Strayer, and Mr. Jones contacted a representative of the Middle States Commission on Higher Education ("MSCHE"), which is the accreditor for Strayer University, to explore MSCHE's initial view of a potential business combination between Strayer and Capella.

        On October 12, 2017, representatives of Strayer's and Capella's respective senior management met in Washington D.C., to further discuss the potential business combination, including operational and integration matters for the combined company, as well as governance and regulatory considerations related thereto. During the meeting, Strayer and Capella also provided their respective views on, and rationale for, their proposed exchange ratios, with Strayer proposing 0.868 and Capella proposing 0.879.

        On the evening of October 12, 2017, Latham delivered to Kirkland an initial draft of the proposed merger agreement for the potential business combination, which included Capella's positions on key issues, including the size of the board of the combined company, whether either company's board of directors would be permitted to terminate the merger agreement in order to accept an unsolicited superior proposal and closing conditions relating to regulatory matters.

        On October 15, 2017, Mr. Dinh contacted Ms. Jackson to discuss specific terms that would be included in the next draft of the merger agreement, including a termination fee of $25,000,000 and reimbursement of actual expenses in certain circumstances to be capped at an amount between $7,000,000 and $9,000,000, and Mr. Dinh and Ms. Jackson acknowledged that the final determination on such amounts was subject to discussions with Strayer's and Capella's respective financial advisors and approval by the Strayer board of directors and the Capella board of directors.

        On October 16, 2017, Kirkland delivered to Latham a revised draft of the merger agreement, which included Strayer's positions on key issues, including the size of the board of directors of the combined company, whether either company's board of directors would be permitted to terminate the proposed merger agreement in order to accept an unsolicited superior proposal, closing conditions relating to regulatory matters, and a termination fee of $25,000,000.

        On October 17, 2017, representatives of Strayer and Capella met with representatives of the DOE to further discuss a potential business combination between Strayer and Capella. Ms. Jackson, Cooley LLP, Capella's outside regulatory counsel, and Drinker Biddle & Reath LLP, Strayer's outside regulatory counsel, held a similar telephonic meeting with representatives of the HLC, which is the accreditor for Capella University.

        Also on October 17, 2017, Messrs. McDonnell and Jackson travelled to Minneapolis, Minnesota, to meet with Mr. Polacek and other representatives of Capella senior management to agree on a more detailed schedule and timeline of potential synergies that could result from a business combination between the companies.

        On October 18, 2017, the Capella board of directors held a meeting with representatives of each of Capella senior management, Latham and Morgan Stanley in attendance at the request of the Capella board of directors. At this meeting, Mr. Gilligan and Capella senior management provided an update regarding the potential business combination with Strayer, including on diligence, potential synergies that would result from a business combination with Strayer, the negotiation process and key outstanding issues, as well as Capella senior management's outreach to regulatory authorities. Capella senior management then presented an updated financial forecast and the key elements of the communication plan. Representatives of Morgan Stanley then provided to the Capella board of directors certain updated preliminary financial analyses relating to Strayer and the potential business combination. Capella senior management discussed strategic alternatives to the potential business combination with Strayer, and the Capella board of directors again confirmed that the potential business combination with Strayer was preferable to any other strategic alternatives. Latham made a presentation to the Capella board of directors, which included an overview of the potential business combination structure and key open terms in the merger agreement. Latham and the Capella board of directors then discussed various open issues, including the proposed exchange ratio and the size of the board of directors of the combined company. After discussing the presentations by Capella senior management and representatives of each of Morgan Stanley and Latham, the Capella board of directors determined that Capella senior management, together with Capella's legal and financial advisors, should continue discussions and negotiations with Strayer and provided guidance with respect to such negotiations. Capella senior management then exited the meeting and the Capella board of directors entered an executive session and determined that none of the directors had any conflicts of interest with respect to a potential business combination with Strayer.

        Also on October 18, 2017, representatives of Kirkland and Latham discussed the revised draft of the merger agreement, and representatives of Latham identified the key issues to be discussed with representatives of Strayer's and Capella's respective senior management at a meeting the next day.

        On the morning of October 19, 2017, Messrs. Silberman and Gilligan, representatives of Strayer's and Capella's respective senior management, and representatives of Kirkland and Latham, met in New York City, to discuss the key issues identified in the revised draft of the merger agreement, as well as the proposed exchange ratio. After discussion, it was agreed that the board of the combined company would be composed of 12 members, three of which would be Capella directors, and that Strayer and Capella would be required to close the business combination unless, in addition to certain other conditions, a required educational approval included conditions that would amount to a material adverse effect on the combined company. In addition, the parties agreed that either company's board of directors would be permitted to terminate the merger agreement in order to accept an unsolicited superior proposal. Finally, Messrs. Silberman and Gilligan agreed to recommend to their respective boards of directors for consideration an exchange ratio of 0.875 of a share of Strayer common stock for each share of Capella common stock.

        Later on October 19, 2017, the Strayer board of directors held a meeting, with representatives of Strayer senior management, Kirkland and Perella Weinberg in attendance. Mr. Silberman reported on the progress towards resolving key issues in the merger agreement and that he would expect to present a close to final merger agreement at the next meeting of the Strayer board of directors. Mr. Silberman also reported his agreement with Mr. Gilligan to recommend an exchange ratio of 0.875 to the Strayer board of directors. The Strayer board of directors indicated their continued support for a business combination with Capella.

        From October 20 to October 27, 2017, the parties exchanged drafts of the merger agreement. Representatives of Kirkland, Latham and members of Strayer's and Capella's respective senior management further negotiated the remaining open points, including the terms of the interim operating covenants that would apply to the operations of the two companies between signing and closing and the terms of regulatory approval conditions. Kirkland and Latham also exchanged drafts of the Strayer charter amendment, the purpose of which was to change the combined company's corporate name to "Strategic Education, Inc." and increase the number of shares of Strayer common stock that Strayer is authorized to issue to 32,000,000 in order to consummate the merger. Latham and Kirkland exchanged a final, agreed draft of the merger agreement and the Strayer charter amendment on October 27, 2017, prior to the Strayer board of directors meeting.

        On October 24, 2017, the Strayer board of directors held a regularly scheduled in-person meeting in Washington D.C., with representatives of Strayer senior management. Representatives of Kirkland and Perella Weinberg were in attendance for portions of the meeting. The Strayer board of directors reviewed with senior management the third quarter financial results and performance of Strayer, performance expectations for the remainder of 2017 and into 2018 and the Strayer standalone projections that had been previously provided to Capella and Perella Weinberg. The Strayer board of directors also reviewed the performance expectations of the combined company. Representatives of Kirkland reviewed the directors' duties under Maryland law and certain other legal considerations relevant to the discussion and evaluation of a potential business combination with Capella. Representatives of Kirkland also reviewed the provisions of the proposed merger agreement and the Strayer charter amendment, and discussed the proposed Strayer share issuance, which was required in connection with the merger. Representatives of Perella Weinberg reviewed with the Strayer board of directors Perella Weinberg's financial analysis. Following discussion regarding these topics, the Strayer board of directors reiterated its support for the potential business combination with Capella and instructed Strayer senior management to finalize negotiations with Capella.

        On October 24, 2017, the Capella board of directors held a meeting with representatives of each of Capella senior management, Latham and Morgan Stanley in attendance at the request of the Capella board of directors. At this meeting, Mr. Gilligan and Capella senior management provided an update regarding the potential business combination with Strayer, including discussions with Strayer senior management, outreach to regulatory authorities and status of the due diligence efforts to date. Representatives of Morgan Stanley reviewed with the Capella board of directors the status of negotiation of the financial terms of the potential business combination and provided certain updated preliminary financial analyses relating to Strayer and the potential business combination. Latham then provided the Capella board of directors with an update on the status of the negotiations of the proposed merger agreement, including with respect to the issues that remained open. The Capella board of directors determined that Capella senior management, together with Capella's legal and financial advisors, should continue discussions and negotiations with Strayer regarding the potential business combination and provided guidance and input with respect to such negotiations.

        On the morning of October 27, 2017, the Capella board of directors held a meeting with representatives of each of Capella senior management, Latham and Morgan Stanley in attendance at the request of the Capella board of directors. In advance of the meeting, the Capella board of directors was provided with, among other things, a final draft of the merger agreement and other business combination-related materials. At this meeting, Capella senior management reviewed with the Capella board of directors the results of the business, financial, accounting and legal due diligence review of Strayer, provided a detailed overview of Strayer's business and the strategic rationale for the potential business combination and provided an update on remaining open items related to the potential business combination and Capella senior management's progress in reaching out to regulatory authorities. Representatives of Morgan Stanley updated the Capella board of directors regarding certain financial aspects of the potential business combination. Representatives of Latham provided a detailed summary of the business combination documents, including the terms and conditions of the merger agreement, and the proposed corporate governance of the combined company. Representatives of Latham then reviewed with the Capella board of directors its fiduciary duties when considering the potential business combination and reviewed the process to date by which the Capella board of directors had overseen negotiations of the potential business combination. Representatives of Latham then discussed amending Capella's bylaws by adopting a forum selection bylaw, reviewed the next steps and timeline of the potential business combination and the Capella board of directors resolutions that would authorize the potential business combination. Capella senior management then reviewed the communication plan with the Capella board of directors. The Capella board of directors provided guidance regarding remaining open issues and authorized Capella senior management, together with Capella's legal and financial advisors, to finalize the remaining open issues.

        After the close of the financial markets on October 27, 2017, the Strayer board of directors held a meeting, with representatives of Strayer senior management, Kirkland and Perella Weinberg in attendance. In advance of the meeting, the Strayer board of directors was provided with, among other things, final versions of the merger agreement and the other definitive documents, including the Strayer charter amendment and draft proposed resolutions approving the merger agreement, the Strayer share issuance and the Strayer charter amendment. Mr. Silberman informed the Strayer board of directors that the merger agreement had been finalized in a manner consistent with what had been described to the Strayer board of directors on October 24, 2017. Representatives of Perella Weinberg then reviewed with the Strayer board of directors Perella Weinberg's updated financial analysis and confirmed that there had been no material changes to the financial analysis presented by Perella Weinberg to the Strayer board of directors on October 24, 2017. Representatives of Perella Weinberg rendered to the Strayer board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the merger exchange ratio was fair, from a financial point of view, to Strayer. In the course of its deliberations, the Strayer board of directors considered a number of factors, including those described more fully below under "—Strayer's Reasons for the Merger; Recommendation of the Strayer Board of Directors." Based on the discussions and deliberations at this meeting and prior meetings, the Strayer board of directors unanimously determined that the merger and the merger agreement and the transactions contemplated thereby, including the Strayer share issuance and the Strayer charter amendment, were advisable and in the best interests of Strayer and its stockholders; unanimously approved and adopted the merger agreement; authorized Strayer senior management to execute the merger agreement on behalf of Strayer; directed that the Strayer share issuance and the Strayer charter amendment be submitted to a vote at a meeting of Strayer stockholders, and resolved to recommend that Strayer stockholders vote to approve the Strayer share issuance and Strayer charter amendment.

        On October 29, 2017, the compensation committee of the Capella board of directors held a meeting with representatives of Latham to review and approve proposed Transition Agreements with Messrs. Gilligan and Polacek and a proposed Letter Agreement with Mr. Andrew Watt. Following a discussion, the compensation committee of the Capella board of directors resolved to recommend to the executive committee of the Capella board of directors the approval of the proposed Transition Agreement with Mr. Gilligan and approved the proposed Transition Agreement with Mr. Polacek and the proposed Letter Agreement with Mr. Watt.

        Also on October 29, 2017, the executive committee of the Capella board of directors held a meeting with representatives of Latham to review and approve the proposed Transition Agreement with Mr. Gilligan. The chairman of the Capella compensation committee reviewed the proposed Transition Agreement with Mr. Gilligan and discussed with the executive committee of the Capella board of directors the recommendation of the compensation committee that the executive committee of the Capella board of directors approve such proposed Transition Agreement with Mr. Gilligan. Following a discussion, the executive committee of the Capella board of directors resolved to approve the Transition Agreement with Mr. Gilligan.

        Also on October 29, 2017, the Capella board of directors held a meeting with representatives of each of Capella senior management, Latham and Morgan Stanley in attendance at the request of the Capella board of directors. All of the directors were present. In advance of the meeting, the directors were provided with, among other things, final versions of the merger agreement and the other definitive documents, including the proposed articles of incorporation of the combined company and the proposed forum selection amendment to Capella's bylaws, draft proposed resolutions approving the business combination and materials prepared by Morgan Stanley. Capella senior management provided a review of the process of negotiating the potential business combination. Representatives of Morgan Stanley then rendered an oral opinion to the Capella board of directors, subsequently confirmed by delivery of a written opinion, dated October 29, 2017, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the merger exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Capella common stock (other than the Excluded Shares). Representatives of Latham then reviewed the final business combination documents and the amendment to Capella's bylaws. A discussion ensued regarding the potential business combination with Strayer. In the course of its deliberations, the Capella board of directors considered a number of factors, including those described more fully below under "—Capella's Reasons for the Merger; Recommendation of the Capella Board of Directors." Following these discussions, representatives of Latham reviewed resolutions approving the merger, the merger agreement and the related matters that had been previously distributed to the Capella board of directors. The Capella board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Capella and its shareholders and authorized the appropriate officers of Capella to execute and deliver the merger agreement, the amendment to Capella's bylaws and related documents.

        Subsequently, on October 29, 2017, Strayer and Capella executed the merger agreement.

        Strayer and Capella issued a joint press release before the opening of the financial markets in New York City on October 30, 2017, announcing the execution of the merger agreement.

Capella's Reasons for the Merger; Recommendation of the Capella Board of Directors

        After consideration, the Capella board of directors, by a unanimous vote of all directors at its meeting on October 29, 2017, (i) determined that the merger agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of Capella and its shareholders, and (ii) approved and adopted the merger agreement, the transactions contemplated thereby and the related agreements and documents, including the form of certificate of incorporation of the combined company.

        In its evaluation of the merger agreement and the transactions contemplated thereby, the Capella board of directors consulted with Capella's management and Capella's legal and financial advisors, and considered a number of factors and a substantial amount of information in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following:

  •
  Learner Benefits.  Capella management's expectation that (i) the combined company will be able to leverage the processes, support and resources of Capella University and Strayer University to benefit learner access and employment outcomes, (ii) lower combined corporate expenses will position Capella University and Strayer University to extend the affordability of their offerings and further invest in learner experience and academic outcomes and (iii) Capella University and Strayer University will be able to share best practices to improve academic outcomes and service.

  •
  Larger Scale.  Capella management's expectation that, following the merger, the combined company would be a national leader in education innovation—continuing to operate as independent and separately accredited institutions, but together offering nearly 135 programs to approximately 80,000 students across all fifty states.

  •
  Complementary Operations and Expertise.  Capella management's view that Strayer University's degrees in business, including the Jack Welch Management Institute, accounting, economics, and information technology, and Capella University's competency-based flexible degree programs, healthcare offerings, and robust doctoral portfolio, are highly complementary of Capella's existing programs.

  •
  Complementary Capabilities.  Capella management's expectation that the combination of Capella and Strayer will enable the combined company to benefit from the skill sets and capabilities of each company to take advantage of strategic and innovation opportunities with an enhanced platform, while operating separate brands.

  •
  Knowledge of Business.  The Capella board of directors relied on its decades of collective experience in education, its familiarity with the business, operations, financial conditions and prospects of Strayer, and its knowledge of the current and prospective environment in which Capella and Strayer operate and related industry, economic and market conditions and trends. The Capella board of directors also relied on its discussions with Capella's management regarding the scope and results of Capella's due diligence investigation of Strayer, which included review of historical financial results and projections, existing agreements, contingent liabilities and legal and other matters, and the subsequent recommendation of the merger by Capella's management.

  •
  Representation on Combined Company Board.  The fact that the twelve (12) member combined company board will have three (3) representatives from the current Capella board of directors and nine representatives from the current Strayer board of directors, which will contribute to continuity of management oversight and an understanding of best practices at both Capella and Strayer that is expected to facilitate successful integration of the two companies.

  •
  Corporate Efficiency.  Capella management's expectation that the combination of Capella and Strayer will result in achievable corporate-level efficiencies enabling each university to expand innovation, improve affordability and enhance learning and career outcomes while creating greater value for shareholders.

  •
  Significant Value Creation Potential.  Capella management's expectation that annual cost savings will amount to approximately $50 million, with the combined company achieving full run rate synergies in the first eighteen (18) months following consummation of the merger and yielding adjusted earnings per share accretion for stockholders of the combined company of approximately 20-25% by 2019.

  •
  Increased Free Cash Flow.  Capella management's expectation that the combined company will have strong cash flows of approximately $80 million in the first twelve (12) months following the consummation of the merger, and no debt, which will provide the combined company with enhanced capabilities to invest in future learner innovations and future growth and deliver attractive returns to its stockholders, including the expectation to pay a $2 per share annual dividend following the merger.

  •
  Participation in Future Appreciation.  The fact that, after giving effect to the merger, Capella stockholders will own approximately 48% of the combined company, and, as a result, Capella shareholders will participate in the future growth of the combined company and share in the benefits of the expected synergies after the merger.

  •
  Opinion of Morgan Stanley.  Morgan Stanley's oral opinion, subsequently confirmed in writing, that, as of October 29, 2017, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the merger exchange ratio was fair, from a financial point of view, to the holders of shares of Capella common stock (other than the Excluded Shares). The full text of the written opinion, which is more fully described below in the section entitled "—Opinion of Capella's Financial Advisor," is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference in its entirety.

  •
  Terms of the Merger Agreement.  The Capella board of directors reviewed and considered the terms of the merger agreement, including the parties' respective representations, warranties and covenants, the conditions to their respective obligations to consummate the merger and their ability to terminate the agreement. See "The Merger Agreement" for a detailed discussion of the terms and conditions of the merger agreement. In particular, the Capella board of directors considered the following:

  •
  Reciprocity.  The terms and conditions of the merger agreement are generally reciprocal;

  •
  Conditions to Consummation of the Merger; Likelihood of Consummation.  The Capella board of directors considered the reasonable likelihood of the consummation of the merger, including Capella's obligations to consummate the merger, Capella's obligations to take reasonable best efforts to obtain all regulatory approvals and the likelihood that the merger will be approved by requisite regulatory authorities and holders of Strayer shares and Capella shares;

  •
  Superior Proposals.  The right of Capella to negotiate with a third party that submits an unsolicited alternative acquisition proposal that the Capella board of directors determines would reasonably be expected to lead to a Superior Proposal for Capella and the ability to terminate the merger agreement in order to enter into a Superior Proposal, subject to certain notice requirements, payment of $25 million termination fee to Strayer and a determination that a failure to take certain actions would be inconsistent with directors' fiduciary duties under applicable law. The Capella board of directors evaluated, in consultation with Capella's legal and financial advisors, the amount of the termination fee payable by Capella in circumstances specified in the merger agreement, and determined that such fee is reasonable and would not unduly impede the ability of a third party to make a Superior Proposal;

  •
  Expense Reimbursement and Termination Fee.  Strayer will be reimbursing Capella's transaction expenses up to $8 million in the event that Strayer stockholders do not adopt the merger agreement and/or paying a termination fee of $25 million under certain circumstances described in the section entitled "The Merger Agreement—Termination Fees and Expenses"; and

    •
    Continuing Dividends.  The ability of Capella, between the signing and consummation of the merger, to continue paying its regular quarterly dividend;

  •
  Tax-Free Merger.  The expectation that the U.S. Holders of shares of Capella common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Capella common stock for shares of Strayer common stock in the merger.

        The Capella board of directors weighed the foregoing advantages and benefits against a variety of potentially negative factors concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement, including:

  •
  the challenges inherent in the operation of two businesses under the combined company, and the risk that the cost savings, synergies and other benefits expected to be obtained as a result of the merger might not be fully or timely realized;

  •
  the potential for diversion of management focus for an extended period, potential employee attrition and the possible effects of the announcement and pendency of the merger on student retention and business relationships;

  •
  the fact that substantial costs will be incurred by both Capella and Strayer in connection with the merger;

  •
  the risk that Strayer might not meet its financial projections;

  •
  the risk that Strayer's contingent liabilities may exceed anticipated exposure, and other risks associated with Strayer's business;

  •
  the fact that Capella shareholders will be sharing participation in Capella's upside with Strayer stockholders as part of the combined company;

  •
  the amount of time it could take to consummate the merger, including the fact that consummation of the merger depends on factors outside of Capella's control, and the risk that the conditions to consummation will not be satisfied, including as a result of (i) Capella's shareholders failing to grant the requisite approvals to consummate the merger or (ii) the required regulatory approvals for the merger failing to be obtained;

  •
  the risk that educational agencies may object to, oppose or challenge the merger or may impose terms and conditions in order to resolve those objections that could adversely affect the operational flexibility and financial results of the combined company;

  •
  certain terms of the merger agreement, including:

  •
  the restriction on Capella's ability to solicit alternative transaction proposals;

  •
  the fact that Capella might be required to hold a shareholder vote on the Capella Merger Proposal, even though Capella's board of directors might have withdrawn its recommendation prior to the shareholder vote;

  •
  the termination fee of $25 million and/or expense reimbursement of up to $8 million that Capella would be required to pay to Strayer if the merger agreement is terminated under certain circumstances described in the section entitled "The Merger Agreement—Termination Fees and Expenses"; and

  •
  the restrictions on the conduct of Capella's business until the effective time (or the termination of the merger agreement), which may delay or prevent Capella from undertaking business opportunities that may arise or negatively affect Capella's ability to attract and retain key personnel;

  •
  the possibility that the merger is not consummated and the potential consequences of not consummating the merger, including the potential negative impact on Capella, its business and the trading price of the shares of Capella common stock;

  •
  the fact that the merger exchange ratio is fixed and will not be adjusted on the closing date based on the relative market values of shares of Capella common stock or Strayer common stock, which means that the market value of the merger consideration received by Capella shareholders could decrease prior to the consummation of the merger; and

  •
  the risks of the type and nature described under "Risk Factors" beginning on page 35.

        In addition to considering the factors described above, the Capella board of directors considered the fact that Capella's directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Capella shareholders. See "—Interests of Capella's Directors and Executive Officers in the Merger."

        In view of the wide variety of factors considered in connection with the merger, the Capella board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the Capella board of directors may have given different weight to different factors. The Capella board of directors viewed its position and recommendation as being based on an overall review of the totality of the information available to it and considered these factors in the aggregate to be favorable to, and support its determination regarding the merger agreement, the merger and the other transactions contemplated by the merger agreement.

        The Capella board of directors believed that the potential benefits of the merger to Capella and its shareholders outweighed the risks, many of which are mentioned above. The Capella board of directors realized, however, that there can be no assurance about future results, including results considered or expected as described in the factors listed above. This explanation of the reasoning of the Capella board of directors and all other information in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under "Cautionary Statement Regarding Forward-Looking Statements."

        For the reasons set forth above, the Capella board of directors unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement, are advisable and fair to and in the best interests of Capella and its stockholders and unanimously approved the merger agreement. The Capella board of directors unanimously recommends to Capella's stockholders that they vote "FOR" the Capella Merger Proposal, "FOR" the Capella Adjournment Proposal and "FOR" the Capella Advisory Compensation Proposal.

Strayer's Reasons for the Merger; Recommendation of the Strayer Board of Directors

        After consideration, the Strayer board of directors, by a unanimous vote of all directors at its meeting on October 27, 2017, approved the merger agreement and the transactions contemplated thereby, including the Strayer share issuance and the amendment and restatement of the Strayer charter.

        In the course of evaluating the merger agreement and the transactions contemplated thereby, including the Strayer share issuance and the amendment and restatement of the Strayer charter, the Strayer board of directors consulted with Strayer's management and Strayer's legal and financial advisors and considered a number of factors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the Strayer share issuance and the Strayer charter amendment, including the following:

  •
  Strategic and Financial Considerations.  The Strayer board of directors believes that the merger will provide a number of significant strategic and financial benefits that have the potential to create additional value for Strayer stockholders, including the following:

  •
  the combination of Strayer and Capella is expected to create a national leader in education innovation that improves affordability and enhances the learning experience and career outcomes for students by offering complementary programs, sharing academic best practices and transferability of credits through a best-in-class corporate platform supporting two independent universities;

  •
  the complementary capabilities of Strayer and Capella and the expertise of two recognized industry leaders will enable the combined company to take advantage of the benefits of increased scope and scale and to provide existing and prospective students with a broader set of offerings and opportunities;

  •
  the combined company is expected to generate significant cost savings of approximately $50 million within the first 18 months following the consummation of the merger through, among other factors, the consolidation of certain corporate functions and operations and the sharing of marketing and information technology;

  •
  the expectation that the merger will likely be accretive on an earnings per share basis for Strayer stockholders by approximately 20% to 25% by 2019, the first full year following the merger, compared to Strayer on a standalone basis; and

  •
  the combined company is expected to have strong cash flows of approximately $80 million in the first fiscal year following the year in which the merger is consummated and no debt, which will provide the combined company with an enhanced capability to invest in future growth and deliver attractive returns to its stockholders, including the expectation to pay $2 per share dividend following the merger.

  •
  Participation in Future Appreciation.  The fact that, after giving effect to the merger, Strayer stockholders would continue to own approximately 52% of the combined company on a fully-diluted basis, and, as a result, Strayer stockholders would participate in the future growth of the combined company and share in the benefits of the expected synergies after the merger.

  •
  Knowledge of Business.  The Strayer board of directors' decades of collective experience in education, its familiarity with the business, operations, financial condition, earnings and prospects of Capella, and its knowledge of the current and prospective environment in which Strayer and Capella operate and related industry, economic and market conditions and trends.

  •
  Representation on Combined Company Board.  The fact that the 12-member combined company board will have nine representatives from the current Strayer board of directors and three representatives from the current Capella board of directors, which would contribute to continuity of management oversight and an understanding of best practices at both Strayer and Capella that is expected to facilitate successful integration of the two companies.

  •
  Opinion and Analyses of Perella Weinberg.  The financial analyses of Perella Weinberg presented to the Strayer board of directors, and the oral opinion of Perella Weinberg rendered on October 27, 2017, which was subsequently confirmed by delivery of the written opinion, dated October 27, 2017, to the Strayer board of directors to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the merger exchange ratio was fair, from a financial point of view, to Strayer. Perella

    Weinberg's opinion is more fully described in the section entitled "—Opinion of Strayer's Financial Advisor."

  •
  Fixed Exchange Ratio.  The fact that the merger consideration is based on a fixed exchange ratio provides certainty as to the number of shares of Strayer common stock that will be issued to Capella stockholders.

  •
  Terms of the Merger Agreement.  The Strayer board of directors reviewed and considered the terms of the merger agreement, including the parties' respective representations, warranties and covenants, the conditions to their respective obligations to consummate the merger and their ability to terminate the agreement. See "The Merger Agreement" for a detailed discussion of the terms and conditions of the merger agreement. In particular, the Strayer board of directors considered the following:

  •
  Reciprocity.  The terms and conditions of the merger agreement are generally reciprocal;

  •
  Conditions to Consummation of the Merger; Likelihood of Consummation.  The Strayer board of directors considered the reasonable likelihood of the consummation of the merger, including Capella's obligations to consummate the merger, Capella's obligations to take reasonable best efforts to obtain all regulatory approvals and the likelihood that the merger will be approved by requisite regulatory authorities and holders of Strayer shares and Capella shares;

  •
  Superior Proposals.  The Strayer board of directors has the ability, under certain circumstances and subject to certain conditions specified in the merger agreement, to consider and respond to unsolicited acquisition proposals with respect to Strayer and to engage in negotiations with persons making any such acquisition proposal. The Strayer board of directors may also withdraw or modify its recommendation to Strayer stockholders regarding the merger under certain circumstances, and terminate the merger agreement in order to enter into a Superior Proposal, subject to certain notice requirements and the requirement that Strayer pay a $25 million termination fee to Capella. The Strayer board of directors evaluated, in consultation with Strayer's legal advisor, the amount of the termination fee payable by Strayer in circumstances specified in the merger agreement, and determined that such fee is reasonable and would not unduly impede the ability of a third party to make a Superior Proposal; and

  •
  Expense Reimbursement.  Capella will be reimbursing Strayer's transaction expenses up to $8 million in the event that Capella shareholders do not adopt the merger agreement.

  •
  Tax-Free Merger.  The expectation that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes.

        The Strayer board of directors also considered various risks and other potentially negative factors concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the Strayer share issuance and the Strayer charter amendment, including the following factors:

  •
  the merger exchange ratio is fixed and will not be adjusted at consummation of the merger based on the relative market values of Strayer shares or Capella shares, which means that the market value of the merger consideration could increase prior to the consummation of the merger and, as a result, the premium paid to Capella shareholders could increase;

  •
  the risk that educational agencies may object to, oppose or challenge the merger or may impose terms and conditions in order to resolve those objections that could adversely affect the operational flexibility and financial results of the combined company;

  •
  the fact that Strayer stockholders will not have the sole opportunity to continue participating in Strayer's potential upside as a standalone company, but rather will share with Capella shareholders participation in Strayer's upside as part of the combined company;

  •
  the risk of not realizing all of the anticipated strategic and financial benefits of the merger within the expected time frame or at all and that Strayer stockholders will be subject to future financial, business and operational risks associated with the combined company, which may differ from those of Strayer as a standalone company;

  •
  the substantial expenses to be incurred in connection with the merger, including costs of integrating Strayer and Capella and the transaction expenses arising from the merger;

  •
  the potential diversion of management focus and resources from operational matters and other strategic opportunities and the risk of any loss or change in the relationship of Strayer with its students, employees and other business relationships while the merger is pending;

  •
  the possibility that the merger may not be consummated, or that its consummation may be delayed for reasons that are beyond the control of Strayer or Capella;

  •
  the restrictions on the conduct of Strayer's business that are imposed by the merger agreement between the date of the merger agreement and the effective time of the merger;

  •
  the terms of the merger agreement placing certain customary limitations on the ability of Strayer to solicit alternative transactions;

  •
  the ability of the Capella board of directors, under certain circumstances and subject to certain conditions specified in the merger agreement, to consider and respond to unsolicited acquisition proposals with respect to Capella and to engage in negotiations with persons making any such acquisition proposal, to withdraw or modify its recommendation to Capella shareholders regarding the merger under certain circumstances, and to terminate the merger agreement in order to enter into a Superior Proposal, subject to certain notice requirements and the requirement that Capella pay a $25 million termination fee to Strayer;

  •
  Strayer's obligation to pay to Capella a termination fee of $25 million and/or expense reimbursement of up to $8 million if the merger agreement is terminated under certain circumstances;

  •
  the other factors described in the section entitled "Risk Factors."

        The above discussion of the factors considered by the Strayer board of directors is not intended to be exhaustive, but does set forth material factors considered by the Strayer board of directors. In light of the wide variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated thereby, including the Strayer share issuance and the Strayer charter amendment and the complexity of these matters, the Strayer board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered. The Strayer board of directors viewed its position and recommendation as being based on an overall review of the totality of the information available to it and considered these factors in the aggregate to be favorable to, and to support, its determination regarding the merger, the Strayer share issuance and the Strayer charter amendment.

        This explanation of Strayer's reasons for the merger and the other transactions contemplated by the merger agreement, including the Strayer share issuance and the Strayer charter amendment, and other information presented in this section is forward-looking in nature and should be read in light of the section of this joint proxy statement/prospectus entitled "Cautionary Statement Regarding Forward-Looking Statements."

        For the reasons set forth above, the Strayer board of directors unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the Strayer share issuance and the amendment and restatement of the Strayer charter are advisable and fair to and in the best interests of Strayer and its stockholders and unanimously approved the merger agreement, the Strayer share issuance and the amendment and restatement of the Strayer charter. The Strayer board of directors unanimously recommends to Strayer's stockholders that they vote "FOR" the Share Issuance Proposal, "FOR" the Charter Amendment Proposal and "FOR" the Strayer Adjournment Proposal.

Opinion of Capella's Financial Advisor

        The Capella board of directors retained Morgan Stanley to provide it with financial advisory services in connection with the proposed merger and to provide a financial opinion. The Capella board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Capella. On October 29, 2017, at a meeting of the Capella board of directors, Morgan Stanley rendered its oral opinion, subsequently confirmed by delivery of a written opinion, dated October 29, 2017, that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the merger exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Capella common stock (other than the Excluded Shares).

        The full text of the written opinion of Morgan Stanley delivered to the Capella board of directors, dated as of October 29, 2017, is attached to this joint proxy statement/prospectus as Annex D and is incorporated herein by reference in its entirety. You should read Morgan Stanley's opinion and this summary of Morgan Stanley's opinion carefully and in their entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley's opinion was directed to the Capella board of directors, in its capacity as such, and addressed only the fairness from a financial point of view to the holders of shares of Capella common stock (other than the Excluded Shares) of the merger exchange ratio pursuant to the merger agreement as of the date of such opinion. Morgan Stanley's opinion did not address any other aspects or implications of the merger. Morgan Stanley's opinion did not in any manner address the price at which shares of Strayer common stock would trade following the merger or at any time, and Morgan Stanley expressed no opinion or recommendation to any holder of shares of Capella common stock or Strayer common stock as to how such holder should vote at the Capella special meeting or the Strayer special meeting, respectively, or whether to take any other action with respect to the merger.

        For purposes of rendering its opinion, Morgan Stanley, among other things:

  (1)
  reviewed certain publicly available financial statements and other business and financial information of Capella and Strayer, respectively;

  (2)
  reviewed certain internal financial statements and other financial and operating data concerning Capella and Strayer, respectively;

  (3)
  reviewed certain financial projections prepared by the managements of Capella and Strayer, respectively;

  (4)
  reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Capella and Strayer;

  (5)
  discussed the past and current operations and financial condition and the prospects of Capella, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Capella;

  (6)
  reviewed the reported prices and trading activity for Capella common stock and the Strayer common stock;

  (7)
  compared the financial performance of Capella and Strayer and the prices and trading activity of Capella common stock and Strayer common stock with that of certain other publicly-traded companies comparable with Capella and Strayer, respectively, and their securities;

  (8)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (9)
  participated in certain discussions and negotiations among representatives of Capella and Strayer and certain parties and their financial and legal advisors;

  (10)
  reviewed the merger agreement and certain related documents; and

  (11)
  performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

        Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Capella and Strayer, and formed a substantial basis for its opinion. Morgan Stanley assumed that the financial projections provided to it had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Capella and Strayer of the future financial performance of Capella and Strayer. Morgan Stanley assumed that information and projections relating to strategic, financial and operational benefits anticipated from the merger had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Capella and Strayer. Morgan Stanley relied upon, without independent verification, the assessment by the managements of Capella and Strayer of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of Capella and Strayer and (iii) their ability to retain key employees of Capella and Strayer, respectively. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger would be treated as a tax-free reorganization, pursuant to the Code. Morgan Stanley assumed that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to it. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, quasi-governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley noted that it is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Capella and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Capella's officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Capella common stock in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Capella or Strayer, nor was it furnished with any such valuations or appraisals. Morgan Stanley's opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after such date may affect Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses of Morgan Stanley

        The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its written opinion to the Capella board of directors, each dated as of October 29, 2017. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 27, 2017, the most recent trading day prior to Morgan Stanley's presentation to the Capella board of directors of its financial analysis on October 29, 2017. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley's opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

        In performing the financial analyses summarized below and in arriving at its opinion, at the direction of the Capella board of directors, Morgan Stanley utilized and relied upon certain financial projections relating to Capella and Strayer, provided by the managements of Capella and Strayer, respectively, and which are described below. In addition, Morgan Stanley utilized and relied upon the number of issued and outstanding shares of Capella and Strayer provided by the managements of Capella and Strayer, respectively.

Comparable Company Analysis

        Morgan Stanley performed a comparable public company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared, using publicly available information, certain future financial information for Capella and Strayer with corresponding financial data for other companies that shared certain similar characteristics to Capella and Strayer to derive an implied valuation range for Capella and Strayer. The companies used in this comparison include the following: Grand Canyon Education, Inc., American Public Education, Inc., Laureate Education, Inc. and Adtalem Global Education Inc. These companies were chosen based on Morgan Stanley's knowledge of the industry and because they have businesses that may be considered similar to those of Strayer and Capella.

        For purposes of this analysis, Morgan Stanley analyzed the ratio of the aggregate value (defined as fully diluted market capitalization plus net debt and referred to as AV) for each of these companies as of October 27, 2017 to estimated calendar year 2018 EBITDA. Morgan Stanley refers to this statistic as 2018E AV/EBITDA. Morgan Stanley also analyzed the ratio of the closing stock price per share for each of these companies as of October 27, 2017 to estimated calendar year 2018 earnings per share ("EPS"). Morgan Stanley refers to this statistic as 2018E Price/EPS.

        Based on this analysis and its professional judgment, Morgan Stanley selected reference ranges of AV/EBITDA of 7.0x - 10.0x and Price/EPS of 18.0x - 24.0x and applied these ranges to estimated EBITDA and EPS for calendar year 2018 for Capella based on both Wall Street consensus research estimates based on Institutional Brokers' Estimate System data (the "Capella Consensus Case") and the forecasts provided by the management of Capella (the "Capella Management Case"). For 2018E AV/EBITDA, Morgan Stanley's analysis resulted in implied share prices for Capella of $71 to $94, rounded to the nearest dollar, based on the Capella Consensus Case and $69 to $92, rounded to the nearest dollar, based on the Capella Management Case. For 2018E Price/EPS, Morgan Stanley's analysis resulted in implied share prices for Capella of $66 to $88, rounded to the nearest dollar, based on the Capella Consensus Case and $68 to $90, rounded to the nearest dollar, based on the Capella Management Case.

        Morgan Stanley also applied the selected reference ranges of AV/EBITDA and Price/EPS to estimated EBITDA and EPS for calendar year 2018 for Strayer based on both Wall Street consensus research estimates based on Institutional Brokers' Estimate System data (the "Strayer Consensus Case") and the forecasts provided by the management of Strayer (the "Strayer Management Case"). For 2018E AV/EBITDA, Morgan Stanley's analysis resulted in implied share prices for Strayer of $68 to $91, rounded to the nearest dollar, based on the Strayer Consensus Case and $71 to $96, rounded to the nearest dollar, based on the Strayer Management Case. For 2018E Price/EPS, Morgan Stanley's analysis resulted in implied share prices for Strayer of $68 to $90, rounded to the nearest dollar, based on the Strayer Consensus Case and $72 to $96, rounded to the nearest dollar, based on the Strayer Management Case.

        Morgan Stanley then calculated the exchange ratio implied by the trading multiple analysis. Morgan Stanley compared the lowest implied share prices for Capella common stock to the highest implied share prices for Strayer common stock to derive the lowest exchange ratio implied by the trading multiple analysis. Similarly, Morgan Stanley compared the highest implied share prices for Capella common stock to the lowest implied share prices for Strayer common stock to derive the highest exchange ratio implied by the trading multiple analysis. The implied exchange ratio ranges resulting from this analysis were as follows:

Implied Exchange Ratio Range
Consensus—2018E AV/EBITDA	0.779x - 1.386x
Management Case—2018E AV/EBITDA	0.719x - 1.282x
Consensus—2018E Price/EPS	0.732x - 1.301x
Management Case—2018E Price/EPS	0.705x - 1.254x

        Morgan Stanley noted that the merger agreement provided for an exchange ratio of 0.875x.

        No company utilized in the comparable company analysis is identical to Capella or Strayer or directly comparable in business mix, size or other metrics. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences between Capella and Strayer and the companies being compared and other factors that would affect the value of the companies to which Capella and Strayer are being compared. In selecting comparable companies, Morgan Stanley made judgments and assumptions with regard to size, business mix, industry performance, global business, economic, market and financial conditions and other matters, many of which are beyond the control of Capella or Strayer, such as the impact of competition on Capella and Strayer and their business segments and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of Capella and Strayer or the industry or the financial markets in general, which could affect the public trading value of Capella and Strayer and the companies to which they are being compared.

Discounted Cash Flow Analysis

        Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of that company. Morgan Stanley performed a discounted cash flow analysis on both Capella and Strayer based on estimates of future cash flows from September 30, 2017 through December 31, 2022 and calculated a terminal value at the end of such projection period. Morgan Stanley calculated a range of per share equity values (as of September 30, 2017) for each of Capella and Strayer.

Capella Discounted Cash Flow Analysis

        With respect to Capella, Morgan Stanley calculated a range of implied total equity values of Capella and values per share of Capella common stock based on estimates of future cash flows for Capella from September 30, 2017 to December 31, 2022. Morgan Stanley first calculated the estimated unlevered free cash flows, defined as earnings before interest and taxes burdened by stock-based compensation, less taxes, plus depreciation and amortization, less capital expenditures, plus provision for bad debt expense and less increases in working capital, based on the Capella Management Case. Morgan Stanley then calculated a terminal value range for Capella by extrapolating EBITDA for the next twelve (12) months as of December 31, 2022 based on direction from Capella management and applying a multiple of AV/EBITDA of 8.0x to 9.0x to such EBITDA. This multiple range was derived based on Morgan Stanley's professional judgment. The forecasted unlevered free cash flows and terminal values were discounted to September 30, 2017 using discount rates ranging from 8.1% to 10.1%, which were selected based on Morgan Stanley's professional judgment and taking into consideration a weighted average cost of capital calculation ("WACC") and Capella's assumed cost of equity calculated using a capital asset pricing model. Morgan Stanley then deducted Capella's estimated net debt as of September 30, 2017 from the implied aggregate value ranges.

        Based on the above-described analysis, Morgan Stanley derived a range of implied values per share for Capella as of September 30, 2017 of $78 to $90, rounded to the nearest dollar.

Strayer Discounted Cash Flow Analysis

        With respect to Strayer, Morgan Stanley calculated a range of implied aggregate values, total equity values of Strayer and values per share of Strayer common stock based on estimates of future cash flows for Strayer from September 30, 2017 to December 31, 2022. Morgan Stanley first calculated the estimated unlevered free cash flows, defined as earnings before interest and taxes burdened by stock-based compensation, less taxes, plus depreciation and amortization, less capital expenditures and less increases in working capital, based on the Strayer Management Case. Morgan Stanley then calculated a terminal value range for Strayer by extrapolating EBITDA for the next twelve (12) months as of December 31, 2022 based on direction from Capella management and applying a multiple of AV/EBITDA of 9.0x to 10.0x to such EBITDA. This multiple range was derived based on Morgan Stanley's professional judgment. The forecasted unlevered free cash flows and terminal value were discounted to September 30, 2017 using discount rates ranging from 9.3% to 11.3%, which were selected based on Morgan Stanley's professional judgment and taking into consideration a WACC calculation for Strayer and Strayer's assumed cost of equity calculated using a capital asset pricing model. Morgan Stanley then deducted from the implied aggregate value ranges Strayer's estimated net debt as of September 30, 2017.

        Based on the above-described analysis, Morgan Stanley derived a range of implied values per share for Strayer as of September 30, 2017 of $91 to $105, rounded to the nearest dollar.

Exchange Ratio Implied by Discounted Cash Flow Analysis

        Morgan Stanley calculated the exchange ratio ranges implied by the discounted cash flow analyses. Morgan Stanley compared the lowest implied per share value for Capella common stock to the highest implied per share value for Strayer common stock to derive the lowest exchange ratio implied by the analyses. Similarly, Morgan Stanley compared the highest implied per share value for Capella common stock to the lowest implied per share value for Strayer common stock to derive the highest exchange ratio implied by the analyses. The implied exchange ratio ranges resulting from the analysis was 0.747x to 0.988x. Morgan Stanley noted that the merger agreement provided for an exchange ratio of 0.875x.

Historical Trading Prices

        Morgan Stanley reviewed the historical trading prices of Capella common stock and Strayer common stock during the 52-week period ended October 27, 2017, which reflected low to high closing prices for Capella common stock during such period of $65 to $99 per share, rounded to the nearest dollar, and Strayer common stock of $56 to $96 per share, rounded to the nearest dollar, during such period. Morgan Stanley calculated the exchange ratio implied by the share price range for Capella and Strayer during the 52-week period describe above by dividing the Capella share price by the Strayer share price, which resulted in a range of exchange ratios of 0.683x to 1.763x. Morgan Stanley noted that the merger agreement provided for an exchange ratio of 0.875x.

        The historical trading prices were presented for reference purposes only, and were not relied upon for valuation purposes.

Broker Price Targets

        Morgan Stanley reviewed publicly available equity research analysts' share price targets for Strayer and Capella common stock. Morgan Stanley noted that the undiscounted price targets issued by those research analysts with publicly available price targets ranged from $78.00 to $90.00 per share of Capella common stock, rounded to the nearest dollar, and $87.00 to $99.00 per share of Strayer common stock, rounded to the nearest dollar.

        Morgan Stanley then calculated the range of discounted price targets for each of Capella and Strayer by discounting such targets for one year using the midpoint of Morgan Stanley's estimate ranges of their respective costs of equity. Based on estimated cost of equity of 9.1% for Capella, Morgan Stanley calculated a range of discounted price targets for Capella of $72 to $83 per share, rounded to the nearest dollar, of Capella common stock. Based on an estimated cost of equity of 10.3% for Strayer, Morgan Stanley calculated a range of discounted price targets for Strayer of $79 to $90 per share of Strayer common stock.

        Morgan Stanley then calculated the exchange ratio range implied by the analyst price targets. For each of the standalone price targets and the discounted price targets, Morgan Stanley compared the lowest analyst target per share for Capella common stock to the highest research target per share for Strayer common stock to derive the lowest exchange ratio implied by the analyst price targets. Similarly, Morgan Stanley compared the highest research target per share for Capella common stock to the lowest research target per share for Strayer common stock to derive the highest exchange ratio implied by the analyst price targets. The implied exchange ratio range resulting from this analysis was 0.788x to 1.034x for the standalone price targets 0.797x to 1.046x for the discounted price targets. Morgan Stanley noted that the merger agreement provided for an exchange ratio of 0.875x.

        The public market trading price targets published by equity research analysts do not necessarily reflect the current market trading prices for shares of Strayer common stock or Capella common stock, and these estimates are subject to uncertainties, including the future financial performance of Strayer and Capella as well as future market conditions.

        The analysts' price targets were presented for reference purposes only, and were not relied upon for valuation purposes.

Contribution Analysis

        Morgan Stanley reviewed the relative contributions of each of Capella and Strayer to estimated aggregate enrollment, revenue, EBITDA unburdened by stock-based compensation ("SBC"), EBITDA burdened by SBC and EBITDA minus capital expenditures for the combined company for the calendar year 2018, in each case based both on Capella Consensus Case and the Strayer Consensus Case as well as the Capella Management Case and the Strayer Management Case. Morgan Stanley also reviewed the relative contributions of each of Capella and Strayer to discounted cash flow analysis based on forecasts provided by the managements of Capella and Strayer using the midpoints of the discounted cash flow analysis in the Capella Management Case and the Strayer Management Case as described above in the section entitled "—Discounted Cash Flow Analysis" and the median price targets published by equity research analysts for each of Capella and Strayer as described under "—Broker Price Targets."

        Morgan Stanley calculated the implied contributions shown below for each of Capella and Strayer. The analysis was adjusted to take into account the impact of Capella's and Strayer's net debt as of September 30, 2017, respectively.

        The analysis indicated the following:

	Implied Equity Contribution
	Capella	Strayer
2018 Average Enrollment
Consensus	47%	53%
Management	46%	54%
2018 Revenue
Consensus	50%	50%
Management	50%	50%
EBITDA—Unburdened by SBC
Consensus	51%	49%
Management	49%	51%
EBITDA—Burdened by SBC
Consensus	52%	48%
Management	50%	50%
EBITDA minus Capital Expenditures
Consensus	51%	49%
Management	48%	52%
Discounted Cash Flow Analysis
Management	47%	53%
Analyst Price Targets
Median Targets	51%	49%

        Morgan Stanley noted that the exchange ratio provided for in the merger agreement of 0.875x resulted in an approximate ownership split of 48% to Capella shareholders and 52% to Strayer stockholders.

Illustrative Transaction Value Creation Analysis

        Morgan Stanley performed an illustrative transaction value creation analysis, the purpose of which is to review the implied increase in market and intrinsic value to the Capella shareholders based on assumptions regarding synergies and pro forma ownership of the combined company and based on the intrinsic value calculated from the discounted cash flow analysis for both Capella and Strayer, respectively. The illustrative transaction value creation analysis was performed for illustrative purposes only and is not indicative of actual trading levels and does not take into account the timing to achieve any synergies or the timing of the consummation of the merger.

        In its illustrative analysis, Morgan Stanley first calculated the then-current equity market value of Capella as of the close of trading on October 27, 2017, which resulted in a value of approximately $0.783 billion. Morgan Stanley then calculated the then-current equity market value of Strayer as of the close of trading on October 27, 2017, which resulted in a value of approximately $1.051 billion. Morgan Stanley then noted that the exchange ratio set forth in the merger agreement of 0.875x implied a pro forma ownership of approximately 48% of the combined company by Capella shareholders and approximately 52% by Strayer stockholders, using market prices on October 27, 2017, and thus, Capella shareholders would hypothetically receive approximately 48% of the then-current market value of Strayer and Strayer stockholders would hypothetically receive approximately 52% of the then-current market value of Capella.

        Morgan Stanley also noted that based on the implied fully-diluted pro forma ownership, Capella shareholders would hypothetically receive approximately 48% of any increase in market value from synergies in connection with the merger while Strayer stockholders would hypothetically receive approximately 52% of any increase in market value from synergies in connection with the merger. For purposes of this analysis, Morgan Stanley assumed run-rate synergies of $50 million, as directed by Capella management (the "Synergies"). Morgan Stanley applied an AV divided by next twelve (12) months EBITDA ("NTM EBITDA") multiple of 8.4x to these synergies, representing an assumed blended multiple for the pro forma company.

        Morgan Stanley also performed the illustrative value creation analysis on a discounted cash flow basis using the midpoints of the discounted cash flow analysis in the Capella Management Case and the Strayer Management Case as described above in the section entitled "—Discounted Cash Flow Analysis." For purposes of this analysis, Morgan Stanley applied a midpoint AV/NTM EBITDA multiple of 9.0x, selected based on Morgan Stanley's professional judgment, to the Synergies and discounted to September 30, 2017 using a pro forma discount rate of 9.8%.

Market Value

        The illustrative analysis based on market value indicated the following:

Transaction Value Creation Analysis—Based on Market Value	(in millions)
100% of standalone market value of Capella as of October 27, 2017	$783
less 52% of standalone market value of Capella as of October 27, 2017	$(408)
plus 48% of standalone market value of Strayer as of October 27, 2017	$503
plus 48% of value of synergies	$176

Total Value to Capella Shareholders	$1,054

        Morgan Stanley noted that the illustrative analysis based on market value indicated a value to Capella shareholders that was approximately $270 million or approximately 35% higher than Capella equity market value as of the close of trading on October 27, 2017.

Intrinsic Value

        The illustrative analysis based on discounted cash flows indicated the following:

Transaction Value Creation Analysis—Based on Discounted Cash Flows	(in millions)
100% of standalone market value of Capella as of October 27, 2017	$1,006
less 52% of standalone market value of Capella as of October 27, 2017	$(525)
plus 48% of standalone market value of Strayer as of October 27, 2017	$534
plus 48% of value of synergies	$173

Total Value to Capella Shareholders	$1,189

        Morgan Stanley noted that the illustrative analysis based on discounted cash flows indicated a value to Capella shareholders that was approximately $183 million or approximately 18% higher than Capella equity market value as of the close of trading on October 27, 2017.

        The illustrative value creation analyses were presented for reference purposes only, and were not relied upon for valuation purposes.

Illustrative Future and Present Value Share Price Analysis

        Morgan Stanley performed an illustrative future and present value share price analysis, which is designed to provide insight into the estimated future implied value of a company's common equity as a function of such company's estimated future EBITDA, for each of Capella and the pro forma company.

        As part of its illustrative analysis, Morgan Stanley calculated future values for implied prices per share of Capella common stock for the years ending December 31, 2018, December 31, 2019 and December 31, 2020 and discounted the resulting future values to arrive at present value share prices as of September 30, 2017. To calculate the future values, Morgan Stanley used Capella's estimated NTM EBITDA, as set forth in the Capella Management Case, for the years ending December 31, 2018, December 31, 2019 and December 31, 2020 and applied an aggregate value to an estimated NTM EBITDA multiple of 6.4x, based on Capella's current aggregate value to NTM EBITDA based on the Capella Consensus Estimates. To calculate the present values, Morgan Stanley applied a discount rate of 9.1% based on Morgan Stanley's estimate of Capella's cost of equity.

        The results of this illustrative analysis were as follows:

Future and Present Value Share Price Analysis—Capella	2018	2019	2020
Future Value	$73.01	$81.23	$89.10
Present Value	$65.51	$66.84	$67.23

        Morgan Stanley also performed an illustrative analysis to calculate the pro forma company's future and present value implied price per share. As part of this analysis, Morgan Stanley calculated future values for implied price per share of the pro forma company's common stock for the years ending December 31, 2018, December 31, 2019 and December 31, 2020 and subsequently discounted such future values to arrive at present value share prices as of September 30, 2017. To calculate the future values, Morgan Stanley used the pro forma company's estimated NTM EBITDA, as set forth in the Capella Management Case and Strayer Management Case, including estimated synergies, for the years ending December 31, 2018, December 31, 2019 and December 31, 2020 and applied an aggregate value to estimated NTM EBITDA multiple of 8.4x, based on an assumed blended aggregate value to NTM EBITDA multiple for the pro forma company. Morgan Stanley used the exchange ratio provided for in the merger agreement of 0.875x to calculate the future value of the pro forma company as it relates to shares of Capella common stock. To calculate the present values, Morgan Stanley applied a discount rate of 9.8% based on Morgan Stanley's estimate of the pro forma company's cost of equity.

        The results of this analysis were as follows:

Future and Present Value Share Price Analysis—Pro Forma Company	2018	2019	2020
Future Value	$96.92	$112.52	$123.52
Present Value	$86.23	$91.17	$91.15

        Morgan Stanley noted that the illustrative future and present value share price analysis was presented for reference purposes only and is not predictive of actual future trading levels.

General

        In connection with the review of the merger agreement and the transactions contemplated thereby by the Capella board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Strayer or Capella. In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Strayer or Capella. These include, among other things, the impact of competition on Strayer's and Capella's businesses and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Strayer or Capella, or the industry, or in the financial markets in general. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley conducted the analyses described above solely as part of its analysis of whether the merger exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Capella common stock (other than Excluded Shares) and in connection with the delivery of its opinion, dated October 29, 2017, to the Capella board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Strayer common stock or Capella common stock might actually trade.

        The merger exchange ratio was determined through arm's-length negotiations between Strayer and Capella and was approved by the Capella board of directors. Morgan Stanley provided advice to Capella's management and the Capella board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Capella, nor that any specific exchange ratio constituted the only appropriate exchange ratio for the merger. Morgan Stanley's opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. In addition, Morgan Stanley's opinion was not intended to, and did not, in any manner, address the price at which the Strayer common stock would trade following the merger or at any time, and Morgan Stanley expressed no opinion or recommendation to any holder of shares of Capella common stock or Strayer common stock as to how such holder should vote at the Capella special meeting or the Strayer special meeting, respectively, or whether to take any other action with respect to the merger.

        Morgan Stanley's opinion and its oral presentation to the Capella board or directors was one of many factors taken into consideration by the Capella board of directors in deciding to approve the merger agreement and the transactions contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Capella board of directors with respect to the merger exchange ratio pursuant to the merger agreement or of whether the Capella board of directors would have been willing to agree to a different exchange ratio.

        Morgan Stanley's opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley's customary practice. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for its own account or the accounts of its customers, in debt or equity securities or loans of Capella, Strayer or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

        Under the terms of its engagement letter, Morgan Stanley provided the Capella board or directors with financial advisory services and a financial opinion described in this section and attached to this joint proxy statement/prospectus as Annex D in connection with the merger, and Capella has agreed to pay Morgan Stanley a fee, upon rendering its fairness opinion, of $1 million payable upon delivery of the opinion and creditable against the transaction fee, if applicable. If the merger is concluded, Capella has agreed to pay Morgan Stanley a transaction fee of $15 million, which is payable upon and is contingent upon the consummation of the merger. In addition, Capella has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley's engagement.

        In the two years prior to the date of Morgan Stanley's opinion, other than the services provided in connection with the merger and the opinion, Morgan Stanley has not provided financial advisory or financing services to Capella or its affiliates. During the same period, Morgan Stanley has not provided any financial advisory or financing services to Strayer or its affiliates. Morgan Stanley may seek to provide financial advisory and financing services to Strayer, Capella and their respective affiliates in the future and would expect to receive fees for the rendering of those services.

Capella Management's Unaudited Prospective Financial Information

        Capella does not as a matter of course publicly disclose financial projections or forecasts as to future performances, revenues, earnings or other results given, among other things, the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections and forecasts. The unaudited financial projections concerning Capella set forth below were made available, except as otherwise described below, to the board of directors of Capella in its review and evaluation of the proposed merger, to Capella's financial advisor for its use and reliance in connection with its financial analyses and opinion to the Capella board of directors described under "—Opinion of Capella's Financial Advisor" beginning on page 82, to Strayer and to Strayer's financial advisor. The summary of these financial projections is not being included in this joint proxy statement/prospectus to influence the voting decision of any Capella shareholder or Strayer stockholder with respect to the merger, but instead because these financial projections were provided to Capella, Strayer and their respective financial advisors in connection with the proposed merger.

        You should note that the financial projections set forth below constitute forward-looking statements and were not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The information was prepared utilizing Capella's historical accounting policies and does not give effect to the adoption of any new accounting pronouncements in the future, the impact of which are still being assessed. As such, the unaudited prospective financial information also was not prepared with a view toward pending or new accounting pronouncements, the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections. Neither Strayer's nor Capella's independent registered public accountant, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial projections. The prospective financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, Capella's management. Ernst & Young LLP has neither audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report incorporated by reference in this joint proxy statement/prospectus relates to the Capella's historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

        The financial projections set forth below should not be relied upon as necessarily indicative of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on such financial projections. The assumptions and estimates underlying the financial projections set forth below are inherently uncertain and, although considered reasonable by Capella management as of the date of their use in preparing the financial projections, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections set forth below, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in Capella's or Strayer's, or the combined company's, respective businesses, financial condition or results of operations, and other risks and uncertainties described under the heading "Risk Factors" beginning on page 35. Accordingly, the financial projections set forth below may not necessarily be indicative of the actual future performance of Capella, or the combined company after consummation of the merger, and actual results may differ materially from those presented. Inclusion of the financial projections set forth below should not be regarded as a representation by any person that the results projected will necessarily be achieved. Furthermore, the financial projections set forth below may differ from publicized analyst estimates and forecasts and do not take into account any circumstances or events occurring after the date they were prepared. Neither Capella nor any other person intends to update or revise the financial projections set forth below and assumes no obligation to do so.

        The unaudited financial projections include several measures, including EBITDA and Free Cash Flow. "EBITDA" refers to the Capella's earnings before interest, taxes, share-based compensation, depreciation and amortization. "Free Cash Flow" refers to Capella's cash provided by operating activities less capital expenditures. Capella may calculate certain non-GAAP financial measures, including EBITDA and Free Cash Flow, using different methodologies from other companies, and Capella does not provide a reconciliation of the forward-looking non-GAAP financial measures of EBITDA and Free Cash Flow to the comparable GAAP financial measures because it is unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of Capella's ongoing operations. These items are uncertain, depend on various factors and could have a material impact on Capella's GAAP results for the applicable period.

        Capella's management prepared unaudited financial projections for Capella for the fiscal years ending December 31, 2017 through 2022. Capella management's standalone projections were based on numerous variables and assumptions including the following key assumptions: (1) the year-over-year rate of growth in new enrollment improving to mid-single digit in 2018 through 2022; (2) the year-over-year rate of growth in total enrollment increasing from low single digits in 2018 and 2019 to near the growth rate of new enrollment by 2021 due to the lagged impact of new enrollment growth; (3) the Post-Secondary segment revenue growth slightly below total enrollment growth due to the negative impact of degree and program mix on revenue per learner, partly offset by net price increases; (4) the Job-Ready Skills segment having double-digit annual revenue growth through 2022 but due to continued investments this segment was not forecast to materially contribute to consolidated net income growth; (5) marketing investments growing at a rate similar to new enrollment growth and above the rate of revenue growth during the forecast period; (6) efficiency gains including scale benefits partly offsetting inflation and learner growth with the annual growth rate for all expenses other than marketing forecast to be below the growth rate of consolidated revenue. The Capella board of directors utilized these financial projections in connection with its review and evaluation of the proposed merger. These financial projections are summarized in the following table:

	2018E	2019E	2020E	2021E	2022E
	(Dollar amounts in millions, except per share data)
Revenue	$452	$469	$491	$515	$540
EBITDA(1)	98	103	109	113	118
Income from operations	72	76	81	85	89
Net Income	45	48	51	53	56
Diluted Earnings per Share	$3.76	$3.98	$4.26	$4.45	$4.65
Capital Expenditures	23	23	25	26	27
Free Cash Flow(2)	53	56	59	61	63

(1)
Defined as earnings before interest, taxes, share-based compensation, depreciation and amortization. EBITDA is a non-GAAP financial measure and should not be considered an alternative to net income as a measure of operating performance or cash provided by operating activities as a cash flow measurement.

(2)
Defined as cash provided by operating activities less capital expenditures. Free cash flow is a non-GAAP financial measure.

        The Capella shareholders and the Strayer stockholders are urged to review Capella's most recent SEC filings for a description of Capella's results of operations and financial condition and capital resources during 2017, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Capella's Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 177.

Opinion of Strayer's Financial Advisor

        Strayer retained Perella Weinberg to act as its financial advisor in connection with a potential transaction with Capella. Strayer selected Perella Weinberg based on Perella Weinberg's qualifications, expertise and reputation and its knowledge of the business and affairs of Strayer and the industries in which Strayer conducts its business. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.

        On October 27, 2017, Perella Weinberg rendered to the Strayer board of directors its oral opinion, subsequently confirmed in writing that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the merger exchange ratio provided for in the merger agreement was fair from a financial point of view to Strayer.

        The full text of Perella Weinberg's written opinion, dated October 27, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached hereto as Annex D and is incorporated by reference herein. Holders of Strayer common stock are urged to read Perella Weinberg's opinion carefully and in its entirety. Perella Weinberg's opinion was addressed to the Strayer board of directors for information and assistance in connection with, and for the purposes of its evaluation of, the merger. Perella Weinberg's opinion was not intended to be and does not constitute a recommendation to any holder of Strayer common stock or Capella common stock as to how such holders should vote or otherwise act with respect to the merger or any other matter and does not in any manner address the prices at which shares of Strayer common stock or Capella common stock will trade at any time. Perella Weinberg's opinion does not address Strayer's underlying business decision to enter into the merger agreement or the relative merits of the merger as compared with any other strategic alternative which may be available to the Strayer. Perella Weinberg was not authorized to solicit, and did not solicit, indications of interest in a transaction with Strayer from any party. In addition, Perella Weinberg expressed no opinion as to the fairness of the merger to, or any consideration received in connection with the merger by, the holders of any class of securities, creditors or other constituencies of Strayer. This summary of the opinion of Perella Weinberg is qualified in its entirety by reference to the full text of the opinion.

        In arriving at its opinion, Perella Weinberg, among other things:

  •
  reviewed certain publicly available financial statements and other business and financial information with respect to Strayer and Capella, including research analyst reports;

  •
  reviewed certain internal financial information, analyses, forecasts (the "Strayer forecasts") and other financial and operating data relating to the business of Strayer, in each case, prepared by management of Strayer;

  •
  reviewed certain internal financial information, analyses, forecasts (the "Capella forecasts") and other financial and operating data relating to the business of Capella, in each case, prepared by management of Capella and approved for Perella Weinberg's use by management of Strayer;

  •
  reviewed certain publicly available financial forecasts relating to Strayer;

  •
  reviewed certain publicly available financial forecasts relating to Capella;

  •
  reviewed estimates of synergies anticipated by Strayer's management to result from the merger (the "anticipated synergies");

  •
  discussed the past and current business, operations, financial condition and prospects of Strayer, including the anticipated synergies, with management of Strayer, and discussed the past and current business, operations, financial condition and prospects of Capella with management of Strayer;

  •
  reviewed the relative financial contributions of Strayer and Capella to the future financial performance of Strayer on a pro forma basis;

  •
  compared the financial performance of Strayer and Capella with that of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;

  •
  compared the financial terms of the merger with the publicly available financial terms of certain transactions which Perella Weinberg believed to be generally relevant;

  •
  reviewed the historical trading prices and trading activity for the Strayer common stock and the Capella common stock, and compared such price and trading activity of the shares of Strayer common stock and Capella common stock with each other and with that of securities of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;

  •
  participated in discussions with representatives of Strayer and its and Capella's respective advisors;

  •
  reviewed a draft dated October 27, 2017 of the merger agreement; and

  •
  conducted such other financial studies, analyses and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.

        In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to Perella Weinberg (including information that was available from generally recognized public sources) for purposes of its opinion and further relied upon the assurances of the management of Strayer that, to their knowledge, the information furnished, or approved for Perella Weinberg's use, by them for purposes of Perella Weinberg's analysis did not contain any material omissions or misstatements of material fact. Perella Weinberg assumed with the consent of the Strayer board of directors that there were no material undisclosed liabilities of Strayer or Capella for which adequate reserves or other provisions were not made. With respect to the Strayer forecasts, Perella Weinberg was advised by the management of Strayer and assumed, with the consent of the Strayer board of directors, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Strayer as to the future stand-alone financial performance of Strayer and the future financial performance of Strayer and Capella taken together (except to the extent of inputs therein based solely on the Capella forecasts, as further addressed in the next two sentences), as the case may be, and the other matters covered thereby and Perella Weinberg expressed no view as to the assumptions on which they were based. With respect to the Capella forecasts, Perella Weinberg assumed, with the consent of the Strayer board of directors, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Capella as to the future stand-alone financial performance of Capella and the other matters covered thereby and Perella Weinberg expressed no view as to the assumptions on which they were based. Perella Weinberg relied upon the assessment by management of Strayer that the Capella forecasts were reasonably prepared. Perella Weinberg assumed, with the consent of the Strayer board of directors, that the anticipated synergies and potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by management of Strayer to result from the merger will be realized in the amounts and at the times projected by management of Strayer, and Perella Weinberg expressed no view as to the assumptions on which they were based. Perella Weinberg relied without independent verification upon the assessment by the management of Strayer of the timing and risks associated with the integration of Strayer and Capella. In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Strayer or Capella, nor was Perella Weinberg furnished with any such valuations or appraisals, nor did Perella Weinberg assume any obligation to conduct, nor did Perella Weinberg conduct, any physical inspection of the properties or facilities of Strayer or Capella. In addition, Perella Weinberg did not evaluate the solvency of any party to the merger agreement, including under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Perella Weinberg assumed that the final merger agreement would not differ in any material respect from the form of merger agreement reviewed by Perella Weinberg and that the merger will be consummated in accordance with the terms set forth in the merger agreement, without material modification, waiver or delay. In addition, Perella Weinberg assumed that in connection with the receipt of all the necessary approvals of the merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Strayer, Capella or the contemplated benefits expected to be derived in the merger. Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

        Perella Weinberg's opinion addressed only the fairness from a financial point of view, as of the date thereof, of the merger exchange ratio provided for in the merger agreement to Strayer. Perella Weinberg was not asked to, and did not, offer any opinion as to any other term of the merger agreement or any other document contemplated by or entered into in connection with the merger agreement or the form or structure of the merger or the likely timeframe in which the merger will be consummated. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger agreement, or any class of such persons, whether relative to the merger exchange ratio or otherwise. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the merger agreement or any other related document, nor did Perella Weinberg's opinion address any legal, tax, regulatory or accounting matters, as to which

Perella Weinberg understands Strayer has received such advice as it deemed necessary from qualified professionals.

        Perella Weinberg's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Perella Weinberg as of, the date of its opinion. It should be understood that subsequent developments may affect Perella Weinberg's opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Perella Weinberg's opinion was approved by a fairness opinion committee of Perella Weinberg.

Summary of Financial Analyses

        The following is a summary of the material financial analyses performed by Perella Weinberg, as well as certain other analyses performed by Perella Weinberg, and reviewed by the Strayer board of directors in connection with Perella Weinberg's opinion relating to the merger and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg.

        Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Perella Weinberg's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg's financial analyses.

Selected Publicly-Traded Companies Analysis

        Perella Weinberg performed a selected publicly-traded companies analysis, which is a method of deriving an implied value range for a company's equity securities based on a review of selected publicly-traded companies generally deemed relevant for comparative purposes. Perella Weinberg reviewed and compared certain financial information for Strayer and Capella to corresponding financial information, financial market multiples and ratios of the following selected publicly-traded companies:

  •
  Grand Canyon Education, Inc.

  •
  Bridgepoint Education, Inc.

  •
  Laureate Education, Inc.

  •
  American Public Education, Inc.

  •
  Career Education Corporation

  •
  Adtalem Global Education Inc.

        Although none of the above companies is identical to Strayer or Capella, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be similar to Strayer and Capella in one or more respects, including operating in the post-secondary for-profit education sector.

        For each of the selected public-traded companies, Perella Weinberg calculated and compared financial information and financial market multiples and ratios based on company filings for historical information and consensus third party research estimates for forecasted information. For Strayer and Capella, Perella Weinberg made calculations based on company filings for historical information and both consensus third party research estimates and the Strayer forecasts and the Capella forecasts for forecasted information.

        For each of Strayer, Capella and the selected publicly-traded companies, Perella Weinberg reviewed (i) the ratio of enterprise value (which represents equity value based on such company's closing share price as of October 26, 2017 plus book values of total debt and debt-like items, including preferred stock and minority interest, and less excess cash ("EV")) to estimated calendar year 2018 earnings before interest, taxes, depreciation and amortization, with stock based compensation expensed ("EBITDA") based on consensus third party research estimates and (ii) the ratio of stock market capitalization (based on such company's closing share price as of October 26, 2017) to estimated calendar year 2018 net income based on consensus third party research estimates. Perella Weinberg assumed that each of Strayer, Capella and the publicly traded companies reviewed had "excess cash" only to the extent its respective cash balance exceeded $150,000,000. The results of these analyses are summarized in the following table:

	EV / 2018E EBITDA	Stock Market Capitalization / 2018E Net Income
Grand Canyon Education Inc.	12.3x	21.6x
Bridgepoint Education, Inc.	9.1x	21.6x
Laureate Education, Inc.	7.2x	14.1x
American Public Education, Inc.	7.0x	20.3x
Career Education Corporation	7.0x	17.3x
Adtalem Global Education Inc.	7.0x	14.6x
Median of Selected Publicly-Traded Companies	7.1x	18.8x
Mean of Selected Publicly-Traded Companies	8.3x	18.3x
Strayer	11.8x	24.4x
Capella	7.9x	17.6x

        Perella Weinberg also took into consideration the historical forward trading multiples over the last year for each of Strayer and Capella as well as median of the selected publicly-traded companies.

        Based on the analysis of the relevant metrics described above and on professional judgments made by Perella Weinberg, Perella Weinberg selected and applied a range of multiples of 8.0x to 11.5x to 2018E EBITDA of Strayer using consensus third party research estimates and the Strayer forecasts and to 2018E EBITDA of Capella using consensus third party research estimates and the Capella forecasts. Further, based on the analysis of the relevant metrics described above and on professional judgments made by Perella Weinberg, Perella Weinberg applied a range of 17.5x to 21.5x to 2018E net income of Strayer using consensus third party research estimates and the Strayer forecasts and to 2018E net income of Capella using consensus third party research estimates and the Capella forecasts. From these analyses, Perella Weinberg derived ranges of implied equity values for each of Strayer and Capella. Perella Weinberg calculated implied values per share by dividing the implied equity values by the applicable fully diluted shares (based upon the number of issued and outstanding shares and other equity interests in each case provided by the managements of Capella and Strayer, as applicable, and using the treasury method for calculation of option dilution). The ranges of implied values per share derived from these calculations are summarized in the following table:

	Metric	Implied Value Range Per Share
Strayer
Consensus third party research estimates	2018E EBITDA	$62.41 - $89.45
	2018E Net Income	$65.18 - $79.97
Strayer forecasts	2018E EBITDA	$66.84 - $95.81
	2018E Net Income	$69.90 - $85.78
Capella
Consensus third party research estimates	2018E EBITDA	$67.45 - $94.63
	2018E Net Income	$65.02 - $79.50
Capella forecasts	2018E EBITDA	$64.88 - $90.98
	2018E Net Income	$65.79 - $80.43

        Perella Weinberg compared these implied value ranges per share for Strayer common stock to both the October 26, 2017 trading price per share for Strayer common stock of $90.85 and to the value per share for Strayer common stock implied in the merger of $83.03 (the "Strayer implied merger price"). Perella Weinberg also compared these implied value ranges per share for Capella common stock to both the October 26, 2017 trading price per share for Capella common stock of $65.50 and to the value per share for Capella common stock implied in the merger of $72.65 (the "Capella implied merger price"). The Strayer implied merger price was calculated by Perella Weinberg by calculating a combined company stock market capitalization equal to the sum of the stock market capitalizations of Strayer and Capella as of October 26, 2017 and dividing this combined company stock market capitalization by the estimated number of fully diluted pro forma shares outstanding of the combined company as of October 26, 2017 including all vested and unvested stock based compensation (based upon the number of issued and outstanding shares and other equity interests in each case provided by the managements of Capella and Strayer, as applicable, and using the treasury method for calculation of option dilution). The Capella implied merger price was calculated by Perella Weinberg by applying the 0.875x merger exchange ratio to the Strayer implied merger price.

        Perella Weinberg then calculated the exchange ratio ranges implied by the selected publicly-traded companies analysis. For each of the foregoing analyses, Perella Weinberg then calculated (i) the ratio of the highest implied value per share for Capella derived from the selected publicly-traded companies analysis to the lowest implied value per share for Strayer derived from the selected publicly-traded companies analysis and (ii) the ratio of the lowest implied value per share for Capella derived from the selected publicly-traded companies analysis to the highest implied value per share for Strayer derived from the selected publicly-traded companies analysis to calculate the following implied exchange ratio ranges:

	Metric	Implied Exchange Ratio Range
Consensus third party research estimates	2018E EBITDA	0.754x - 1.516x
	2018E Net Income	0.813x - 1.220x
Strayer forecasts / Capella forecasts	2018E EBITDA	0.677x - 1.361x
	2018E Net Income	0.767x - 1.151x

        Perella Weinberg compared these implied exchange ratio ranges to the merger exchange ratio.

        Although the selected publicly-traded companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to Strayer's or Capella's business. Perella Weinberg's comparison of selected publicly-traded companies to Strayer and Capella and analysis of the results of such comparisons were not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected publicly-traded companies, Strayer and Capella.

Discounted Cash Flow Analysis

        Perella Weinberg performed a discounted flow analysis, which is a method of deriving an implied value range for a company's equity securities based on the sum of the company's unlevered free cash flows over a forecast period and the terminal value at the end of the forecast period. In performing this analysis, Perella Weinberg used the Strayer forecasts and the Capella forecasts and:

  •
  calculated, in each case, the present value as of December 31, 2017 of the estimated standalone unlevered free cash flows (calculated as operating income, including stock based compensation expense, after taxes, plus depreciation and amortization, minus capital expenditures, and adjusting for changes in net working capital) that each of Strayer and Capella could generate for fiscal year 2018 through fiscal year 2022 using the Strayer forecasts and the Capella forecasts, respectively, and using discount rates ranging from 10.75% to 11.75% for Strayer and 9.50% to 10.25% for Capella, in each case based on estimates of the weighted average cost of capital of each company; and

  •
  calculated, in each case, a range of terminal values for each of Strayer and Capella by applying a perpetual growth rate ranging from 4.0% to 5.0% for each company and discounted using discount rates ranging from 10.75% to 11.75% for Strayer and 9.50% to 10.25% for Capella. Perella Weinberg observed the implied calculated ranges of forward exit multiples under the analysis of 6.8x to 9.1x EBITDA and 13.3x to 17.8x net income for Strayer and 7.9x to 10.9x EBITDA and 15.9x to 21.9x net income for Capella, in each case, as of 2022.

        From the ranges of implied enterprise values generated by the foregoing analysis, Perella Weinberg derived ranges of implied equity values for each of Stayer and Capella by subtracting debt and debt-like items and adding excess cash. Perella Weinberg assumed that each of Strayer and Capella had "excess cash" only to the extent its respective cash balance exceeded $150,000,000. Perella Weinberg calculated implied values per share by dividing the implied equity values by the applicable fully diluted shares (based upon the number of issued and outstanding shares and other equity interests in each case provided by the managements of Capella and Strayer, as applicable, and using the treasury method for calculation of option dilution). The discounted cash flow analysis did not consider estimated synergies resulting from the proposed combination. The ranges of implied values per share derived from these calculations are summarized in the following table:

Implied Value Range Per Share
Strayer	$64.01 - $83.25
Capella	$66.82 - $87.77

        Perella Weinberg compared these implied value ranges per share for Strayer common stock and Capella common stock to the Strayer implied merger price and the Capella implied merger price, respectively.

        Perella Weinberg then calculated the exchange ratio range implied by the discounted cash flow analysis, by calculating, for the foregoing analysis, (i) the ratio of the highest implied value per share for Capella derived from the discounted cash flow analysis to the lowest implied value per share for Strayer derived from the discounted cash flow analysis and (ii) the ratio of the lowest implied value per share for Capella derived from the discounted cash flow analysis to the highest implied value per share for Strayer derived from the discounted cash flow analysis to derive an implied exchange ratio range of

0.803x to 1.371x. Perella Weinberg compared this implied exchange ratio range to the merger exchange ratio.

Exchange Ratio Over Time

        Perella Weinberg observed the ratio of the price of Capella common stock to the price of Strayer common stock for October 26, 2017 as well as each of the thirty (30) day, ninety (90) day, one year and five year periods ended October 26, 2017 and since the latest U.S. presidential election through October 26, 2017. For each applicable period, Perella Weinberg divided the daily VWAP per share of Capella common stock during the applicable period by the daily VWAP per share of Strayer common stock during the applicable period to calculate the stock price ratio for that period. Perella Weinberg also calculated the percentage of the combined company that would be owned by Strayer stockholders if each observed stock price ratio were the exchange ratio applicable to the merger, assuming fully diluted shares outstanding of each company as of October 26, 2017 including all vested and unvested stock based compensation (based upon the number of issued and outstanding shares and other equity interests in each case provided by the managements of Capella and Strayer, as applicable, and using the treasury method for calculation of option dilution). The results of these calculations are summarized in the following table:

Calendar Day VWAPS to 10/26/2017	Stock Price Ratio	Implied Strayer Ownership
Current	0.722x	57%
30-Day	0.779x	55%
90-Day	0.818x	54%
Since U.S. Election	1.000x	49%
1-Year	1.014x	48%
5-Year	1.007x	49%

        Perella Weinberg compared these stock price ratios to the merger exchange ratio. Perella Weinberg also compared the percentage of Strayer stockholder ownership of the combined company generated from the foregoing illustrative calculations to the implied Strayer stockholder ownership of the combined company of approximately 52%, based on an implied number of shares of Strayer common stock issued to Capella shareholders based on the merger exchange ratio and fully diluted shares outstanding (based upon the number of issued and outstanding shares and other equity interests in each case provided by the managements of Capella and Strayer, as applicable, and using the treasury method for calculation of option dilution).

Historical Stock Trading

        Perella Weinberg reviewed the historical closing market prices for each of Strayer common stock and Capella common stock for the 52-week period ended October 26, 2017 and the historical closing market prices for each of Strayer common stock and Capella common stock from the date of the last

U.S. presidential election through October 26, 2017. The high and low closing prices for each of Strayer common stock and Capella common stock for these periods are set forth on the table below:

Strayer Common Stock
Historical Trading Period	Low Closing Price	High Closing Price
52 weeks	$56.40	$94.52
Since U.S. election	$65.75	$94.52
Capella Common Stock
Historical Trading Period	Low Closing Price	High Closing Price
52 weeks	$65.50	$98.05
Since U.S. election	$65.50	$98.05

        Perella Weinberg compared these value ranges per share for Strayer common stock and Capella common stock to the Strayer implied merger price and the Capella implied merger price, respectively.

        Perella Weinberg then calculated the exchange ratio ranges implied by the historical stock trading review. Perella Weinberg calculated the ratios of (i) the highest closing market price of Capella common stock during each period to the lowest closing market price of Strayer common stock during each period and (ii) the ratio of the lowest closing market price of Capella common stock during each period to the highest closing market price of Strayer common stock during each period to derive the following implied exchange ratio ranges:

Historical Trading Period	Implied Exchange Ratio Range
52 weeks	0.693x - 1.738x
Since U.S. election	0.693x - 1.491x

        Perella Weinberg compared these implied exchange ratio ranges to the merger exchange ratio.

Equity Research Analyst Price Target Statistics

        Perella Weinberg observed the most recent publicly available research analyst price targets for Strayer common stock prepared and published by three selected equity research analysts prior to October 26, 2017. Perella Weinberg noted that the range of these recent equity analyst price targets for Strayer common stock was $80.31 to $89.07 per share, in each case as discounted to October 26, 2017 using an 11.25% cost of equity.

        Perella Weinberg also observed the most recent publicly available research analyst price targets for Capella common stock prepared and published by four selected equity research analysts prior to October 26, 2017. Perella Weinberg noted that the range of these recent equity analyst price targets for Capella common stock was $71.05 to $82.25 per share, in each case as discounted to October 26, 2017 using an 9.88% cost of equity.

        Perella Weinberg compared these value ranges per share for Strayer common stock and Capella common stock to the Strayer implied merger price and the Capella implied merger price, respectively.

        Perella Weinberg then calculated the exchange ratio range implied by the equity research analyst price target statistics review. Perella Weinberg calculated the ratios of (i) the highest most recently publicly available research analyst price target for Capella common stock (discounted as detailed above) to the lowest most recently publicly available research analyst price target for Strayer common stock (discounted as detailed above) and (ii) the lowest most recently publicly available research analyst price target for Capella common stock (discounted as detailed above) to the highest most recently publicly available research analyst price target for Strayer common stock (discounted as detailed above) to derive an implied exchange ratio range of 0.798x to 1.024x. Perella Weinberg compared this implied exchange ratio range to the merger exchange ratio.

        The public market trading prices published by equity research analysts do not necessarily reflect current market trading prices for Strayer common stock or Capella common stock. Further, these estimates are subject to uncertainties, including the future financial performance of Strayer and Capella and future market conditions, and the public market trading price targets published by equity research analysts typically represent price targets to be achieved over a six (6) to twelve (12) month period.

Relative Contribution Analysis

        Perella Weinberg reviewed the relative contribution of Strayer and Capella to the forecasted fiscal year 2018 EBITDA and net income (excluding transaction adjustments and synergies). Perella Weinberg also reviewed the relative contribution of Strayer and Capella to the combined stock market capitalization as of October 26, 2017. The estimated 2018 EBITDA and net income of Strayer and Capella were based on the Strayer forecasts and the Capella forecasts, respectively. The relative contribution analysis did not give effect to the impact of any estimated synergies resulting from the proposed combination. The results of these analyses are summarized in the following table:

	Strayer Contribution	Capella Contribution
2018E EBITDA	51%	49%
2018E Net Income	50%	50%
Stock Market Capitalization	57%	43%

        Perella Weinberg compared these relative contributions to the implied Strayer stockholder and Capella shareholder ownership of the combined company of approximately 52% and 48%, respectively, based on an implied number of shares of Strayer common stock issued to Capella shareholders based on the merger exchange ratio and fully diluted shares outstanding (based upon the number of issued and outstanding shares and other equity interests in each case provided by the managements of Capella and Strayer, as applicable, and using the treasury method for calculation of option dilution).

Selected Transactions

        For informational purposes only, Perella Weinberg reviewed and analyzed the financial terms of selected transactions involving companies in the post-secondary for-profit education sector that Perella Weinberg deemed relevant. However, as discussed with the Strayer board of directors, in arriving at its opinion, Perella Weinberg did not rely on a selected transactions analysis. As the proposed combination is not a change-of-control transaction, the precedent change-of-control transactions identified were not directly relevant and were not relied upon by Perella Weinberg to arrive at its opinion. Perella Weinberg also did not believe that there were any recent precedent transactions in the post-secondary for-profit education sector that were comparable to the merger due to the dramatic changes in this industry, the regulatory environment in which this industry operates and the performance of the companies operating therein since the dates of prior transactions in this industry.

Miscellaneous

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg's opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to Strayer, Capella or the merger.

        Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the Strayer board of directors as to the fairness, from a financial point of view, as of the date of such opinion, of the merger exchange ratio provided in the merger agreement to Strayer. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Perella Weinberg's analyses were based in part upon the Strayer forecasts and the Capella forecasts and third party research analyst estimates, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Perella Weinberg's analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the merger agreement or their respective advisors, none of Strayer, Capella, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecasted by the Strayer or Capella management or third parties.

        As described above, the opinion of Perella Weinberg to the Strayer board of directors was one of many factors taken into consideration by the Strayer board of directors in making its determination to approve the merger. Perella Weinberg was not asked to, and did not, recommend the merger exchange ratio provided for in the merger agreement, which consideration was determined through arms-length negotiations between Strayer and Capella. Perella Weinberg did not recommend any specific exchange ratio to the holders of Strayer common stock or the Strayer board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio or consideration for the merger.

        Pursuant to the terms of the engagement letter between Perella Weinberg and Strayer dated October 6, 2017, Strayer paid Perella Weinberg a retainer fee in the amount of $500,000 and further agreed to pay Perella Weinberg $2,500,000 upon the delivery of Perella Weinberg's opinion and an additional transaction fee of $8,000,000 upon the consummation of the merger. Strayer has agreed to pay Perella Weinberg a fee equal to 20% of any break-up, termination, topping or similar fee received by Strayer upon receipt thereof, provided that such fee may not exceed the expected total transaction fee that would have been received if the merger had been consummated. In addition, Strayer agreed to reimburse Perella Weinberg for its reasonable out-of-pocket expenses, and to indemnify Perella Weinberg and related persons for certain liabilities and other items that may arise out of its engagement by Strayer and the rendering of its opinion. None of these payments affected Perella Weinberg's analysis or opinion.

        During the two year period prior to the date hereof, neither Perella Weinberg nor its affiliates have had material relationships, other than the services provided in connection with the merger and the rendering of its opinion, with Strayer, Capella or their respective affiliates for which compensation was received or is intended to be received by Perella Weinberg or its affiliates. Perella Weinberg and its affiliates may in the future provide investment banking and other financial services to Strayer, Capella and their respective affiliates and in the future may receive compensation for the rendering of such services. In the ordinary course of their business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own accounts or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of Strayer, Capella or any of their respective affiliates.

Strayer Management's Unaudited Prospective Financial Information

        Although Strayer periodically may issue limited financial guidance to investors, Strayer does not as a matter of course make public long-term projections as to future revenue, earnings or other results, due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Strayer's management prepared and reviewed with Strayer's board of directors unaudited 5-year standalone prospective financial information regarding Strayer's operations for fiscal years 2018 through 2022 (the "Strayer standalone projections"), which were provided to Strayer's financial advisor, Perella Weinberg, in connection with Perella Weinberg's financial analyses.

        The Strayer standalone projections were also provided to Capella for its use in connection with its evaluation of the merger and for the use of Capella's financial advisor in connection with its financial analyses. For more information, see the section entitled "—Background of the Merger."

        The below summary of the Strayer standalone projections are included for the purpose of providing stockholders access to certain nonpublic information that was furnished to certain parties in connection with the merger, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any Strayer stockholder or Capella shareholder.

        The below unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP. The information was prepared utilizing Strayer's historical accounting policies and does not give effect to the adoption of any new accounting pronouncements in the future, the impact of which are still being assessed. As such, the unaudited prospective financial information also was not prepared with a view toward or pending new accounting pronouncements, the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections. The inclusion of this unaudited prospective financial information should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The prospective financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, Strayer's management. PricewaterhouseCoopers LLP has neither audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this joint proxy statement/prospectus relates to the Strayer's historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so.

        While presented with numeric specificity, this unaudited prospective financial information was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Strayer's business) that are inherently subjective and uncertain and are beyond the control of Strayer's management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Strayer's business (including Strayer's ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors." This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change and the Strayer standalone projections are based solely on the information available to Strayer's management at the time they were prepared. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. Strayer stockholders and Capella shareholders are urged to review the most recent SEC filings of Strayer for a description of the reported results of operations and financial condition and capital resources of Strayer, including in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Strayer's Annual Report on Form 10-K for the year ended December 31, 2016, and any subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus.

        None of Strayer, Capella or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information. Strayer undertakes no obligation to update or otherwise revise or reconcile this unaudited prospective financial information to reflect circumstances existing after the date this unaudited prospective financial information was generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such information are shown to be in error. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.

        Strayer may calculate certain non-GAAP financial metrics, including EBITDA and Distributable Free Cash Flow, using different methodologies from Capella and from other companies. Consequently, the financial metrics presented in Strayer's and Capella's prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to Strayer and Capella may not be directly comparable to one another. Strayer is not providing a quantitative reconciliation of the forward looking non-GAAP financial metrics set forth below.

        Strayer has not made and makes no representation to Capella or any Strayer stockholder or Capella shareholder, in the merger agreement or otherwise, concerning this unaudited prospective financial information or regarding Strayer's ultimate performance compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, Strayer urges all Strayer stockholders and Capella shareholders not to place undue reliance on such information and to review Strayer's and Capella's most recent SEC filings for a description of Strayer's and Capella's reported financial results.

Strayer Standalone Projections

        The following is a summary of the Strayer standalone projections. The Strayer standalone projections were based on numerous variables and assumptions, including the following key assumptions:

  •
  Approximately 5% new student growth in 2018 and 2019, followed by 3.75% new student growth in 2020 to 2022, resulting from expansion of new programs such as Nursing, Digital Entrepreneurship, and Applied Sciences as well as continued growth in our core Business and IT program offerings

  •
  Increases in marketing costs are expected to outpace new student enrollment by approximately 4% due to inflation in cost per inquiry and additional marketing investment to support new program launches

  •
  Continued investment in course content, faculty performance, and the collection and use of data analytics will continue to drive improvement in student retention of approximately 0.25% per year

  •
  New student growth combined with retention improvements result in approximately 6% total enrollment growth per year

  •
  Growth in tuition discounts associated with corporate partnerships as well as scholarship programs targeting highly qualified student populations will result in continued declines in revenue per student through 2021. Declines in revenue per student expected to be in the –1 to –3% range in 2018 to 2019, then flatten to –1% to 0% in 2020 to 2022

  •
  Non-marketing expense inflation of 2 to 3% per year. Ability to scale classroom experience results in operating margins expansion to 18% in 2022

  •
  Assumed tax rate of 39.5%

  •
  Capital expenditures in the range of 3% to 4% of revenue

        The following table presents (in millions, except per share amounts) a summary of the Strayer standalone projections, as prepared by Strayer's management, with all figures (except per share amounts) rounded to the nearest million. The projections included in the below table treat Strayer on a standalone basis, without giving effect to the merger and were prepared as if the merger had not been contemplated.

	2018E	2019E	2020E	2021E	2022E
	(Dollar amounts in millions, except per share data)
Revenue	$476	$502	$529	$557	$583
EBITDA(1)	108	113	122	130	139
Income from operations	75	82	89	97	106
Net Income	46	50	54	59	64
Diluted Earnings Per Share	$4.00	$4.35	$4.75	$5.18	$5.63
Capital Expenditures	17	18	19	19	20
Distributable Free Cash Flow(2)	61	68	65	69	74

(1)
Defined as earnings before interest, taxes, share-based compensation, depreciation and amortization. EBITDA is a non-GAAP financial measure and should not be considered an alternative to net income as a measure of operating performance.

(2)
Defined as cash provided by operating activities less capital expenditures. Distributable free cash flow is a non-GAAP financial measure and should not be considered an alternative to cash provided by operating activities as a cash flow measurement.

Board and Management of the Combined Company

Board of Directors of the Combined Company after the Merger

        At the effective time, the board of directors of the combined company will consist of (a) nine directors designated by Strayer, (b) J. Kevin Gilligan, Chief Executive Officer of Capella, and (c) two additional designees who are currently members of the Capella board of directors and are recommended by Mr. Gilligan. In addition, one of the two additional Capella designees will be appointed to serve on the Compensation Committee of the combined company.

        Robert Silberman will continue as Executive Chairman of the board of directors of the combined company and at the effective time, Mr. Gilligan will be appointed as Vice Chairman. For a further description of governance of the combined company following the consummation of the merger, see "Description of Combined Company Shares" and "Comparison of Stockholder Rights."

        The remaining members of the current Strayer board of directors and Capella board of directors to be designated by Strayer and Capella, respectively, as members of the combined company board of directors have not been selected as of the date of this joint proxy statement/prospectus. Biographical information for Mr. Silberman and the other members of the current Strayer board of directors is included in Strayer's Definitive Proxy Statement for its 2017 Annual Meeting of Stockholders, filed with the SEC on March 16, 2017, portions of which are incorporated by reference in this joint proxy statement/prospectus. Biographical information for Mr. Gilligan and the other members of the current Capella board of directors is included in Capella's Definitive Proxy Statement for its 2017 Annual Meeting of Shareholders, filed with the SEC on March 23, 2017, portions of which are incorporated by reference in this joint proxy statement/prospectus.

Officers of the Combined Company after the Merger

        As of the effective time, Robert Silberman will continue as Executive Chairman of the board of directors of the combined company and Mr. Gilligan will be appointed as Vice Chairman at the effective time. Karl McDonnell, Strayer's current President and Chief Executive Officer, and Daniel W. Jackson, Strayer's current Executive Vice President and Chief Financial Officer, will continue in their respective positions at the combined company following the effective time. Steven L. Polacek, Capella's current Senior Vice President and Chief Financial Officer will be appointed as the Chief Integration/Transition Officer of the combined company.

        Biographical information for those executive officers named above and not included in the companies' respective annual meeting proxy statements as described under "—Board of Directors of the Combined Company after the Merger" is incorporated by reference from Strayer's Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 17, 2017 (with respect Messrs. McDonnel and Jackson), and Capella's Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 22, 2017 (with respect to Mr. Polacek).

Interests of Capella's Directors and Executive Officers in the Merger

        In considering the recommendation of Capella's board of directors with respect to adopting the Capella Proposals, Capella stockholders should be aware that certain members of the Capella board of directors and executive officers may have interests in the merger that are different from, or are in addition to, interests of Capella stockholders generally. These interests may create an appearance of a conflict of interest. The Capella board of directors was aware of these potential conflicts of interests during its deliberations on the merits of the merger and in making its decisions in approving the merger, the merger agreement, and the related transactions. These potential conflicts of interests are described in more detail below, and certain potential conflicts of interest are quantified in the tables in the section entitled "Capella Proposals—Capella Proposal 3: The Capella Advisory Compensation Proposal" beginning on page 51.

Treatment of Capella Equity Awards in the Merger

        Under the merger agreement, at the effective time, Strayer will assume all the obligations of Capella under the Capella 2005 Stock Incentive Plan and 2014 Equity Incentive Plan, and each Capella stock option and Capella RSU will be assumed by Strayer and converted into a comparable Strayer form of equity award based upon the merger exchange ratio but otherwise subject to the same terms and conditions as set forth under the award prior to the conversion, except that each Capella stock option held by a Capella non-employee director who will not be a member of the Strayer board of directors immediately following the effective time will be cancelled and converted into the right to receive the merger consideration the non-employee director would have been entitled to receive if the Capella stock option had been exercised for shares of Capella common stock immediately prior to the effective time of the merger (net of the applicable exercise price). In addition, unvested Capella RSUs held by Capella non-employee directors will vest in full immediately prior to the effective time of the merger.

        The following table sets forth, for each of Capella's directors and executive officers (including two former directors who are required by SEC rules to be included), the number of shares of Capella common stock subject to vested and unvested Capella stock options and Capella RSUs (including Mr. Gilligan's market stock unit award) held by the director or executive officer as of December 6, 2017, the latest practicable date to determine such amounts before the filing of this joint proxy statement/prospectus. Depending on when the closing date occurs, certain equity-based awards shown in the table may vest prior to the closing date.

Name	Vested Stock Options (#)	Unvested Stock Options (#)	Vested Restricted Stock Units (#)	Unvested Restricted Stock Units (#)
J. Kevin Gilligan	57,845	116,086	—	139,878
Steven L. Polacek	7,452	50,457	—	15,686
Renee L. Jackson	3,719	12,963	—	4,173
Peter M. Ramstad	4,013	20,302	—	7,375
Andrew E. Watt	—	12,307	—	6,907
Richard P. Senese, PhD	1,102	4,511	—	1,368
Rita D. Brogley	—	—	1,844	1,054
H. James Dallas	—	—	—	1,054
Matthew W. Ferguson	—	—	—	—
Michael A. Linton	—	—	—	1,054
Michael L. Lomax	—	—	5,465	1,054
Jody G. Miller	—	—	1,894	1,054
Stephen G. Shank	—	—	—	—
David W. Smith	—	—	1,727	1,054
Jeffrey W. Taylor	—	—	5,465	1,054
Darrell R. Tukua	—	—	—	1,054

        As mentioned above, except with respect to unvested Capella RSUs held by Capella non-employee directors (which will vest in full in connection with the merger), Capella equity awards will be converted into Strayer equity awards. The aggregate value of Capella equity awards, assuming a price per share of Capella common stock equal to $82.37 (which is equal to the average closing price of a share of Capella common stock on the NASDAQ over the first five business days following October 30, 2017, the date of the first public announcement of entering into the merger agreement), held by Capella's executive officers and directors is $19,386,402 and $2,045,000, respectively.

Senior Executive Severance Plan

        Capella's Senior Executive Severance Plan provides severance pay and other benefits to certain eligible employees, including each of Capella's executive officers.

        Under the Senior Executive Severance Plan, in the event there is a change in control (which would include the merger), and the executive experiences a voluntary termination of employment for good reason or an involuntary termination other than for cause, in either case within 24 months following the change in control, the executive will be eligible to receive the following (subject to the executive's timely execution and non-revocation of a release of claims):

  •
  Cash severance pay equal to the sum of 24 months of the executive's base salary and two times the executive's target bonus for the year of termination;

  •
  Outplacement assistance for up to twelve (12) months; and

  •
  Capella-subsidized continuation coverage under Capella's health, dental and life insurance benefit plans for up to eighteen (18) months.

        Cash severance benefits that may be due under the Senior Executive Severance Plan are calculated based on the greater of the executive's base salary and targeted annual bonus, as applicable, in effect immediately prior to the closing of the change in control or the date of the executive's termination of employment.

        For purposes of the Senior Executive Severance Plan, "good reason" means (i) the material reduction of the executive's job responsibilities upon or after a change in control; (ii) the material diminution of the executive's base compensation; or (iii) a reassignment of the executive's principal place of work, without the executive's consent, to a location more than 50 miles from the executive's principal place of work upon or after a change in control.

        For purposes of the Senior Executive Severance Plan, "cause" means the executive's (i) commission of a crime or other act that could materially damage the reputation of Capella; (ii) theft, misappropriation or embezzlement of Capella property; (iii) falsification of records maintained by Capella; (iv) failure substantially to comply with the written policies and procedures of Capella as they may be published or revised from time to time (in writing, on the Faculty Center website, or on the Stella intranet); (v) misconduct directed toward learners, employees or adjunct faculty; or (vi) failure substantially to perform the material duties of the executive's employment, which failure is not cured within 30 days after written notice from Capella specifying the act of non-performance.

        For an estimate of the value of the payments and benefits described above that would become payable under the Senior Executive Severance Plan to Messrs. Gilligan, Polacek, Ramstad and Watt and Ms. Jackson, see "Capella Proposals—Capella Proposal 3: The Capella Advisory Compensation Proposal—Compensation Tables Required by Item 402(t)" above. The aggregate value of the payments and benefits that would become payable to Dr. Senese, Capella's other executive officer, assuming that the effective time is December 6, 2017 and Dr. Senese experienced a termination without "cause" or resignation with "good reason" on such date, is $883,011. This estimate is based on compensation and benefit levels that are in effect on December 6, 2017. Therefore, if compensation and benefit levels are changed after such date, the actual value of Dr. Senese's severance payments and benefits may be different from those provided for above.

J. Kevin Gilligan Employment Agreement

        Under the terms of Capella's employment agreement with Mr. Gilligan, in the event of Mr. Gilligan's involuntary termination of employment without cause, as defined in the Senior Executive Severance Plan, the severance payable to Mr. Gilligan will be not less than an amount equal to three times Mr. Gilligan's annualized base salary in effect immediately prior to the date of termination of Mr. Gilligan's employment.

J. Kevin Gilligan Strategic Transformation Award

        Under the terms of Mr. Gilligan's market stock unit award, in the event of a change in control (which would include the merger), if Mr. Gilligan's employment is terminated without cause or he resigns for good reason, in either case within three years following the change in control, then the award will vest in full. As the merger is not expected to be consummated until the third quarter of 2018, this award is expected to vest pursuant to its terms prior to the expected closing date of the merger.

        For purposes of Mr. Gilligan's market stock award, "good reason" is defined as a material demotion or material reduction of the job responsibilities of Mr. Gilligan or the reassignment without Mr. Gilligan's consent, of Mr. Gilligan's place of work to a location more than 50 miles from Mr. Gilligan's place of work immediately prior to the change in control, provided that none of these conditions shall constitute "good reason" unless Mr. Gilligan first gives written notice to Capella within 90 days of the first occurrence of the condition, delineating the claimed breach and setting forth Mr. Gilligan's intention to terminate Mr. Gilligan's employment if such breach is not duly remedied within 30 business days, and Capella fails to cure the condition within such 30-day period. For purposes of Mr. Gilligan's market stock award, "cause" has the same meaning as set forth in Capella's 2005 Stock Incentive Plan.

Annual Management Incentive/Long-Term Performance Cash Programs

        Under the terms of Capella's annual management incentive program, in the event an executive's employment terminates due to an involuntary termination without "cause" (as defined in the Senior Executive Severance Plan) during the performance period, the executive will be eligible to receive a prorated portion of the final calculated payment under the program in a single lump sum cash payment when payments are made to other participants following the end of the performance period.

        Under the terms of Capella's long-term performance cash programs, in the event of a change in control, the executive will be eligible to receive a pro-rata lump sum cash payment, based on actual achieved performance for the truncated performance cycle, which will be calculated immediately prior to the closing date. Payments under Capella's long-term performance cash programs will be made in a single lump sum cash payment within 75 days following the closing date.

        For an estimate of the value of the payments described above that would become payable to Messrs. Gilligan, Polacek, Ramstad and Watt and Ms. Jackson under Capella's annual management incentive program and long-term performance cash programs, see "Capella Proposals—Capella Proposal 3: The Capella Advisory Compensation Proposal—Compensation Tables Required by Item 402(t)" above. The value of the payment that would become payable to Dr. Senese under Capella's annual management incentive program, assuming that the effective time is December 6, 2017 and Dr. Senese experienced a termination without "cause" on such date, is $93,582. The value of the payment that would become payable to Dr. Senese under Capella's long-term performance cash programs, assuming that the effective time is December 6, 2017 is $28,011. Both estimates assume the actual achievement of performance goals through December 6, 2017 applicable to each award.

Equity Plans

        Awards granted under the Capella 2014 Equity Incentive Plan generally will vest in full upon a termination of employment without cause within two years following a change in control. Awards granted under the Capella 2005 Stock Incentive Plan will vest in full upon a termination without "cause" or for "good reason" within three years following a change in control.

        For purposes of the 2005 Stock Incentive Plan, "cause" means (i) the executive's failure or refusal substantially to perform the executive's duties to the full extent of the executive's abilities for reasons other than death or disability, after written notice to the executive of such failure or refusal providing the executive 30 days to take corrective action; (ii) conviction of a felony crime, or commission of any act, the conviction for which would be a felony conviction; (iii) theft or misappropriation of Capella's property; or (iv) knowingly making a material false written statement to the Capella board of directors regarding the affairs of Capella. For purposes of the agreements under the 2005 Stock Incentive Plan, "good reason" means the demotion or reduction of the job responsibilities of the executive or the reassignment, without the executive's consent, of the executive's place of work to a location more than 50 miles from his or her place of work immediately prior to the change in control.

        For purposes of the 2014 Equity Incentive Plan, "good reason" means the occurrence of one or more of the following events, so long as the executive provided written notice to Capella of the event not later than 30 days after it occurred and the condition resulting from the event has not been remedied by Capella within 30 days after its receipt of such notice: (i) a material reduction of the executive's job responsibilities upon or after the change in control; (ii) a material diminution of the executive's base compensation; or (iii) a reassignment of the executive's principal place of work, without the executive's consent, to a location more than 50 miles from the executive's principal place of work upon or after the change in control. For purposes of the 2014 Equity Incentive Plan, "cause"

means what the term is expressly defined to mean in a then-effective written agreement (including an award agreement issued pursuant to the 2014 Equity Incentive Plan) between the executive and Capella or any affiliate, or in the absence of any such then-effective agreement or definition means (i) the executive's failure or refusal substantially to perform the executive's duties to the full extent of the executive's abilities for reasons other than death or disability, after written notice to the executive of such failure or refusal providing the executive 30 days to take corrective action; (ii) conviction of a felony crime, or commission of any act, the conviction for which would be a felony conviction; (iii) theft or misappropriation of Capella's property; or (iv) knowingly making a material false written statement to the Capella board of directors regarding the affairs of Capella.

        On December 7, 2017, the compensation committee of the Capella board of directors approved accelerated vesting of certain equity awards held by Ms. Jackson and Messrs. Ramstad and Watt to facilitate tax planning strategies for Capella and these individuals. As part of the same tax planning strategies, the compensation committee of the Capella board of directors also approved a payout of Ms. Jackson's annual cash incentive award for fiscal 2017 and her long-term performance cash awards for 2015-2017 and 2016-2018, by paying out 90% of the currently anticipated payout of her annual cash incentive award and her 2015-2017 long-term performance cash award and 80% of her 2016-2018 and 2017-2019 long-term performance cash awards, with the anticipated performance of the long-term performance cash awards projected as of June 30, 2018.

J. Kevin Gilligan and Steven L. Polacek Transition Agreements

        In connection with the merger, Capella entered into transition agreements with each of Messrs. Gilligan and Polacek. The agreements set forth the compensatory terms for Messrs. Gilligan and Polacek's continued service with the combined company. The agreements provide that Messrs. Gilligan and Polacek will continue as employees of Capella for twelve (12) months following the consummation of the merger, which may be extended for up to an additional six (6) months upon the agreement of the parties, or an earlier mutually agreed upon date. During this transition period, Mr. Gilligan will have the title of Vice Chairman and will serve on the combined company board of directors and Mr. Polacek will have the title of Chief Integration Officer. The agreements provide that Mr. Gilligan's base salary and target annual bonus amount for his continued service in such capacity will be $700,000 and 125% of base salary, respectively, and Mr. Polacek's base salary and target annual bonus amount for his continued service in such capacity will be $400,000 and 75% of base salary, respectively. Under the agreements, Messrs. Gilligan and Polacek also agree to provide certain ongoing transition assistance and to comply with certain confidentiality, non-compete and non-solicitation covenants.

        The agreements also provide that upon Messrs. Gilligan and Polacek's termination of employment for any reason other than for "cause" (as defined in the Senior Executive Severance Plan), including due to their voluntary resignation, and subject to and conditioned upon the executive's execution and non-revocation of a general release of claims against Capella, Strayer and their subsidiaries and affiliates, each of Messrs. Gilligan and Polacek will be entitled to receive the payments and benefits afforded to them pursuant to the Senior Executive Severance Plan, the Capella 2005 Stock Incentive Plan and 2014 Equity Incentive Plan (and any applicable award agreements thereunder), and, in the case of Mr. Gilligan, his employment agreement with Capella.

Andrew E. Watt Letter Agreement

        In connection with the merger, Capella entered into a letter agreement with Andrew E. Watt, which provides that if Mr. Watt remains employed for eighteen (18) months following the consummation of the merger, and agrees to waive any rights Mr. Watt may have to resign for "good reason" (as defined in the Senior Executive Severance Plan) as a result of any reduction in Mr. Watt's job responsibilities, he will have the right to terminate his employment other than for good reason, effective at any time from the date that is eighteen (18) months following the consummation of the merger until the second annual anniversary of the consummation of the merger, and will receive severance benefits pursuant to the Senior Executive Severance Plan equal to the benefits Mr. Watt would have received under that plan if Mr. Watt had terminated employment for good reason immediately following the consummation of the merger.

Employee Benefits

        The merger agreement requires Strayer (or the surviving corporation of any subsidiary thereof) to continue to provide certain compensation and benefits for at least a period of one (1) year following the closing date, as well as take certain actions in respect of employee benefits provided to Capella employees, including its executive officers. For a detailed description of these requirements, please see the section entitled "The Merger Agreement—Employee Matters" beginning on page 134.

Interests of Strayer's Directors and Executive Officers in the Merger

        Strayer's directors and executive officers will not receive any special compensation the payment of which is contingent upon consummation of the merger. Nevertheless, Strayer's directors and executive officers may have interests in the merger that are different from Strayer stockholders generally because Strayer's directors and executive officers may continue employment or service with Strayer following the effective time and will be eligible to receive compensation and benefits consistent with their position and duties to Strayer. Additionally, certain of Strayer's executive officers may receive compensation under Strayer's executive compensation programs attributable to additional responsibilities in connection with the merger and subsequent integration process. Further, Strayer's directors and executive officers will continue to receive indemnification and insurance under Strayer's policies currently in effect. Any compensation and benefits that may be received by Strayer's directors and executive officers will be granted and paid pursuant to Strayer's director and executive officer compensation programs, which are described in further detail in Strayer's Definitive Proxy Statement for its 2017 Annual Meeting of Shareholders, filed with the SEC on March 16, 2017, portions of which are incorporated herein by reference.

Board Service Following the Merger

        Prior to the consummation of the merger, the Strayer board of directors will appoint the members of the board of directors of the combined company, which will consist of (a) nine directors designated by Strayer, (b) J. Kevin Gilligan, Chief Executive Officer of Capella, and (c) two additional designees who are currently members of the Capella board of directors and are recommended by Mr. Gilligan, as described in more detail in the section entitled "The Merger Agreement—Post-Closing Governance."

Regulatory Approvals Required for the Merger

United States Antitrust

        Under the HSR Act, the merger cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the DOJ and all applicable waiting periods have expired or been terminated.

        The Antitrust Division of the DOJ, the FTC and others may challenge the combination on antitrust grounds even after termination of the waiting period. At any time before or after the consummation of the merger, any of the Antitrust Division of the DOJ, the FTC or another person could take action under the antitrust laws as it deems necessary or desirable in the public interest, including, without limitation, seeking to enjoin the consummation of the merger, seeking a rescission or other unwinding of the combination, or permitting consummation subject to regulatory concessions or conditions. There can be no assurance that a challenge to the combination will not be made or that, if a challenge is made, it will not succeed.

        On November 9, 2017, each of Capella and Strayer filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division of the DOJ and the FTC, and on November 22, 2017, the FTC granted early termination, effective immediately, of the applicable waiting period under the HSR Act.

Education Regulatory Approvals

        The merger agreement provides that the merger is conditioned upon receipt of regulatory approval from the DOE and the HLC, which is the institutional accreditor for Capella University, and from certain state agencies. In addition, Strayer is notifying all of the educational regulatory agencies that approve Strayer University of the merger. Although it is not expected that the merger constitutes a change of control for Strayer University that would require approval of any such agency, it is possible that some of those agencies may require approval of the merger or subject Strayer University to a review in connection with the merger. Capella and Strayer have begun the process of notifying their respective regulatory agencies of the merger and, as appropriate, seeking required approvals, and will continue to take all necessary actions required by their respective regulatory agencies prior to consummation of the merger.

        The merger agreement requires that the parties cooperate to submit a pre-acquisition review application to the DOE with respect to Capella University no later than thirty (30) days after the date of the merger agreement, and to submit an application to the HLC no later than December 1, 2017. On November 28, 2017, Capella submitted a pre-acquisition review application to the DOE, and on December 1, 2017, Capella filed a change of control application with the HLC. As a condition of the merger, Capella must receive from the DOE a written response to its preacquisition review application that does not indicate the existence of any impediment to the issuance of the temporary provisional program participation agreement following consummation of the merger that would reasonably be expected to result in a combined company material adverse effect, or any terms or conditions that would reasonably be expected to result in a combined company material adverse effect, as described in the merger agreement. See "The Merger Agreement—Conditions to Consummation of the Merger" beginning on page 121. In addition, required pre-closing approvals from certain other regulatory agencies may be required as a condition of consummation of the merger, and those approvals cannot be subject to conditions that would reasonably be expected to result in a combined company material adverse effect. Certain other regulatory agencies may require approval or notification of the merger after the consummation of the merger, but must not provide any indication prior to consummation of the merger that either (i) such approval will not be granted or (ii) that such approval will be granted with terms or conditions that would reasonably be expected to result in a combined company material adverse effect.

        There can be no assurance that all of the regulatory approvals described above, or any other regulatory approvals that might be required to consummate the merger, will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms, or that the conditions will not result in the abandonment of the merger. See the section of this joint proxy statement/prospectus entitled "The Merger Agreement—Conditions to Consummation of the Merger" beginning on page 121.

Accounting Treatment

        The combined company will account for the merger using the acquisition method of accounting in accordance with GAAP. GAAP requires that one of Strayer or Capella be designated as the acquirer for accounting purposes based on the evidence available. Strayer will be treated as the acquiring entity for accounting purposes. In identifying Strayer as the acquiring entity, the combined company took into account the structure of the merger, the composition of the combined company board of directors and the designation of certain senior management positions of the combined company. Accordingly, the historical financial statements of Strayer will become the historical financial statements of the combined company.

        The combined company will measure Capella's assets acquired and liabilities assumed at their fair values, including net tangible and identifiable intangible assets acquired and liabilities assumed, as of the consummation of the merger. Any excess of the purchase price over those fair values will be recorded as goodwill.

        Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present.

        The allocation of purchase price reflected in the unaudited pro forma combined financial statements is based on preliminary estimates using assumptions Strayer management believes are reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation that has not yet been completed.

Listing of Combined Company Shares

        The merger agreement obligates Strayer to use its reasonable best efforts to cause the combined company shares to be issued in connection with the merger (including combined company shares to be issued upon exercise or vesting, as applicable, of Strayer equity awards) to be listed on NASDAQ (or such other stock exchange as may be mutually agreed upon by Capella and Strayer), subject to official notice of issuance, prior to the effective time. Approval for listing on NASDAQ of the combined company shares issuable to Capella shareholders in connection with the merger, subject to official notice of issuance, is a condition to the obligations of Capella, Strayer and Merger Sub to consummate the merger. It is expected that, following the merger, the combined company shares will be listed on NASDAQ and trade under the symbol "STRA."

Delisting and Deregistration of Capella Common Stock

        Following the merger, shares of Capella common stock will be delisted from NASDAQ, deregistered under the Exchange Act and cease to be publicly traded.

Litigation Relating to the Merger

        On November 30, 2017, a Capella shareholder (the "Plaintiff") filed a putative class action against Capella, Strayer, Merger Sub, and the members of Capella's board of directors (the "Defendants") challenging the disclosures made in connection with the merger. The lawsuit is styled Adam Franchi v. Capella Education Company, et al., No. 0:17-cv-05288-JRT-DTS, and was filed in the United States District Court for the District of Minnesota.

        The Plaintiff's Complaint alleges that the Registration Statement filed in connection with the merger fails to disclose certain allegedly material information in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder. The alleged omissions relate to (i) certain financial projections by the companies and certain financial analyses performed by Capella's financial advisor; and (ii) certain alleged potential conflicts of interest of Capella's officers and directors. The Plaintiff seeks to enjoin Defendants from proceeding with the merger and seeks damages in the event the transaction is consummated. The Plaintiff also seeks attorney's fees.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. Holders of shares of Capella common stock that exchange their shares of Capella common stock for combined company shares in the merger. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of this discussion. This discussion assumes that the merger will be consummated in accordance with the merger agreement and as further described in this joint proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the merger and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

        This discussion applies only to U.S. Holders of shares of Capella common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders of shares of Capella common stock in light of their particular circumstances and does not apply to U.S. Holders of shares of Capella common stock subject to special treatment under the U.S. federal income tax laws (such as, for example, banks and other financial institutions, tax-exempt organizations, partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities), regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, insurance companies, mutual funds, dealers or brokers in stocks and securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, holders subject to the alternative minimum tax, holders who acquired shares of Capella common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who actually or constructively own more than 5% of the outstanding stock of Capella, persons that are not U.S. Holders, U.S. Holders whose functional currency is not the U.S. dollar, holders who hold shares of Capella common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, or United States expatriates).

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of shares of Capella common stock, as applicable, that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Capella common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds shares of Capella common stock and any partners in such partnership should consult their own tax advisors regarding the tax consequences of the merger to them.

        ALL HOLDERS OF SHARES OF CAPELLA COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Capella Common Stock

        It is a condition to Strayer's obligation to consummate the merger that Strayer receive an opinion from its tax counsel, dated as of the closing date, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to Capella's obligation to consummate the merger that Capella receive an opinion from its tax counsel, dated as of the closing date, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        These opinions will be based on customary assumptions and representations from Strayer and Capella, as well as certain covenants and undertakings by Strayer, Capella and Merger Sub (collectively, the "tax opinion representations and assumptions"). If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate or is violated, the validity of the opinions described above may be affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus.

        An opinion of counsel represents counsel's best legal judgment but is not binding on the Internal Revenue Service (the "IRS") or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Neither Strayer nor Capella intends to obtain a ruling from the IRS with respect to the tax consequences of the merger. If the IRS were to successfully challenge the "reorganization" status of the merger, the tax consequences would differ from those described in this joint proxy statement/prospectus.

        Accordingly, on the basis of the opinions described above:

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  a U.S. Holder of shares of Capella common stock generally will not recognize any gain or loss upon the exchange of shares of Capella common stock for combined company shares in the merger, except with respect to cash received in lieu of fractional shares (as discussed below);

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  a U.S. Holder of shares of Capella common stock will have a tax basis in the combined company shares received in the merger (including fractional shares deemed received and redeemed as described below) equal to the tax basis of the shares of Capella common stock surrendered in exchange therefor;

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  a U.S. Holder of shares of Capella common stock will have a holding period for the combined company shares received in the merger (including fractional shares deemed received and redeemed as described below) that includes its holding period for its shares of Capella common stock surrendered in exchange therefor; and

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  if a U.S. Holder of shares of Capella common stock acquired different blocks of shares of Capella common stock at different times or at different prices, the combined company shares received in the merger (including fractional shares deemed received and redeemed as described below) will be allocated pro rata to each block of shares of Capella common stock, and the basis and holding period of such combined company shares will be determined on a block-for-block approach depending on the basis and holding period of each block of shares of Capella common stock exchanged for such combined company shares.

Cash in Lieu of Fractional Shares

        A U.S. Holder that receives cash in lieu of a combined company fractional share generally will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the combined company fractional share and the portion of the U.S. Holder's aggregate adjusted tax basis in the combined company shares surrendered which is allocable to the combined company fractional share. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder's holding period for its shares of Capella common stock exceeds one (1) year at the effective time.

Information Reporting and Backup Withholding

        A U.S. Holder (other than certain exempt U.S. Holders) that receives cash in lieu of a combined company fractional share may be subject to backup withholding (currently at a 28% rate) unless such U.S. Holder provides its correct taxpayer identification number and certifies as to exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Amounts withheld, if any, under the backup withholding rules are generally not an additional tax and may be refunded or credited against the U.S. Holder's federal income tax liability, provided the U.S. Holder timely furnishes the required information to the IRS.

 THE MERGER AGREEMENT

        The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

        The merger agreement and the summary of its terms in this joint proxy statement/prospectus have been included to provide information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about Capella, Strayer or any of their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the merger agreement are made by Strayer, Capella and Merger Sub only for the purposes of the merger agreement and are qualified and subject to certain limitations and exceptions agreed to by Strayer, Capella and Merger Sub in connection with negotiating the terms of the merger agreement, including being qualified by reference to confidential disclosures. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC including being qualified by reference to confidential disclosures. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement.

        For the foregoing reasons, the representations, warranties, covenants and agreements and any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Strayer, Capella or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Structure of the Merger

        Pursuant to the merger agreement, Merger Sub will merge with and into Capella, with Capella surviving as a wholly owned subsidiary of Strayer.

Consummation and Effectiveness of the Merger

        Unless the parties agree otherwise, the consummation of the merger will occur within three (3) business days after all conditions to the consummation of the merger described under "—Conditions to Consummation of the Merger" have been satisfied or waived; provided that if such date would make it reasonably unlikely for the parties to either (a) comply with any laws applicable on a post-closing basis in order to obtain any Educational Consent or (b) satisfy conditions under applicable DOE regulations for continuing the effectiveness of any TPPPA, the consummation of the merger will take place on the first (1st) business day of the immediately following month, without regard to the outside date. The merger will be consummated and become effective at the time the articles of merger are duly filed with the Secretary of State of the State of Minnesota, or such later time as agreed to by Strayer and Capella and specified in the articles of merger.

Post-Closing Governance

        Pursuant to the merger agreement, effective at the effective time, unless otherwise agreed by Strayer and Capella in writing, the Strayer board of directors is required to take all necessary action to increase the size of the combined company board of directors to twelve (12) directors in order to appoint, as of the effective time, nine (9) directors to be designated by Strayer and three (3) directors to be designated by Capella (such designees of Capella, the "Additional Board Designees"). The Additional Board Designees will consist of (i) the chief executive officer of Capella as of the date of the merger agreement and (ii) two (2) additional designees (or, if item (i) is not applicable, three (3) designees) who are currently members of the Capella board of directors and recommended by the chief executive officer of Capella or the Capella board of directors (if item (i) is not applicable) to the Strayer board of directors and the nominating and corporate governance committee of the Strayer board of directors for approval, such approval not to be unreasonably withheld.

        Effective at the effective time, unless otherwise agreed by Strayer and Capella in writing, Strayer will take all necessary action to cause (i) Robert S. Silberman to continue as executive chairman of the combined company board of directors, (ii) J. Kevin Gilligan to be appointed to act as the vice chairman of the combined company board of directors, (iii) Karl McDonnell to continue as President and Chief Executive Officer of the combined company, (iv) Steven L. Polacek to be appointed as the Chief Integration/Transition Officer of the combined company and (v) one Additional Board Designee to be appointed to the compensation committee of the combined company board of directors. The Strayer board of directors will nominate the Additional Board Designees for election at (i) if the effective time is prior to the 2018 annual meeting of stockholders, then the 2018 annual meeting of stockholders or (ii) if the effective time is after the 2018 annual meeting of stockholders, then the 2019 annual meeting of stockholders.

Merger Consideration

        At the effective time, each Capella share issued and outstanding immediately prior to the effective time (other than shares held in treasury or held by Strayer, Capella or Merger Sub or any of their respective wholly owned subsidiaries) will be converted into the right to receive 0.875 of a newly-issued combined company share. No fractional combined company shares will be issued in the merger, and Capella shareholders will receive cash in lieu of fractional shares as part of the merger consideration, as specified in the merger agreement.

No Dissenters' Rights; No Appraisal Rights

        Under Minnesota law and the Capella articles of incorporation, Capella shareholders will not be entitled to exercise any dissenters' rights in connection with the merger.

        Under Maryland law, Strayer stockholders will not be entitled to appraisal rights in connection with the merger or the Strayer Required Proposals.

Procedures for Surrendering Capella Stock Certificates

        Prior to the dissemination of this joint proxy statement/prospectus to the Capella shareholders and Strayer stockholders, Strayer has agreed to appoint its transfer agent to act as exchange agent to handle the exchange of Capella stock certificates or Capella book-entry shares for the merger consideration. At or prior to the effective time, Strayer will deposit the combined company shares comprising the aggregate merger consideration for the benefit of Capella shareholders. As promptly as practicable after the effective time (but in no event later than five (5) business days thereafter), Strayer will cause the exchange agent to mail to each holder of record of Capella shares at the effective time a letter of transmittal for the exchange and instructions explaining how to surrender Capella stock certificates or Capella book-entry shares to the exchange agent.

        Upon surrender of Capella stock certificates and Capella book-entry shares for cancellation to the exchange agent, and upon delivery of a properly completed letter of transmittal with respect to such Capella stock certificates or Capella book-entry shares, Capella shareholders will be entitled to receive the merger consideration for each Capella share formerly represented by such Capella stock certificates and for each Capella book-entry share.

Treatment of Capella Equity Awards

Capella Stock Options

        Each Capella stock option that is outstanding immediately prior to the effective time (whether vested or unvested) and held by a continuing employee or director of Capella will automatically and without any action on the part of the holder thereof be assumed by Strayer and be converted into a Strayer stock option to acquire shares of Strayer common stock on the same terms and conditions as the Capella stock option to which it relates, equal to the product of the merger exchange ratio of 0.875 multiplied by the number of shares of Capella common stock subject to the option (rounded down to the nearest whole share), and will have an exercise price per share equal to the quotient obtained by dividing the exercise price per share of Capella common stock by the merger exchange ratio of 0.875 (rounded up to the nearest whole cent). Capella stock options that are outstanding and unexercised immediately prior to the consummation of the merger and held by former employees, directors or consultants of Capella will automatically and without any action on the part of the holder thereof be cancelled and converted into the right to receive a cash payment equal to the product of (i) the amount of merger consideration (if any) that the holder of such Capella stock option would have received had the Capella stock option been exercised immediately prior to the effective time for shares of Capella common stock (net of the applicable exercise price), and (ii) the VWAP of Strayer common stock for the ten (10) trading day period ending on the second to last trading day prior to the effective time. Capella stock options that are outstanding immediately prior to the effective time and held by current Capella directors who will not continue as members of the Strayer board of directors following effective time will automatically and without any action on the part of the holder thereof be cancelled and converted into the right to receive the merger consideration that the holder of such Capella stock option would have been entitled to receive if the Capella stock option had been exercised for shares of Capella common stock immediately prior to the effective time (net of the applicable exercise price).

Capella Restricted Stock Unit Awards

        All Capella RSUs that are outstanding immediately prior to the consummation of the merger will be assumed by Strayer and will be converted into awards of Strayer RSUs and will continue to have, and will be subject to, the same terms and conditions as applied to the Capella RSUs immediately prior to the effective time, with appropriate adjustments in the number of shares of Strayer common stock subject to the Strayer RSU to reflect the merger exchange ratio. In addition, outstanding Capella RSUs granted to Capella directors under the Capella equity plans will become fully and immediately vested upon the effective time.

Conditions to Consummation of the Merger

        Mutual Conditions to Consummation.    The obligations of Capella, Strayer and Merger Sub to consummate the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

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  approval of the Capella Merger Proposal by the holders of a majority of the outstanding shares of Capella common stock;

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  approval of the Charter Amendment Proposal by the holders of a majority of the outstanding shares of Strayer common stock;

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  approval of the Share Issuance Proposal by the holders of a majority of the votes cast at the Strayer special meeting;

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  approval for listing on NASDAQ of the combined company shares issuable to Capella shareholders in connection with the merger, subject to official notice of issuance;

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  absence of any applicable law or order being in effect which prohibits, restrains, enjoins, prevents, or makes illegal the consummation of the merger;

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  effectiveness of the Form S-4 under the Securities Act and not being the subject of any stop order;

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  the expiration or termination of any applicable waiting period under the HSR Act, which was satisfied on November 22, 2017;

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  receipt of a DOE Preacquisition Review Notice by Capella which does not (i) indicate the existence of any impediment to the issuance by the DOE of a TPPPA with respect to any Title IV Capella school following the consummation of the merger that, individually or in the aggregate, would reasonably be expected to result in a combined company material adverse effect; or (ii) include any terms or conditions that, individually or in the aggregate, would reasonably be expected to result in a combined company material adverse effect;

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  (i) absence of any action taken by HLC or the MSCHE as applicable, to place Capella University or Strayer University, as applicable, on warning, probation, or show-cause status, in all cases where such status could reasonably be expected to result in the loss of the institutional accreditation status of Capella University or Strayer University, as applicable; (ii) absence of any action taken by any educational agency that could reasonably be expected to result in a loss of any Educational Approval held by a Capella school or a Strayer school, as applicable; and (iii) absence of any action taken by any educational agency that could reasonably expected to result in a change in the status of any Educational Approval held by a Capella school or Strayer school, as applicable, except, in the case of items (ii) and (iii), any action, in each case, that individually or in the aggregate, would not reasonably be expected to result in a combined company material adverse effect;

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  the Educational Consents required to be obtained prior to consummation of the merger by Capella and, if any, by Strayer shall have been effectuated or obtained, as applicable, without any terms or conditions that individually or in the aggregate, would reasonably be expected to result in a combined company material adverse effect; and

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  absence of any communication to Capella or Strayer from a representative of any educational agency (excluding the DOE) with respect to Educational Consents required to be obtained post-closing to the effect that such approval will not be granted; provided that this condition will not be satisfied if any such communication indicates that any such Educational Consents will be granted with terms or conditions that, individually or in the aggregate, would reasonably be expected to result in a combined company material adverse effect.

        Certain conditions to consummation of the merger are qualified by "combined company material adverse effect." See "—Definition of 'Combined Company Material Adverse Effect"' for the definition of combined company material adverse effect.

        For the purposes of the merger agreement:

        "Capella school" means any educational intuition or location owned or operated by Capella or any of its subsidiaries.

        "DOE Preacquisition Review Notice" means a written notice from the DOE following the DOE's review of the applicable Preacquisition Review Application.

        "Educational Approval" means any approval issued or required to be issued by an educational agency to a Capella school or a Strayer school, as applicable, with respect to any aspect of such Capella school's operations or such Strayer school's operations, as applicable, subject to the oversight of such educational agency, including any such approval for such Capella school or such Strayer school, as applicable, to participate in any program of student financial assistance offered or administered by such educational agency, but excluding any approval issued to any Capella school's employees or any Strayer school's employees, as applicable, on an individual basis.

        "Educational Consent" means any filing, notice, report, consent, registration, approval or authorization required to be made with or obtained from any governmental entity, including any educational agency, in connection with the execution, delivery and performance of the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement, whether before or after the consummation of the merger, in order to maintain, continue or reinstate any Educational Approval held by any Capella school or any Strayer school.

        "Strayer school" means any educational institution or location owned or operated by Strayer or any of its subsidiaries.

        "Title IV Program" means the programs of federal student financial assistance administered pursuant to Title IV of the Higher Education Act of 1965, 20 U.S.C. § 1001 et seq., as amended, or successor statutes thereto, and its implementing regulations promulgated by the DOE.

        "TPPPA" means a temporary provisional program participation agreement issued to a postsecondary institution, and to be countersigned by or on behalf of the secretary of the DOE evidencing such institution's continued eligibility for and participation in Title IV Programs on an interim basis following a change in ownership or control as determined by the DOE.

        Additional Conditions to Consummation.    In addition, the obligations of Strayer and Merger Sub on one hand, and Capella, on the other hand, to consummate the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

  •
  the accuracy in all respects (subject only to de minimis inaccuracies) as of the date of the merger agreement and as of the closing date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) of certain representations and warranties made in the merger agreement by Capella or Strayer, as the case may be, regarding their respective capitalization;

  •
  the accuracy in all material respects as of the date of the merger agreement and as of the closing date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) of certain representations and warranties made in the merger agreement by Capella or Strayer, as the case may be, regarding, among other matters, its (i) corporate organization, (ii) capitalization (other than as covered by the first bullet), (iii) authority; execution and delivery; and enforceability in connection with the merger agreement and the transactions contemplated therein, (iv) broker's fees, (v) opinion of financial advisor, and (vi) ownership of Strayer shares or Capella shares, as the case may be;

  •
  the accuracy of all other representations and warranties made in the merger agreement by Capella or Strayer, as the case may be (disregarding all qualifications and exceptions contained in such representations and warranties relating to materiality or material adverse effect) as of the date of the merger agreement and as of the closing date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be accurate, individually or in the aggregate, have not had and would not reasonable be expected to have, a material adverse effect on Capella or Strayer, as the case may be;

  •
  performance or compliance with, as applicable, all of the material covenants and agreements required to be performed or complied with by Capella or Strayer, as the case may be, in all material respects and the receipt by Strayer or Capella, as the case may be, of a certificate from an executive officer of Capella or Strayer, as the case may be, certifying that this condition has been satisfied;

  •
  the absence since the date of the merger agreement and be continuing of any change, event, development, condition, occurrence or effect that has had, or would reasonable be expected to have, individually or in the aggregate, a material adverse effect on Capella or Strayer, as the case may be (see "—Definition of 'Material Adverse Effect"' for the definition of material adverse effect); and

  •
  the receipt by Strayer or Capella, as the case may be, of (i) an opinion from its tax counsel, dated as of the closing date, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) a copy of a reciprocal opinion received by Strayer or Capella from its tax counsel.

Representations and Warranties

        The merger agreement contains a number of representations and warranties made by both Strayer and Capella that are subject in some cases to exceptions and qualifications (including exceptions that are not material to the party making the representations and warranties and its subsidiaries, taken as a whole, and exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the party making the representations and warranties). See "—Definition of 'Material Adverse Effect'" for the definition of material adverse effect. The representations and warranties in the merger agreement relate to, among other things:

  •
  corporate organization;

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  capitalization;

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  authority; execution and delivery; enforceability;

  •
  no conflicts;

  •
  SEC documents; financial statements; undisclosed liabilities;

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  absence of certain changes or events;

  •
  information supplied;

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  legal proceedings;

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  compliance with laws;

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  permits;

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  employee benefit plans;

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  employee and labor matters;

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  environmental matters;

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  real property;

  •
  tax matters;

  •
  material contracts;

  •
  intellectual property;

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  educational regulatory matters;

  •
  broker's fees;

  •
  opinion of financial advisor;

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  ownership of other party's equity interests;

  •
  insurance; and

  •
  no other representations or warranties.

        Strayer also makes representations and warranties relating to, among other things, Merger Sub. The representations and warranties in the merger agreement do not survive the effective time. See "—Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement."

Definition of "Material Adverse Effect"

        Many of the representations and warranties in the merger agreement are qualified by "material adverse effect" on the party making such representations and warranties.

        For purposes of the merger agreement, "material adverse effect" means, with respect to Strayer or Capella, as the case may be, any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to (x) be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of that party and its subsidiaries, taken as a whole or (y) prevent or materially delay the consummation of the transactions contemplated by the merger agreement; provided, however, that, in the case of clause (x), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a material adverse effect: (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions in the United States, (ii) any changes of law or GAAP (or, in each case, any authoritative interpretations thereof), (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes generally affecting the industries in which that party and its subsidiaries conduct their businesses, including the post-secondary or proprietary education industry, (v) any changes resulting from the execution of the merger agreement or the announcement or the pendency of the merger, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the transactions contemplated by the merger agreement (provided that the exception in this clause (v) shall not apply to certain representations and warranties of the merger agreement), (vi) changes in that party's stock price or the trading volume of that party's stock or any change in the credit rating of that party (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (vii) any changes or effects resulting from any action required to be taken by the terms of the merger agreement, (viii) the failure to meet internal or analysts' expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition) or (ix) any litigation relating to the transactions contemplated by the merger agreement; provided, that in the case of items (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on that party and its subsidiaries, taken as a whole, as compared to other participants in the industries in which that party and its subsidiaries conduct their businesses.

Definition of "Combined Company Material Adverse Effect"

        Certain conditions to consummation of the merger are qualified by "combined company material adverse effect."

        For purposes of the merger agreement "combined company material adverse effect" means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Capella and Strayer and their respective subsidiaries, taken as a whole; provided, however that, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a combined company material adverse effect: (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory (other than educational regulatory) conditions in the United States, (ii) any changes of GAAP (or, in each case, any authoritative interpretations thereof) or (iii) any non-regulatory changes generally affecting the industries in which Capella or Strayer and their respective subsidiaries conduct their businesses, including the post-secondary or proprietary education industry; provided, that in the case of items (i), (ii) and (iii), if and only to the extent such changes do not have a disproportionate impact on Capella or Strayer and their respective subsidiaries, taken as a whole, as compared to other participants in the industries in which Capella or Strayer and their respective subsidiaries conduct their businesses.

Conduct of Business Pending the Merger

        In general, except as may be required by applicable law, stock exchange requirement or any educational agency and except as set forth in the confidential disclosure letter delivered to the other party concurrently with the execution of the merger agreement of each party or as otherwise expressly contemplated by the merger agreement, unless the other party otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), Strayer, Capella and their respective subsidiaries are required to (i) conduct their operations only in the ordinary course of business consistent with past practice, (ii) use their reasonable best efforts to keep available the services of their respective current officers, employees and consultants and to preserve the goodwill and current relationships with their respective students, customers, suppliers and other persons with which they have material business relations, and (iii) use their reasonable best efforts to preserve intact their respective business organization (including their respective material assets and properties) and comply with all applicable laws.

        Without limiting the foregoing, except as may be required by applicable law, stock exchange requirement or any educational agency, set forth in Strayer's or Capella's confidential disclosure letter or as otherwise expressly contemplated in the merger agreement, each of Strayer and Capella and each of their respective subsidiaries is not permitted to, between the date of the merger agreement and the effective time, take any of the following actions without the prior written consent of Capella, in the case of actions taken by Strayer, or Strayer, in the case of actions taken by Capella (which consent may not be unreasonably withheld, conditioned or delayed):

  •
  amend or otherwise change, or authorize or propose to amend or otherwise change its charter or bylaws or equivalent organizational documents;

  •
  issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of, or other equity interests in, Strayer or Capella, as the case may be, or any of Strayer's or Capella's subsidiaries, as the case may be, of any class, or securities convertible into, or exchangeable or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights, agreements, arrangements or commitments of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by contract right), of Strayer or Capella, as the case may be, or any of Strayer's or Capella's subsidiaries, as the case may be, subject to certain exceptions;

  •
  sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any property or assets of Strayer or Capella, as the case may be, or any of Strayer's or Capella's subsidiaries, as the case may be, with value in excess of $1,000,000 annually, subject to certain exceptions;

  •
  sell, assign, pledge or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse or otherwise dispose of any of material intellectual property of Strayer or Capella, as the case may be, or any of Strayer's or Capella's subsidiaries, as the case may be, subject to certain exceptions;

  •
  (i) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other equity interests (other than dividends paid by a wholly owned subsidiary of Strayer to Strayer or another wholly owned subsidiary of Strayer or dividends paid by a wholly owned subsidiary of Capella to Capella or another wholly owned subsidiary of Capella, as the case may be) or (ii) enter into any agreement with respect to the voting or registration of its capital stock or other equity interests;

  •
  reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests;

  •
  merge or consolidate Strayer or Capella, as the case may be, or any of Strayer's or Capella's subsidiaries, as the case may be, with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Strayer or Capella, as the case may be, or any of Strayer's or Capella's subsidiaries, as the case may be, subject to certain exceptions;

  •
  acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or any assets thereof, in each case, with value in excess of $2,500,000 or in a transaction that would reasonably be expected to materially delay, impede or prevent the consummation of the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement;

  •
  repurchase, repay, refinance or incur any indebtedness for borrowed money, subject to certain exceptions;

  •
  make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly owned subsidiary of Strayer or Capella, as the case may be) in excess of $2,500,000 in the aggregate, other than ordinary course advances to employees for reasonable and documented business expenses in accordance with Strayer policies or Capella policies, as the case may be;

  •
  terminate, cancel, renew, or request or agree to any material change in or waiver under any material contract of Strayer or Capella, as the case may be, or any of Strayer's or Capella's subsidiaries, as the case may be, or enter into or amend any contract that, if existing on the date of the merger agreement, would be a material contract of Strayer or Capella, as the case may be, or any of Strayer's or Capella's subsidiaries, as the case may be, or waive, release, assign or otherwise forego any material right or claim of Strayer or Capella, as the case may be, or any of Strayer's or Capella's subsidiaries, as the case may be, under any material contract of Strayer or Capella, as the case may be, or any of Strayer's or Capella's subsidiaries, as the case may be, in each case, other than in the ordinary course of business consistent with past practice;

  •
  make or authorize any capital expenditure in excess of Strayer's or Capella's capital expenditure budget, as the case may be, as disclosed to Capella or Strayer, as the case may be, prior to the date of the merger agreement, other than capital expenditures that are not, when added to all other capital expenditures made on behalf of all of Strayer or Capella, as the case may be, or any of Strayer's or Capella's subsidiaries, as the case may be, since the date of the merger agreement but not provided for in Strayer's or Capella's capital expenditure budget, as the case may be, as disclosed to Capella or Strayer, as the case may be, prior to the date of the merger agreement, in excess of $2,500,000;

  •
  except in the ordinary course of business consistent with past practice or to the extent required by (i) applicable law or (ii) the existing terms of any Strayer employee benefit plan or Capella employee benefit plan, as the case may be, as disclosed in Strayer's or Capella's confidential disclosure letter, as the case may be: (A) increase the compensation or benefits payable or to become payable to its directors, officers, individual independent contractors or employees; (B) grant any rights to severance or termination pay or bonus payments to, or enter into any employment or severance agreement with, any director, officer or employee of Strayer or Capella, as the case may be, or any of Strayer's or Capella's subsidiaries, as the case may be; (C) establish, adopt, enter into or amend any (i) collective bargaining agreement or other contract with any labor union or labor organization, or (ii) Strayer employee benefit plan or Capella employee benefit plan, as the case may be, or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by the terms of a collective bargaining agreement in existence on the date of the merger agreement; (D) take any action to amend or waive any performance or vesting criteria under any Strayer employee benefit plan or Capella employee benefit plan, as the case may be; (E) hire any employee with an annual base salary that exceeds $250,000 or hire any officer; (F) engage in any actions that could implicate the WARN Act; provided, however, that, in each case, the grant of Strayer equity awards or Capella equity awards, as the case may be, must be granted in accordance with the terms of the merger agreement and provided further that the grant of cash bonuses shall not exceed per calendar year starting on January 1, 2018, aggregate dollar amounts and individual allocations consistent with past practice, or (G) in the case of Capella, take any action that could cause any participant in the Capella Senior Executive Severance Plan or the Capella Executive Severance Plan (collectively, the "Cardinal Severance Plans") to terminate such individual's employment for "Good Reason" (within the meaning of the Cardinal Severance Plans);

  •
  forgive any loans to directors, officers or employees of Strayer or Capella, as the case may be, or any of Strayer's or Capella's subsidiaries, as the case may be;

  •
  waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) with value in excess of $1,000,000, except in the ordinary course of business consistent with past practice and in accordance with their terms;

  •
  make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP (or definitive or binding interpretations thereof) or by a governmental entity or educational agency;

  •
  waive, release, assign, settle or compromise any claims or rights with value in excess of $1,000,000 held by Strayer or Capella, as the case may be, or any of Strayer's or Capella's subsidiaries, as the case may be;

  •
  compromise, settle or agree to settle any proceeding by or before any governmental entity or educational agency other than (i) litigation relating to the transactions contemplated by the merger agreement (which is governed by elsewhere in the merger agreement) and (ii) compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $500,000 individually or $1,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Strayer or Capella, as the case may be, or any of Strayer's or Capella's subsidiaries, as the case may be;

  •
  make any material tax election that is not consistent with past practices and procedures, change or revoke any material tax election, change any tax accounting period for purposes of a material tax or material method of tax accounting, file any material amended tax return, settle or compromise any audit or proceeding relating to a material amount of taxes, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, enter into any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to any material tax, or surrender any right to claim a material tax refund;

  •
  convene any annual or special meeting (or any postponement or adjournment thereof) of the Strayer stockholders or Capella shareholders, as the case may be, other than the Strayer special meeting or the Capella special meeting, as the case may be, contemplated by this joint proxy statement/prospectus and the 2018 annual meeting of stockholders or shareholders, as the case may be (only if such 2018 annual meeting is not otherwise combined with the Strayer special meeting or the Capella special meeting, as the case may be, contemplated by this joint proxy statement/prospectus);

  •
  enter into any new line of business outside of the post-secondary or proprietary education industry;

  •
  fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost; or

  •
  authorize or enter into any contract to do any of the foregoing or propose or otherwise make any commitment to do any of the foregoing.

Obligations to Call Stockholders' Meetings

        Each of Strayer and Capella has agreed to, promptly following the date on which the Form S-4 has been filed with the SEC, establish a record date for, and, as soon as practicable following the effectiveness of the Form S-4, duly call and give notice of and convene and hold a meeting of its stockholders for the purpose of which Strayer will seek the vote of its stockholders required to approve the amendment and restatement of the Strayer charter and the issuance of Strayer shares to be issued in the merger and Capella will seek the vote of its shareholders required to approve the merger agreement.

        Subject to certain limitations, each party may postpone or adjourn the meeting of its stockholders (i) with the prior written consent of the other party; (ii) if a quorum has not been established; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which its respective board of directors has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by its stockholders prior to the meeting of its stockholders; (iv) to allow reasonable additional time to solicit additional proxies, if and to the extent the required vote of its stockholders in connection with the merger at such meeting would not otherwise be obtained; or (v) if required by law.

Obligations to Recommend the Approval of the Merger Agreement and the Approval of the Strayer Charter Amendment and the Strayer Share Issuance

        As discussed under "The Capella Special Meeting," Capella's board of directors recommends that Capella shareholders vote "FOR" the Capella Merger Proposal ("Capella recommendation"). Capella's board of directors, however, may effect a Capella Adverse Recommendation Change within the meaning of items (x), (y) and (z)(2) of the definition thereof, in each case under specified circumstances as discussed under "—No Solicitation."

        Similarly, as discussed under "The Strayer Special Meeting," Strayer's board of directors recommends that Strayer stockholders vote "FOR" the Share Issuance Proposal and the Charter Amendment Proposal ("Strayer recommendation"). Strayer's board of directors, however, may effect a Strayer Adverse Recommendation Change within the meaning of items (x), (y) and (z)(2) of the definition thereof, in each case under specified circumstances as discussed under "—No Solicitation."

No Solicitation

        Under the terms of the merger agreement, subject to certain exceptions described below, each of Strayer and Capella has agreed, from the date of the merger agreement until the earlier of the effective time or the date, if any, of the termination of the merger agreement in accordance with the terms of the merger agreement, it shall not, and shall cause its respective subsidiaries and representatives not to, directly or indirectly:

  •
  solicit, initiate or knowingly encourage or induce (including by way of furnishing information which has not been previously publicly disseminated), or take any other action that could reasonably be expected to facilitate, any inquiries or the making of any proposal which constitutes, or could reasonably be expected to lead to, any Competing Proposal; or

  •
  engage in any discussions or negotiations regarding any Competing Proposal.

        Notwithstanding the foregoing, if, prior to obtaining the Strayer stockholder approval (in the case of Strayer) or the Capella shareholder approval (in the case of Capella) and following the receipt of a bona fide written unsolicited Competing Proposal made after the date of the merger agreement and the Strayer board of directors or the Capella board of directors, as applicable, determines in good faith (after receiving advice of its financial advisor and of its outside legal counsel) is or could reasonably be expected to lead to a Superior Proposal and that was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of the non-solicitation obligations under the merger agreement, the Strayer board of directors or the Capella board of directors, as applicable, determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal, as applicable, would be inconsistent with the directors' duties to Strayer under applicable law (in the case of the Strayer board of directors) or the directors' fiduciary duties to Capella's shareholders under applicable law (in the case of the Capella board of directors), then Strayer or Capella may, in response to such Competing Proposal, as applicable, and subject to compliance with the non-solicitation obligations under the merger agreement, (A) furnish information with respect to Strayer or Capella, as applicable, to the person making such Competing Proposal pursuant to an acceptable confidentiality agreement, and (B) engage in discussions or negotiations with such person regarding such Competing Proposal.

        Each of Capella and Strayer has agreed that it shall not, and shall cause its respective subsidiaries and representatives not to, from and after the date of the merger agreement until the earlier of the effective time or the date, if any, on which the merger agreement is terminated pursuant to the terms of the merger agreement, directly or indirectly:

  •
  approve, endorse, recommend or enter into, or propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle,

    acquisition agreement, merger agreement or similar definitive agreement (other than an acceptable confidentiality agreement) with respect to any Competing Proposal or any proposal or offer that would reasonably be expected to lead to any Competing Proposal (an "Alternative Acquisition Agreement");

  •
  take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by a Competing Proposal;

  •
  terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the applicable party in respect of or in contemplation of a Competing Proposal (other than to the extent the Capella board or the Strayer board, as applicable, determines in good faith after consultation with its outside legal counsel, that failure to take any of such actions would be inconsistent with the directors' duties under applicable law); or

  •
  propose to do any of the foregoing.

        Notwithstanding the foregoing, prior to obtaining the Strayer stockholder approval (in the case of Strayer) or the Capella shareholder approval (in the case of Capella) and following the receipt of a bona fide written Competing Proposal made after the date of the merger agreement that was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of the non-solicitation obligations under the merger agreement, the Strayer board or the Capella board, as applicable, may effect a Strayer Adverse Recommendation Change within the meaning of items (x), (y) and (z)(2) of the definition thereof or a Capella Adverse Recommendation Change within the meaning of items (x), (y) and (z)(2) of the definition thereof, as applicable or terminate the merger agreement to enter into an Alternative Acquisition Agreement pursuant to the terms of the merger agreement, but if and only if:

  •
  the Strayer board of directors or the Capella board of directors, as applicable, concludes in good faith, after consultation with Strayer's or Capella's outside financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal;

  •
  the Capella board of directors or the Strayer board of directors, as applicable, provides the other party five (5) business days prior written notice of its intention to take such action (a "Competing Proposal Notice");

  •
  during the five (5) business days following such written notice (the "Negotiation Period"), if requested by the other party, the board of directors of the applicable party proposing to effect the recommendation change and its representatives have negotiated in good faith with the other party regarding any revisions to the terms of the transactions proposed by the other party in response to such Competing Proposal; and

  •
  at the end of the Negotiation Period, the Strayer board of directors or Capella board of directors, as applicable, concludes in good faith, after consultation with Strayer's or Capella's outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement to which the other party has agreed in writing to make to the terms of the transactions), that the Competing Proposal continues to be a Superior Proposal and, after consultation with Strayer's or Capella's outside legal counsel, as applicable, that the failure to make such a Strayer Adverse Recommendation Change or Capella Adverse Recommendation Change, as applicable, would be inconsistent with the exercise, in the case of the Strayer board of directors, of the directors' duties to Strayer under applicable law or, in the case of the Capella board of directors, of the directors' fiduciary duties to the shareholders of Capella under applicable law.

        Any material amendment or modification to any Competing Proposal shall require a new Competing Proposal Notice and the Negotiation Period shall be extended by an additional three (3) business days from the date of receipt of such new Competing Proposal Notice.

        Further, at any time prior to obtaining the Capella shareholder approval or the Strayer stockholder approval, as applicable, the Capella board or the Strayer board, as applicable, may make a Capella Adverse Recommendation Change or a Strayer Adverse Recommendation Change, as applicable, if (i) such board determines that an Intervening Event has occurred and is continuing and (ii) such board determines in good faith (after consultation with outside counsel) that the failure to make a Capella Adverse Recommendation Change or a Strayer Adverse Recommendation Change, as applicable, in response to such Intervening Event would be inconsistent with the directors' duties to Strayer under applicable law (in the case of the Strayer board) or the directors' fiduciary duties to its shareholders under applicable law (in the case of the Capella board), as applicable; provided that (x) the Capella board or the Strayer board, as applicable, has given the other party at least five (5) business days prior written notice of its intention to take such action and specifying in reasonable detail the circumstances related to such determination and (y) prior to effecting a Capella Adverse Recommendation Change or a Strayer Adverse Recommendation Change, as applicable, the applicable party has negotiated, and has caused its representatives to negotiate, in good faith with the other party during such notice period to the extent such other party wishes to negotiate, to enable such party to revise the terms of the merger agreement, such that the failure to make such a Capella Adverse Recommendation Change or a Strayer Adverse Recommendation Change, as applicable, would not be inconsistent with the directors' duties under applicable law.

        Any failure of Capella's or Strayer's respective subsidiaries or its and their respective representatives to fully comply with the non-solicitation obligations under the merger agreement shall be deemed a breach of the non-solicitation obligations under the merger agreement by Capella or Strayer, as applicable.

        For purposes of the merger agreement:

        "Capella Adverse Recommendation Change" means, with respect to the Capella board, (x) the withholding, withdrawal, modification, qualification or amendment, or proposal to publicly withhold, withdraw, modify, qualify or amend, in a manner adverse to Strayer, the Capella recommendation, (y) making, or permitting any director or executive officer to make, any public statement in connection with the Capella special meeting that would reasonably be expected to have the same effect or (z)(1) approving, determining to be advisable, or recommending, or proposing publicly to approve, determine to be advisable, or recommend, any Competing Proposal or failing to publicly and without qualification recommend against any Competing Proposal or (2) failing to reaffirm the Capella recommendation, in either case within ten (10) business days after such Competing Proposal is made public or after any reasonable, written request by Strayer to do so.

        "Competing Proposal" shall mean, other than the transactions contemplated under the merger agreement, any proposal, offer or inquiry from a third party relating to (A) a merger, reorganization, sale or license of assets, share exchange, tender offer, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving Capella or Strayer, as applicable, or any of their respective subsidiaries; (B) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person of twenty percent (20%) or more of the consolidated assets of Capella or Strayer, as applicable, and their respective subsidiaries, as determined on a book-value or fair-market-value basis; (C) the purchase or acquisition, in any manner, directly or indirectly, by any person of twenty percent (20%) or more of the issued and outstanding shares of the Capella common stock or the Strayer common stock, as applicable, or any other equity interests in Capella or Strayer, as applicable, (D) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person or "group" (as defined pursuant to Section 13(d) of the Exchange Act) beneficially owning twenty percent (20%) or more of the shares of Capella common stock or Strayer common stock, as applicable or any other equity interests of Capella, Strayer or any of their respective subsidiaries; or (E) any combination of the foregoing.

        "Intervening Event" means any positive material event, development or change in circumstances that first occurs, arises or becomes known to Capella or Strayer, as applicable, or its respective board of directors after the date of the merger agreement, to the extent that such event, development or change in circumstances was not known or reasonably foreseeable as of the date of the merger agreement (or if known or reasonably foreseeable, the probability of magnitude of consequences of which were not known or reasonably foreseeable); provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (1) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof; (2) any change in the price, or change in trading volume, of Capella common stock or Strayer common stock, as applicable (provided, however, that the exception set forth in this item (2) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); (3) meeting or exceeding internal or analysts' expectations, projections or results of operations (provided, however, that the exception set forth in this clause (3) shall not apply to the underlying causes giving rise to or contributing to such circumstances or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); and (4) any action taken by either party pursuant to and in compliance with the affirmative covenants set forth in the merger agreement, and the consequences of any such action.

        "Strayer Adverse Recommendation Change" means, with respect to the Strayer board, (x) the withholding, withdrawal, modification, qualification or amendment, or proposal to publicly withhold, withdraw, modify, qualify or amend, in a manner adverse to Capella, the Strayer recommendation, (y) making, or permitting any director or executive officer to make, any public statement in connection with the Strayer special meeting that would reasonably be expected to have the same effect or (z)(1) approving, determining to be advisable, or recommending, or proposing publicly to approve, determine to be advisable, or recommend, any Competing Proposal or failing to publicly and without qualification recommend against any Competing Proposal or (2) failing to reaffirm the Strayer recommendation, in either case within ten (10) business days after such Competing Proposal is made public or after any reasonable, written request by Capella to do so.

        "Superior Proposal" means a bona fide written Competing Proposal (except the references therein to "20%" shall be replaced by "80%") made by a third party which was not solicited by Capella or Strayer or any of their respective representatives and which, in the good faith judgment of the Capella board of directors or the Strayer board of directors, as applicable, and after consultation with its outside financial and legal advisors, taking into account the various legal, financial and regulatory aspects of the Competing Proposal, including the financing terms thereof, and the third party making such Competing Proposal in addition to such other factors as the Capella board of directors or the Strayer board of directors, as applicable, considers to be appropriate, (A) if accepted, is reasonably likely to be consummated, and (B) if consummated, would result in a transaction that is more favorable to Capella shareholders or Strayer stockholders, as applicable, from a financial point of view, than the merger and the other transactions contemplated in the merger agreement (after giving effect to all adjustments or modifications to the terms thereof which may be agreed in writing to be made by the other party (including pursuant to non-solicitation obligations under the merger agreement)) and (C) if a cash transaction (in whole or in part), financing for which is then fully committed or reasonably determined to be available.

Appropriate Action Covenant

        Upon the terms and subject to the conditions set forth in the merger agreement, each of the parties agrees to cooperate and use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under the merger agreement and applicable law to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including using reasonable best efforts to accomplish the following: (i) obtain all necessary consents, approvals or waivers from third parties, including under any contract to which Capella or Strayer or any of their respective subsidiaries is party or by which such person or any of their respective properties or assets may be bound, (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental entities (including, without limitation, those in connection with the HSR Act), make all necessary registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any proceeding by, any governmental entity or educational agency (including, the pre-closing Educational Consents required to be obtained by Capella and the pre-closing Educational Consents required to be obtained by Strayer (if any) and in connection with the HSR Act), and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement and fully carry out the purposes of the merger agreement; provided that in no event shall the "reasonable best efforts" of any party include the obligation to defend or prosecute any suit, arbitration or other adversarial proceeding (in each case, whether judicial, arbitral or administrative) by or against any governmental entity or any educational agency. Each of the parties shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

Indemnification Covenant

        From and after the effective time, Strayer shall, and shall cause the surviving corporation to, indemnify, defend and hold harmless each present and former director and officer of Capella, Strayer and any of their respective subsidiaries (each, an "indemnitee" and, collectively, the "indemnitees") against any costs or expenses (including reasonable attorneys' fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time, including in connection with the merger agreement or the transactions contemplated by the merger agreement.

        For a period of no less than six (6) years from the effective time, Strayer shall cause the surviving corporation to, and the surviving corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the organizational documents of Capella, Strayer or any of their respective subsidiaries in effect as of the date of the merger agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the effective time were current or former directors or officers of Capella, Strayer or any of their respective subsidiaries.

Employee Matters

        To the extent permitted by applicable laws, Strayer shall credit each employee of Strayer, Capella or any of their respective subsidiaries as of the consummation of the merger who continues employment with Strayer or the surviving corporation following the closing date (each a "continuing employee") with his or her years of service with Strayer, Capella or any of their respective subsidiaries and predecessor entities, under any employee benefit plans, programs and arrangements in which such continuing employee participates following the consummation of the merger (the "post-closing plan"), to the same extent as such continuing employee was entitled immediately prior to the consummation of the merger to credit for such service under any similar Strayer benefit plan or Capella benefit plan, for purposes of eligibility for participation and vesting (but not accrual of benefits, other than for purposes of determining the level of vacation, travel and/or severance benefits), except to the extent such recognition would result in a duplication of benefits.

        In addition, for purposes of each post-closing plan providing medical, dental, pharmaceutical, vision and/or other health benefits to any continuing employee and his or her dependents, Strayer shall

(i) cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements of such post-closing plan to be waived for such continuing employee and his or her covered dependents, to the extent any such waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements were waived or were inapplicable under the comparable Strayer benefit plan or Capella benefit plan, (ii) fully credit each continuing employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such continuing employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of Strayer or Capella (or their respective subsidiaries), as applicable, prior to the consummation of the merger during the plan year in which the consummation of the merger occurs for the purpose of determining the extent to which such continuing employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for such plan year under any pre-closing plan providing medical, dental, pharmaceutical, vision or health benefits, as if such amounts had been paid in accordance with such plan, and (iii) credit the accounts of such continuing employees under any post-closing plan that is a flexible spending plan with any unused balance in the account of such continuing employee under the applicable Strayer benefit plan or Capella benefit plan.

        Without limiting the generality of the foregoing, each continuing employee who satisfies the eligibility requirements of a Strayer benefit plan or a Capella benefit plan that is a 401(k) plan shall be eligible to participate in a 401(k) plan maintained by Strayer or the surviving corporation following the consummation of the merger (each a "post-closing 401(k) plan") and shall be credited with eligibility service and vesting service for all periods of service with Strayer and Capella, and their respective subsidiaries to the extent so credited with such service under the applicable 401(k) plan as of the closing date. Additionally, in the event Strayer or any of its subsidiaries freezes a 401(k) plan after the closing date, each continuing employee who participates in such frozen plan shall, following such action, become eligible to participate in a post-closing 401(k) plan.

Other Agreements

        The merger agreement contains certain other covenants and agreements, including covenants and agreements requiring, among other things, and subject to certain exceptions and qualifications described in the merger agreement:

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  cooperation between Capella and Strayer in the preparation of this joint proxy statement/prospectus;

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  confidentiality and access by each party to certain information about the other party during the period prior to the effective time;

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  cooperation between Capella and Strayer in the defense or settlement of any stockholder litigation relating to the merger;

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  cooperation between Capella and Strayer in connection with public announcements;

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  giving prompt notice to the other party upon the occurrence of certain events;

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  taking all steps as may be required to cause each individual who is subject to reporting requirements under Section 16(a) of the Exchange Act as a result of the transactions contemplated by the merger agreement to be exempt under Rule 16b-3 of the Exchange Act;

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  the use of each party's reasonable best efforts to cause the merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code; and

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  furnishing to the other party interim financial reports promptly after the end of each week or at the end of each month, as applicable.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time before the effective time in any of the following ways:

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  by mutual written consent of Capella and Strayer; or

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  by either Capella or Strayer:

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  if any law or final and non-appealable order shall have been promulgated, entered, enforced, enacted or issued or shall be deemed to be applicable to the merger by any governmental entity of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the merger; provided that the right to terminate the merger agreement pursuant to this paragraph will not be available to any party whose failure to perform any of its obligations under the merger agreement is the primary cause of, or resulted in, the enactment or issuance of any such law or order;

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  if the transactions contemplated by the merger agreement have not have been consummated by July 31, 2018; provided, that in the event that, as of July 31, 2018, all conditions to consummation of the merger set forth in the merger agreement have been satisfied or waived (other than such conditions that by their terms are satisfied at the consummation of the merger, which shall be reasonably capable of being satisfied as of such date) other than the conditions relating to absence of legal restraints (solely with respect to the matters relating to regulatory approvals) and regulatory approvals, the termination date shall be automatically extended to March 31, 2019 (such date, including any such permitted extensions thereof, the "outside date") and provided, further, that the right to terminate the merger agreement pursuant to this paragraph shall not be available to any party whose failure to perform any of its obligations under the merger agreement is the primary cause of, or resulted in, the failure of the transactions contemplated by the merger agreement to be consummated by such time;

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  if the Capella shareholder approval shall not have been obtained upon a vote at the Capella special meeting; provided that the right to terminate the merger agreement pursuant to this paragraph shall not be available to Capella if Capella's failure to perform any of its obligations under the merger agreement is the primary cause of, or resulted in, the failure to obtain the Capella shareholder approval; or

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  if the Strayer stockholder approval shall not have been obtained upon a vote at the Strayer special meeting; provided that the right to terminate the merger agreement pursuant to this paragraph shall not be available to Strayer if Strayer's failure to perform any of its obligations under the merger agreement is the primary cause of, or resulted in, the failure to obtain the Strayer stockholder approval;

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  by Strayer:

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  if Capella shall have breached or failed to perform any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (A) is incapable of being cured by Capella prior to the outside date or otherwise is not cured by the earlier of (x) twenty (20) business days following written notice to Capella by Strayer of such breach or (y) the business day prior to the outside date and (B) would result in a failure of the applicable closing condition relating to accuracy of its representations and warranties or performance of its covenants to be satisfied;

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  if Capella shall have breached in any material respect any of its non-solicitation obligations under the merger agreement;

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    if the Capella board of directors has effected a Capella Adverse Recommendation Change; or

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    if, prior to the Strayer stockholder approval, the Strayer board determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, but only if (x) Strayer is permitted to terminate the merger agreement and accept such Superior Proposal, and (y) immediately prior to or substantially concurrently with such termination, Strayer pays a termination fee to Capella;

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  by Capella:

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  if Strayer shall have breached or failed to perform any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (A) is incapable of being cured by Strayer prior to the outside date or otherwise is not cured by the earlier of (x) twenty (20) business days following written notice to Strayer by Capella of such breach or (y) the business day prior to the outside date and (B) would result in a failure of the applicable closing condition relating to accuracy of its representations and warranties or performance of its covenants to be satisfied;

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  if Strayer shall have breached in any material respect any of its non-solicitation obligations under the merger agreement;

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  if the Strayer board of directors has effected a Strayer Adverse Recommendation Change; or

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  if, prior to the Capella shareholder approval, the Capella board of directors determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, but only if (x) Capella is permitted to terminate the merger agreement and accept such Superior Proposal, and (y) immediately prior to or substantially concurrently with such termination, Capella pays a termination fee to Strayer.

        If the merger agreement is validly terminated, the merger agreement will become void and of no effect without liability of any party to any other party, except that certain designated provisions, including the provisions regarding termination fees, will survive termination.

Termination Fees and Expenses

Termination Fee Payable by Capella

        Capella has agreed to pay Strayer a termination fee of $25 million (less any amount previously paid for expenses up to $8 million) if:

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  Strayer terminates the merger agreement because Capella has breached in any material respect any of its non-solicitation obligations under the merger agreement;

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  Strayer terminates the merger agreement because the Capella board of directors has effected a Capella Adverse Recommendation Change;

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  Capella terminates the merger agreement because, prior to the Capella shareholder approval, the Capella board of directors determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal;

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  (i) Capella or Strayer terminates the merger agreement because Capella shareholder approval has not been obtained upon a vote at the Capella special meeting, and a Competing Proposal (substituting references to 20% with references to 50% in the definition of Competing Proposal) has been publicly announced or otherwise communicated to the Capella board of directors at any time after the date of the merger agreement and prior to the date of the Capella special meeting and (ii) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or Capella enters into a definitive agreement in respect of a Competing Proposal;

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  (i) Strayer terminates the merger agreement because Capella has breached or failed to perform any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (A) is incapable of being cured by Capella prior to the outside date or otherwise is not cured by the earlier of (x) twenty (20) business days following written notice to Capella by Strayer of such breach or (y) the business day prior to the outside date and (B) would result in a failure of the applicable closing condition relating to accuracy of its representations and warranties or performance of its covenants to be satisfied, and a Competing Proposal (substituting references to 20% with references to 50% in the definition of Competing Proposal) has been publicly announced or otherwise communicated to the Capella board of directors at any time after the date of the merger agreement and prior to the date of termination and (ii) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or Capella enters into a definitive agreement in respect of a Competing Proposal; or

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  (i) Capella or Strayer terminates the merger agreement because the merger has not been consummated by the outside date and a Competing Proposal (substituting references to 20% with references to 50% in the definition of Competing Proposal) has been publicly announced or otherwise communicated to the Capella board of directors at any time after the date of the merger agreement and prior to the date of termination and (ii) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or Capella enters into a definitive agreement in respect of a Competing Proposal.

Termination Fee Payable by Strayer

        Strayer has agreed to pay Capella a termination fee of $25 million (less any amount previously paid for expenses up to $8 million) if:

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  Capella terminates the merger agreement because Strayer has breached in any material respect any of its non-solicitation obligations under the merger agreement;

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  Capella terminates the merger agreement because the Strayer board of directors has effected a Strayer Adverse Recommendation Change;

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  Strayer terminates the merger agreement because, prior to the Strayer stockholder approval, the Strayer board of directors determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal;

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  (i) Strayer or Capella terminates the merger agreement because Strayer stockholder approval has not been obtained upon a vote at the Strayer special meeting, and a Competing Proposal (substituting references to 20% with references to 50% in the definition of Competing Proposal) has been publicly announced or otherwise communicated to the Strayer board of directors at any time after the date of the merger agreement and prior to the date of the Strayer special meeting and (ii) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or Strayer enters into a definitive agreement in respect of a Competing Proposal;

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  (i) Capella terminates the merger agreement because Strayer has breached or failed to perform any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (A) is incapable of being cured by Strayer prior to the outside date or otherwise is not cured by the earlier of (x) twenty (20) business days following written notice to Strayer by Capella of such breach or (y) the business day prior to the outside date and

    (B) would result in a failure of the applicable closing condition relating to accuracy of its representations and warranties or performance of its covenants to be satisfied, and a Competing Proposal (substituting references to 20% with references to 50% in the definition of Competing Proposal) has been publicly announced or otherwise communicated to the Strayer board of directors at any time after the date of the merger agreement and prior to the date of termination and (ii) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or Strayer enters into a definitive agreement in respect of a Competing Proposal; or

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  (i) Strayer or Capella terminates the merger agreement because the merger has not been consummated by the outside date and a Competing Proposal (substituting references to 20% with references to 50% in the definition of Competing Proposal) has been publicly announced or otherwise communicated to the Strayer board of directors at any time after the date of the merger agreement and prior to the date of termination and (ii) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or Strayer enters into a definitive agreement in respect of a Competing Proposal.

Expense Reimbursement Payable by Capella

        Capella has agreed to pay Strayer an expense reimbursement fee equal to the reasonable and documented out-of-pocket fees and expenses incurred by Strayer in connection with the merger agreement and the other transactions contemplated thereby, in an amount not to exceed $8 million (credited against the $25 million termination fee) if:

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  Capella or Strayer terminates the merger agreement because the Capella shareholder approval has not been obtained upon a vote at the Capella special meeting; or

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  Strayer terminates the merger agreement because Capella has breached or failed to perform any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (A) is incapable of being cured by Capella prior to the outside date or otherwise is not cured by the earlier of (x) twenty (20) business days following written notice to Capella by Strayer of such breach or (y) the business day prior to the outside date and (B) would result in a failure of the applicable closing condition relating to accuracy of its representations and warranties or performance of its covenants to be satisfied.

Expense Reimbursement Payable by Strayer

        Strayer has agreed to pay Capella an expense reimbursement fee equal to the reasonable and documented out-of-pocket fees and expenses incurred by Capella in connection with the merger agreement and the other transactions contemplated thereby, in an amount not to exceed $8 million (credited against the $25 million termination fee) if:

  •
  Strayer or Capella terminates merger agreement because the Strayer stockholder approval has not been obtained upon a vote at the Strayer special meeting; or

  •
  Capella terminates the merger agreement because Strayer has breached or failed to perform any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (A) is incapable of being cured by Strayer prior to the outside date or otherwise is not cured by the earlier of (x) twenty (20) business days following written notice to Strayer by Capella of such breach or (y) the business day prior to the outside date and (B) would result in a failure of the applicable closing condition relating to accuracy of its representations and warranties or performance of its covenants to be satisfied.

Exclusive Remedy

        If either party pays a termination fee in accordance with the provisions of the merger agreement, payment of such termination fee shall be the sole and exclusive remedy of the non-terminating party and its affiliates against any other party or such other party's shareholders, directors, officers, affiliates and other representatives, for any loss or damage based upon, arising out of or relating to the merger agreement or the negotiation, execution or performance thereof or the transactions contemplated thereby, except in the case of willful breach or fraud.

        If a party fails to pay a termination fee or an expense reimbursement fee that is due and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for such amounts, such party shall pay interest on such amounts, together with the costs and expenses of the other party (including reasonable legal fees and expenses) in connection with such suit.

Other Expenses

        Except as described above, the merger agreement provides that each of Strayer and Capella will pay its own costs and expenses in connection with the transactions contemplated by the merger agreement.

Specific Performance

        The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement.

Third-Party Beneficiaries

        The merger agreement is not intended to and does not confer upon any person other than the parties to the merger agreement any legal or equitable rights or remedies, except the right of the indemnified persons to enforce the obligations described under "—Indemnification Covenant."

Amendments; Waivers

        Any provision of the merger agreement may be amended if the amendment is in writing and signed by each party to the merger agreement. Any provision of the merger agreement may be waived if the waiver is in writing and signed by each party against whom the waiver is to be effective.

STRAYER AND CAPELLA UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements of the combined company (the "pro forma financial statements") include the unaudited pro forma condensed combined balance sheet (the "pro forma balance sheet") as of September 30, 2017, and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2016 and the nine months ended September 30, 2017 (the "pro forma statements of income"), after giving effect to the merger.

        The pro forma statements of income combine the historical consolidated statements of income of Strayer and Capella, giving effect to the merger as if it had occurred on January 1, 2016, the first (1st) day of the fiscal year ended December 31, 2016. The pro forma balance sheet as of September 30, 2017 combines the balance sheets of Strayer and Capella, giving effect to the merger as if it had occurred on September 30, 2017.

        The pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X. This historical financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the pro forma statements of income, expected to have a continuing impact on the consolidated results of the combined company.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements. In addition, the pro forma financial statements are based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes, which are incorporated by reference into this joint proxy statement/prospectus:

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  Separate historical consolidated financial statements of Strayer as of, and for the year ended and nine months ended, December 31, 2016 and September 30, 2017, respectively, and the related notes included in Strayer's Quarterly Report on Form 10-Q for the nine months ended September 30, 2017 and Strayer's Annual Report on Form 10-K for the year ended December 31, 2016; and

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  Separate historical consolidated financial statements of Capella as of, and for the year ended and nine months ended, December 31, 2016 and September 30, 2017, respectively, and the related notes included in Capella's Quarterly Report on Form 10-Q for the nine months ended September 30, 2017 and Capella's Annual Report on Form 10-K for the year ended December 31, 2016.

        The pro forma financial statements were prepared by Strayer using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles, which are referred to in this joint proxy statement/prospectus as GAAP. Strayer has been treated as the acquirer in the merger for accounting purposes. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill.

        The pro forma purchase price allocation of Capella's assets to be acquired and liabilities to be assumed is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, and the pro forma financial statements are based upon currently available information and certain assumptions that management of Strayer believes are factually supportable as of the date of this registration statement. Before consummation of the merger, there are significant limitations under applicable law regarding what Strayer can learn about Capella. A final determination of the fair value of Capella's assets acquired and liabilities assumed, including goodwill and intangible assets, will be based on the actual net tangible and intangible assets and liabilities of Capella that exist as of the closing date, and this analysis is not yet finalized. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. These potential changes to the purchase price allocation and related pro forma adjustments could be material.

        The pro forma combined financial statements do not reflect any cost savings that may be realized as a result of the merger and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings. At this time, no material intercompany transactions between Strayer and Capella during the periods presented in the unaudited pro forma condensed combined financial statements have been identified.

        The adjustments included in the pro forma financial statements are based upon currently available information and assumptions that management of Strayer believes to be reasonable. These adjustments and related assumptions are described in the accompanying notes presented on the following pages.

        The pro forma financial statements are not intended to represent or to be indicative of the actual results of operations or financial position that the combined company would have reported had the merger been consummated as of the dates set forth in the pro forma financial statements, and should not be taken as being indicative of the combined company's future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the pro forma financial statements for a number of reasons, including differences between the assumptions used to prepare the pro forma financial statements and actual amounts.

 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2017
(In thousands)

	Strayer Education, Inc.	Capella Education Company	Acquisition Adjustments	Note Reference	Pro Forma Condensed Combined
Assets:
Current assets:
Cash & cash equivalents	$150,483	$112,216	$(37,745)	4a	$224,954
Marketable securities, current	—	55,113	—		55,113
Tuition receivable—net	20,626	22,981	—		43,607
Income taxes receivable	2,734	—	10,571	4b	13,305
Other current assets	12,917	9,488	—		22,405

Total current assets	186,760	199,798	(27,174)		359,384
Marketable securities, noncurrent	—	19,554	—		19,554
Property & equipment—net	74,335	36,510	—		110,845
Deferred income taxes	34,609	—	(34,609)	4c	—
Goodwill	20,744	23,331	664,902	4d	708,977
Intangibles, net	7,260	8,665	232,335	4e	248,260
Other assets	4,867	8,853	—		13,720

Total assets	$328,575	$296,711	$835,454		$1,460,740

Liabilities & Stockholders' Equity:
Current liabilities:
Accounts payable and accrued expenses	$50,514	$31,005	$6,972	4b	$88,491
Deferred revenue	21,784	17,468	(3,112)	4f	36,140
Dividends payable	—	4,987	—		4,987

Total current liabilities	72,298	53,460	3,860		129,618
Deferred revenue, long-term	18,274	—	—		18,274
Deferred income taxes	—	721	60,586	4c	61,307
Other long-term liabilities	22,514	14,658	595	4g	37,767

Total liabilities	113,086	68,839	65,041		246,966

Stockholders' equity
Common stock	112	116	(11)	4h	217
Additional paid-in-capital	44,021	127,056	908,869	4h	1,079,946
Accumulated other comprehensive loss	—	(16)	16	4i	—
Retained earnings	171,356	100,716	(138,461)	4j	133,611

Total stockholders' equity	215,489	227,872	770,413		1,213,774

Total liabilities & stockholders' equity	$328,575	$296,711	$835,454		$1,460,740

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017
(In thousands, except per share data)

	Strayer Education, Inc.	Capella Education Company	Acquisition Adjustments	Note Reference	Pro Forma Condensed Combined
Revenues	$336,144	$328,379	$—		$664,523

Costs and expenses:
Instruction and educational support	180,059	146,402	18,961	5a	345,422
Marketing	64,734	81,493	—		146,227
Admissions advisory	14,813	22,215	—		37,028
General and administration	36,017	31,535	(550)	5b	67,002

Total costs and expenses	295,623	281,645	18,411		595,679

Income from continuing operations	40,521	46,734	(18,411)		68,844
Investment and other income	737	392	—		1,129
Interest expense	481	—	—		481

Income from continuing operations before income taxes	40,777	47,126	(18,411)		69,492
Provision for income taxes	13,670	16,446	(7,272)	5c	22,844

Net income from continuing operations	$27,107	$30,680	$(11,139)		$46,648

Net income from continuing operations per share:
Basic	$2.54	$2.64			$2.20
Diluted	$2.43	$2.57			$2.13
Weighted average shares outstanding:
Basic	10,671	11,621	(1,114)	5d	21,178
Diluted	11,174	11,955	(1,259)	5d	21,870

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2016
(In thousands, except per share data)

	Strayer Education, Inc.	Capella Education Company	Acquisition Adjustments	Note Reference	Pro Forma Condensed Combined
Revenues	$441,088	$429,390	$—		$870,478

Costs and expenses:
Instruction and educational support	241,026	185,995	25,421	6a	452,442
Marketing	79,025	103,458	—		182,483
Admissions advisory	17,832	29,292	—		47,124
General and administration	45,733	42,438	—		88,171

Total costs and expenses	383,616	361,183	25,421		770,220

Income from continuing operations	57,472	68,207	(25,421)		100,258
Investment and other income	462	177	—		639
Interest expense	642	—	—		642

Income from continuing operations before income taxes	57,292	68,384	(25,421)		100,255
Provision for income taxes	22,490	25,980	(10,041)	6b	38,429

Net income from continuing operations	$34,802	$42,404	$(15,380)		$61,826

Net income from continuing operations per share:
Basic	$3.28	$3.65			$2.93
Diluted	$3.21	$3.58			$2.88
Weighted average shares outstanding:
Basic	10,610	11,614	(1,113)	6c	21,111
Diluted	10,845	11,856	(1,247)	6c	21,454

1. Description of Transaction

        On October 29, 2017, Strayer and Capella entered into the merger agreement. Pursuant to the merger agreement, Merger Sub will merge with and into Capella, with Capella becoming a wholly owned subsidiary of Strayer. In the merger, each share of common stock of Capella will be converted into the right to receive 0.875 newly issued shares of common stock of Strayer (referred to as "combined company shares" as of the consummation of and following the merger).

        Based on the closing price per share of Strayer common stock on NASDAQ on November 30, 2017, the latest practicable date before the date of filing of this joint proxy statement/prospectus for the purposes of calculating the pro forma financial statements, the 0.875 combined company shares that the Capella shareholders will receive in respect of each share of Capella common stock would have an aggregate value of approximately $1,009.3 million.

2. Basis of Presentation

        The accompanying pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X and present the pro forma balance sheet and pro forma statements of income of Strayer based upon the historical financial statements of each of Strayer and Capella, after giving effect to the merger, and are intended to reflect the impact of the merger on Strayer's consolidated financial statements. The historical financial statements of Strayer and Capella have been adjusted in the accompanying pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the consolidated results of operations of the combined company.

        The pro forma financial statements combine the statements of income for the year ended December 31, 2016 and the nine months ended September 30, 2017 and the balance sheets as of September 30, 2017 of Strayer and Capella. The presentation of the pro forma financial statements is consistent with how it is currently expected that the combined company will present its financial statements going forward. The pro forma financial statements are consistent with Strayer's accounting policies disclosed in its quarterly and annual reports. The process of conforming the accounting policies of Capella to those of Strayer is ongoing and, at the time of preparing the pro forma financial statements, management is not aware of any material policy differences or necessary financial statement reclassifications other than those identified below. Strayer management is currently conducting an in-depth review of Capella's accounting policies in an effort to determine if additional differences in accounting policies and/or financial statement classification exist that may require additional adjustments to or reclassification of Capella's results of operations, assets or liabilities to conform to Strayer's accounting policies and classifications. As a result of that review, Strayer management may identify differences that, when conformed, could have a material impact on the pro forma financial statements.

        For the purpose of preparing the pro forma financial statements, certain reclassifications were made relative to Strayer's and Capella's historical financial statement line item presentations in order to conform with Regulation S-X, and to conform with that expected of the combined company.

Strayer Reclassifications
Balance sheet as of September 30, 2017
Reclass Strayer intangibles from other assets	$7,260
Capella Reclassifications
Balance sheet as of September 30, 2017
Reclass accrued liabilities to accounts payable and accrued expenses	30,323
Reclass deferred rent to other long-term liabilities	12,641

3. Estimation of Consideration Transferred and Assets to be Acquired and Liabilities to be Assumed

        The following is a preliminary estimate of the consideration expected to be deemed to be transferred, assets to be deemed to be acquired, and liabilities to be deemed assumed in the merger, reconciled to the estimate of total consideration expected to be transferred. These preliminary amounts are based on Capella's balance sheet as of September 30, 2017 adjusted to reflect the estimated fair value of the assets and liabilities as of the acquisition date.

(In thousands)	Amount	Note
Consideration transferred:
Strayer converted stock (0.875 Conversion Ratio)	$1,009,271	(1)
Value of equity awards accelerated at closing	19,791
Incremental value of stock awards assigned to purchase price	6,968

Total value to allocate	$1,036,030

Preliminary purchase price allocation:
Current assets:
Cash & cash equivalents	$112,216
Marketable securities, current	55,113
Tuition receivable—net	22,981
Income taxes receivable	10,571
Other current assets	9,488

Total current assets	210,369
Marketable securities, noncurrent	19,554
Property & equipment—net	36,510
Goodwill	688,233	(2)
Intangibles, net	241,000	(3)
Other assets	8,853

Total assets	$1,204,519

Liabilities:
Current liabilities:
Accounts payable and accrued liabilities	$37,977
Deferred revenue	14,356
Dividends payable	4,987

Total current liabilities	57,320
Deferred income taxes	95,916
Other long-term liabilities	15,253

Total liabilities	168,489

Total net assets	$1,036,030

Stockholders' equity:
Common stock	$105
Additional paid-in capital	1,035,925

Total stockholders' equity	1,036,030

Total liabilities and stockholders' equity	$1,204,519

(1)
The fair value of the combined company shares is based on the deemed conversion of Capella shares (including those that vest upon a change in control) into combined company shares at the merger exchange ratio. The shares are deemed to have been converted at the fair value of $99.23

  (the closing share price of Strayer common stock on November 30, 2017). If the closing price is within ten percent of the price used in the unaudited pro forma balance sheet, the value assigned to goodwill would be between $587.3 million and $789.2 million.

  At the effective time, any stock option or unvested restricted stock unit held by a Capella employee who remained employed by Capella as of immediately prior to the merger will be converted into a stock-based compensation award (the "Replacement Award") of the combined company and will be subject to the same terms and conditions after the merger as the terms and conditions applicable to the corresponding Capella stock-based compensation award. Accordingly, included in this balance is the estimated fair value of the Replacement Award issued to Capella employees as of September 30, 2017. The estimated fair value of stock options was calculated using the Black-Scholes-Merton model. In calculating the estimated fair value of such options, management used the following weighted-average assumptions with respect to Strayer common stock:

Risk-free interest rate	1.77%
Expected volatility	40.65%
Expected term (in years)	4.2
Dividend yield	1.06%

  As a result of the Transition Agreements entered into by two named executive officers of Capella, all outstanding equity awards held by such executive officers are deemed to vest at closing and converted into merger consideration. The value of the merger consideration to be issued in connection with such accelerated vesting has been included in the total value to allocate.

(2)
Goodwill has been calculated as the difference between the estimated acquisition date fair value of the total consideration transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

(3)
Identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all acquired assets will be used in a manner that represents the highest and best use of those acquired assets.

The fair value of identifiable intangible assets is determined primarily using variations of the "income approach," which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset. Other valuation methods, including the market approach and cost approach, were also considered in estimating the fair value.

  As of the date of filing, for purposes of these unaudited pro forma condensed combined financial statements, the fair value of Capella's identifiable intangible assets, and their weighted-average useful lives have been preliminarily estimated as follows:

(In thousands)	Estimated Life (Years)	Estimated Fair Value
Trade names	Indefinite	$163,000
Student relationships	3	65,000
Course content	3	10,000
Internally developed software	3	3,000

Total identifiable intangible assets		$241,000

        These estimates are preliminary and subject to change.

4. Pro Forma Adjustments to the Balance Sheet at September 30, 2017

(a)
To record an adjustment to cash for certain estimated transaction costs, including but not limited to fees paid to financial advisors, and fees paid for legal, accounting, and other professional fees directly related to the merger.

(b)
To record adjustments to income tax receivable and to accounts payable and accrued expense based on the preliminary purchase price allocation and the accelerated vesting of Capella's cash and equity awards at the consummation of the merger.

(c)
To record an adjustment to deferred tax assets and liabilities based on the preliminary purchase price allocation and the accelerated vesting of Capella's equity awards at the consummation of the merger.

(d)
To record an adjustment to goodwill based on the preliminary purchase price allocation:

(In thousands)	September 30, 2017
Eliminate historical Capella goodwill	$(23,331)
Goodwill from preliminary purchase price allocation	688,233

$664,902

(e)
To record an adjustment to intangible assets to fair value based on the preliminary purchase price allocation:

(In thousands)	September 30, 2017
Eliminate historical Capella intangible assets	$(8,665)
Intangible assets from preliminary purchase price allocation	241,000

$232,335

(f)
To record an adjustment to state Capella's deferred revenue based on the preliminary purchase price allocation.

(g)
To record an adjustment to other long-term liabilities based on the preliminary purchase price allocation of fair value to Capella's long-term lease arrangements.

(h)
To record the conversion of the historical shares of Capella common stock into combined company shares based on the share consolidation ratio. This includes the conversion of outstanding stock options, RSU's, and performance units that are to vest immediately upon a change in control.

(In thousands)	September 30, 2017
Eliminate historical Capella common stock, par $0.01	$(116)
Issuance of new combined company shares	102
Vesting of Capella stock awards due to change in control	3

Total common stock adjustment	$(11)

Eliminate historical Capella additional paid-in capital	$(127,056)
Issuance of new combined company shares	1,009,169
Vesting of Capella stock awards due to change in control	19,788
Incremental value of Capella stock awards assigned to purchase price	6,968

Total additional paid-in capital adjustment	$908,869

(i)
To eliminate Capella historical other comprehensive loss.

(j)
To eliminate Capella's historical retained earnings and adjust for estimated transaction costs.

(In thousands)	September 30, 2017
Eliminate historical Capella retained earnings	$(100,716)
Adjustment for transaction costs	(37,745)

Total retained earnings adjustment	$(138,461)

5. Pro Forma Adjustments to the Statement of Income for the Nine Months Ended September 30, 2017

(a)
To record the change in intangible asset amortization expense based on the estimated fair values assigned to identifiable definite-lived intangibles in the preliminary purchase price allocation, amortized straight-line over each asset's estimated useful life.

(In thousands)	Nine Months Ended September 30, 2017
Eliminate historical intangible amortization expense	$(539)
Pro forma amortization expense	19,500

Amortization expense adjustment	$18,961

(b)
To eliminate non-recurring transaction costs included in Strayer's and Capella's historical results, which are directly attributable to the merger.

(c)
To record the income tax expense impact of the pro forma adjustments at Strayer's historical statutory rate of 39.5%. Strayer and Capella operate in multiple jurisdictions, and therefore the statutory rate may not be reflective of the actual impact of the tax effects of the adjustments.

(d)
To record an adjustment to weighted average shares outstanding for: 1) the conversion of Capella common stock, including Capella's accelerated equity awards, to combined company shares at a 0.875-to-one conversion ratio; and 2) estimated vesting of Capella equity awards with change in control provisions. Capella estimated stock-based compensation expense adjusted to preliminary fair value as a result of the merger was not materially different than what was historically reported in the Capella statement of income.

6. Pro Forma Adjustments to the Statement of Income for the Year Ended December 31, 2016

(a)
To record the change in intangible asset amortization expense based on the estimated fair values assigned to identifiable definite-lived intangibles in the preliminary purchase price allocation, amortized straight-line over each asset's estimated useful life.

(In thousands)	Year Ended December 31, 2016
Eliminate historical intangible amortization expense	$(579)
Pro forma amortization expense	26,000

Amortization expense adjustment	$25,421

(b)
To record the income tax expense impact of the pro forma adjustments at Strayer's historical statutory rate of 39.5%. Strayer and Capella operate in multiple jurisdictions, and therefore the statutory rate may not be reflective of the actual impact of the tax effects of the adjustments.

(c)
To record an adjustment to weighted average shares outstanding for: 1) the conversion of Capella common stock, including Capella's accelerated equity awards, to combined company shares at a 0.875-to-one conversion ratio; and 2) estimated vesting of Capella equity awards with change in control provisions. Capella estimated stock-based compensation expense adjusted to preliminary fair value as a result of the merger was not materially different than what was historically reported in the Capella statement of income.

DESCRIPTION OF COMBINED COMPANY SHARES

        As a result of the merger and the other transactions described in this joint proxy statement/prospectus, Capella shareholders will become stockholders of Strayer, which we refer to as the combined company after the merger. The rights of former Capella shareholders and the rights of Strayer stockholders as stockholders of the combined company following the consummation of the merger will be governed by the Strayer charter, as amended and restated in connection with the merger, and the Strayer bylaws. For more information about the proposed amendments to the Strayer charter, see "Strayer Proposals." The following description of combined company shares is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Strayer bylaws and to the form of the amended and restated charter of the combined company that will become effective upon consummation of the merger, which is attached as Annex B to this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus, and to the applicable provisions of the MGCL. See also "Comparison of Stockholder Rights."

Authorized Shares of Stock of the Combined Company

        The charter of the combined company will authorize the combined company to issue 32 million shares of common stock, par value $0.01 per share, which are referred to as the "combined company shares," and 8 million shares of preferred stock, par value $0.01 per share.

        As of the close of business on December 6, 2017, the latest practicable date before the filing of this joint proxy statement/prospectus, there were 11,167,425 shares of Strayer common stock outstanding (the holders of which are entitled to one vote per share on matters voted on by Strayer stockholders).

        Upon the effective time, each Capella share issued and outstanding immediately prior to the effective time (other than shares held in treasury or held by Strayer, Capella or Merger Sub or any of their respective wholly owned subsidiaries) will be converted into the right to receive 0.875 combined company shares (plus cash in lieu of fractional shares).

        We expect a total of approximately 10.5 million combined company shares to be issued to Capella shareholders in connection with the merger. We expect that, immediately following the consummation of the merger, there will be a total of approximately 21.7 million combined company shares outstanding.

Common Stock

        The holders of combined company shares will have and possess all rights pertaining to the stock of the combined company, subject to the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms and conditions of redemption of any class or series of preferred stock of the combined company that may in the future be issued with any preference or priority over the common stock.

Voting

        Except as may be provided for under the terms of any class or series of preferred stock that may in the future be issued, the holders of the combined company shares will have the sole power to vote for the election of directors and for all other purposes.

        No holder of combined company shares will have the right to cumulative voting in the election of directors of the combined company, which means that holders of a majority of the combined company shares entitled to vote generally in the election of directors can elect all of the directors then standing for election and the holders of the remaining combined company shares will not be able to elect any directors.

        Under Maryland law, a corporation generally cannot dissolve, amend its charter, merge, convert into another form of entity, sell all or substantially all of its assets or engage in a statutory share exchange, unless declared advisable by the board of directors and approved by stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of such matters by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter. The charter of the combined company provides for approval of such matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Dividends

        Except as otherwise provided by law or under the terms of any class or series of preferred stock that may in the future be issued by the combined company, the holders of combined company shares will be entitled to receive such dividends as from time to time may be authorized by the board of directors of the combined company and declared by the combined company.

Liquidation

        In the event of any liquidation, dissolution or winding up of the combined company, whether voluntary or involuntary, subject to the rights, if any, of the holders of any outstanding class or series of preferred stock, the holders of combined company shares will be entitled to share ratably according to the number of shares held by them in all assets of the combined company available for distribution to its stockholders.

Preemptive or Similar Rights

        Holders of combined company shares will not have preemptive rights, which means that they will not have an automatic option to purchase any shares that the combined company may issue, or preference, conversion, sinking fund or redemption rights.

Preferred Stock

        The amended and restated charter of the combined company authorizes the board of directors, without stockholder approval, to classify (or reclassify) and issue one or more series of preferred stock and to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of such shares. Because the board of directors of the combined company has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any such series of preferred stock preferences, powers and rights that are senior to the rights of holders of combined company shares. Holders of preferred stock are normally entitled to receive a preference payment, if the combined company were to liquidate, dissolve or wind up, before any payment is made to holders of combined company shares.

Takeover Defense

        Certain provisions of the charter and bylaws of the combined company and of the MGCL will have anti-takeover effects and could delay, discourage, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in the stockholder's best interests, including attempts that might result in a premium over the market price for the combined company shares held by stockholders, and may make removal of the incumbent management and directors more difficult.

Authorized Shares

        The authorized but unissued combined company shares and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued combined company shares and preferred stock could render more difficult or discourage an attempt to obtain control of the combined company by means of a proxy contest, tender offer, merger or otherwise.

        The board of directors of the combined company will have the sole authority to determine the terms of any one or more class or series of preferred stock, including voting rights, dividend rates, conversion and redemption rights and liquidation preferences. As a result of the ability to fix voting rights for a class or series of preferred stock, the board of directors of the combined company will have the power to issue a class or series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third-party seeks control of the combined company, and thereby assist members of management to retain their positions.

Requirements for Advance Notification of Stockholder Nominations

        The bylaws of the combined company establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors of the combined company or a committee of the board of directors of the combined company.

Stockholder Meetings

        The bylaws of the combined company provide that special meetings of the stockholders may be called for any purpose or purposes at any time by the Chief Executive Officer of the combined company or the board of directors of the combined company. In addition, the secretary of the combined company is required to call a special meeting upon the written request of a holder, or a group of holders, entitled to cast at least 25% of the votes entitled to be cast at such meeting, subject to certain restrictions.

Action by Stockholders Without a Meeting

        Under Maryland law, in order for any action required or permitted to be taken at a meeting of the stockholders of the combined company to be taken without a meeting, a consent in writing or by electronic transmission setting forth the action so taken, must be given by all of the stockholders of the combined company entitled to vote with respect to the matter thereof. The bylaws of the combined company also require a waiver of any right to dissent from any stockholder would be entitled to notice of a stockholder meeting but is not entitled to vote on the matter.

Other Matters

Number of Directors

        The bylaws of the combined company provide that the size of the combined company's board of directors shall be up to 12 directors or such other number as may be determined from time to time by a majority of the board of directors of the combined company. Prior to the merger, the merger agreement requires the Strayer board of directors to take all action necessary to increase the number of directors to 12 so that, as of the effective time, the board of directors of the combined company will consist of (a) nine directors designated by Strayer, (b) J. Kevin Gilligan, Chief Executive Officer of Capella, and (c) two additional designees who are currently members of the Capella board of directors and are recommended by Mr. Gilligan. In addition, one of the two additional Capella designees will be appointed to serve on the Compensation Committee of the combined company.

Limitation on Director's Liability

        The charter of the combined company provides that, to the fullest extent permitted by Maryland law, the liability of any director or officer to the combined company or its stockholders for money damages shall be limited to the sum of $10.00, provided that nothing contained in such provision of the charter shall limit the liability of a director or officer (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Business Combinations

        Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

  •
  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting stock; or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.

        A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he, she or it otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

        After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

  •
  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for his, her or its shares.

        The statute permits various exemptions from its provisions, including business combinations involving a corporation whose original charter has a provision electing not to be subject to the statute. The charter of the combined company includes such an election. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations to which the combined company may be party.

        There can be no assurance that the combined company's charter will not be amended in the future to eliminate that election, in which case the business combination statute may discourage others from trying to acquire control of the combined company and delay or prevent a transaction or change in control which might involve a premium price for the combined company shares or otherwise be in the best interest of the stockholders. However, any such amendment to the combined company's charter will require the affirmative vote of a majority of all the votes entitled to be cast by stockholders on the matter.

Control Share Acquisitions

        Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, excluding shares:

  •
  owned by the acquiring person or an affiliate/associate of the acquiring person;

  •
  owned by our officers; and

  •
  owned by our employees who are also directors.

        "Control shares" mean voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer in respect of which the acquirer can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more, but less than one-third of all voting power;

  •
  one-third or more, but less than a majority of all voting power; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel the board of directors to call a meeting of the stockholders to be held within fifty (50) days of a request to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders' meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement on or before the tenth (10th) day after the control share acquisition as required by the statute, then, subject to some conditions and limitations, we may acquire any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or if a meeting of stockholders at which the voting rights of such shares are considered and not approved is held, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or bylaws.

        As permitted by the MGCL, the charter of the combined company contains a provision exempting from the control share acquisition statute any and all acquisitions of combined company shares by any person. There can be no assurance that the combined company's charter will not be amended in the future to eliminate that provision, in which case the control share acquisition statute may discourage others from trying to acquire control of the combined company and may delay or prevent a transaction or change in control which might involve a premium price for the combined company shares or otherwise be in the best interests of its stockholders. However, any such amendment to the combined company's charter will require the affirmative vote of a majority of all the votes entitled to be cast by stockholders on the matter.

Additional Provisions of Maryland Law

        Maryland law provides that a Maryland corporation that is subject to the Exchange Act and has at least three independent directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation's charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be declassified by amendment to the charter of the corporation. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding the charter or bylaws:

  •
  provide that a special meeting of stockholders will be called only at the request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting;

  •
  reserve for itself the right to fix the number of directors;

  •
  provide that a director may be removed only by the vote of the holders of at least two-thirds of the stock entitled to vote;

  •
  retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director; and

  •
  provide that all vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum.

        In addition, if the board of directors is classified, a director elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. The combined company is not prohibited from implementing any or all of the possible statutory elections.

Amendment of the Organizational Documents

        Except for those amendments permitted to be made without stockholder approval, such as changing the name of the combined company, the combined company charter may be amended, after approval by the board of directors, by the affirmative vote of a majority of the votes entitled to be cast on the matter. The combined company bylaws may be amended in any manner not inconsistent with the charter by a majority vote of the board of directors or by the affirmative vote of stockholders holding a majority of the combined company shares entitled to vote on the matter.

COMPARISON OF STOCKHOLDER RIGHTS

        The rights of Capella shareholders are governed by the Capella articles of incorporation and the Capella bylaws, as well as the MBCA. The rights of Strayer stockholders are governed by the Strayer charter and the Strayer bylaws, as well as the MGCL. Upon consummation of the merger, the rights of the stockholders of the combined company will be governed by the amended and restated charter of the combined company, which is attached as Annex B to this joint proxy statement/prospectus and the bylaws of the combined company, which is filed as an exhibit to the registration statement to which this joint proxy statement/prospectus relates, both of which are incorporated by reference into this joint proxy statement/prospectus, as well as the MGCL.

        The following is a summary discussion of the material differences, as of the date of this joint proxy statement/prospectus, between the current rights of Capella shareholders and the current rights of the Strayer stockholders and the rights of stockholders in the combined company following the merger. The rights described with respect to Strayer stockholders and combined company stockholders are the same unless otherwise indicated. Please consult the MGCL and the respective articles of incorporation and bylaws of Strayer and the combined company for a more complete understanding of these differences.

        The following description does not purport to be a complete statement of all the differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the MGCL, the Strayer charter and the Strayer bylaws (including the proposed amendment and restatement of the Strayer charter), the MBCA, the Capella articles of incorporation and the Capella bylaws and the charter and bylaws of the combined company. Capella and Strayer have filed with the SEC their respective governing documents referenced in this summary of stockholder rights and will send copies to you without charge, upon your request. See "Where You Can Find More Information."

Capitalization

Capella

        The current authorized shares of capital stock of Capella consists of:

  •
  100 million shares of common stock, par value $0.01 per share; and

  •
  10 million shares of undesignated stock, par value $0.01 per share.

        As of the close of business on December 6, 2017, the latest practicable date before the filing of this proxy statement/prospectus, there were 11,623,793 shares of Capella common stock issued and outstanding and no undesignated shares issued and outstanding.

Strayer

        The currently authorized shares of capital stock of Strayer consists of:

  •
  20 million shares of common stock, par value $0.01 per share; and

  •
  8 million shares of preferred stock, par value $0.01 per share.

        As of the close of business on December 6, 2017, the latest practicable date before the filing of this proxy statement/prospectus, there were 11,167,425 shares of Strayer common stock issued and outstanding, and no shares of Strayer preferred stock outstanding.

Combined Company

        The authorized shares of capital stock of the combined company will consist of:

  •
  32 million shares of common stock, par value $0.01 per share, which are referred to in this joint proxy statement/prospectus as the combined company shares; and

  •
  8 million shares of preferred stock, par value $0.01 per share.

        We expect that, immediately following the effective time, there will be a total of approximately 21.7 million company shares issued and outstanding and no shares of preferred stock outstanding.

Dividends and Other Distributions

Capella

        Dividends and other distributions to Capella shareholders may be declared by the Capella board of directors, subject to the applicable provisions of the MBCA.

Strayer/Combined Company

        Dividends to Strayer/combined company stockholders payable in cash, property or Strayer stock may be authorized by the Strayer board of directors, subject to the applicable provisions of the MGCL and the Strayer charter and declared by Strayer.

Preemptive Rights

Capella

        No holder of shares of Capella common stock has any preemptive rights.

Strayer/Combined Company

        No holder of shares of Strayer common stock has any preemptive rights.

Dissenters' Rights/Appraisal Rights

Capella

        Under the MBCA, shareholders of a Minnesota corporation are permitted to dissent from, and obtain payment for the fair value of their shares in the event of certain corporate actions such as: (i) any amendment of the articles of the corporation which alters or abolishes a preferential right of the shares, (ii) entry by the corporation into a plan of merger, or (iii) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares. However, shareholders do not have dissenters' rights if the shares of stock they hold at the record date for determination of shareholders entitled to notice of the shareholders meeting at which shareholders are to vote on the proposed corporate action are listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market, except if the shareholders are required to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares, or any other ownership interest, of any other organization which is similarly listed on the above-mentioned national securities markets at the time the corporate action becomes effective.

Strayer/Combined Company

        Under the MGCL, stockholders of a Maryland corporation are granted appraisal rights in certain circumstances, including if: (i) the corporation consolidates or merges with another corporation; (ii) a stockholder's stock is to be acquired in a share exchange, or (iii) the corporation amends its charter in a way which alters the contract rights of any outstanding stock and substantially adversely affects the stockholder's rights. The stockholders can seek appraisal of fair value for their shares as of a date to be determined by the MGCL, depending on the type of transaction involved. A stockholder seeking appraisal rights must follow certain procedures specified in the MGCL, including, filing a written objection to the proposed transaction with the corporation.

        Subject to the MGCL, stockholders are not permitted appraisal rights in a number of circumstances, including if any shares of the class or series of the stock are listed on a national securities exchange, on the date notice is given of a merger or on the record date, depending on the kind of transaction or the stock is not entitled to be voted on the transaction. As long as Strayer's shares are listed on the NASDAQ, Strayer stockholders will not have appraisal rights if they object to such a transaction.

Number and Election of Directors

Capella

        The Capella bylaws provide for a board of directors consisting of a number of directors determined by the board of directors, but in no event may the number of directors be fewer than one (1). Capella currently has nine (9) directors. In accordance with the MBCA and the Capella articles of incorporation, Capella directors are elected by a majority of the voting power of the shares present and entitled to vote on the election of directors, provided a quorum is present. In addition, under the current articles of incorporation of Capella, shareholders do not have any cumulative voting rights.

Strayer/Combined Company

        The Strayer bylaws provide for a board of directors consisting of up to twelve (12) directors or any other number as shall be determined by a majority of the board of directors. Strayer currently has ten directors. Under the MGCL, because the Strayer charter does not provide for cumulative voting, no stockholder has the right to cumulate votes. In addition, in accordance with the Strayer bylaws, each director shall be elected by a majority of votes cast with respect to such director at any meeting for the election of directors at which a quorum is present. If, as of a date that is fourteen (14) days in advance of the date Strayer files its definitive proxy statement with the SEC (regardless of whether or not the proxy statement is thereafter revised or supplemented), the number of director nominees exceeds the number of directors to be elected, then each director shall be elected by a plurality of the votes cast in person or by proxy at such meeting.

Term of Directors

Capella

        In accordance with the Capella bylaws, the Capella board of directors shall serve for an indefinite term that expires at the next regular meeting of the shareholders. A director of Capella shall hold office until a successor is elected and has qualified or until the earlier death, resignation, removal or disqualification of the director.

Strayer/Combined Company

        All of the directors of Strayer are elected each year at the annual meeting of stockholders and shall hold office until the next annual meeting of stockholders and until their respective successors are elected and qualify.

Removal or Resignation of Directors

Capella

        Capella directors may be removed at any time with or without cause, by the affirmative vote of the holders of a majority of the voting power of all Capella shares entitled to vote at an election of directors. Under the MBCA, Capella directors may also be removed with or without cause at any time: (i) if the director was named by the board of directors to fill a vacancy, (ii) if the Capella shareholders have not elected directors in the interval between the time of the appointment to fill a vacancy and the time of the removal, and (iii) if a majority of the remaining directors present affirmatively vote to remove the director.

Strayer/Combined Company

        Strayer directors may be removed at any time by Strayer stockholders, with or without cause, by the affirmative vote of a majority of all votes entitled to be cast generally in the election of directors. Under the Strayer bylaws, Strayer directors may resign at any time by giving written notice of the resignation to the chief executive officer or the secretary at the principal office of Strayer. Unless otherwise specified therein, the resignation shall take effect upon receipt thereof. In addition, under the MGCL, a resignation given in writing or by electronic transmission may provide that such resignation will be effective at a later time or on the occurrence of an event, that such resignation is irrevocable on the occurrence of the event, and that if the resignation will be effective on the failure of the director to receive a specified vote for reelection, the resignation is irrevocable.

Vacancies on the Board of Directors

Capella

        The Capella bylaws provide that any vacancy on the board of directors resulting from the death, resignation, removal or disqualification of a director may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. In addition, vacancies on the board of directors resulting from newly created directorships may be filled by the affirmative vote of a majority of the directors serving at the time such directorships are created.

        Each person elected to fill a vacancy shall hold office until a qualified successor is elected by the shareholders at the next regular meeting or at any special meeting duly called for that purpose.

Strayer/Combined Company

        The Strayer bylaws, consistent with the MGCL, provide that a vacancy on the Strayer board of directors resulting from the removal of a director may be filled by the stockholders. A vacancy occurring on the board of directors other than by reason of an increase in the number of directors may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum. Any directorship to be filled by reason of an increase in the number of directors may be filled by a majority of the entire Strayer board of directors.

        A director elected by the Strayer board of directors to fill a vacancy shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies. A director elected by the stockholders to fill a vacancy which results from the removal of a director, shall serve for the balance of the term of the removed director.

Advance Notice of Stockholder Proposals

Capella

        Subject to the requirements of the MBCA and the Exchange Act, the Capella bylaws require that a shareholder who desires to nominate a candidate for election to the board of directors at an annual meeting or a special meeting, or present business at an annual meeting, must be entitled to vote both at the time of giving notice and at the time of the actual meeting, as well comply with the notice procedures under the Capella bylaws. Such shareholder must provide notice to the secretary of Capella in advance of the meeting. The business conducted at a special meeting shall be limited to the purposes stated in Capella's notice of the special meeting.

        In the case of an annual meeting, a shareholder's notice of nominations or notice of any business must be delivered to the secretary of Capella, or mailed and received by the secretary of Capella at the principal executive office of Capella, not more than 120 days and not less than ninety (90) days before the first anniversary of the date of the preceding year's annual meeting of shareholders. However, if the date of the annual meeting of shareholders is more than thirty (30) days before such anniversary date, notice by a shareholder shall be timely only if so delivered or so mailed and received not more than 120 days and not less than ninety (90) days before such annual meeting or, if later, within ten (10) days after the first public announcement of the date of such annual meeting. In the case of a special meeting called for the purpose of electing directors to the board or if a regular meeting other than an annual meeting is held, a shareholder's notice of nominations must be delivered to the secretary of Capella, or mailed and received by the secretary of Capella at the principal executive office of Capella, not more than 120 days and not less than ninety (90) days before such special meeting or such regular meeting or, if later, within ten (10) days after the first public announcement of the date of such special meeting or such regular meeting. Except to the extent otherwise required by law, the adjournment of a regular or special meeting of shareholders shall not commence a new time period for the giving of a shareholder's notice as described above.

Strayer/Combined Company

        Subject to the requirements of the MGCL and the Exchange Act, the Strayer bylaws allow a stockholder to nominate a candidate for election to the board at an annual meeting and special meeting and propose business to be considered at an annual meeting, as long as the stockholder (i) is a stockholder of record both at the time of giving notice as provided under the Strayer bylaws and at the time of the meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the advance notice and information requirements contained in the Strayer bylaws. Only such business shall be conducted at a special meeting which has been brought before the meeting pursuant to Strayer's notice of meeting. In addition, a Strayer stockholder who desires to nominate a candidate for election to the board of directors at a special meeting can do so provided that the Strayer board of directors has determined that directors shall be elected at such special meeting.

        A Strayer stockholder who desires to nominate a candidate for election to the board of directors or present business at an annual meeting must provide timely notice in writing to the secretary of Strayer and such other business must otherwise be a proper matter for action by the Strayer stockholders at an annual meeting. In order to be timely, a stockholder's notice shall either (i) be sent to Strayer in compliance with the requirements of Regulation 14A (or any successor provision) under the Exchange Act, if the proposal is submitted under such regulation, or (ii) be delivered to the secretary at the principal offices of Strayer before 5:00 p.m., Eastern time, not less than ninety (90) days nor more than 120 days before the first anniversary of the date of Strayer's proxy statement for the previous year's annual meeting, and shall include all of the information required by Strayer's bylaws. However, if the annual meeting is advanced or delayed by more than thirty (30) days from the anniversary of the date of the previous year's annual meeting, the timely notice by the Strayer stockholder must be delivered before 5:00 p.m., Eastern time, not earlier than 120 days before the annual meeting and not later than the later of ninety (90) days before the annual meeting or the tenth (10th) day following the day on which public announcement of the date of the annual meeting is first made. The announcement of a postponement of an annual meeting after notice of the meeting has been given or an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder's notice. In the event that the number of directors to be elected is increased and there is no public announcement of the increase at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required under the Strayer bylaws also shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal office of Strayer not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by Strayer.

        In the case of a special meeting organized by Strayer for the purpose of electing one or more directors, a stockholder may nominate a person for election as a director, as specified in Strayer's notice of meeting if such stockholder (i) was a stockholder of record both at the time of giving notice as provided under the Strayer bylaws and at the time of the meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the advance notice and information requirements contained in the Strayer bylaws. The bylaws require that the stockholder's notice, containing all the information required under the bylaws, be delivered to the secretary at the principal office of Strayer before 5:00 p.m., Eastern time, not earlier than 120 days before the special meeting and not later than the later of ninety (90) days before the special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at the special meeting. The announcement of a postponement of a special meeting after notice of the meeting has been given or an adjournment of a special meeting shall not commence a new time period for the giving of a stockholder's notice under the bylaws.

Proxy Access

Capella

        The Capella bylaws do not contain a proxy access provision.

Strayer/Combined Company

        The Strayer bylaws do not contain a proxy access provision.

Voting

Capella

        Each outstanding share of Capella common stock is entitled to one vote on all matters submitted to a vote of Capella shareholders.

Strayer/Combined Company

        Each outstanding share of Stayer common stock is entitled to one vote on all matters submitted to a vote of Strayer stockholders.

Special Stockholder Meetings

Capella

        The Capella bylaws provide that a special meeting of the shareholders may be called for any purpose or purposes at any time by (i) the chief executive officer, (ii) the chief financial officer, (iii) the board of directors or any two or more members thereof, or (iv) one or more shareholders holding not less than 10% of the voting power of all shares entitled to vote. However, a special meeting of the shareholders for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by shareholders holding not less than 25% of the voting power of all shares entitled to vote. These shareholders requesting a special meeting of the shareholders shall demand such special meeting by written notice given to the chief executive officer or the chief financial officer of Capella specifying the purposes of such meeting.

Strayer/Combined Company

        The Strayer bylaws provide that special meetings of stockholders for any purpose or purposes may be called at any time by (i) the chief executive officer, (ii) the board of directors, or (iii) by the secretary upon the written request of stockholders entitled to cast at least 25% of all votes entitled to be cast at the meeting, subject to certain restrictions.

Stockholder Action by Written Consent

Capella

        The Capella bylaws provide that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by all of the shareholders entitled to vote on that action. The written action is effective when it has been signed, or consented to by authenticated electronic communication, by all of those shareholders, unless a different effective time is provided in the written action.

Strayer/Combined Company

        Under Maryland law and the Strayer bylaws, in order for any action required or permitted to be taken at a meeting of the stockholders to be taken without a meeting, a consent in writing or by electronic transmission setting forth the action so taken, must be given by all of the stockholders entitled to vote with respect to the matter thereof. The Strayer bylaws also require a waiver of any right to dissent from any stockholder would be entitled to notice of a stockholder meeting but is not entitled to vote on the matter.

Shareholder and Stockholder Rights Plans

Capella

        Capella is not a party to a shareholder rights plan.

Strayer

        Strayer is not a party to a stockholder rights plan.

Combined Company

        The combined company will not be a party to a stockholder rights plan. However, the combined company may in the future adopt a stockholder rights plan if the board of directors of the combined company so determines.

Charter Amendments

Capella

        Under the MBCA, a proposed amendment to the Capella articles of incorporation that is approved by the affirmative vote of a majority of the directors present, or that is proposed by a shareholder or shareholders holding three percent (3%) or more of the voting power of the shares entitled to vote, is adopted if it is approved by the holders of the greater of (i) a majority of the voting power of the shares present and entitled to vote on that item of business, or (ii) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting.

Strayer/Combined Company

        Under the MGCL and the Strayer charter, the Strayer board of directors must declare an amendment to the Strayer charter to be advisable and direct that it be submitted to the stockholders for approval. Any amendment must generally be approved by a majority of all the votes entitled to be cast by stockholders on the matter.

Amendment of Bylaws; New Bylaws

Capella

        The Capella board of directors has the power to adopt, amend or repeal the Capella bylaws, subject to the power of the shareholders to change or repeal the same. However the Capella board of directors cannot adopt, amend or repeal any provisions of the Capella bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors, or fixing the number of directors or their classifications, qualifications or terms of office. The Capella board of directors may adopt or amend the Capella bylaws to increase the number of directors.

Strayer/Combined Company

        The Strayer bylaws provide that they may be amended or repealed (i) by an affirmative vote of a majority of the Strayer board of directors or (ii) by an affirmative vote of stockholders holding a majority of shares of Strayer common stock then outstanding and entitled to vote on the matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CAPELLA

        The following table sets forth information with respect to the beneficial ownership of Capella common stock as of December 6, 2017 by:

  •
  each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, who is known to own beneficially more than 5% of the outstanding shares of Capella common stock;

  •
  each current director of Capella;

  •
  each of the Named Executive Officers of Capella; and

  •
  all directors and executive officers of Capella as a group.

        Beneficial ownership is determined in accordance with the SEC's rules. The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. In computing percentage ownership of each person, shares of common stock subject to options, warrants or rights held by that person that are currently exercisable, or exercisable within 60 days of December 6, 2017, are deemed to be outstanding and beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

        To Capella's knowledge and except as indicated in the notes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name. Percentage of ownership is based on 11,623,793 shares of Capella common stock outstanding on December 6, 2017. All fractional common share amounts have been rounded to the nearest whole number. The address for each executive officer and director is Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Capella Common Stock
5% or more Stockholders
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	1,471,234	12.66%
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	1,178,258	10.14%
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, MD 21202	1,108,335	9.54%
Renaissance Technologies(4) 800 Third Avenue New York, NY 10022	946,025	8.14%
Royce & Associates, LLC(5) 745 Fifth Avenue New York, NY 10151	878,655	7.56%
Directors and Named Executive Officers
Rita D. Brogley(6)	3,738	*
H. James Dallas	5,597	*
J. Kevin Gilligan(7)	121,103	1.04%
Renee L. Jackson(8)	4,221	*
Michael A. Linton	9,860	*
Michael L. Lomax(9)	8,967	*
Jody G. Miller(10)	12,050	*
Steven L. Polacek(11)	28,529	*
Peter M. Ramstad(12)	6,288	*
David W. Smith(13)	27,880	*
Jeffrey W. Taylor(14)	18,844	*
Darrell R. Tukua(15)	8,245	*
Andrew E. Watt(16)	2,252	*
All directors and executive officers as a group (14 persons)(17)	258,694	2.21%

*
Denotes less than 1.0% beneficial owner.

(1)
Based on (i) a Form 13F filed under the Exchange Act on November 14, 2017, reporting beneficial ownership as of September 30, 2017 (the "BlackRock Form 13F") and (ii) reports provided to Morningstar, Inc. (the "Morningstar Reports") reporting beneficial ownership as of November 30, 2017. The securities are beneficially owned by subsidiaries of BlackRock, Inc. and BlackRock, Inc. reports having sole voting power over 1,429,241 shares and sole dispositive power over 1,453,940 shares as of September 30, 2017 based on the BlackRock Form 13F. The Morningstar Reports do not distinguish between voting and dispositive power of 17,294 shares held by a subsidiary of BlackRock, Inc. as of November 30, 2017.

(2)
Based on a Schedule 13G/A filed under the Exchange Act on October 10, 2017, reporting beneficial ownership as of September 30, 2017, The Vanguard Group, Inc. reports having sole voting power over 21,853 shares, and shared voting power over 962 shares, and shared dispositive power over 21,818 shares and sole dispositive power over 1,156,440 shares as of December 31, 2016. Of the 1,178,258 shares beneficially owned, Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 20,856 shares, and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc. is the beneficial owner of 1,959 shares.

(3)
Based solely on a Form 13F filed under the Exchange Act on November 14, 2017, reporting beneficial ownership as of September 30, 2017. T. Rowe Price Associates, Inc. ("Price Associates") reports having sole voting power over 350,835 shares and sole dispositive power over 1,108,335 shares, but Price Associates is not the beneficial owner of the securities, which beneficial ownership is expressly denied by Price Associates. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time.

(4)
Based solely on a Form 13F filed under the Exchange Act on November 13, 2017, reporting beneficial ownership as of September 30, 2017. Renaissance Technologies, LLC reports having sole voting power over 928,800 shares and sole dispositive power over 946,025 shares. The securities are beneficially owned by Renaissance Technologies Holdings Corporation on behalf of itself and its subsidiary, Renaissance Technologies, LLC.

(5)
Based solely on a Form 13F filed under the Exchange Act on November 13, 2017, reporting beneficial ownership as of September 30, 2017. The securities are beneficially owned by Royce & Associates, LLC, having sole voting and sole dispositive power over the shares.

(6)
Includes 1,844 deferred stock units held by Ms. Brogley.

(7)
Consists of (1) 63,258 shares held by Mr. Gilligan, and (2) 57,845 shares underlying options granted to Mr. Gilligan that are exercisable within 60 days.

(8)
Consists of (1) 502 shares held by Ms. Jackson and (2) 3,719 shares underlying options granted to Ms. Jackson that are exercisable within 60 days.

(9)
Includes 5,465 deferred stock units held by Dr. Lomax

(10)
Includes 1,894 deferred stock units held by Ms. Miller.

(11)
Consists of (1) 21,007 shares held by Mr. Polacek, and (2) 7,452 shares underlying options granted to Mr. Polacek that are exercisable within 60 days.

(12)
Consists of (1) 2,275 shares held by Mr. Ramstad and (2) 4,013 shares underlying options granted to Mr. Ramstad that are exercisable within 60 days.

(13)
Includes 1,727 deferred stock units held by Mr. Smith.

(14)
Includes 5,465 deferred stock units held by Mr. Taylor.

(15)
The shares controlled by Mr. Tukua as trustee of the Darrell R. Tukua Revocable Trust.

(16)
Consists of (1) 1,805 shares held by Mr. Watt and (2) 447 shares beneficially held by Mr. Watt in the Company's 401(k) Plan.

(17)
Includes 74,131 shares underlying options granted to our directors and executive officers that are exercisable within 60 days.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF STRAYER

        The following table sets forth certain information regarding the ownership of Strayer's common stock as of December 6, 2017 (except as otherwise indicated), by each person known by Strayer's management to be the beneficial owner of more than five percent (5%) of the outstanding shares of Strayer common stock, each of Strayer's directors, its Executive Chairman, CEO, and three other named executive officers and all executive officers and directors as a group. The information presented in the table is based upon the most recent filings with the SEC by those persons or upon information otherwise provided by those persons to Strayer. The percentages reflected in the table for each beneficial owner are calculated based on the number of shares of common stock outstanding on December 6, 2017 plus those shares of common stock that are subject to options held by the applicable beneficial owner that are currently exercisable or exercisable within sixty days of December 6, 2017 and those shares of common stock issuable upon the vesting of restricted stock united held by the applicable beneficial owner within sixty days of December 6, 2017.

Name of Beneficial Owner	Common Stock Beneficially Owned(a)	Common Stock Issuable within 60 days	Total	Percentage Owned
Stockholders:
T. Rowe Price Associates, Inc.(b)	1,886,459	—	1,886,459	16.9%
BlackRock Institutional Trust Company, N.A.(c)	1,212,312	—	1,212,312	10.9%
The Vanguard Group, Inc.(d)	1,115,808	—	1,115,808	10.0%
Capital Research & Management Co.(e)	845,750	—	845,750	7.6%
Directors:
Robert S. Silberman	271,800	100,000	371,800	3.3%
Dr. Charlotte F. Beason	13,732	—	13,732	*
Sen. William E. Brock	8,113	—	8,113	*
Dr. John T. Casteen, III	8,831	—	8,831	*
Nathaniel C. Fick	1,660	—	1,660	*
Robert R. Grusky	12,348	—	12,348	*
Karl McDonnell	150,205	—	150,205	1.3%
Todd A. Milano	22,250	—	22,250	*
G. Thomas Waite, III	11,899	—	11,899	*
J. David Wargo	10,282	—	10,282	*
Named Executive Officers:
Brian W. Jones	38,047	—	38,047	*
Daniel W. Jackson	50,947	—	50,947	*
Thomas J. Aprahamian	13,913	—	13,913	*
All Executive Officers and Directors (13 persons)	614,027	100,000	714,027	6.3%

*
represents less than 1%

(a)
For directors and officers, the number of shares of common stock beneficially owned includes shares of restricted stock, which the holder is entitled to vote, and restricted stock units.

(b)
Based on a Schedule 13F filed with the SEC on November 15, 2017. These securities are owned by various individual and institutional investors including T. Rowe Price Mid-Cap Value Fund, Inc. (which owns 1,432,264 shares, representing 12.8% of the shares outstanding), for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote securities. For purposes of the reporting requirement of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address is: 100 E. Pratt Street, Baltimore, MD 21202.

(c)
Based on a Schedule 13F filed with the SEC on November 15, 2017. The address of BlackRock, Inc. is: 55 East 52nd Street, New York, NY 10055.

(d)
Based on a Schedule 13F filed with the SEC on November 15, 2017. The address of The Vanguard Group is: 100 Vanguard Blvd., Malvern, PA 19355.

(e)
Based on a Schedule 13F filed with the SEC on November 15, 2017. The address of Capital Research & Management Co. is: 333 S. Hope ST., Los Angeles, CA, 90071.

LEGAL MATTERS

        The validity of the shares of common stock of the combined company to be issued pursuant to the merger will be passed upon for Strayer by Miles & Stockbridge P.C., 100 Light Street, Baltimore, MD 21202. Kirkland & Ellis LLP, counsel to Strayer, 601 Lexington Avenue, New York, NY 10022, will deliver an opinion as to certain tax matters. Latham & Watkins LLP, counsel to Capella, 650 Town Center Drive, 20th Floor, Costa Mesa, CA 92626, will deliver an opinion as to certain tax matters.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) of Strayer Education, Inc., incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of Strayer Education, Inc., for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Capella Education Company included in Capella Education Company's Annual Report (Form 10-K) for the year ended December 31, 2016 including the schedule appearing therein, and the effectiveness of Capella Education Company's internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 CAPELLA ANNUAL MEETING SHAREHOLDER PROPOSALS

        Capella intends to hold an Annual Meeting of Shareholders in 2018 only if the merger has not already been consummated by, or shortly after, the time at which Capella's 2018 Annual Meeting would normally take place. All shareholder nominations for director or other shareholder proposals intended to be considered for inclusion in Capella's proxy material for the 2018 Annual Meeting of Shareholders must have been received by Capella no later than November 23, 2017 and must comply with all applicable SEC and other rules. In addition, under the Capella bylaws, if a shareholder wishes to present an item of proper business at the 2018 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in Capella's proxy statement pursuant to SEC rules), the shareholder must give advance written notice to Capella's corporate secretary at Capella's corporate headquarters, Capella Tower, 225 South Sixth Street, 9th Floor, Minneapolis, Minnesota 55402, not less than ninety (90) days nor more than 120 days before the first anniversary of the date of the proxy statement for the 2017 annual meeting. As a result, any notice given by a shareholder pursuant to these provisions in the Capella bylaws must be received no earlier than November 23, 2017 and no later than December 23, 2017. Such notice must include all of the information required by the Capella bylaws.

 STRAYER ANNUAL MEETING STOCKHOLDER PROPOSALS

        Strayer intends to hold an Annual Meeting of Stockholders in 2018 only if the merger has not already been consummated by, or shortly after, the time at which Strayer's 2018 Annual Meeting would normally take place.

        All stockholder nominations for director or other stockholder proposals intended to be considered for inclusion in Strayer's proxy material for the 2018 Annual Meeting of Stockholders must have been received by Strayer no later than November 16, 2017 and must comply with all applicable SEC and other rules.

        In addition, under the Strayer bylaws, if a stockholder wishes to present an item of proper business at the 2018 Annual Meeting of Stockholders (other than a proposal submitted for inclusion in Strayer's proxy statement pursuant to SEC rules), the stockholder must give advance written notice to Strayer's Secretary at 2303 Dulles Station Blvd., Herndon, Virginia 20171, not less than ninety (90) days nor more than 120 days before the first anniversary of the date of the proxy statement for the 2017 annual meeting. As a result, any notice given by a stockholder pursuant to these provisions in the Strayer bylaws must be received no earlier than November 16, 2017 and no later than December 16, 2017. Such notice must include all of the information required by the Strayer bylaws.

 COMBINED COMPANY ANNUAL MEETING STOCKHOLDER PROPOSALS

        If the merger is consummated prior to the time at which Strayer's annual meeting would normally take place, the combined company intends to have its initial Annual Meeting of Stockholders at the time at which Strayer's 2018 Annual Meeting of Stockholders would normally take place.

        All stockholder proposals intended to be considered for inclusion in proxy material for the combined company's 2018 Annual Meeting of Stockholders must have been received by Strayer no later than November 16, 2017 and must comply with all applicable SEC and other rules.

        In addition, under the bylaws of the combined company, if a stockholder wishes to present an item of proper business at the 2018 Annual Meeting of Stockholders (other than a proposal submitted for inclusion in the combined company's proxy statement pursuant to SEC rules), the stockholder must give advance written notice to the Secretary of the combined company at 2303 Dulles Station Blvd., Herndon, Virginia 20171, no earlier than November 16, 2017 and no later than December 16, 2017. Such notice must include all of the information required by the Strayer bylaws.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows Capella and Strayer to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except as set forth below. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

        This document incorporates by reference the following documents that have previously been filed with the SEC by Capella (File No. 001-33140) and Strayer (File No. 000-21039), in each case excluding any information furnished but not filed:

Capella SEC Filings (File No. 001-33140)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2016
Portions of the Proxy Statement on Schedule 14A incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016	Filed on March 23, 2017
Quarterly Reports on Form 10-Q	Fiscal quarters ended September 30, 2017, June 30, 2017 and March 31, 2017
Current Reports on Form 8-K	Filed on December 7, 2017 (as amended on December 8, 2017), November 22, 2017, November 1, 2017, October 30, 2017 (two reports), June 28, 2017 and May 2, 2017
Any description of Capella shares contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description

Strayer SEC Filings (File No. 000-21039)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2016
Portions of the Proxy Statement on Schedule 14A incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016	Filed on March 16, 2017
Quarterly Reports on Form 10-Q	Fiscal quarters ended September 30, 2017, June 30, 2017 and March 31, 2017
Current Reports on Form 8-K	Filed on December 4, 2017, November 22, 2017, November 1, 2017, October 30, 2017 (two reports), May 3, 2017 (as amended on July 26, 2017) and April 17, 2017
Any description of Strayer shares contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description

        In addition, Capella and Strayer are each incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the special meetings of each of the Capella shareholders and the Strayer stockholders, provided, however, that Capella and Strayer are not incorporating by reference any information furnished but not filed, except as otherwise specified herein. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for the purposes of this joint proxy statement/prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

        Capella and Strayer file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain the information incorporated by reference and any other materials Capella or Strayer files with the SEC without charge by following the instructions in the section entitled "Where You Can Find More Information."

        Neither Capella nor Strayer has authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this document speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

 WHERE YOU CAN FIND MORE INFORMATION

        Strayer and Capella file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Capella's SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov and under the heading "Investors" on Capella's corporate website at http://www.capellaeducation.com. Strayer's SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov and under the heading "Investors" on Strayer's corporate website at www.strayereducation.com. By referring to Capella's and Strayer's websites and the SEC's website, Strayer and Capella do not incorporate any such website or its contents into this joint proxy statement/prospectus. The shares of Capella common stock are listed on NASDAQ under the trading symbol of "CPLA" and the shares of Strayer common stock are listed on NASDAQ under the trading symbol "STRA."

        Strayer has engaged Alliance as its proxy solicitor for the Strayer special meeting. Any questions about the merger, requests for additional copies of documents or assistance submitting a proxy or voting your shares of Strayer common stock may be directed to Alliance at 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, or via email at Strayer@Allianceadvisorsllc.com. Strayer stockholders may call Alliance toll-free at (833) 501-4709.

        Capella has engaged Innisfree as its proxy solicitor for the Capella special meeting. Any questions about the merger, requests for additional copies of documents or assistance submitting a proxy or voting your shares of Capella common stock may be directed to Innisfree at 501 Madison Avenue, 20th Floor New York, New York 10022. Capella shareholders may call Innisfree toll-free at (888) 750-5834.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

STRAYER EDUCATION, INC.,

CAPELLA EDUCATION COMPANY,

and

SARG SUB INC.

Dated as of October 29, 2017

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of October 29, 2017, by and among Capella Education Company, a Minnesota corporation ("Cardinal"), Strayer Education, Inc., a Maryland corporation ("Sarg"), and Sarg Sub Inc., a Minnesota corporation and a wholly owned subsidiary of Sarg ("Merger Sub").

RECITALS

        WHEREAS, each of Cardinal, Sarg and Merger Sub desire, following the satisfaction or waiver of the conditions set forth in Article 6, to effect the Merger upon the terms and conditions set forth in this Agreement pursuant to which Merger Sub shall be merged with and into Cardinal, with Cardinal as the surviving entity in the Merger and becoming a wholly owned subsidiary of Sarg;

        WHEREAS, the Boards of Directors of each of Cardinal, Sarg and Merger Sub have approved and declared advisable this Agreement, the plan of merger (as such term is used in Section 302A.611 of the MBCA) contained in this Agreement (the "Plan of Merger") and the Transactions, including the Merger, and determined that it is advisable and in the best interests of their respective companies and shareholders to consummate the Merger and the Transactions on the terms and conditions set forth in this Agreement and the Plan of Merger;

        WHEREAS, the Board of Directors of Sarg has, subject to Section 5.4, resolved to recommend the approval of the Sarg Share Issuance and the amendment and restatement of the Sarg Charter as set forth in the Amended Sarg Charter to the Sarg stockholders, and, following the execution and delivery of this Agreement, Sarg shall approve this Agreement and the Merger as the sole shareholder of Merger Sub;

        WHEREAS, the Board of Directors of Cardinal has, subject to Section 5.4, resolved to recommend the approval of the Merger, this Agreement and the adoption of the Plan of Merger by the Cardinal shareholders;

        WHEREAS, Cardinal, Sarg and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

        WHEREAS, for United States federal income tax purposes, the parties hereto intend that the Merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder (the "Treasury Regulations"), and that this Agreement shall be, and hereby is, adopted as a "plan of reorganization" for purposes of Sections 354, 361 and 368 of the Code.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1
THE MERGER

        1.1    The Merger.

          (a)   At the Effective Time, Merger Sub shall be merged with and into Cardinal (the "Merger") in accordance with the MBCA, and upon the terms and conditions set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and Cardinal shall continue as the surviving corporation (the "Surviving Corporation"). As a result of the Merger, the Surviving Corporation shall become a wholly owned subsidiary of Sarg. The Merger and other transactions contemplated by this Agreement are referred to herein as the "Transactions." References herein to "Cardinal" with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Corporation.

          (b)   The Merger shall have the effects specified in the applicable provisions of the MBCA. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Cardinal and Merger Sub, all as provided under the MBCA.

        1.2    Closing.     The closing of the Merger (the "Closing") shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022-4834, at 9:00 a.m. local time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article 6 (except for any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) or at such other time and place as Cardinal and Sarg shall agree; provided that if such date would make it reasonably unlikely for the parties to either (a) comply with any Educational Laws applicable on a post-Closing basis in order to obtain any Educational Consent or (b) satisfy conditions under applicable DOE regulations for continuing the effectiveness of any TPPPA, the Closing will take place on the first (1st) Business Day of the immediately following month, without regard to the Outside Date (unless Cardinal and Merger Sub mutually agree to an earlier date in writing). The date and time at which the Closing occurs is referred to herein as the "Closing Date."

        1.3    Effective Time.

          (a)   On the Closing Date, Cardinal and Merger Sub shall file articles of merger relating to the Merger (the "Articles of Merger") with the Secretary of State of Minnesota, executed and acknowledged in accordance with the relevant provisions of the MBCA.

          (b)   The Merger shall become effective at the time the Articles of Merger shall have been duly filed with the Secretary of State of the State of Minnesota, or such later time as Sarg and Cardinal shall agree and specify in the Articles of Merger (such time as the Merger becomes effective being the "Effective Time").

        1.4    Charters and Bylaws.

          (a)    Surviving Corporation Articles of Incorporation and Bylaws.    At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated pursuant to the Merger in their entirety as set forth on Exhibit A, until thereafter changed or amended as provided therein or by applicable Law. The name of the Surviving Corporation immediately after the Effective Time shall be "Capella Education Company". At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety so as to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation immediately after the Effective Time shall be "Capella Education Company") until thereafter changed or amended as provided therein or by applicable Law.

          (b)    Sarg Charter and Bylaws; Name.    Subject to the receipt of the Sarg Stockholder Approval, at the Effective Time, the Sarg Charter (as in effect immediately prior to the Effective Time) shall be amended and restated in its entirety as set forth on Exhibit B (the "Amended Sarg Charter"), until thereafter changed or amended as provided therein or by applicable Law. The Sarg Board will take such action as is necessary in order that, as set forth in the Amended Sarg Charter, the name of Sarg from and after the Effective Time shall be "Strategic Education, Inc.".

        1.5    Directors and Officers of the Surviving Corporation.     From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of the Surviving Corporation shall be designated by Sarg and (ii) the officers of the Surviving Corporation shall be designated by Sarg.

        1.6    Directors and Officers of Sarg.     Effective at the Effective Time, unless otherwise agreed by Sarg and Cardinal in writing, the Sarg Board shall take all necessary action to cause the size of the Sarg Board to be increased to twelve (12) directors in order to appoint, as of the Effective Time, nine (9) directors to be designated, prior to the consummation of the Merger, by Sarg and three (3) directors to be designated, prior to the consummation of the Merger, by Cardinal pursuant to the procedure set forth in the following sentence (such designees of Cardinal, the "Additional Board Designees"). The Additional Board Designees shall consist of (i) the chief executive officer of Cardinal as of the date of this Agreement and (ii) two (2) additional designees (or, if clause (i) is not applicable, three (3) designees) who are currently members of the Cardinal Board recommended by the chief executive officer of Cardinal or the Cardinal Board (if clause (i) is not applicable) to the Sarg Board and the nominating and corporate governance committee of the Sarg Board for approval, such approval not to be unreasonably withheld. Prior to the 2019 annual meeting of Sarg stockholders, Sarg and the Sarg Board shall not take any actions to increase the size of the Sarg Board to more than twelve (12) directors without the consent of a majority of the Additional Board Designees. Effective at the Effective Time, unless otherwise agreed by Sarg and Cardinal in writing, Sarg shall take all necessary action to cause (i) Robert S. Silberman to continue as executive chairman of the Sarg Board, (ii) J. Kevin Gilligan to be appointed to act as the vice chairman of the Sarg Board, (iii) Karl McDonnell to continue as the President and Chief Executive Officer of Sarg, (iv) Steven L. Polacek to be appointed as the Chief Integration/Transition Officer of Sarg and (v) one Additional Board Designee to be appointed to the compensation committee of the Sarg Board. The Sarg Board shall nominate the Additional Board Designees for election at (i) if the Effective Time is prior to the 2018 annual meeting of Sarg stockholders, then the 2018 annual meeting of Sarg stockholders or (ii) if the Effective Time is after the 2018 annual meeting of Sarg stockholders, then the 2019 annual meeting of Sarg stockholders. In the event that any of the Additional Board Designees becomes unable to serve as a member of the Sarg Board and resigns therefrom due to such person's death or disability prior to the 2019 annual meeting of Sarg stockholders, then a replacement to fill the resulting vacancy on the Sarg Board shall be recommended by the remaining Additional Board Designees to the Sarg Board and the nominating and corporate governance committee of the Sarg Board for approval, such approval not to be unreasonably withheld.

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

        2.1    Effect on Capital Stock of Cardinal and Merger Sub.     At the Effective Time, by virtue of the Merger and without any action on the part of Cardinal, Sarg, Merger Sub or any holder of any shares of Cardinal common stock, $0.01 par value per share ("Cardinal Common Stock"):

          (a)   All shares of Cardinal Common Stock that are owned by Cardinal, Sarg, Merger Sub or any wholly owned Subsidiary of Cardinal, Sarg or Merger Sub immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b)   Subject to Section 2.1(a), Section 2.3, Section 2.4 and Section 2.6, each share of Cardinal Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent the right to receive that number of validly issued, fully paid and non-assessable shares of Sarg common stock, $0.01 par value per share ("Sarg Common Stock"), equal to the Exchange Ratio and cash in lieu of fractional shares of Sarg Common Stock as contemplated by Section 2.4. The shares of Sarg Common Stock to be issued upon the conversion of shares of Cardinal Common Stock pursuant to this Section 2.1, and the cash payable in lieu of fractional shares of Sarg Common Stock as contemplated by Section 2.4, are referred to collectively as the "Merger Consideration." For purposes of this Agreement, "Exchange Ratio" means 0.875.

          (c)   All of the outstanding shares of Cardinal Common Stock shall be converted into the right to receive the Merger Consideration pursuant to this Section 2.1 and shall cease to be outstanding and shall cease to exist and, as of the Effective Time, each holder of a certificate representing any such shares of Cardinal Common Stock (a "Cardinal Certificate") or shares of Cardinal Common Stock held in book entry form ("Cardinal Book-Entry Shares") shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.1(b), the Merger Consideration to which such holder is entitled pursuant to this Agreement, upon surrender of such Cardinal Certificate or Cardinal Book-Entry Share in accordance with the terms of this Agreement.

          (d)   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of Surviving Corporation.

        2.2    Effect on Sarg Common Stock.     At the Effective Time, each share of Sarg Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding. Immediately following the Effective Time, shares of Sarg Common Stock owned by Surviving Corporation or any wholly owned Subsidiary of Surviving Corporation shall be surrendered to Sarg and cancelled without payment therefor.

        2.3    Certain Adjustments.     Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Cardinal Common Stock or Sarg Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration and the Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Cardinal Common Stock the same economic effect as contemplated by this Agreement prior to such event.

        2.4    Fractional Shares.     No certificates or scrip representing fractional shares of Sarg Common Stock shall be issued upon the conversion of Cardinal Common Stock pursuant to Section 2.1, no dividend or distribution with respect to Sarg Common Stock shall be payable on or with respect to any such fractional share and such fractional share interests will not entitle the owner thereof to any rights of a shareholder of Sarg. Notwithstanding any other provision of this Agreement, each holder of shares of Cardinal Common Stock that are converted pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Sarg Common Stock (after taking into account all shares of Cardinal Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the VWAP of Sarg Common Stock. The parties acknowledge that payment of cash in lieu of issuing fractional shares is solely for the purpose of avoiding the expense and inconvenience to Sarg of issuing fractional shares and does not represent separately bargained-for consideration.

        2.5    Exchange of Certificates and Book-Entry Shares

          (a)   Prior to the dissemination of the Joint Proxy Statement to the shareholders of Cardinal and the stockholders of Sarg, Sarg shall appoint its transfer agent to act as exchange agent (the "Exchange Agent") for the payment and delivery of the Merger Consideration. At or prior to the Effective Time, Sarg shall deposit or shall cause to be deposited, in trust for the benefit of the holders of Cardinal Common Stock, with the Exchange Agent for exchange in accordance with this

  Article 2, (i) a number of shares of Sarg Common Stock equal to the total number of shares of Sarg Common Stock issuable pursuant to Section 2.1 and (ii) cash sufficient to make payments (x) of any dividends or other distributions declared or made prior to the Effective Time with a record date after the Effective Time to such holders and (y) in lieu of any fractional shares of Sarg Common Stock pursuant to Section 2.4 (collectively, the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Sarg Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.4 hereof, the Exchange Fund shall not be used for any other purpose.

          (b)    Exchange Procedures.    As promptly as practicable after the Effective Time (but in no event later than five (5) Business Days thereafter), Sarg shall cause the Exchange Agent to mail to each holder of record of a Cardinal Certificate or Cardinal Book-Entry Share, in each case which shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Cardinal Certificates shall pass, only upon delivery of the Cardinal Certificates to the Exchange Agent, and shall otherwise be in such form and have such other provisions as Cardinal, Sarg and the Exchange Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Cardinal Certificates or Cardinal Book-Entry Shares in exchange for the Merger Consideration, as applicable. With respect to holders of Cardinal Book-Entry Shares, the parties shall cooperate to establish procedures with the Exchange Agent to allow the Exchange Agent to transmit, following the Effective Time, to such holders or their nominees, upon surrender of Cardinal Common Stock, the Merger Consideration and any dividends or distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement. Upon surrender of Cardinal Certificates and Cardinal Book-Entry Shares for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Sarg and Cardinal, and upon delivery of a letter of transmittal, duly executed and in proper form with all required enclosures and attachments, with respect to such Cardinal Certificates or Cardinal Book-Entry Shares, the holder of such Cardinal Certificates or Cardinal Book-Entry Shares shall be entitled to receive the Merger Consideration for each share of Cardinal Common Stock formerly represented by such Cardinal Certificates and for each Cardinal Book-Entry Share. Any Cardinal Certificates and Cardinal Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Cardinal Certificate is registered, it shall be a condition precedent to payment that the Cardinal Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the delivery of the Merger Consideration, as applicable, to a Person other than the registered holder of the Cardinal Certificate so surrendered and shall have established to the satisfaction of Sarg that such Taxes either have been paid or are not required to be paid. Delivery of the Merger Consideration, as applicable, with respect to Cardinal Book-Entry Shares shall only be made to the Person in whose name such Cardinal Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Cardinal Certificate or Cardinal Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as provided in this Agreement.

          (c)    Transfer Books.    At the Effective Time, the stock transfer books of Cardinal shall be closed and thereafter there shall be no further registration of transfers of shares of Cardinal Common Stock on the records of Cardinal. From and after the Effective Time, the holders of Cardinal Certificates and Cardinal Book-Entry Shares representing shares of Cardinal Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Cardinal Certificates representing shares of Cardinal Common Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the Merger Consideration as provided in this Agreement.

          (d)    Termination of Fund; Abandoned Property.    At any time following twelve (12) months after the Closing Date, Sarg shall be entitled to require the Exchange Agent to deliver to it any shares of Sarg Common Stock or cash remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of Cardinal Certificates or Cardinal Book-Entry Shares, and thereafter such holders shall be entitled to look only to Sarg (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Cardinal Certificates or Cardinal Book-Entry Shares and compliance with the procedures in Section 2.5. If, prior to six years after the Closing Date (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Cardinal Certificates or Cardinal Book-Entry Shares has not complied with the procedures in Section 2.5 to receive the Merger Consideration to which such holder would otherwise be entitled, the Merger Consideration to which such holder would otherwise be entitled in respect of such Cardinal Certificates or Cardinal Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of Sarg, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither Sarg nor the Exchange Agent shall be liable to any holder of a Cardinal Certificate or Cardinal Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (e)    Lost, Stolen or Destroyed Certificates.    In the event that any Cardinal Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Cardinal Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(b) hereof; provided, however, that Sarg or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of the Merger Consideration, require the owners of such lost, stolen or destroyed Cardinal Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Sarg, the Surviving Corporation or the Exchange Agent with respect to the Cardinal Certificates alleged to have been lost, stolen or destroyed.

          (f)    Distributions with Respect to Unexchanged Cardinal Common Stock.    No dividends or other distributions declared or made after the Effective Time with respect to Sarg Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Cardinal Certificate or Cardinal Book-Entry Share with respect to the shares of Sarg Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4, unless and until the holder of such Cardinal Certificate or Cardinal Book-Entry Share shall surrender such Cardinal Certificate or Cardinal Book-Entry Share in accordance with this Agreement. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Cardinal Certificate, there shall be paid by Sarg to the holder of the certificates representing whole shares of Sarg Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Sarg Common Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Sarg Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Sarg Common Stock.

        2.6    Cardinal Stock Options and Stock-Based Awards     .

          (a)    Treatment of Cardinal Stock Options.

              (i)  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Cardinal Common Stock (a "Cardinal Stock Option") granted under (i) the Cardinal 2005 Stock Incentive Plan (the "Cardinal 2005 Stock Plan") or (ii) the Cardinal 2014 Equity Incentive Plan (the "Cardinal 2014 Equity Plan" and together with the Cardinal 2005 Stock Plan, the "Cardinal Stock Plans") to a Cardinal non-employee director who will not be a member of the Board of Directors of Sarg immediately following the Effective Time (a "Cardinal Director Stock Option") that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and converted into the right to receive the Merger Consideration that would have been payable in respect of each Net Company Share in respect of such Cardinal Director Stock Options had such Net Company Share been outstanding immediately prior to the Effective Time; provided, however, that (A) any holder who would otherwise have been entitled to receive a fraction of a share of Sarg Common Stock in respect of a Cardinal Director Stock Option shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Sarg Common Stock multiplied by the VWAP of Sarg Common Stock and (B) any Cardinal Director Stock Option that has an exercise price that is equal to or greater than the Merger Consideration Value shall be cancelled at the Effective Time for no consideration. Any delivery of shares of Sarg Common Stock or cash in lieu thereof pursuant to this Section 2.6(a)(i) shall be subject to the same procedures, requirements and conditions as applicable to the Merger Consideration pursuant to this Agreement.

             (ii)  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Cardinal Stock Option granted under the Cardinal Stock Plans to a former Cardinal employee, director or consultant (a "Cardinal Non-Employee Stock Option") that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the number of Net Company Shares in respect of the applicable Cardinal Non-Employee Stock Option had such Net Company Shares been outstanding immediately prior to the Effective Time, and (B) the VWAP of Sarg Common Stock; provided, however, that any Cardinal Non-Employee Stock Option that has an exercise price that is equal to or greater than the Merger Consideration Value shall be cancelled at the Effective Time for no consideration. Any delivery of cash pursuant to this Section 2.6(a)(i) shall be subject to the same procedures, requirements and conditions as applicable to the Merger Consideration pursuant to this Agreement.

            (iii)  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Cardinal Stock Option other than a Cardinal Director Stock Option and a Cardinal Non-Employee Stock Option (each, a "Cardinal Employee Stock Option") that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Sarg and shall be converted into an option (a "Sarg Stock Option") to acquire shares of Sarg Common Stock in accordance with this Section 2.6(a)(iii). Each such Sarg Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Cardinal Employee Stock Option immediately prior to the Effective Time (but taking into account any changes thereto by reason of this Agreement or the Transactions). As of the Effective Time, each such Sarg Stock Option as so assumed and converted shall be an option to acquire that number of whole shares of Sarg Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Cardinal Common Stock subject to such Cardinal Employee Stock Option and (ii) the Exchange Ratio, at an exercise price per share of Sarg Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Cardinal Common Stock of such Cardinal Employee Stock Option by (y) the Exchange Ratio; provided, that the exercise price and the number of shares of Sarg Common Stock subject to the Sarg Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Cardinal Employee Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

          (b)    Treatment of Cardinal Restricted Stock Units.

              (i)  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each restricted stock unit (including "market stock unit" and "performance stock unit") award granted under the applicable Cardinal Stock Plan covering Cardinal Common Stock, including any such awards subject to vesting based on the achievement of any performance goals or market-based conditions, (each, a "Cardinal RSU") to a Cardinal non-employee director (a "Cardinal Director RSU") that is outstanding immediately prior to the Effective Time shall become vested in full.

             (ii)  Subject to Section 2.6(b)(iii) below, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Cardinal RSU that is outstanding immediately prior to the Effective Time shall be assumed by Sarg and shall be converted into a restricted stock unit award (a "Sarg RSU") to acquire Sarg Common Stock in accordance with this Section 2.6. Each such Sarg RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Cardinal RSU immediately prior to the Effective Time (but taking into account any changes thereto by reason of this Agreement or the Transactions), including, without limitation, to the extent applicable, the requirement to deliver shares of Sarg Common Stock in respect thereof to the extent that the holder of such Sarg RSU made a valid deferral election to defer settlement of such Sarg RSU upon the occurrence of a "change in control event" or a "separation from service", as applicable. As of the Effective Time, each such Sarg RSU as so assumed and converted shall be a restricted stock unit award for that number of shares of Sarg Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Cardinal Common Stock underlying such Cardinal RSU multiplied by (ii) the Exchange Ratio.

          (c)   Prior to the Effective Time, Cardinal shall take all necessary action for the adjustment of Cardinal Employee Stock Options and Cardinal RSUs under this Section 2.6.

          (d)   At the Effective Time, Sarg shall assume all the obligations of Cardinal under the Cardinal Stock Plans, each Sarg Stock Option and Sarg RSU that is assumed and converted in accordance with this Section 2.6, and the agreements evidencing the grants thereof, and the number and kind of shares available for issuance under each Cardinal Stock Plan shall be adjusted to reflect shares of Sarg Common Stock in accordance with the provisions of the applicable Cardinal Stock Plan. Sarg shall reserve for future issuance a number of shares of Sarg Common Stock at least equal to the number of shares of Sarg Common Stock that will be subject to Sarg Stock Options and Sarg RSUs as a result of the actions contemplated by this Section 2.6. Not later than the Closing Date, Sarg shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Sarg Common Stock subject to such Sarg Stock Options and Sarg RSUs and shall, as soon as reasonably practicable thereafter, distribute a prospectus relating to such Form S-8, and Sarg shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Sarg Stock Options and Sarg RSUs remain outstanding.

          (e)   As soon as practicable following the date of this Agreement, Cardinal shall take all actions with respect to the Cardinal ESPP that are necessary to provide that, subject to the consummation of the Merger, the Cardinal ESPP shall terminate, effective immediately prior to the Effective Time.

          2.7    Withholding.

        The parties shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement, including any payments made pursuant to Section 2.6 hereof, any amounts as are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law. The parties or the Exchange Agent, as appropriate, shall provide commercially reasonable notice to Cardinal upon becoming aware of any such withholding obligation and shall cooperate with Cardinal to the extent reasonable to obtain reduction of or relief from such withholding. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Cardinal Common Stock, Cardinal Stock Option and/or Cardinal RSU in respect of which such deduction and withholding was made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SARG AND MERGER SUB

        Except (a) as set forth in the Sarg Disclosure Schedule and (b) as otherwise disclosed or identified in the Sarg SEC Documents publicly filed or furnished after January 1, 2017 and prior to the date hereof (other than (i) any forward-looking disclosures contained in the "Forward Looking Statements" and "Risk Factors" sections of the Sarg SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature and (ii) information included in, or incorporated by reference as, exhibits and schedules to any Sarg SEC Document), Sarg and Merger Sub hereby represent and warrant to Cardinal as follows:

        3.1    Corporate Organization.     Sarg is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Sarg's Subsidiaries, including Merger Sub, is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect. Each of Sarg and its Subsidiaries, including Merger Sub, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect. The copies of the charter of Sarg (the "Sarg Charter"), and Amended and Restated Bylaws of Sarg (the "Sarg Bylaws"), as most recently filed with the Sarg SEC Documents, and the articles of incorporation and bylaws of Merger Sub previously provided to Cardinal, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Sarg is not in material violation of any of the provisions of the Sarg Charter or Sarg Bylaws.

        3.2    Sarg Capitalization.

          (a)   The authorized capital stock of Sarg consists of twenty million (20,000,000) shares of Sarg Common Stock and eight million (8,000,000) shares of preferred stock, par value $0.01 per share ("Sarg Preferred Stock"). As of the close of business on October 26, 2017, (i) 10,701,107 shares of

  Sarg Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 100,000 shares of Sarg Common Stock were issuable upon exercise of Sarg Stock Options granted under the Sarg 2011 Equity Compensation Plan, as amended (the "Sarg 2011 Plan") or the Sarg 2015 Equity Compensation Plan (the "Sarg 2015 Plan" and, together with the Sarg 2011 Plan, the "Sarg Stock Plans"), with such Sarg Stock Options having a weighted average exercise price of $51.95, (iii) 155,454 shares of time-vesting restricted Sarg Common Stock ("Sarg Restricted Stock Awards") granted under the Sarg Stock Plans, (iv) 310,864 shares of performance-based vesting restricted Sarg Common Stock ("Sarg Performance Restricted Stock Awards") granted under the Sarg Stock Plans, (v) no shares of Sarg Common Stock underlying time-vesting Sarg RSUs granted under the Sarg Stock Plans, (vi) 250,000 shares of Sarg Common Stock underlying performance-vesting Sarg RSUs ("Sarg Performance Units") granted under the Sarg Stock Plans and (vii) no shares of Sarg Preferred Stock were issued and outstanding. Except as set forth above, as of the close of business on October 26, 2017, (x) Sarg does not have any capital stock or other Equity Interests authorized, issued or outstanding and (y) except for Sarg Stock Options, Sarg Restricted Stock Awards, Sarg Performance Restricted Stock Awards, Sarg RSUs and Sarg Performance Units, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Sarg or any of its Subsidiaries is a party or by which Sarg or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Sarg or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for such capital stock or other Equity Interests, or obligating Sarg or any of its Subsidiaries to issue, sell, repurchase, redeem or otherwise acquire any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable or exercisable for such capital stock of, or other Equity Interests in, Sarg or any of its Subsidiaries. Since the close of business on October 26, 2017, Sarg has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable or exercisable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in the second sentence of this Section 3.2(a) or otherwise as expressly permitted pursuant to Section 5.1(b). Sarg has previously provided Cardinal with a true and complete list, as of October 26, 2017, of each outstanding Sarg Stock Option, Sarg Restricted Stock Award, Sarg Performance Restricted Stock Award, Sarg RSU and Sarg Performance Unit and, with respect to each such award, the number of shares underlying the award, the applicable vesting schedule (including performance-vesting goals) and, with respect to Sarg Stock Options, such option's exercise price and expiration date and whether such option is intended to be an "incentive stock option" within the meaning of Section 422 of the Code. All shares of Sarg Common Stock subject to issuance under the Sarg Stock Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness of Sarg having the right to vote on any matters on which stockholders of Sarg may vote. Neither Sarg nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Equity Interests of Sarg or any of its Subsidiaries.

          (b)   Except with respect to Sarg Restricted Stock Awards, Sarg Performance Restricted Stock Awards, Sarg RSUs and Sarg Performance Units, there are no outstanding contractual obligations of Sarg or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Sarg Common Stock or any capital stock of, or other Equity Interests in, Sarg or any of its Subsidiaries.

          (c)   Section 3.2(c) of the Sarg Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Sarg, and the authorized, issued and outstanding Equity Interests and the jurisdiction of organization of each such Subsidiary. Except for Merger Sub and except as set forth in Section 3.2(c) of the Sarg Disclosure Schedule, none of Sarg or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock or other Equity Interest in each Subsidiary of Sarg is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Sarg or one or more of its wholly owned Subsidiaries free and clear of all Liens. There are no outstanding contractual obligations of Sarg or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Sarg or any other Person, other than guarantees by Sarg of any indebtedness or other obligations of any wholly owned Subsidiary of Sarg.

        3.3    Authority; Execution and Delivery; Enforceability.

          (a)   Each of Sarg and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Sarg Stockholder Approval, to consummate the Transactions applicable to such party. The execution and delivery by each of Sarg and Merger Sub of this Agreement, the performance and compliance by Sarg and Merger Sub with each of its obligations herein and the consummation by Sarg and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Sarg and Merger Sub, subject to receipt of the Sarg Stockholder Approval and to the adoption of this Agreement by Sarg as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Sarg or Merger Sub and no shareholder votes are necessary to authorize this Agreement or the consummation by Sarg and Merger Sub of the Transactions to which it is a party. Each of Sarg and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Cardinal of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors' rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

          (b)   The Board of Directors of Sarg (the "Sarg Board"), at a meeting duly called and held, unanimously adopted resolutions, which have not been amended or withdrawn, (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement, the Merger, the amendment and restatement of the Sarg Charter as set forth in the Amended Sarg Charter and the other Transactions are advisable to, and in the best interests of, Sarg and its shareholders, (iii) directing that the Sarg Share Issuance and the amendment and restatement of the Sarg Charter as set forth in the Amended Sarg Charter be submitted to the stockholders of Sarg for approval, and (iv) recommending that Sarg stockholders approve the Sarg Share Issuance and the amendment and restatement of the Sarg Charter as set forth in the Amended Sarg Charter (the "Sarg Recommendation").

          (c)   Assuming the accuracy of the representations and warranties in Section 4.21, to the Knowledge of Sarg, no takeover, anti-takeover, business combination, control share acquisition or similar Law (collectively, "Takeover Laws") applies to the Merger or the other Transactions. The only vote of holders of any class or series of Sarg Common Stock or other Equity Interests of Sarg necessary to consummate the Transactions is (i) the approval of the Sarg Share Issuance by the affirmative vote of a majority of the votes cast thereon at the Sarg Stockholders Meeting, and (ii) the approval of the amendment and restatement of the Sarg Charter as set forth in the Amended Sarg Charter by the affirmative vote of a majority of the votes entitled to be cast thereon by the holders of Sarg Common Stock at the Sarg Stockholders Meeting (the "Sarg

  Stockholder Approval"). No other vote of the holders of Sarg Common Stock or any other Equity Interests of Sarg is necessary to consummate the Transactions.

        3.4    No Conflicts.

          (a)   The execution and delivery of this Agreement by Sarg and Merger Sub does not and will not, and the performance of this Agreement by Sarg and Merger Sub and the consummation of the Transactions will not, (i) assuming the Sarg Stockholder Approval is obtained, conflict with or violate any provision of the Sarg Charter or the Sarg Bylaws or any equivalent organizational documents of any Subsidiary of Sarg, including Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Sarg or any of its Subsidiaries, including Merger Sub, or by which any property or asset of Sarg or any of its Subsidiaries, including Merger Sub, is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss or impairment of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Sarg or any of its Subsidiaries, including Merger Sub, pursuant to, any Contract or Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Sarg Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by Sarg and Merger Sub do not and will not, and the consummation by Sarg and Merger Sub of the Transactions and compliance by Sarg and Merger Sub with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) under the Exchange Act, Securities Act, any applicable blue sky Law, and the rules and regulations of the NASDAQ, (ii) under the HSR Act, (iii) the filing of the Articles of Merger as required by the MBCA or any other filings and approvals required by the MBCA, (iv) the filing of the Amended Sarg Charter as required by MGCL or any other filings and approvals required by the MGCL, (v) such filings as may be required in connection with any Taxes and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to have a Sarg Material Adverse Effect.

          (c)   Except for the Educational Consents set forth in Section 3.4(c) of the Sarg Disclosure Schedule, which schedule shall identify the Educational Consents to be obtained prior to Closing by Sarg, if any (the "Sarg Pre-Closing Educational Consents"), and the Educational Consents to be obtained following Closing, no material filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by Sarg or any of its Subsidiaries or any Sarg School with, nor are any required to be obtained by Sarg or any of its Subsidiaries or any Sarg School from, any Educational Agency, in connection with the execution, delivery and performance of this Agreement by Sarg or any of its Subsidiaries or the consummation of the Merger or the other Transactions.

        3.5    SEC Documents; Financial Statements; Undisclosed Liabilities.

          (a)   Sarg has timely filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Sarg with the SEC under the Securities Act or the Exchange Act since January 1, 2015 (the "Sarg SEC Documents"). None of the Subsidiaries of Sarg is required to make or makes any filings with the SEC.

          (b)   As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Sarg SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Sarg SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c)   The consolidated financial statements of Sarg included in the Sarg SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Sarg's accountants with respect thereto (the "Sarg SEC Financial Statements"), as of their respective dates of filing with the SEC, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Sarg SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in shareholders' equity of Sarg (on a consolidated basis) as of the respective dates of and for the periods referred to in the Sarg SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Sarg SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes. The books and records of Sarg and its Subsidiaries are accurate and complete, in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the Sarg SEC Financial Statements have been prepared, in all material respects, in accordance with such books and records. No financial statements of any Person other than Sarg and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Sarg. Except as required by GAAP, Sarg has not, between June 30, 2017 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on June 30, 2017.

          (d)   Sarg is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the "Sarbanes-Oxley Act") and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

          (e)   Sarg has made available to Cardinal true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2015 relating to the Sarg SEC Documents and all written responses of Sarg thereto other than with respect to requests for confidential treatment or which are otherwise publicly available on the SEC's EDGAR system. To the Knowledge of Sarg, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Sarg SEC Documents and none of the Sarg SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations, to the Knowledge of Sarg, pending or threatened, in each case regarding any accounting practices of Sarg.

          (f)    Sarg has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Sarg's disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Sarg in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Sarg's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Sarg's management has completed an assessment of the effectiveness of Sarg's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Sarg SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Sarg's management's most recently completed evaluation of Sarg's internal control over financial reporting prior to the date hereof, (i) Sarg had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Sarg's ability to record, process, summarize and report financial information and (ii) Sarg does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Sarg's internal control over financial reporting. Since January 1, 2015, none of Sarg, Sarg's auditors, the Sarg Board or the audit committee of the Sarg Board has received any written (or to the Knowledge of Sarg, oral) complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Sarg or its Subsidiaries, or their respective internal accounting controls or any other matter set forth in the immediately preceding sentence.

          (g)   Sarg and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued or required to be reflected in Sarg's financial statements in accordance with GAAP), except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Sarg SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Sarg SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the other Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Sarg Material Adverse Effect.

        3.6    Absence of Certain Changes or Events.     Since December 31, 2016 and through the date of this Agreement, (a) Sarg and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Sarg Material Adverse Effect.

        3.7    Information Supplied.     None of the information supplied or to be supplied by Sarg or Merger Sub for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Sarg in connection with the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to each of the holders of Cardinal Common Stock and Sarg Common Stock and at the time of each of the Cardinal Shareholders Meeting and Sarg Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Sarg or Merger Sub to such portions thereof that relate expressly to Cardinal or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Cardinal for inclusion or incorporation by reference therein). The Form S-4 and Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and other applicable Law.

        3.8    Legal Proceedings.     There are no Proceedings pending, or to the Knowledge of Sarg, threatened against Sarg or any of its Subsidiaries or any of their respective assets, rights or properties or any of the directors or officers of Sarg, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Sarg Material Adverse Effect. Neither Sarg nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Sarg Material Adverse Effect. This section does not cover the matters subject to Section 3.18, which are solely the subject of that section.

        3.9    Compliance with Laws.

          (a)   (i) Sarg and its Subsidiaries are in compliance, and for the past five (5) years have been in compliance, with all Laws and Orders applicable to Sarg or any of its Subsidiaries or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on Sarg or its Subsidiaries), and (ii) neither Sarg nor any of its Subsidiaries has received any written communication during the past five (5) years from a Governmental Entity that alleges that Sarg or any of its Subsidiaries is not in compliance with any such Law or Order, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Sarg Material Adverse Effect.

          (b)   Sarg and each of its Subsidiaries (i) are in compliance, and for the past five (5) years have been in compliance, in all material respects with the United States Foreign Corrupt Practices Act of 1977 (the "FCPA") and any other applicable United States and foreign Anti-corruption Laws; (ii) during the past five (5) years have not been investigated, to the Knowledge of Sarg, by any Governmental Entity with respect to, or been given notice by a Governmental Entity or any other Person of, any actual or alleged violation by Sarg or any of its Subsidiaries of the FCPA or any other United States or foreign Laws concerning corrupting payments and (iii) during the past five (5) years have had an FCPA and anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Sarg and its Subsidiaries with the FCPA and any other applicable United States or foreign Laws concerning corrupting payments.

          (c)   To the Knowledge of Sarg, none of Sarg or its Subsidiaries has, directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given, money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person or entity, in any way, in each case, in violation of the FCPA or any other United States or foreign Laws concerning corrupting payments.

          (d)   To the Knowledge of Sarg, during the past five (5) years, Sarg and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects. There have been no false or fictitious entries made in the books and records of Sarg or its Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and Sarg and its Subsidiaries have not established or maintained a secret or unrecorded fund.

          (e)   To the Knowledge of Sarg, during the past five (5) years, none of Sarg or its Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is organized or domiciled in or that is a citizen of Cuba, Iran, North Korea, Sudan, or Syria (including any Governmental Entity within such country) or (ii) that is the target of any international economic or trade sanction administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC"), the United Nations Security Council, the European Union, Her Majesty's Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC), in the case of each of clauses (i) and (ii) in violation of applicable U.S. and non-U.S. Laws relating to economic or trade sanctions.

        3.10    Permits.     Sarg and each of its Subsidiaries have all required governmental permits, licenses, franchises, certificates, registrations, approvals, exemptions, clearances, billings and authorizations and similar rights ("Permits") necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit individually or in the aggregate, has not had and would not reasonably be expected to have, a Sarg Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect, (i) the operation of the business of Sarg and its Subsidiaries as currently conducted is not, and has not been since January 1, 2015, in violation of, nor is Sarg or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on Sarg or its Subsidiaries), and (ii) to the Knowledge of Sarg, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit. There are no actions pending or, to the Knowledge of Sarg, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Sarg Material Adverse Effect. Since January 1, 2015, neither Sarg nor its Subsidiaries have received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the Knowledge of Sarg, has any charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, a Sarg Material Adverse Effect.

        3.11    Employee Benefit Plans.

          (a)   Section 3.11(a) of the Sarg Disclosure Schedule sets forth a true and complete list of each material "employee benefit plan" as defined in Section 3(3) of ERISA and any other material plan, policy, program, Contract, or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of Sarg or any of its Subsidiaries), maintained, sponsored or contributed to by Sarg or any of its Subsidiaries, or under which Sarg or any of its Subsidiaries has any obligation or liability, whether actual or contingent, including each employment, incentive, bonus, deferred compensation, profit-sharing, pension, retirement, vacation, holiday, sick pay, cafeteria, material fringe benefit, medical, disability, retention, severance, termination, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit or other equity-based compensation plans, policies, programs, practices or arrangements (each a "Sarg Benefit Plan"). Neither Sarg, nor to the Knowledge of Sarg, any other Person, has any express or implied commitment, whether legally enforceable or not, to (i) modify, change or terminate any Sarg Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or the terms of such Sarg Benefit Plan or (ii) adopt any new Sarg Benefit Plan.

          (b)   With respect to each Sarg Benefit Plan, Sarg has made available to Cardinal a current copy (or, to the extent no such copy exists, a description) thereof and, to the extent applicable: (i) any amendments and any related trust agreement; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description and summary of material modifications, (iv) for the most recent plan year (A) the Form 5500 and attached schedules and (B) audited financial statements and (v) any material written communications to or from any Governmental Entity, or any material notices to or from any Governmental Entity, addressing any matter involving actual or potential material liability relating to a Sarg Benefit Plan.

          (c)   Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect, each Sarg Benefit Plan has been established, funded and administered in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Sarg Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Sarg SEC Documents prior to the date of this Agreement. With respect to the Sarg Benefit Plans, no event has occurred and, to the Knowledge of Sarg, there exists no condition or set of circumstances which would reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect.

          (d)   Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect or otherwise result in any criminal or quasi-criminal Proceedings: (i) each Sarg Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter or opinion letter from the IRS as to its qualified status, and each trust established in connection with any Sarg Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Sarg's Knowledge no fact or event has occurred that could adversely affect the qualified status of any such Sarg Benefit Plan or the exempt status of any such trust, (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) other than a transaction that is exempt under a statutory or administrative exemption with respect to any Sarg Benefit Plan, and (iii) no Proceeding has been brought, or to the Knowledge of Sarg is threatened, against or with respect to any Sarg Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than for routine benefits claims).

          (e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Sarg Material Adverse Effect, all contributions or other amounts payable by Sarg or its Subsidiaries pursuant to each Sarg Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards.

          (f)    No Sarg Benefit Plan, and none of Sarg, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to, has at any time maintained or contributed to or has any liability or obligation, whether fixed or contingent, with respect to (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA ("Multiemployer Plan")), (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a "multiple employer plan" (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No material liability under Title IV of ERISA has been incurred by Sarg, any Subsidiary or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to Sarg, any Subsidiary or any of their respective ERISA Affiliates of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of Sarg or any of its Subsidiaries has incurred any material withdrawal liability under Section 4201 of ERISA.

          (g)   No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of Sarg or any of its Subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Sarg Benefit Plan could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

          (h)   Except as required by Law, no Sarg Benefit Plan provides post-employment, medical, disability or life insurance benefits to any former director, employee or their respective dependents.

          (i)    Neither the execution and delivery of this Agreement nor the consummation of the Transaction (either alone or in combination with any other event, including a termination of employment following the Effective Time) will (i) entitle any current or former employee, consultant, director or other service provider to a bonus, severance or change in control payment; or (ii) entitle any current or former employee, consultant, director or other service provider of Sarg or any of its Subsidiaries to any payment; (iii) increase the amount of compensation or benefits due to any such employee, consultant, director or other service provider or any such group of employees, consultants, directors or other service providers; or (iv) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

          (j)    Except as would not, individually or in the aggregate, reasonably be expected to have a Sarg Material Adverse Effect, each Sarg Benefit Plan has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder or an available exemption therefrom. There is no agreement, plan, Contract or other arrangement to which Sarg is a party or by which it is otherwise bound to compensate any Person for excise or additional Taxes pursuant to Section 409A or Section 4999 of the Code.

          (k)   No Sarg Benefit Plan is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any former director, employee or their respective dependents, who resides outside of the United States.

        3.12    Employee and Labor Matters.

          (a)   Neither Sarg nor any of its Subsidiaries is or has since January 1, 2015 been a party to or bound by any collective bargaining agreement, agreement with any works council, or labor contract, no labor union, labor organization, works council, or group of employees of Sarg or any of its Subsidiaries has since January 1, 2015 made a demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sarg, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither Sarg nor any Subsidiary has since January 1, 2015 engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for Sarg or any of its Subsidiaries (the "Sarg Business Personnel"), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of Sarg, threatened against Sarg or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to the Sarg Business Personnel which would reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect. There is no and there has since January 1, 2015 been no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of Sarg, threatened against or affecting Sarg or any Subsidiary.

          (b)   Sarg and its Subsidiaries are and have been in compliance with all collective bargaining agreements or labor Contracts to or by which Sarg or any of its Subsidiaries is a party or bound and with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, civil rights, veterans' rights, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment Retraining and Notification Act, and any similar state or local Law (collectively, the "WARN Act")), affirmative action, workers' compensation, labor relations, social welfare obligations, proper classification of employees as exempt and non-exempt and as employees and independent contractors, unemployment insurance and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for noncompliance as individually or in the aggregate, has not had and would not reasonably be expected to have, a Sarg Material Adverse Effect.

          (c)   To the Knowledge of Sarg, no Sarg Business Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such individual to be employed by or provide services for Sarg or its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Sarg Material Adverse Effect.

        3.13    Environmental Matters.     Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Sarg Material Adverse Effect:

          (a)   Sarg and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to noncompliance with, applicable Environmental Laws, (ii) has and holds, or has applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and all such Environmental Permits are in good standing, and (iii) is in compliance with their respective Environmental Permits.

          (b)   There are not now and have not been any Hazardous Materials used, generated, treated, stored, transported or Released at, on or under any Sarg Real Property except in compliance with applicable Environmental Laws.

          (c)   There are no Environmental Claims pending, nor to the Knowledge of Sarg, threatened against Sarg or any of its Subsidiaries, and none of Sarg or any of its Subsidiaries has received any notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials.

          (d)   None of Sarg or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative Order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending, or to the Knowledge of Sarg threatened, with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

        3.14    Real Property.

          (a)   Section 3.14(a) of the Sarg Disclosure Schedule sets forth a true and complete list of all real property and interest in real property owned by Sarg or any of its Subsidiaries (collectively, the "Sarg Owned Real Property") and the address for each Sarg Owned Real Property. Sarg or its

  Subsidiaries, as the case may be, holds good, valid, legal and marketable fee title to the Sarg Owned Real Property, free and clear of all Liens, except for Permitted Liens.

          (b)   Section 3.14(b) of the Sarg Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by Sarg or any of its Subsidiaries (collectively, the "Sarg Leased Real Property") and (ii) the address for each parcel of Sarg Leased Real Property. Sarg or its Subsidiaries, as the case may be, has a valid and subsisting leasehold or subleasehold interest in the Sarg Leased Real Property free and clear of all Liens, except for Permitted Liens.

          (c)   The Sarg Owned Real Property and the Sarg Leased Real Property are referred to collectively herein as the "Sarg Real Property." The Sarg Real Property constitutes all real property necessary for the conduct of the business of Sarg and its Subsidiaries, taken as a whole, as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect, (i) each parcel of Sarg Real Property is in compliance with all existing Laws applicable to such Sarg Real Property, and (ii) neither Sarg nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to Sarg's Knowledge there are no such Proceedings threatened, affecting any portion of the Sarg Real Property and neither Sarg nor any of its Subsidiaries has received written notice of the existence of any outstanding Order or of any pending Proceeding, and to the Knowledge of Sarg there is no such Order, or Proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Sarg Real Property. Neither Sarg nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Sarg Real Property or any portion thereof. Neither Sarg nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the Sarg Real Property or portion thereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect, each Sarg Real Property and all buildings, structures, improvements and fixtures located on, under, over or within the Sarg Real Property are in a state of good operating condition and are sufficient for the continued conduct of business in the ordinary course, subject to reasonable wear and tear.

        3.15    Tax Matters.     (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Sarg Material Adverse Effect:

            (i)  all Tax Returns that are required to be filed by or with respect to Sarg or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

           (ii)  Sarg and its Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of Sarg and its Subsidiaries;

          (iii)  there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of Sarg or any of its Subsidiaries;

          (iv)  neither Sarg nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

           (v)  neither Sarg nor any of its Subsidiaries has (a) constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) (i) in the two years prior to the date of this

  Agreement or, (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement, or (b) ever been a "United States real property holding corporation" within the meaning of Section 897 of the Code;

          (vi)  none of Sarg or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for Taxes of any Person (other than Sarg or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

         (vii)  there are no Liens for Taxes upon any property or assets of Sarg or any of its Subsidiaries, except for Permitted Liens; and

        (viii)  neither Sarg nor any of its Subsidiaries has entered into any "listed transaction" within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

          (b)   Neither Sarg nor any of its Subsidiaries has knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        3.16    Material Contracts.

          (a)   All Contracts required to be filed as exhibits to the Sarg SEC Documents have been so filed in a timely manner. Section 3.16(a) of the Sarg Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Sarg Benefit Plans, to which Sarg or any of its Subsidiaries is a party or by which Sarg or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

              (i)  any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

             (ii)  any Contract that materially limits the ability of Sarg or any of its affiliates (including, following the consummation of the Transactions, the Surviving Corporation and its affiliates) to compete or provide services in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, agency or distribution agreements), or that provides for exclusivity in connection with any of the foregoing;

            (iii)  any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

            (iv)  any Contract or series of related Contracts relating to indebtedness for borrowed money (A) in excess of $1,000,000 or (B) that becomes due and payable as a result of the Transactions;

             (v)  any license (including sublicense), option, development or collaboration agreement or other Contract relating to Sarg Material Intellectual Property (excluding (A) license agreements for "shrink-wrap," "click-wrap" or other commercially available off-the-shelf software that is not the subject of a negotiated agreement, and for which any one-time amounts and the aggregate annual amounts paid or payable to or by Sarg or any of its Subsidiaries related to such agreement are less than $1,000,000, (B) excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to

    Intellectual Property and in the ordinary course of business, and (C) non-exclusive licenses granted to customers in the ordinary course of business);

            (vi)  any Contract reasonably expected to result in payments in excess of $1,000,000 in any twelve (12) month period after the Closing Date that provides for any material "most favored nation" provision or equivalent preferential pricing terms or similar obligations to which Sarg or any of its Subsidiaries is subject;

           (vii)  any Contract with any of Sarg's suppliers involving a dollar volume of purchases by Sarg in excess of $1,000,000 during the twelve (12) months ended June 30, 2017 (including purchasing agreements and group purchasing agreements);

          (viii)  any Contract with any of Sarg's customers involving a dollar volume of spending by the customer in excess of $1,000,000 during the twelve (12) months ended June 30, 2017;

            (ix)  any purchase, sale or supply contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements reasonably expected to result in payments in excess of $1,000,000 in any twelve (12) month period after the Closing Date;

             (x)  any material lease, sublease, occupancy agreement or other Contract with respect to the Sarg Leased Real Property reasonably expected to result in payments in excess of $2,000,000 in any twelve (12) month period after the Closing Date,

            (xi)  any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Sarg or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (in any case, in excess of $1,000,000);

           (xii)  any acquisition or divestiture agreement (A) entered into in the past five years with a purchase price in excess of $1,000,000 or (B) that contains "earn-out" provisions or other contingent payment obligations that could reasonably be expected to exceed $1,000,000 (including indemnification obligations) that have not been satisfied in full;

          (xiii)  any agreement that by its terms limits the payment of dividends or other distributions by Sarg or any of its Subsidiaries;

          (xiv)  any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by Sarg or any of its Subsidiaries with any other Person involving a potential combined commitment or payment by Sarg and any of its Subsidiaries in excess of $1,000,000 annually;

           (xv)  any Contract with any Governmental Entity or Educational Agency reasonably expected to result in payments in excess of $1,000,000 in any twelve (12) month period after the Closing Date;

          (xvi)  any other agreement which would prohibit or delay beyond the Outside Date the consummation of Merger or any other Transaction contemplated by this Agreement;

         (xvii)  any Contract with a labor union, works council or labor organization; or

        (xviii)  any Contract that is for the employment or engagement of any person on a full-time or part-time basis, including directors, employees and independent contractors and employees at annual compensation in excess of $750,000.

          (b)   Sarg has heretofore made available to Cardinal true, correct and complete copies of the Contracts set forth in Section 3.16(a).

          (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.16(a) of the Sarg Disclosure Schedule or filed or required to be filed as exhibits to the Sarg SEC Documents (the "Sarg Material Contracts") are valid, binding and in full force and effect and are enforceable by Sarg or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors' rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) Sarg, or its applicable Subsidiary, has performed all obligations required to be performed by it under the Sarg Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of Sarg, no other party to any Sarg Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2017, neither Sarg nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Sarg Material Contract, and (iv) neither Sarg nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Sarg Material Contract.

        3.17    Intellectual Property.

          (a)   Section 3.17(a) of the Sarg Disclosure Schedule sets forth a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) material internet domain name registrations, in each case that are owned by Sarg or any of its Subsidiaries (collectively, the "Sarg Registered Intellectual Property"). With respect to each item required to be listed in Section 3.17(a) of the Sarg Disclosure Schedule, (A) either Sarg or one of its Subsidiaries is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (B) to the Knowledge of Sarg, no Proceeding is pending or threatened that challenges the legality, validity, enforceability, registration, use or ownership of the item (except for office actions by the applicable Governmental Entities in the normal course of prosecution efforts in connection with applications for the registration or issuance of Intellectual Property). Each item of Sarg Registered Intellectual Property that is shown as registered, filed, issued, or applied for in Section 3.17(a) of the Sarg Disclosure Schedule has been duly registered in, filed in or issued by the official governmental registers and/or issuers (or officially recognized registers or issuers) for such Intellectual Property and each such registration, filing, issuance and/or application (x) has not been abandoned or cancelled, (y) has been maintained effective by all requisite filings, renewals and payments and (z) remains in full force and effect, and each item of Sarg Registered Intellectual Property that is shown as registered or issued is, to the Knowledge of Sarg, valid and enforceable.

          (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect, each of Sarg and its Subsidiaries owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license) all Intellectual Property that is necessary for or used or held for use in the conduct of the business of Sarg and its Subsidiaries in substantially the same manner as presently conducted and currently proposed to be conducted. Neither the execution and delivery of this Agreement by Sarg, nor the performance of this Agreement by Sarg, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Sarg or any of its Subsidiaries in any Sarg Material Intellectual Property. No Sarg Material Intellectual Property owned by Sarg or any of its Subsidiaries is subject to any outstanding consent, settlement, or Order prohibiting or restricting Sarg's or any of its Subsidiaries' use, ownership, disposition or other exploitation thereof.

          (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect, neither Sarg nor any of its Subsidiaries nor the conduct of their businesses is, or was during the past three (3) years, infringing, misappropriating, diluting or otherwise violating the Intellectual Property rights of any Person. Neither Sarg nor any of its Subsidiaries has received any charge, complaint, claim, demand, or notice in writing since January 1, 2013 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that Sarg or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person), in each case that would be material and adverse to Sarg and its Subsidiaries, taken as a whole. To the Knowledge of Sarg, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by Sarg or any of its Subsidiaries. Neither Sarg nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since January 1, 2013 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution or violation with respect to any Sarg Material Intellectual Property.

          (d)   Sarg and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Intellectual Property that is material to their business ("Sarg Material Intellectual Property"). All Sarg Material Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. To the Knowledge of Sarg, there has been no unauthorized use or disclosure of any confidential Sarg Material Intellectual Property. To the Knowledge of Sarg, all former and current officers, directors, employees, consultants, advisors, and independent contractors of Sarg and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of Sarg Material Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with Sarg or one of its Subsidiaries or predecessors, vesting ownership of such Sarg Material Intellectual Property in Sarg or one of its Subsidiaries, without any restrictions or obligations on Sarg or its Subsidiaries' use, ownership, disposition or other exploitation of such Sarg Material Intellectual Property. No such Person has asserted, and to the Knowledge of Sarg, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any such Sarg Material Intellectual Property.

          (e)   The IT Assets of Sarg and its Subsidiaries (i) are sufficient for the needs of their businesses in all material respects (including with respect to the number of license seats) and (ii) operate in all material respects in accordance with their documentation and functional specifications and as required by Sarg and its Subsidiaries and have not, in the last three (3) years, materially malfunctioned or failed such that it resulted in a disruption to the conduct of the business. Sarg and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption. Sarg and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to their IT Assets. To the Knowledge of Sarg, there have not been any incidents of security breaches to, or other material unauthorized access to or use of, (i) any of its IT Assets (including with respect to any data or other information stored or contained therein or accessed, transmitted or processed thereby), or (ii) any data, trade secrets or other confidential information of Sarg or any of its Subsidiaries, including any business information and/or personally-identifying information or data of any Person.

          (f)    No software included in the Sarg Material Intellectual Property, which is distributed to any third party by or on behalf of Sarg or its Subsidiaries (other than software identified as belonging to a third party and subject to a third party paid or public license), or for which Sarg or its Subsidiaries have current plans to distribute to any third party, incorporates or is comprised of or distributed with any publicly available software, or is otherwise subject to the provisions of any "open source" or third party license agreement that (i) requires the distribution of source code in connection with the distribution of such software in object code form; (ii) materially limits Sarg's or any of its Subsidiaries' freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of law. With respect to each item of software included in the Sarg Material Intellectual Property, either Sarg or one of its Subsidiaries is (or will be at Closing) in actual possession and control of the applicable source code, object code, code writes, notes, documentation, programmers' source code annotations, user manuals and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such software, subject to any licenses granted to third parties therein.

        3.18    Educational Regulatory Matters.

          (a)   Set forth in Section 3.18(a) of the Sarg Disclosure Schedule is a list of each Educational Approval issued to or held by a Sarg School that is in effect as of the date of this Agreement.

          (b)   Since January 1, 2015 (the "Compliance Date"):

              (i)  Each Title IV Sarg School has, in all material respects, maintained Educational Approvals from Educational Agencies necessary to the conduct of its business and operations as conducted during the applicable time, including offering all of its educational programs and operating all of its campus locations and since the Compliance Date Sarg has complied in all material respects with all Laws, DOE regulations and Educational Agency requirements applicable to its closed locations except as set forth in Section 3.18(b)(i) of the Sarg Disclosure Schedule. Each Sarg School that is not a Title IV Sarg School has maintained Educational Approvals from Educational Agencies necessary to the conduct of its business and operations as conducted during the applicable time, including offering all of its educational programs and operating all of its campus locations, except to the extent that failure to maintain such approvals would not have a Sarg Material Adverse Effect.

             (ii)  Each Title IV Sarg School is a party to, and is in compliance in all material respects with, a valid and effective PPA with the DOE.

            (iii)  Each Sarg School has maintained all Educational Approvals necessary for the conduct of its distance education programs, except to the extent that failure to maintain such approvals would not have a Sarg Material Adverse Effect.

            (iv)  Each Title IV Sarg School has complied with all requirements of 34 C.F.R. § 600.9 with regard to its physical locations, except to the extent that failure to comply would not have a Sarg Material Adverse Effect.

             (v)  Except as set forth in Section 3.18(b)(v) of the Sarg Disclosure Schedule, Sarg has been conducting the operations of Sarg and the Sarg Schools in compliance with all applicable Laws, except to the extent that failure to comply would not have a Sarg Material Adverse Effect.

            (vi)  Each Title IV Sarg School has complied, in all material respects, with the definition of, a "proprietary institution of higher education" as defined in 34 C.F.R. § 600.5.

           (vii)  Except as set forth in Section 3.18(b)(vii) of the Sarg Disclosure Schedule, neither Sarg nor any Subsidiary nor any Sarg School has received notice that any of its material Educational Approvals will not be renewed.

          (viii)  Except as set forth in Section 3.18(b)(viii) of the Sarg Disclosure Schedule, there are no proceedings pending to revoke, withdraw, suspend, limit, condition, restrict, place on reporting or place on probation any material Educational Approval, or to require any Sarg School to show cause why any material Educational Approval should not be revoked.

            (ix)  No Title IV Sarg School received greater than ninety percent (90%) of its revenues from the Title IV Programs, as such percentage is required to be calculated in material compliance with 34 C.F.R. §§ 668.14 and 668.28.

             (x)  Each educational program offered by a Title IV Sarg School as a Title IV-eligible program has been an eligible program in compliance in all material respects with the requirements of 34 C.F.R. § 668.8.

            (xi)  Sarg and each Sarg School has been in compliance with all applicable Laws pertaining to each Sarg School's participation in any Student Financial Assistance program, except to the extent that failure to comply would not have a Sarg Material Adverse Effect.

           (xii)  Sarg and each Title IV Sarg School has complied in all material respects with the requirements set forth at 20 U.S.C. § 1094(a)(20) and 34 C.F.R. § 668.14(b)(22).

          (xiii)  Each Sarg School has calculated and paid refunds and calculated dates of withdrawal and leaves of absence in compliance with all applicable Laws, except to the extent that failure to comply would not have a Sarg Material Adverse Effect.

          (xiv)  Sarg and each Title IV Sarg School has had a financial responsibility "composite score" of at least 1.5, as calculated in accordance with the DOE's formula at 34 C.F.R. § 668.172, except to the extent that failure to comply would not have a Sarg Material Adverse Effect.

           (xv)  DOE has not required or requested that any Title IV Sarg School post a letter of credit or bond or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, or required or requested that any Title IV Sarg School process its Title IV Program funding under the reimbursement or heightened cash monitoring-level 2 procedures set forth at 34 C.F.R. § 668.162(c) or (d)(2).

          (xvi)  Except as set forth in Section 3.18(b)(xvi) of the Sarg Disclosure Schedule, each Title IV Sarg School has complied with the disclosure, reporting and certification requirements related to gainful employment, as set forth at 34 C.F.R. § 668.6 or 34 C.F.R. Part 668 Subpart Q, as applicable for the relevant periods, except to the extent that failure to comply would not have a Sarg Material Adverse Effect. Except as set forth in Section 3.18(b)(xvi) of the Sarg Disclosure Schedule, no Title IV Sarg School offers any educational program that has gainful employment rates that are failing or are in the zone based on the gainful employment rates issued in January 2017.

         (xvii)  Except as set forth in Section 3.18(b)(xvii) of the Sarg Disclosure Schedule, Sarg and each Sarg School has complied with any Law regarding misrepresentations (including regarding the employability of graduates and the ability to obtain professional licensure), including 34 C.F.R. Part 668 Subpart F.

        (xviii)  The Title IV Sarg Schools have been in compliance with the requirements of the Family Educational Rights and Privacy Act, except to the extent that failure to comply would not have a Sarg Material Adverse Effect.

          (xix)  Except as set forth on Section 3.18(b)(xix) of the Sarg Disclosure Schedule, each Sarg School has complied with the requirements necessary to participate in the veterans' educational benefits regulated by the U.S. Department of Veterans' Affairs and the Tuition

    Assistance Program regulated by the U.S. Department of Defense, except to the extent that failure to comply would not have a Sarg Material Adverse Effect.

           (xx)  Neither Sarg, its Subsidiaries nor any Sarg School has received any written communication from an Educational Agency that alleges that Sarg, its Subsidiaries or any Sarg School is not in material compliance with any Laws or Orders applicable to Sarg, its Subsidiaries or any Sarg School.

          (c)   Neither Sarg, any Title IV Sarg School, any Person that exercises Substantial Control over any of the foregoing, nor any member of such Person's family (as the term "family" is defined in 34 C.F.R. §600.21(f)), alone or together, (1) exercises or exercised Substantial Control over an institution or over a third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement, or (2) owes a liability for a Title IV Program violation. At no time has Sarg, any Title IV Sarg School or any Affiliate of any of the foregoing that has the power, by contract or ownership interest, to direct or cause the direction of the management or policies of such Title IV Sarg School, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

          (d)   Neither Sarg, nor any Title IV Sarg School, nor any chief executive officer thereof, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs.

          (e)   To the Knowledge of Sarg, neither Sarg nor any Title IV Sarg School currently employs, or since the Compliance Date has employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other material violation of Law involving funds of a Governmental Entity or Educational Agency.

          (f)    To the Knowledge of Sarg, there are no facts or circumstances regarding Sarg or any Title IV Sarg School, or any Person that exercises Substantial Control over Sarg or any Title IV Sarg School, that, individually or in the aggregate, could reasonably be expected to (A) cause the DOE or any Educational Agency to not approve the transactions contemplated by this Agreement (either prior to the Closing or following the Closing) or (B) impose conditions on such approval that would, individually or in the aggregate, materially impair the ability of the Surviving Corporation to operate the Sarg Schools in substantially the manner in which they are currently operated.

          (g)   Neither Sarg nor any Title IV Sarg School has contracted with an institution or third-party servicer that has been terminated under Section 432 or 487 of the HEA for a reason involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

          (h)   Neither Sarg nor any Title IV Sarg School has contracted with or employed any Person that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of any Governmental Entity or Educational Agency, or administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

          (i)    Neither Sarg nor any Title IV Sarg School nor any principal (as such term is defined in 2 C.F.R. Parts 180 and 3485) or affiliate (as such term is defined in 2 C.F.R. Part 180) of any of the foregoing, is or has been debarred or suspended under 2 C.F.R. Part 180, 2 C.F.R. 3485, 48 C.F.R. Part 9, or 48 C.F.R. Part 3409, nor does cause exist for such debarment or suspension.

        3.19    Broker's Fees.     Except for the financial advisors' fees set forth in Section 3.19 of the Sarg Disclosure Schedule, neither Sarg nor any of its Subsidiaries nor any of their respective directors or officers on behalf of Sarg or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker's fees, commissions or finder's fees in connection with any of the Transactions.

        3.20    Opinion of Financial Advisor.     Perella Weinberg Partners LP, Sarg's financial advisor, has delivered to the Sarg Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to Sarg. A true and complete copy of the signed, written opinion of the Perella Weinberg Partners LP will promptly be made available to Cardinal following its delivery to Sarg for informational purposes only.

        3.21    Ownership of Cardinal Common Stock.     Neither Sarg nor Merger Sub, nor or any affiliate or associate of either of the foregoing, is, nor at any time during the last three (3) years has either Sarg or Merger Sub, or any affiliate or associate of either of the foregoing, been, an "interested shareholder" of Cardinal as defined in Section 302A.011, Subdivision 49, of the MBCA. Sarg and its Subsidiaries, affiliates and associates do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Cardinal Common Stock or other securities of Cardinal or any options, warrants or other rights to acquire Cardinal Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, Cardinal.

        3.22    Insurance.     All insurance policies (including policies providing casualty, liability, and workers compensation coverage, but excluding any Sarg Benefit Plans) to which Sarg or any of its Subsidiaries is currently a party are in full force and effect, and, to the Knowledge of Sarg, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would have not had and would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect, each of Sarg and its Subsidiaries is, and since January 1, 2015 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

        3.23    Merger Sub.     Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of 100 shares have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Sarg free and clear of any Liens.

        3.24    No Other Representations or Warranties.     Except for the representations and warranties expressly contained in this Article 3, neither Sarg nor any of its Subsidiaries or affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (a) Sarg or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Sarg or any of its Subsidiaries or (b) the accuracy or completeness of any documentation, forecasts or other information provided by Sarg, any Subsidiary or affiliate of Sarg or any Person acting on any of their behalf to Cardinal, any affiliate of Cardinal or any Person acting on any of their behalf.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CARDINAL

        Except (a) as set forth in the Cardinal Disclosure Schedule and (b) as otherwise disclosed or identified in the Cardinal SEC Documents publicly filed or furnished after January 1, 2017 and prior to the date hereof (other than (i) any forward-looking disclosures contained in the "Forward Looking Statements" and "Risk Factors" sections of the Cardinal SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature and (ii) information included in, or incorporated by reference as, exhibits and schedules to any Cardinal SEC Document), Cardinal hereby represents and warrants to Sarg as follows:

        4.1    Corporate Organization.     Cardinal is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Cardinal's Subsidiaries is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect. Each of Cardinal and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect. The copies of the articles of incorporation (the "Cardinal Charter") and bylaws (the "Cardinal Bylaws") of Cardinal, as most recently filed with the Cardinal SEC Documents are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Cardinal is not in material violation of any of the provisions of the Cardinal Charter or the Cardinal Bylaws.

        4.2    Cardinal Capitalization.

          (a)   The authorized capital stock of Cardinal consists of two hundred million (200,000,000) shares of Cardinal Common Stock and two hundred fifty thousand (250,000) shares of preferred stock, par value $1.00 per share ("Cardinal Preferred Stock"). As of the close of business on October 26, 2017, (i) 11,624,035 shares of Cardinal Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no shares of Cardinal Common Stock were held by its Subsidiaries, (iii) 473,603 shares of Cardinal Common Stock were issuable (and such number was reserved for issuance) upon exercise of Cardinal Stock Options granted under the Cardinal Stock Plans, with such Cardinal Stock Options having a weighted average exercise price of $57.99, (iv) 260,016 shares of Cardinal RSUs granted under the Cardinal Stock Plans and (v) no shares of Cardinal Preferred Stock were issued and outstanding. Except as set forth above, as of the close of business October 26, 2017 (x) Cardinal does not have any capital stock or other Equity Interests authorized, issued or outstanding and (y) except for Cardinal Stock Options and Cardinal RSUs to purchase not more than 733,619 shares of Cardinal Common Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Cardinal or any of its Subsidiaries is a party or by which Cardinal or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Cardinal or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for such capital stock or other Equity Interests, or obligating Cardinal or any of its Subsidiaries to issue, sell, repurchase, redeem or otherwise acquire any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable or exercisable for such capital stock of, or other Equity Interests in, Cardinal or any of its Subsidiaries. Since the close of business on October 26, 2017, Cardinal has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable or exercisable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in the second sentence of this Section 4.2(a) or as expressly permitted pursuant to Section 5.2(b). Cardinal has previously provided Sarg with a true and complete list, as of the date hereof, of the prices at which each outstanding Cardinal Stock Option and Cardinal RSU may be exercised under the applicable Cardinal Stock Plan, the number of Cardinal Stock Options and Cardinal RSUs outstanding at each such price, the number of shares underlying each award of Cardinal Stock Options and Cardinal RSUs, and the vesting schedule of the Cardinal Stock Options and Cardinal RSUs (including performance-vesting goals). None of the Cardinal Stock Options are "incentive stock options" within the meaning of Section 422 of the Code. All shares of Cardinal Common Stock subject to issuance under the applicable Cardinal Stock Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness of Cardinal having the right to vote on any matters on which shareholders of Cardinal may vote. Neither Cardinal nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Equity Interests of Cardinal or any of its Subsidiaries.

          (b)   Except with respect to Cardinal RSUs, there are no outstanding contractual obligations of Cardinal or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Cardinal Common Stock or any capital stock of, or other Equity Interests in, Cardinal or any of its Subsidiaries.

          (c)   Section 4.2(c) of the Cardinal Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Cardinal and the authorized, issued and outstanding Equity Interests and the jurisdiction of organization of each such Subsidiary. Except as set forth in Section 4.2(c) of the Cardinal Disclosure Schedule, none of Cardinal or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of Cardinal is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Cardinal or one or more of its wholly owned Subsidiaries free and clear of all Liens. There are no outstanding contractual obligations of Cardinal or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Cardinal or any other Person, other than guarantees by Cardinal of any indebtedness or other obligations of any wholly owned Subsidiary of Cardinal.

        4.3    Authority; Execution and Delivery; Enforceability.

          (a)   Cardinal has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Cardinal Shareholder Approval, to consummate the Transactions applicable to Cardinal. The execution and delivery by Cardinal of this Agreement, the performance and compliance by Cardinal with each of its obligations herein and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Cardinal, subject, in the case of the Merger, to receipt of the Cardinal Shareholder Approval, and no other corporate proceedings on the part of Cardinal and no other shareholder votes are necessary to authorize this Agreement or the consummation by Cardinal of the Transactions to which it is a party. Cardinal has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Sarg and Merger Sub of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors' rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

          (b)   The Board of Directors of Cardinal (the "Cardinal Board"), at a meeting duly called and held, unanimously adopted resolutions, which have not been amended or withdrawn, (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement, the Merger and the other Transactions are fair to, and in the best interests of, Cardinal and its shareholders, (iii) directing that this Agreement be submitted to the shareholders of Cardinal for adoption, (iv) recommending that its shareholders adopt this Agreement and (v) declaring that this Agreement is advisable (the "Cardinal Recommendation").

          (c)   Assuming the accuracy of the representations and warranties in Section 3.21, to the Knowledge of Cardinal, no Takeover Law applies to the Merger or the other Transactions. The only vote of holders of any class or series of Cardinal Common Stock or other Equity Interests of Cardinal necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the shares of Cardinal Common Stock outstanding and entitled to vote thereon at the Cardinal Shareholders Meeting (the "Cardinal Shareholder Approval"). No other vote of the holders of Cardinal Common Stock or any other Equity Interests of Cardinal is necessary to consummate the Transactions.

        4.4    No Conflicts.

          (a)   The execution and delivery of this Agreement by Cardinal does not and will not, and the performance of this Agreement by Cardinal and the consummation of the Transactions will not, (i) assuming the Cardinal Shareholder Approval is obtained, conflict with or violate any provision of the Cardinal Charter or the Cardinal Bylaws or any equivalent organizational documents of any Subsidiary of Cardinal, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained and all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to any of Cardinal or any of its Subsidiaries or by which any property or asset of Cardinal or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss or impairment of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Cardinal or any of its Subsidiaries pursuant to, any Contract or Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Cardinal Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by Cardinal does not and will not, and the consummation by Cardinal of the Transactions to which it is a party and compliance by Cardinal with any of the terms or provisions hereof or thereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) under the Exchange Act, Securities Act, any applicable blue sky Law and the rules and regulations of the NASDAQ (ii) under the HSR Act, (iii) the filing of the Articles of Merger as required by the MBCA or any other filings and approvals required by the MBCA, (iv) such filings as may be required in connection with any Taxes and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to have a Cardinal Material Adverse Effect.

          (c)   Except for the Educational Consents set forth in Section 4.4(c) of the Cardinal Disclosure Schedule, which schedule shall identify the Educational Consents to be obtained prior to Closing (the "Cardinal Pre-Closing Educational Consents") and the Educational Consents to be obtained following Closing, no material filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by Cardinal or any of its Subsidiaries or any Cardinal School with, nor are any required to be obtained by Cardinal or any of its Subsidiaries or any Cardinal School from, any Educational Agency, in connection with the execution, delivery and performance of this Agreement by Cardinal or any of its Subsidiaries or the consummation of the Merger or the other Transactions.

        4.5    SEC Documents; Financial Statements; Undisclosed Liabilities.

          (a)   Cardinal has timely filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Cardinal with the SEC under the Securities Act or the Exchange Act since January 1, 2015 (the "Cardinal SEC Documents"). None of the Subsidiaries of Cardinal is required to make or makes any filings with the SEC.

          (b)   As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Cardinal SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Cardinal SEC Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c)   The consolidated financial statements of Cardinal included in the Cardinal SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Cardinal's accountants with respect thereto (the "Cardinal SEC Financial Statements"), as of their respective dates of filing with the SEC, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Cardinal SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in shareholders' equity of Cardinal (on a consolidated basis) as of the respective dates of and for the periods referred to in the Cardinal SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Cardinal SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes. The books and records of Cardinal and its Subsidiaries are accurate and complete, in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the Cardinal SEC Financial Statements have been prepared, in all material respects, in accordance with such books and records. No financial statements of any Person other than Cardinal and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Cardinal. Except as required by GAAP, Cardinal has not, between June 30, 2017 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on June 30, 2017.

          (d)   Cardinal is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

          (e)   Cardinal has made available to Sarg true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2015 relating to the Cardinal SEC

  Documents and all written responses of Cardinal thereto other than with respect to requests for confidential treatment or which are otherwise publicly available on the SEC's EDGAR system. To the Knowledge of Cardinal, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Cardinal SEC Documents and none of the Cardinal SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations, to the Knowledge of Cardinal, pending or threatened, in each case regarding any accounting practices of Cardinal.

          (f)    Cardinal has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Cardinal's disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Cardinal in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Cardinal's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Cardinal's management has completed an assessment of the effectiveness of Cardinal's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Cardinal SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Cardinal's management's most recently completed evaluation of Cardinal's internal control over financial reporting prior to the date hereof, (i) Cardinal had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Cardinal's ability to record, process, summarize and report financial information and (ii) Cardinal does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Cardinal's internal control over financial reporting. Since January 1, 2015, none of Cardinal, Cardinal's auditors, the Cardinal Board or the audit committee of the Cardinal Board has received any written (or to the Knowledge of Cardinal, oral) complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Cardinal or its Subsidiaries, or their respective internal accounting controls or any other matter set forth in the immediately preceding sentence.

          (g)   Cardinal and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued or required to be reflected in Cardinal's financial statements in accordance with GAAP), except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Cardinal SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Cardinal SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the other Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Cardinal Material Adverse Effect.

        4.6    Absence of Certain Changes or Events.     Since December 31, 2016 and through the date of this Agreement, (a) Cardinal and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Cardinal Material Adverse Effect.

        4.7    Information Supplied.     None of the information supplied or to be supplied by Cardinal for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to holders of the shares of Cardinal Common Stock and at the time of the Cardinal Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Cardinal to such portions thereof that relate expressly to Sarg and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Sarg for inclusion or incorporation by reference therein). The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

        4.8    Legal Proceedings.     There are no Proceedings pending, or to the Knowledge of Cardinal, threatened against Cardinal or any of its Subsidiaries or any of their respective assets, rights or properties or any of the directors or officers of Cardinal, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Cardinal Material Adverse Effect. Neither Cardinal nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Cardinal Material Adverse Effect. This section does not cover the matters subject to Section 4.18, which are solely the subject of that section.

        4.9    Compliance with Laws.

          (a)   (i) Cardinal and its Subsidiaries are in compliance, and during the past five (5) years have been in compliance, with all Laws and Orders applicable to Cardinal or any of its Subsidiaries or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on Cardinal or its Subsidiaries), and (ii) neither Cardinal nor any of its Subsidiaries has received any written communication during the past five (5) years from a Governmental Entity that alleges that Cardinal or any of its Subsidiaries is not in compliance with any such Law or Order, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Cardinal Material Adverse Effect.

          (b)   Cardinal and each of its Subsidiaries (i) are in compliance, and during the past five (5) years have been in compliance, in all material respects with the FCPA and any other applicable United States and foreign Anti-corruption Laws; (ii) during the past five (5) years have not been investigated, to the Knowledge of Cardinal, by any Governmental Entity with respect to, or been given notice by a Governmental Entity or any other Person of, any actual or alleged violation by Cardinal or any of its Subsidiaries of the FCPA or any other United States or foreign Laws concerning corrupting payments; and (iii) during the past five (5) years have had an FCPA and anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Cardinal and its Subsidiaries with the FCPA and any other applicable United States or foreign Laws concerning corrupting payments.

          (c)   To the Knowledge of Cardinal, none of Cardinal or its Subsidiaries has directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government

  Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person or entity, in any way, in each case, in violation of the FCPA or any other United States or foreign Laws concerning corrupting payments.

          (d)   To the Knowledge of Cardinal, during the past five (5) years, Cardinal and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects. There have been no false or fictitious entries made in the books and records of Cardinal or its Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and Cardinal and its Subsidiaries have not established or maintained a secret or unrecorded fund.

          (e)   To the Knowledge of Cardinal, during the past five (5) years, none of Cardinal or its Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is organized or domiciled in or that is a citizen of Cuba, Iran, North Korea, Sudan, or Syria (including any Governmental Entity within such country) or (ii) that is the target of any international economic or trade sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty's Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC), in the case of each of clauses (i) and (ii) in violation of applicable U.S. and non-U.S. Laws relating to economic or trade sanctions.

        4.10    Permits.     Cardinal and each of its Subsidiaries have all Permits necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Cardinal Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect, (i) the operation of the business of Cardinal and its Subsidiaries as currently conducted is not, and has not been since January 1, 2015, in violation of, nor is Cardinal or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on Cardinal or its Subsidiaries), and (ii) to the Knowledge of Cardinal, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit. There are no actions pending or, to the Knowledge of Cardinal, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Cardinal Material Adverse Effect. Since January 1, 2015, neither Cardinal nor its Subsidiaries have received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the Knowledge of Cardinal, has any charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, a Cardinal Material Adverse Effect.

        4.11    Employee Benefit Plans.

          (a)   Section 4.11(a) of the Cardinal Disclosure Schedule sets forth a true and complete list of each material "employee benefit plan" as defined in Section 3(3) of ERISA and any other material plan, policy, program, Contract, or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of Cardinal or any of its Subsidiaries), maintained, sponsored or contributed to by Cardinal or any of its Subsidiaries, or under which Cardinal or any of its Subsidiaries has any obligation or liability, whether actual or contingent, including, each employment, incentive, bonus, deferred compensation, profit-sharing, pension, retirement, vacation, holiday, sick pay, cafeteria, material fringe benefit, medical, disability, retention, severance, termination, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit or other equity-based compensation plans, policies, programs, practices or arrangements (each a "Cardinal Benefit Plan"). Neither Cardinal, nor to the Knowledge of Cardinal, any other Person, has any express or implied commitment, whether legally enforceable or not, to (i) modify, change or terminate any Cardinal Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or the terms of such Cardinal Benefit Plan or (ii) adopt any new Cardinal Benefit Plan.

          (b)   With respect to each Cardinal Benefit Plan, Cardinal has made available to Sarg a current copy (or, to the extent no such copy exists, a description) thereof and, to the extent applicable: (i) any amendments and any related trust agreement; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description and summary of material modifications, (iv) for the most recent plan year (A) the Form 5500 and attached schedules and (B) audited financial statements and (v) any material written communications to or from any Governmental Entity, or any material notices to or from any Governmental Entity, addressing any matter involving actual or potential material liability relating to a Cardinal Benefit Plan.

          (c)   Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect, each Cardinal Benefit Plan has been established, funded and administered in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Cardinal Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Cardinal SEC Documents prior to the date of this Agreement. With respect to the Cardinal Benefit Plans, no event has occurred and, to the Knowledge of Cardinal, there exists no condition or set of circumstances which would reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect.

          (d)   Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect or otherwise result in any criminal or quasi-criminal Proceedings: (i) each Cardinal Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter or opinion letter from the IRS as to its qualified status, and each trust established in connection with any Cardinal Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Cardinal's Knowledge no fact or event has occurred that could adversely affect the qualified status of any such Cardinal Benefit Plan or the exempt status of any such trust, (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) other than a transaction that is exempt under a statutory or administrative exemption with respect to any Cardinal Benefit Plan, and (iii) no Proceeding has been brought, or to the Knowledge of Cardinal is threatened, against or with respect to any Cardinal Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than for routine benefits claims).

          (e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Cardinal Material Adverse Effect, all contributions or other amounts payable by Cardinal or its Subsidiaries pursuant to each Cardinal Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards.

          (f)    No Cardinal Benefit Plan, and none of Cardinal, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to, has at any time maintained or contributed to or has any liability or obligation, whether fixed or contingent, with respect to (i) a Multiemployer Plan, (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a "multiple employer plan" (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No material liability under Title IV of ERISA has been incurred by Cardinal, any Subsidiary or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to Cardinal, any Subsidiary or any of their respective ERISA Affiliates of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of Cardinal or any of its Subsidiaries has incurred any material withdrawal liability under Section 4201 of ERISA.

          (g)   No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of Cardinal or any of its Subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Cardinal Benefit Plan could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

          (h)   Except as required by Law, no Cardinal Benefit Plan provides post-employment, medical, disability or life insurance benefits to any former director, employee or their respective dependents.

          (i)    Neither the execution and delivery of this Agreement nor the consummation of the Transaction (either alone or in combination with any other event, including a termination of employment following the Effective Time) will (i) entitle any current or former employee, consultant, director or other service provider to a bonus, severance or change in control payment; (ii) entitle any current or former employee, consultant, director or other service provider of Cardinal or any of its Subsidiaries to any payment; (iii) increase the amount of compensation or benefits due to any such employee, consultant, director or other service provider or any such group of employees, consultants, directors or other service providers; or (iv) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

          (j)    Except as would not, individually or in the aggregate, reasonably be expected to have a Cardinal Material Adverse Effect, each Cardinal Benefit Plan has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder or an available exemption therefrom. There is no agreement, plan, Contract or other arrangement to which Cardinal is a party or by which it is otherwise bound to compensate any Person for excise or additional Taxes pursuant to Section 409A or Section 4999 of the Code.

          (k)   No Cardinal Benefit Plan is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any former director, employee or their respective dependents, who resides outside of the United States.

        4.12    Employee and Labor Matters.

          (a)   Neither Cardinal nor any of its Subsidiaries is or has since January 1, 2015 been a party to or bound by any collective bargaining agreement, agreement with any works council, or labor contract, no labor union, labor organization, works council, or group of employees of Cardinal or any of its Subsidiaries has since January 1, 2015 made a demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Cardinal, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither Cardinal nor any Subsidiary has since January 1, 2015 engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for Cardinal or any of its Subsidiaries (the "Cardinal Business Personnel"), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of Cardinal, threatened against Cardinal or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to the Cardinal Business Personnel which would reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect. There is no and there has since January 1, 2015 been no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of Cardinal, threatened against or affecting Cardinal or any Subsidiary.

          (b)   Cardinal and its Subsidiaries are and have been in compliance with all collective bargaining agreements or labor Contracts to or by which Cardinal or any of its Subsidiaries is a party or bound and with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, civil rights, veterans' rights, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), affirmative action, workers' compensation, labor relations, social welfare obligations, proper classification of employees as exempt and non-exempt and as employees and independent contractors, unemployment insurance and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for noncompliance as individually or in the aggregate, has not had and would not reasonably be expected to have, a Cardinal Material Adverse Effect.

          (c)   To the Knowledge of Cardinal, no Cardinal Business Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such individual to be employed by or provide services for Cardinal or its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Cardinal Material Adverse Effect.

        4.13    Environmental Matters.     Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Cardinal Material Adverse Effect:

          (a)   Cardinal and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to noncompliance with, applicable Environmental Laws, (ii) has and holds, or has applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and all such Environmental Permits are in good standing, and (iii) is in compliance with their respective Environmental Permits.

          (b)   There are not now and have not been any Hazardous Materials used, generated, treated, stored, transported or Released at, on or under any Cardinal Leased Real Property except in compliance with applicable Environmental Laws.

          (c)   There are no Environmental Claims pending, nor to the Knowledge of Cardinal, threatened against Cardinal or any of its Subsidiaries, and none of Cardinal or any of its Subsidiaries has received any notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials.

          (d)   None of Cardinal or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative Order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending, or to the Knowledge of Cardinal threatened, with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

        4.14    Real Property.

          (a)   Neither Cardinal nor any of its Subsidiaries owns or has formerly owned any real property.

          (b)   Section 4.14(b) of the Cardinal Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by Cardinal or any of its Subsidiaries (collectively, the "Cardinal Leased Real Property") and (ii) the address for each parcel of Cardinal Leased Real Property. Cardinal or its Subsidiaries, as the case may be, has a valid and subsisting leasehold or subleasehold interest in the Cardinal Leased Real Property free and clear of all Liens, except for Permitted Liens.

          (c)   The Cardinal Leased Real Property constitutes all real property necessary for the conduct of the business of Cardinal and its Subsidiaries, taken as a whole, as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect, (i) each parcel of Cardinal Leased Real Property is in compliance with all existing Laws applicable to such Cardinal Leased Real Property, and (ii) neither Cardinal nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to Cardinal's Knowledge there are no such Proceedings threatened, affecting any portion of the Cardinal Leased Real Property and neither Cardinal nor any of its Subsidiaries has received written notice of the existence of any outstanding Order or of any pending Proceeding and to the Knowledge of Cardinal, there is no such Order, or Proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Cardinal Leased Real Property. Neither Cardinal nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Cardinal Leased Real Property or any portion thereof. Neither Cardinal nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the Cardinal Leased Real Property or portion thereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect, each Cardinal Leased Real Property and all buildings, structures, improvements and fixtures located on, under, over or within the Cardinal Leased Real Property are in a state of good operating condition and are sufficient for the continued conduct of business in the ordinary course, subject to reasonable wear and tear.

        4.15    Tax Matters.     (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Cardinal Material Adverse Effect:

            (i)  all Tax Returns that are required to be filed by or with respect to Cardinal or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

           (ii)  Cardinal and its Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of Cardinal and its Subsidiaries;

          (iii)  there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of Cardinal or any of its Subsidiaries;

          (iv)  neither Cardinal nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

           (v)  neither Cardinal nor any of its Subsidiaries has (a) constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) (i) in the two years prior to the date of this Agreement or, (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement, or (b) ever been a "United States real property holding corporation" within the meaning of Section 897 of the Code;

          (vi)  none of Cardinal or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for Taxes of any Person (other than Cardinal or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

         (vii)  there are no Liens for Taxes upon any property or assets of Cardinal or any of its Subsidiaries, except for Permitted Liens; and

        (viii)  neither Cardinal nor any of its Subsidiaries has entered into any "listed transaction" within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

          (b)   Neither Cardinal nor any of its Subsidiaries has knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        4.16    Material Contracts.

          (a)   All Contracts required to be filed as exhibits to the Cardinal SEC Documents have been so filed in a timely manner. Section 4.16(a) of the Cardinal Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Cardinal Benefit Plans, to which Cardinal or any of its Subsidiaries is a party or by which Cardinal or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

              (i)  any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

             (ii)  any Contract that materially limits the ability of Cardinal or any of its affiliates to compete or provide services in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, agency or distribution agreements), or that provides for exclusivity in connection with any of the foregoing;

            (iii)  any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

            (iv)  any Contract or series of related Contracts relating to indebtedness for borrowed money (A) in excess of $1,000,000 or (B) that becomes due and payable as a result of the Transactions;

             (v)  any license (including sublicense), option, development or collaboration agreement or other Contract relating to Cardinal Material Intellectual Property (excluding (A) license agreements for "shrink-wrap," "click-wrap" or other commercially available off-the-shelf software that is not the subject of a negotiated agreement, and for which any one-time amounts and the aggregate annual amounts paid or payable to or by Cardinal or any of its Subsidiaries related to such agreement are less than $1,000,000, (B) excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property and in the ordinary course of business, and (C) non-exclusive licenses granted to customers in the ordinary course of business);

            (vi)  any Contract reasonably expected to result in payments in excess of $1,000,000 in any twelve (12) month period after the Closing Date that provides for any material "most favored nation" provision or equivalent preferential pricing terms or similar obligations to which Cardinal or any of its Subsidiaries is subject;

           (vii)  any Contract with any of Cardinal's suppliers involving a dollar volume of purchases by Cardinal in excess of $1,000,000 during the twelve (12) months ended June 30, 2017 (including purchasing agreements and group purchasing agreements);

          (viii)  any Contract with any of Cardinal's customers involving a dollar volume of spending by the customer in excess of $1,000,000 during the twelve (12) months ended June 30, 2017;

            (ix)  any purchase, sale or supply contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements reasonably expected to result in payments in excess of $1,000,000 in any twelve (12) month period after the Closing Date;

             (x)  any material lease, sublease, occupancy agreement or other Contract with respect to the Cardinal Leased Real Property reasonably expected to result in payments in excess of $2,000,000 in any twelve (12) month period after the Closing Date;

            (xi)  any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Cardinal or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (in any case, in excess of $1,000,000);

           (xii)  any acquisition or divestiture agreement (A) entered into in the past five years with a purchase price in excess of $1,000,000 or (B) that contains "earn-out" provisions or other contingent payment obligations that could reasonably be expected to exceed $1,000,000 (including indemnification obligations) that have not been satisfied in full;

          (xiii)  any agreement that by its terms limits the payment of dividends or other distributions by Cardinal or any of its Subsidiaries;

          (xiv)  any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by Cardinal or any of its Subsidiaries with any other Person involving a potential combined commitment or payment by Cardinal and any of its Subsidiaries in excess of $1,000,000 annually;

           (xv)  any Contract with any Governmental Entity or Educational Agency reasonably expected to result in payments in excess of $1,000,000 in any twelve (12) month period after the Closing Date;

          (xvi)  any other agreement which would prohibit or delay beyond the Outside Date the consummation of Merger or any other Transaction contemplated by this Agreement;

         (xvii)  any Contract with a labor union, works council or labor organization; or

        (xviii)  any Contract that is (a) for the employment or engagement of any person on a full-time or part-time basis, including directors, employees and independent contractors and employees at annual compensation in excess of $750,000.

          (b)   Cardinal has heretofore made available to Sarg true, correct and complete copies of the Contracts set forth in Section 4.16(a).

          (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 4.16(a) of the Cardinal Disclosure Schedule or filed or required to be filed as exhibits to the Cardinal SEC Documents (the "Cardinal Material Contracts") are valid, binding and in full force and effect and are enforceable by Cardinal or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors' rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) Cardinal, or its applicable Subsidiary, has performed all obligations required to be performed by it under the Cardinal Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of Cardinal, no other party to any Cardinal Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2017, neither Cardinal nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Cardinal Material Contract, and (iv) neither Cardinal nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Cardinal Material Contract.

        4.17    Intellectual Property.

          (a)   Section 4.17(a) of the Cardinal Disclosure Schedule sets forth a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) material internet domain name registrations, in each case that are owned by Cardinal or any of its Subsidiaries (collectively, the "Cardinal Registered Intellectual Property"). With respect to each item required to be listed in Section 4.17(a) of the Cardinal Disclosure Schedule, (A) either Cardinal or one of its Subsidiaries is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (B) to the Knowledge of Cardinal, no Proceeding is pending or threatened that challenges the legality, validity, enforceability, registration, use or ownership of the item (except for office actions by the applicable Governmental Entities in the normal course of prosecution efforts in connection with applications for the registration or issuance of Intellectual Property). Each item of Cardinal Registered Intellectual Property that is shown as registered, filed, issued, or applied for in Section 4.17(a) of the Cardinal Disclosure Schedule has been duly registered in, filed in or issued by the official governmental registers and/or issuers (or officially recognized registers or issuers) for such Intellectual Property and each such registration, filing, issuance and/or application (x) has not been abandoned or cancelled, (y) has been maintained effective by all requisite filings, renewals and payments, and (z) remains in full force and effect, and each item of Cardinal Registered Intellectual Property that is shown as registered or issued is, to the Knowledge of Cardinal, valid and enforceable.

          (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect, each of Cardinal and its Subsidiaries owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license) all Intellectual Property that is necessary for or used or held for use in the conduct of the business of Cardinal and its Subsidiaries in substantially the same manner as presently conducted and currently proposed to be conducted. Neither the execution and delivery of this Agreement by Cardinal, nor the performance of this Agreement by Cardinal, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Cardinal or any of its Subsidiaries in any Cardinal Material Intellectual Property. No Cardinal Material Intellectual Property owned by Cardinal or any of its Subsidiaries is subject to any outstanding consent, settlement, or Order prohibiting or restricting Cardinal's or any of its Subsidiaries' use, ownership, disposition or other exploitation thereof.

          (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect, neither Cardinal nor any of its Subsidiaries nor the conduct of their businesses is, or was during the past three (3) years, infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person. Neither Cardinal nor any of its Subsidiaries has received any charge, complaint, claim, demand, or notice in writing since January 1, 2013 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that Cardinal or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person), in each case that would be material and adverse to Cardinal and its Subsidiaries, taken as a whole. To the Knowledge of Cardinal, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by Cardinal or any of its Subsidiaries. Neither Cardinal nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since January 1, 2013 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation with respect to any Cardinal Material Intellectual Property.

          (d)   Cardinal and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Intellectual Property that is material to their business ("Cardinal Material Intellectual Property"). All Cardinal Material Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. To the Knowledge of Cardinal, there has been no unauthorized use or disclosure of any confidential Cardinal Material Intellectual Property. To the Knowledge of Cardinal, all former and current officers, directors, employees, consultants, advisors, and independent contractors of Cardinal and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of Cardinal Material Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with Cardinal or one of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in Cardinal or one of its Subsidiaries, without any restrictions or obligations on Cardinal or its Subsidiaries' use, ownership, disposition or other exploitation of such Cardinal Material Intellectual Property. No such Person has asserted, and to the Knowledge of Cardinal, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any such Cardinal Material Intellectual Property.

          (e)   The IT Assets of Cardinal and its Subsidiaries (i) are sufficient for the needs of their businesses in all material respects (including with respect to the number of license seats) and (ii) operate in all material respects in accordance with their documentation and functional specifications and as required by Cardinal and its Subsidiaries and have not, in the last three (3) years, materially malfunctioned or failed such that it resulted in a disruption to the conduct of the business. Cardinal and its Subsidiaries have implemented commercially reasonable measures, to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption. Cardinal and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to their IT Assets. To the Knowledge of Cardinal, there have not been any incidents of security breaches to, or other material unauthorized access to or use of, (i) any of its IT Assets (including with respect to any data or other information stored or contained therein or accessed, transmitted or processed thereby), or (ii) any data, trade secrets or other confidential information of Cardinal or any of its Subsidiaries, including any business information and/or personally-identifying information or data of any Person.

          (f)    No software included in the Cardinal Material Intellectual Property, which is distributed to any third party by or on behalf of Cardinal or its Subsidiaries (other than software identified as belonging to a third party and subject to a third party paid or public license), or for which Cardinal or its Subsidiaries have current plans to distribute to any third party, incorporates or is comprised of or distributed with any publicly available software, or is otherwise subject to the provisions of any "open source" or third party license agreement that (i) requires the distribution of source code in connection with the distribution of such software in object code form; (ii) materially limits Cardinal's or any of its Subsidiaries' freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of law. With respect to each item of software included in the Cardinal Material Intellectual Property, either Cardinal or one of its Subsidiaries is (or will be at Closing) in actual possession and control of the applicable source code, object code, code writes, notes, documentation, programmers' source code annotations, user manuals and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such software, subject to any licenses granted to third parties therein.

        4.18    Educational Regulatory Matters.

          (a)   Set forth in Section 4.18(a) of the Cardinal Disclosure Schedule is a list of each Educational Approval issued to or held by a Cardinal School that is in effect as of the date of this Agreement.

          (b)   Since the Compliance Date:

              (i)  Each Title IV Cardinal School has, in all material respects, maintained Educational Approvals from Educational Agencies necessary to the conduct of its business and operations as conducted during the applicable time, including offering all of its educational programs and operating all of its campus locations and since the Compliance Date Cardinal has complied in all material respects with all Laws, DOE regulations and Educational Agency requirements applicable to its closed locations except as set forth in Section 4.18(b)(i) of the Cardinal Disclosure Schedule. Each Cardinal School that is not a Title IV Cardinal School has maintained Educational Approvals from Educational Agencies necessary to the conduct of its business and operations as conducted during the applicable time, including offering all of its educational programs and operating all of its campus locations, except to the extent that failure to maintain such approvals would not have a Cardinal Material Adverse Effect.

             (ii)  Each Title IV Cardinal School is a party to, and is in compliance in all material respects with, a valid and effective PPA with the DOE.

            (iii)  Each Cardinal School has maintained all Educational Approvals necessary for the conduct of its distance education programs, except to the extent that failure to maintain such approvals would not have a Cardinal Material Adverse Effect.

            (iv)  Each Title IV Cardinal School has complied with all requirements of 34 C.F.R. § 600.9 with regard to its physical locations, except to the extent that failure to comply would not have a Cardinal Material Adverse Effect.

             (v)  Except as set forth in Section 4.18(b)(v) of the Cardinal Disclosure Schedule, Cardinal has been conducting the operations of Cardinal and the Cardinal Schools in compliance with all applicable Laws, except to the extent that failure to comply would not have a Cardinal Material Adverse Effect.

            (vi)  Each Title IV Cardinal School has complied, in all material respects, with the definition of, a "proprietary institution of higher education" as defined in 34 C.F.R. § 600.5.

           (vii)  Except as set forth in Section 4.18(b)(vii) of the Cardinal Disclosure Schedule, neither Cardinal nor any Subsidiary nor any Cardinal School has received notice that any of its material Educational Approvals will not be renewed.

          (viii)  Except as set forth in Section 4.18(b)(viii) of the Cardinal Disclosure Schedule, there are no proceedings pending to revoke, withdraw, suspend, limit, condition, restrict, place on reporting or place on probation any material Educational Approval, or to require any Cardinal School to show cause why any material Educational Approval should not be revoked.

            (ix)  No Title IV Cardinal School received greater than ninety percent (90%) of its revenues from the Title IV Programs, as such percentage is required to be calculated in material compliance with 34 C.F.R. §§ 668.14 and 668.28.

             (x)  Each educational program offered by a Title IV Cardinal School as a Title IV-eligible program has been an eligible program in compliance in all material respects with the requirements of 34 C.F.R. § 668.8.

            (xi)  Cardinal and each Cardinal School has been in compliance with all applicable Laws pertaining to each Cardinal School's participation in any Student Financial Assistance program, except to the extent that failure to comply would not have a Cardinal Material Adverse Effect.

           (xii)  Cardinal and each Title IV Cardinal School has complied in all material respects with the requirements set forth at 20 U.S.C. § 1094(a)(20) and 34 C.F.R. § 668.14(b)(22).

          (xiii)  Each Cardinal School has calculated and paid refunds and calculated dates of withdrawal and leaves of absence in compliance with all applicable Laws, except to the extent that failure to comply would not have a Cardinal Material Adverse Effect.

          (xiv)  Cardinal and each Title IV Cardinal School has had a financial responsibility "composite score" of at least 1.5, as calculated in accordance with the DOE's formula at 34 C.F.R. § 668.172, except to the extent that failure to comply would not have a Cardinal Material Adverse Effect.

           (xv)  DOE has not required or requested that any Title IV Cardinal School post a letter of credit or bond or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, or required or requested that any Title IV Cardinal School process its Title IV Program funding under the reimbursement or heightened cash monitoring-level 2 procedures set forth at 34 C.F.R. § 668.162(c) or (d)(2).

          (xvi)  Except as set forth in Section 4.18(b)(xvi) of the Cardinal Disclosure Schedule, each Title IV Cardinal School has complied with the disclosure, reporting and certification requirements related to gainful employment, as set forth at 34 C.F.R. § 668.6 or 34 C.F.R. Part 668 Subpart Q, as applicable for the relevant periods, except to the extent that failure to comply would not have a Cardinal Material Adverse Effect. Except as set forth in Section 4.18(b)(xvi) of the Cardinal Disclosure Schedule, no Title IV Cardinal School offers any educational program that has gainful employment rates that are failing or are in the zone based on the gainful employment rates issued in January 2017.

         (xvii)  Except as set forth in Section 4.18(b)(xvii) of the Cardinal Disclosure Schedule, Cardinal and each Cardinal School has complied with any Law regarding misrepresentations (including regarding the employability of graduates and the ability to obtain professional licensure), including 34 C.F.R. Part 668 Subpart F.

        (xviii)  The Title IV Cardinal Schools have been in compliance with the requirements of the Family Educational Rights and Privacy Act, except to the extent that failure to comply would not have a Cardinal Material Adverse Effect.

          (xix)  Except as set forth on Section 4.18(b)(xix) of the Cardinal Disclosure Schedule, each Cardinal School has complied with the requirements necessary to participate in the veterans' educational benefits regulated by the U.S. Department of Veterans' Affairs and the Tuition Assistance Program regulated by the U.S. Department of Defense, except to the extent that failure to comply would not have a Cardinal Material Adverse Effect.

           (xx)  Neither Cardinal, its Subsidiaries nor any Cardinal School has received any written communication from an Educational Agency that alleges that Cardinal, its Subsidiaries or any Cardinal School is not in material compliance with any Laws or Orders applicable to Cardinal, its Subsidiaries or any Cardinal School.

          (c)   Neither Cardinal, any Title IV Cardinal School, any Person that exercises Substantial Control over any of the foregoing, nor any member of such Person's family (as the term "family" is defined in 34 C.F.R. §600.21(f)), alone or together, (1) exercises or exercised Substantial Control over an institution or over a third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement, or (2) owes a liability for a Title IV Program violation. At no time has Cardinal, any Title IV Cardinal School or any Affiliate of any of the foregoing that has the power, by contract or ownership interest, to direct or cause the direction of the management or policies of such Title IV Cardinal School, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

          (d)   Neither Cardinal, nor any Title IV Cardinal School, nor any chief executive officer thereof, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs.

          (e)   To the Knowledge of Cardinal, neither Cardinal nor any Title IV Cardinal School currently employs, or since the Compliance Date has employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other material violation of Law involving funds of a Governmental Entity or Educational Agency.

          (f)    To the Knowledge of Cardinal, there are no facts or circumstances regarding Cardinal or any Title IV Cardinal School, or any Person that exercises Substantial Control over Cardinal or any Title IV Cardinal School, that, individually or in the aggregate, could reasonably be expected to (A) cause the DOE or any Educational Agency to not approve the transactions contemplated by this Agreement (either prior to the Closing or following the Closing) or (B) impose conditions on such approval that would, individually or in the aggregate, materially impair the ability of the Surviving Corporation to operate the Cardinal Schools in substantially the manner in which they are currently operated.

          (g)   Neither Cardinal nor any Title IV Cardinal School has contracted with an institution or third-party servicer that has been terminated under Section 432 or 487 of the HEA for a reason involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

          (h)   Neither Cardinal nor any Title IV Cardinal School has contracted with or employed any Person that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of any Governmental Entity or Educational Agency, or administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

          (i)    Neither Cardinal nor any Title IV Cardinal School nor any principal (as such term is defined in 2 C.F.R. Parts 180 and 3485) or affiliate (as such term is defined in 2 C.F.R. Part 180) of any of the foregoing, is or has been debarred or suspended under 2 C.F.R. Part 180, 2 C.F.R. 3485, 48 C.F.R. Part 9, or 48 C.F.R. Part 3409, nor does cause exist for such debarment or suspension.

        4.19    Broker's Fees.     Except for the financial advisors' fees set forth in Section 4.19 of the Cardinal Disclosure Schedule, neither Cardinal nor any of its Subsidiaries nor any of their respective directors or officers on behalf of Cardinal or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker's fees, commissions or finder's fees in connection with any of the Transactions.

        4.20    Opinion of Financial Advisor.     Morgan Stanley, Cardinal's financial advisor, has delivered to the Cardinal Board its opinion in writing to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of shares of Cardinal Common Stock (other than shares held in treasury or held by Sarg, Cardinal or Merger Sub or any of their respective wholly owned subsidiaries). A copy of the signed, written opinion of Morgan Stanley will promptly be made available to Sarg following its delivery to Cardinal solely for informational purposes. Cardinal has made available to Sarg copies of the engagement letter and all other Contracts between Cardinal or any of its Subsidiaries and Morgan Stanley relating to the Merger or any of the other Transactions contemplated hereby, which letter and Contracts describe all fees payable to Morgan Stanley in connection with the Transactions contemplated by this Agreement, all Contracts under which any such fees or any expenses are payable and all indemnification arrangements with Morgan Stanley.

        4.21    Ownership of Sarg Common Stock.     Neither Cardinal, nor or any its affiliates or associates, is, nor at any time during the last three (3) years has Cardinal or any of its affiliates or associates, been, an "interested stockholder" of Sarg as defined in Section 3-601 of the MGCL. Cardinal and its Subsidiaries, affiliates and associates do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Sarg Common Stock or other securities of Sarg or any options, warrants or other rights to acquire Sarg Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, Sarg.

        4.22    Insurance.     All insurance policies (including policies providing casualty, liability, and workers compensation coverage, but excluding any Cardinal Benefit Plans) to which Cardinal or any of its Subsidiaries is currently a party are in full force and effect, and, to the Knowledge of Cardinal, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would have not had and would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect, each of Cardinal and its Subsidiaries is, and since January 1, 2015 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

        4.23    No Other Representations or Warranties.     Except for the representations and warranties expressly contained in this Article 4, neither Cardinal nor any of its Subsidiaries or affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (a) Cardinal or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Cardinal or any of its Subsidiaries or (b) the accuracy or completeness of any documentation, forecasts or other information provided by Cardinal, any Subsidiary or affiliate of Cardinal or any Person acting on any of their behalf to Sarg, Merger Sub, any affiliate of Sarg or any Person acting on any of their behalf.

ARTICLE 5
COVENANTS

        5.1    Conduct of Business by Sarg Pending the Effective Time.     Sarg agrees that, between the date of this Agreement and the Effective Time, except as may be required by applicable Law, stock exchange requirement or any Educational Agency, and except as set forth in Section 5.1 of the Sarg Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, unless Cardinal shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), Sarg will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) use its reasonable best efforts to keep available the services of the current officers, employees and consultants of Sarg and each of its Subsidiaries and to preserve the goodwill and current relationships of Sarg and each of its Subsidiaries with students, customers, suppliers and other Persons with which Sarg or any of its Subsidiaries has material business relations, and (iii) use its reasonable best efforts to preserve intact its business organization (including its material assets and properties) and comply with all applicable Laws. Without limiting the foregoing, and as an extension thereof, except as may be required by applicable Law, stock exchange requirement or any Educational Agency, set forth in Section 5.1 of the Sarg Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, Sarg shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions without the prior written consent of Cardinal (such consent not to be unreasonably withheld, conditioned or delayed):

          (a)   amend or otherwise change, or authorize or propose to amend or otherwise change its charter or bylaws or equivalent organizational documents;

          (b)   issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, Sarg or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights, agreements, arrangements or commitments of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), of Sarg or any of its Subsidiaries, other than (i) the issuance of Sarg Common Stock upon the exercise of Sarg Stock Options or the vesting of Sarg Restricted Stock Awards, Sarg Performance Restricted Stock Awards, Sarg RSUs or Sarg Performance Units outstanding as of the date hereof in accordance with their terms as of the date hereof and (ii) the issuance of any Sarg Restricted Stock Awards, Sarg Performance Restricted Stock Awards, Sarg RSUs or Sarg Performance Units, not to exceed aggregate dollar amounts and individual allocations consistent with past practice;

          (c)   sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any property or assets of Sarg or any of its Subsidiaries with value in excess of $1,000,000 annually, except pursuant to existing Contracts or the sale or purchase of goods in the ordinary course of business consistent with past practice;

          (d)   sell, assign, pledge or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse or otherwise dispose of any Sarg Material Intellectual Property, except pursuant to the terms of existing Contracts or the non-exclusive licensing of any such Intellectual Property in the ordinary course of business consistent with past practice;

          (e)   (i) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly owned Subsidiary of Sarg to Sarg or another wholly owned Subsidiary of Sarg) or (ii) enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;

          (f)    reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

          (g)   merge or consolidate Sarg or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Sarg or any of its Subsidiaries, other than internal reorganizations in the ordinary course of business that would not be material and adverse to Sarg and its Subsidiaries, taken as a whole, or to the consummation of the Transactions in accordance with the terms of this Agreement;

          (h)   acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any assets thereof, in each case, with value in excess of $2,500,000 or in a transaction that would reasonably be expected to materially delay, impede or prevent the consummation of the Transactions contemplated by this Agreement in accordance with the terms of this Agreement;

          (i)    repurchase, repay, refinance or incur any indebtedness for borrowed money, except as required by the terms of any such indebtedness as of the date hereof, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly owned Subsidiary of Sarg) for borrowed money, except for borrowings under Sarg's existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

          (j)    make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Subsidiary of Sarg) in excess of $2,500,000 in the aggregate, other than ordinary course advances to employees for reasonable and documented business expenses in accordance with Sarg policies;

          (k)   terminate, cancel, renew, or request or agree to any material change in or waiver under any Sarg Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Sarg Material Contract, or waive, release, assign or otherwise forego any material right or claim of Sarg or any of its Subsidiaries under any Sarg Material Contract, in each case, other than in the ordinary course of business consistent with past practice;

          (l)    make or authorize any capital expenditure in excess of Sarg's capital expenditure budget as disclosed to Cardinal prior to the date hereof, other than capital expenditures that are not, when added to all other capital expenditures made on behalf of all of Sarg and its Subsidiaries since the date of this Agreement but not provided for in Sarg's capital expenditure budget as disclosed to Cardinal prior to the date hereof, in excess of $2,500,000;

          (m)  except in the ordinary course of business consistent with past practice or to the extent required by (i) applicable Law, or (ii) the existing terms of any Sarg Benefit Plan disclosed in Section 3.11(a) of the Sarg Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers, individual independent contractors or employees; (B) grant any rights to severance or termination pay or bonus payments to, or enter into any employment or severance agreement with, any director, officer or employee of Sarg or its Subsidiaries; (C) establish, adopt, enter into or amend any (i) collective bargaining agreement or other Contract with any labor union or labor organization, or (ii) Sarg Benefit Plan or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by the terms of a collective bargaining agreement in existence on the date of this Agreement; (D) take any action to amend or waive any performance or vesting criteria under any Sarg Benefit Plan; (E) hire any employee with an annual base salary that exceeds $250,000 or hire any officer; or (F) engage in any actions that could implicate the WARN Act; provided, however, that, in each case, the grant of Sarg equity awards must be granted in accordance with Section 5.1(b)(ii) and provided further that the grant of cash bonuses shall not exceed per calendar year starting on January 1, 2018, aggregate dollar amounts and individual allocations consistent with past practice;

          (n)   forgive any loans to directors, officers or employees of Sarg or its Subsidiaries;

          (o)   waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) with value in excess of $1,000,000, except in the ordinary course of business consistent with past practice and in accordance with their terms;

          (p)   make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP (or definitive or binding interpretations thereof) or by a Governmental Entity or Educational Agency;

          (q)   waive, release, assign, settle or compromise any claims or rights with value in excess of $1,000,000 held by Sarg or any of its Subsidiaries;

          (r)   compromise, settle or agree to settle any Proceeding by or before any Governmental Entity or Educational Agency other than (i) Transaction Litigation (which is governed by Section 5.12) and (ii) compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $500,000 individually or $1,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Sarg or any of its Subsidiaries;

          (s)   make any material Tax election that is not consistent with past practices and procedures, change or revoke any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, or surrender any right to claim a material Tax refund;

          (t)    convene any annual or special meeting (or any postponement or adjournment thereof) of the stockholders of Sarg, other than the Sarg Stockholders Meeting and the 2018 annual meeting of stockholders (only if such 2018 annual meeting is not otherwise combined with the Sarg Stockholders Meeting);

          (u)   enter into any new line of business outside of the post-secondary or proprietary education industry;

          (v)   fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost; or

          (w)  authorize or enter into any Contract to do any of the foregoing or propose or otherwise make any commitment to do any of the foregoing.

        5.2    Conduct of Business by Cardinal Pending the Effective Time.     Cardinal agrees that, between the date of this Agreement and the Effective Time, except as may be required by applicable Law, stock exchange requirement or any Educational Agency, set forth in Section 5.2 of the Cardinal Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, unless Sarg shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), Cardinal will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) use its reasonable best efforts to keep available the services of the current officers, employees and consultants of Cardinal and each of its Subsidiaries and to preserve the goodwill and current relationships of Cardinal and each of its Subsidiaries with students, customers, suppliers and other Persons with which Cardinal or any of its Subsidiaries has material business relations, and (iii) use its reasonable best efforts to preserve intact its business organization (including its material assets and properties) and comply with all applicable Laws. Without limiting the foregoing, and as an extension thereof, except as may be required by Law, stock exchange requirement or any Educational Agency, set forth in Section 5.2 of the Cardinal Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, Cardinal shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions without the prior written consent of Sarg (such consent not to be unreasonably withheld, conditioned or delayed):

          (a)   amend or otherwise change, or authorize or propose to amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

          (b)   issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, Cardinal or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants, rights under the Cardinal ESPP, or other rights, agreements, arrangements or commitments of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), of Cardinal or any of its Subsidiaries, other than (i) the issuance of Cardinal Common Stock upon the exercise of Cardinal Stock Options or the vesting of Cardinal RSUs (including "market stock units" and "performance stock units") outstanding as of the date hereof in accordance with their terms as of the date hereof and (ii) the issuance of any

  Cardinal RSUs, not to exceed aggregate dollar amounts and individual allocations consistent with past practice;

          (c)   sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any property or assets of Cardinal or any of its Subsidiaries with value in excess of $1,000,000 annually, except pursuant to existing Contracts or the sale or purchase of goods in the ordinary course of business consistent with past practice;

          (d)   (i) sell, assign, pledge or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse or otherwise dispose of any Cardinal Material Intellectual Property, except pursuant to the terms of existing Contracts or the non-exclusive licensing of any such Intellectual Property in the ordinary course of business consistent with past practice;

          (e)   (i) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly owned Subsidiary of Cardinal to Cardinal or another wholly owned Subsidiary of Cardinal) or (ii) enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;

          (f)    reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

          (g)   merge or consolidate Cardinal or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Cardinal or any of its Subsidiaries, other than internal reorganizations in the ordinary course of business that would not be material and adverse to Cardinal and its Subsidiaries, taken as a whole, or to the consummation of the Transactions in accordance with the terms of this Agreement;

          (h)   acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any assets thereof in each case with value in excess of $2,500,000 or in a transaction that would reasonably be expected to materially delay, impede or prevent the consummation of the Transactions contemplated by this Agreement in accordance with the terms of this Agreement;

          (i)    repurchase, repay, refinance or incur any indebtedness for borrowed money, except as required by the terms of any such indebtedness as of the date hereof, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly owned Subsidiary of Cardinal) for borrowed money, except for borrowings under Cardinal's existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

          (j)    make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Subsidiary of Cardinal) in excess of $2,500,000 in the aggregate, other than ordinary course advances to employees for reasonable and documented business expenses in accordance with Cardinal policies;

          (k)   terminate, cancel, renew, or request or agree to any material change in or waiver under any Cardinal Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Cardinal Material Contract, or waive, release, assign or otherwise forego any material right or claim of Cardinal or any of its Subsidiaries under any Cardinal Material Contract, in each case other than in the ordinary course of business consistent with past practice;

          (l)    make or authorize any capital expenditure in excess of Cardinal's capital expenditure budget as disclosed to Sarg prior to the date hereof, other than capital expenditures that are not, when added to all other capital expenditures made on behalf of all of Cardinal and its Subsidiaries since the date of this Agreement but not provided for in Cardinal's capital expenditure budget as disclosed to Sarg prior to the date hereof, in excess of $2,500,000;

          (m)  except in the ordinary course of business consistent with past practice or to the extent required by (i) applicable Law or (ii) the existing terms of any Cardinal Benefit Plan disclosed in Section 4.11(a) of the Cardinal Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers, individual independent contractors or employees; (B) grant any rights to severance or termination pay or bonus payments to, or enter into any employment or severance agreement with, any director, officer or employee of Cardinal or its Subsidiaries; (C) establish, adopt, enter into or amend any (i) collective bargaining agreement or other Contract with any labor union or labor organization, or (ii) Cardinal Benefit Plan or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by the terms of a collective bargaining agreement in existence on the date of this Agreement; (D) take any action to amend or waive any performance or vesting criteria under any Cardinal Benefit Plan; (E) hire any employee with an annual base salary that exceeds $250,000 or hire any officer; (F) take any action that could cause any participant in the Cardinal Senior Executive Severance Plan or the Cardinal Executive Severance Plan (collectively, the "Cardinal Severance Plans"); or (G) engage in any actions that would implicate the WARN Act; to terminate such individual's employment for "Good Reason" (within the meaning of the Cardinal Severance Plans); provided, however, that, in each case, the grant of Cardinal equity awards must be granted in accordance with Section 5.2(b)(ii) and provided further that the grant of cash bonuses shall not exceed per calendar year starting on January 1, 2018, aggregate dollar amounts and individual allocations consistent with past practice;

          (n)   forgive any loans to directors, officers or employees of Cardinal or its Subsidiaries;

          (o)   waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) with value in excess of $1,000,000, except in the ordinary course of business consistent with past practice and in accordance with their terms;

          (p)   make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP (or definitive or binding interpretations thereof) or by a Governmental Entity or Educational Agency;

          (q)   waive, release, assign, settle or compromise any claims or rights with value in excess of $1,000,000 held by Cardinal or any of its Subsidiaries;

          (r)   compromise, settle or agree to settle any Proceeding by or before any Governmental Entity or Educational Agency other than (i) Transaction Litigation (which is governed by Section 5.12) and (ii) compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $500,000 individually or $1,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Cardinal or any of its Subsidiaries;

          (s)   make any material Tax election that is not consistent with past practices and procedures, change or revoke any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, or surrender any right to claim a material Tax refund;

          (t)    convene any annual or special meeting (or any postponement or adjournment thereof) of the shareholders of Cardinal, other than the Cardinal Shareholders Meeting and the 2018 annual meeting of shareholders (only if such 2018 annual meeting is not otherwise combined with the Cardinal Shareholders Meeting);

          (u)   enter into any new line of business outside of the post-secondary or proprietary education industry;

          (v)   fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost; or

          (w)  authorize or enter into any Contract to do any of the foregoing or propose or otherwise make any commitment to do any of the foregoing.

        5.3    Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders Meetings.

          (a)   As promptly as practicable after the execution of this Agreement, (i) Cardinal and Sarg shall jointly prepare and cause to be filed with the SEC, the Joint Proxy Statement to be sent to the shareholders of Cardinal and the stockholders of Sarg, as applicable, relating to the Cardinal Shareholders Meeting and the Sarg Stockholders Meeting, (ii) Sarg shall prepare, with reasonable cooperation from Cardinal, and Sarg shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Sarg Common Stock to be issued in the Merger and (iii) and in no event later than the fifth Business Day following the date of this Agreement, each of Cardinal and Sarg shall commence a "broker search" in accordance with Rule 14a-13 of the Exchange Act. Each of Cardinal and Sarg shall use its reasonable best efforts to have the Form S-4 declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and, prior to the effective date of the Form S-4, each of Cardinal and Sarg shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with the issuance of Sarg Common Stock in connection with the Merger. Each of Cardinal and Sarg shall furnish all information as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, each of Cardinal and Sarg shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective shareholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Sarg, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by Cardinal or Sarg, in each case, without providing the other party with a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to Cardinal or Sarg, or any of their respective affiliates, directors or officers, should be discovered by Cardinal or Sarg which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of Cardinal and the stockholders of Sarg, as applicable; provided, however, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder (except for the representations and warranties set forth in Section 3.7 or Section 4.7, as applicable) or otherwise affect the remedies available hereunder to any party. Except for the purpose of disclosing either a Sarg Adverse Recommendation Change or Cardinal

  Adverse Recommendation Change, as the case may be, no amendment or supplement to the Form S-4 or the Joint Proxy Statement, nor any response to any comments or inquiry from the SEC with respect to such filings, will be made by Sarg or Cardinal without the approval of the other party, which approval shall not be unreasonably withheld, delayed or conditioned. Each party shall notify the other party promptly of the time when the Form S-4 has become effective, and of the issuance of any stop order or suspension of the qualification of the shares of Sarg Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. In addition, each party agrees to provide the other party and their respective counsel with copies of any written comments, and shall inform the other party of any oral comments, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Form S-4 or the Joint Proxy Statement promptly after receipt of such comments, and any written or oral responses thereto. Each party and their respective counsel shall be given a reasonable opportunity to review any such written responses and each party shall give due consideration to the additions, deletions or changes suggested thereto by the other party and their respective counsel.

          (b)   Sarg Stockholders Meeting.

              (i)  Sarg shall, promptly following the date on which the Form S-4 has been filed with the SEC and in accordance with Section 5.3(d), establish a record date for, and, as soon as practicable following the effectiveness of the Form S-4, duly call and give notice of and convene and hold a meeting of its shareholders (the "Sarg Stockholders Meeting") for the purpose of seeking the Sarg Stockholder Approval; provided, however, that Sarg may postpone or adjourn the Sarg Stockholders Meeting (A) with the prior written consent of Cardinal; (B) if a quorum has not been established; (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Sarg Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Sarg stockholders prior to the Sarg Stockholders Meeting; (D) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Sarg Stockholder Approval would not otherwise be obtained; or (E) if required by Law; provided, however, that in the case of clauses (B), (C), (D) and (E), the Sarg Stockholders Meeting shall not be postponed or adjourned for more than ten (10) Business Days in the aggregate from the originally scheduled date of the Sarg Stockholders Meeting without the prior written consent of Cardinal. Sarg shall, upon the reasonable request of Cardinal, advise Cardinal at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Sarg Stockholders Meeting as to the aggregate tally of proxies received by Sarg with respect to the Sarg Stockholder Approval.

             (ii)  Sarg shall, through the Sarg Board, make the Sarg Recommendation and include such Sarg Recommendation in the Joint Proxy Statement (subject to Section 5.4) and use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the approval of the Sarg Share Issuance and the Amended Sarg Charter and (B) take all other actions necessary or advisable to secure the Sarg Stockholder Approval. Except as expressly permitted in Section 5.4(b) and Section 5.4(d), neither the Sarg Board nor any committee thereof shall (x) withhold, withdraw, modify, qualify or amend, or propose publicly to withhold, withdraw, modify, qualify or amend, in a manner adverse to Cardinal, the approval, determination of advisability, or recommendation by the Sarg Board of, the Sarg Share Issuance and the Amended Sarg Charter, (y) make, or permit any director or executive officer to make, any public statement in connection with the Sarg Stockholders Meeting (including by or on behalf of Sarg, the Sarg Board or such committee) that would reasonably be expected to have the same effect or (z)(1) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal or fail to publicly and without qualification recommend against any Competing Proposal or (2) fail to reaffirm the Sarg Recommendation, in either case within ten (10) Business Days after such Competing Proposal is made public or after any reasonable, written request by Cardinal to do so (the actions specified in the foregoing clauses (x), (y) and (z) being referred to as a "Sarg Adverse Recommendation Change").

            (iii)  Notwithstanding any Sarg Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, the Sarg Share Issuance and the amendment and restatement of the Sarg Charter as set forth in the Amended Sarg Charter shall be submitted to the stockholders of Sarg for approval at the Sarg Stockholders Meeting whether or not (x) the Sarg Board shall have effected a Sarg Adverse Recommendation Change or (y) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to Sarg or any of its Representatives.

          (c)   Cardinal Shareholders Meeting.

              (i)  Cardinal shall, promptly following the date on which the Form S-4 has been filed with the SEC and in accordance with Section 5.3(d), establish a record date for, and, as soon as practicable following the effectiveness of the Form S-4, duly call and give notice of and convene and hold a meeting of its shareholders (the "Cardinal Shareholders Meeting") for the purpose of seeking the Cardinal Shareholder Approval; provided, however, that Cardinal may postpone or adjourn the Cardinal Shareholders Meeting (A) with the prior written consent of Sarg; (B) if a quorum has not been established; (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Cardinal Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Cardinal's shareholders prior to the Cardinal Shareholders Meeting; (D) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Cardinal Shareholder Approval would not otherwise be obtained; or (E) if required by Law; provided, however, that in the case of clauses (B), (C), (D) and (E), the Cardinal Shareholders Meeting shall not be postponed or adjourned for more than ten (10) Business Days in the aggregate from the originally scheduled date of the Cardinal Shareholders Meeting without the prior written consent of Sarg. Cardinal shall, upon the reasonable request of Sarg, advise Sarg at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Cardinal Shareholders Meeting as to the aggregate tally of proxies received by Cardinal with respect to the Cardinal Shareholder Approval.

             (ii)  Cardinal shall, through the Cardinal Board, make the Cardinal Recommendation and include such Cardinal Recommendation in the Joint Proxy Statement (subject to Section 5.4) and use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of this Agreement and the Transactions, including the Merger and (B) take all other action necessary or advisable to secure the Cardinal Shareholder Approval. Except as expressly permitted in Section 5.4(b) and Section 5.4(d), neither the Cardinal Board nor any committee thereof shall (x) withhold, withdraw, modify, qualify or amend, or propose publicly to withhold, withdraw, modify, qualify or amend, in a manner adverse to Sarg, the approval, determination of advisability, or recommendation by the Cardinal Board or such committee of, this Agreement, the Merger and the other Transactions contemplated hereby, (y) make, or permit any director or executive officer to make, any public statement in connection with the Cardinal Shareholders Meeting (including by or on behalf of Cardinal, the Cardinal Board or such committee) that would reasonably be expected to have the same effect or (z)(1) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal or fail to publicly and without qualification recommend against any Competing Proposal or (2) fail to reaffirm the Cardinal Recommendation, in either case within ten (10) Business Days after such Competing Proposal is made public or after any reasonable, written request by Sarg to do so (the actions specified in the foregoing clauses (x), (y) and (z) being referred to as a "Cardinal Adverse Recommendation Change").

            (iii)  Notwithstanding any Cardinal Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the shareholders of Cardinal for approval at the Cardinal Shareholders Meeting whether or not (x) the Cardinal Board shall have effected a Cardinal Adverse Recommendation Change or (y) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to Cardinal or any of its Representatives.

          (d)   Sarg and Cardinal will use their respective reasonable best efforts to hold the Sarg Stockholders Meeting and the Cardinal Shareholders Meeting on the same date.

        5.4    No Solicitation of Transactions.

          (a)   Each of Sarg and Cardinal shall immediately cease, and shall cause its respective Subsidiaries and Representatives to immediately cease, any discussions or negotiations with any Person that may be ongoing with respect to a Competing Proposal, or that could reasonably be expected to lead to a Competing Proposal, and shall request to have promptly returned or destroyed, as applicable, any information that has been provided to any Person in connection with any such discussions or negotiations that could reasonably be expected to lead to a Competing Proposal. From the date hereof until the earlier of the Effective Time or the date, if any, of the termination of this Agreement in accordance with Article 7, each of Sarg and Cardinal shall not, and shall cause its respective Subsidiaries and Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or induce (including by way of furnishing information which has not been previously publicly disseminated), or take any other action that could reasonably be expected to facilitate, any inquiries or the making of any proposal which constitutes, or could reasonably be expected to lead to, any Competing Proposal, or (ii) engage in any discussions or negotiations regarding any Competing Proposal; provided, however, that if, prior to obtaining the Sarg Stockholder Approval (in the case of Sarg) or the Cardinal Shareholder Approval (in the case of Cardinal) and following the receipt of a bona fide written unsolicited Competing Proposal made after the date hereof and the Sarg Board or the Cardinal Board, as applicable, determines in good faith (after receiving advice of its financial advisor and of its outside legal counsel) is or could reasonably be expected to lead to a Superior Proposal and that was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of this Section 5.4, the Sarg Board or the Cardinal Board, as applicable, determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal, as applicable, would be inconsistent with the directors' duties to Sarg under applicable Law (in the case of the Sarg Board) or the directors' fiduciary duties to Cardinal's shareholders under applicable Law (in the case of the Cardinal Board), then Sarg or Cardinal may, in response to such Competing Proposal, as applicable, and subject to compliance with Section 5.4(c), (A) furnish information with respect to Sarg or Cardinal, as applicable, to the Person making such Competing Proposal pursuant to an Acceptable Confidentiality Agreement, and (B) engage in discussions or negotiations with such Person regarding such Competing Proposal. Except as expressly permitted by this Section 5.4, each of Cardinal and Sarg shall not, and shall cause their respective Subsidiaries and Representatives not to, from and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 7, directly or indirectly (1) approve, endorse, recommend or enter into, or propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal or any proposal or offer that would reasonably be expected to lead to any Competing Proposal (an "Alternative Acquisition Agreement"); (2) take any action to make the provisions of any Takeover Statute inapplicable to any transactions contemplated by a Competing Proposal; or (3) terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the applicable party in respect of or in contemplation of a Competing Proposal (other than to the extent the Cardinal Board or the Sarg Board, as applicable, determines in good faith after consultation with its outside legal counsel, that failure to take any of such actions under clause (3) would be inconsistent with the directors' duties under applicable Law), or (4) propose to do any of the foregoing. For the avoidance of doubt, nothing in this Section 5.4(a) shall relieve any party from its obligations under Section 5.6.

          (b)   Notwithstanding any other provision of this Agreement, including Section 5.3, but subject to compliance with this Section 5.4, prior to obtaining the Sarg Stockholder Approval (in the case of Sarg) or the Cardinal Shareholder Approval (in the case of Cardinal) and following the receipt of a bona fide written Competing Proposal made after the date hereof that was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of this Section 5.4, the Sarg Board or the Cardinal Board, as applicable, may effect a Sarg Adverse Recommendation Change within the meaning of clauses (x), (y) and (z)(2) of the definition thereof or a Cardinal Adverse Recommendation Change within the meaning of clauses (x), (y) and (z)(2) of the definition thereof, as applicable or terminate this Agreement to enter into an Alternative Acquisition Agreement pursuant to Section 7.1(c)(iv) or Section 7.1(d)(iv) , as applicable, or both, but in each case if and only if (i) the Sarg Board or the Cardinal Board, as applicable, concludes in good faith, after consultation with Sarg's or Cardinal's outside financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal; (ii) the Cardinal Board or the Sarg Board, as applicable, provides the other party five (5) Business Days prior written notice of its intention to take such action (a "Competing Proposal Notice"), which notice shall include the information with respect to such Competing Proposal that is specified in Section 5.4(c), as well as a copy of such Competing Proposal (it being agreed that neither the delivery of such notice by a party nor any public announcement thereof that such party determines it is required to make under applicable Law shall constitute a Sarg Adverse Recommendation Change or a Cardinal Adverse Recommendation Change, as applicable, unless and until such party shall have failed at or prior to the end of the period referred to in clause (iii) below (and, upon the occurrence of such failure, such notice and such public announcement shall constitute a Sarg Adverse Recommendation Change or a Cardinal Adverse Recommendation Change, as applicable) to publicly announce that it (A) is recommending the Transactions and (B) has determined that such other Competing Proposal (taking into account (x) any modifications or adjustments made to the Transactions agreed to by the other party in writing and (y) any modifications or adjustments made to such other Competing Proposal) is not a Superior Proposal and has publicly rejected such Competing Proposal); (iii) during the five (5) Business Days following such written notice (the "Negotiation Period"), if requested by the other party, the Board of Directors of the applicable Party proposing to effect the recommendation change and its Representatives have negotiated in good faith with the other party regarding any revisions to the terms of the Transactions proposed by the other party in response to such Competing Proposal; and (iv) at the end of the Negotiation Period, the Sarg Board or Cardinal Board, as applicable, concludes in good faith, after consultation with Sarg's or Cardinal's outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement to which the other party has agreed in writing to make to the terms of the Transactions), that the Competing Proposal continues to be a Superior Proposal and, after consultation with Sarg's or Cardinal's outside legal counsel, as applicable, that the failure to make such a Sarg Adverse Recommendation Change or Cardinal Adverse Recommendation Change, as applicable, would be inconsistent with the exercise, in the case of the Sarg Board, of the directors' duties to Sarg under applicable Law or, in the case of the Cardinal Board, of the directors' fiduciary duties to the shareholders of Cardinal under applicable Law. Any material amendment or modification to any Competing Proposal shall require a new Competing Proposal Notice and the Negotiation Period shall be extended by an additional three (3) Business Days from the date of receipt of such new Competing Proposal Notice.

          (c)   In addition to the obligations of Cardinal and Sarg set forth in Section 5.4(a) and Section 5.4(b), Cardinal or Sarg, as applicable, shall promptly, and in any event no later than 24 hours, after it (x) receives (i) any Competing Proposal, (ii) any request for non-public information relating to Cardinal or Sarg or their respective Subsidiaries other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Competing Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Competing Proposal or (y) responds thereto, notify the other party orally and in writing of any of the foregoing occurrences, the identity of the Person making such request, inquiry or Competing Proposal and a copy of such request, inquiry, response or Competing Proposal (or where no such copy is available, a reasonably detailed description of such request, inquiry, response or Competing Proposal), including any modifications thereto. Each party shall keep the other party reasonably informed (orally and in writing) on a current basis (and in any event at the other party's request and otherwise no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any request, inquiry, response or Competing Proposal (including the terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, material correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, each party shall promptly (and in any event within 24 hours) notify the other party orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Competing Proposal pursuant to Section 5.4. Each of Cardinal and Sarg agrees that, subject to applicable restrictions under applicable Law, it shall, prior to or concurrent with the time it is provided to any third parties, provide to the other party any non-public information concerning Cardinal or Sarg and their respective Subsidiaries that Cardinal or Sarg provided to any third party in connection with any Competing Proposal which was not previously provided to the other party.

          (d)   Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to obtaining the Cardinal Shareholder Approval or the Sarg Stockholder Approval, as applicable, the Cardinal Board or the Sarg Board, as applicable, may make a Cardinal Adverse Recommendation Change or a Sarg Adverse Recommendation Change, as applicable, if (i) such board determines that an Intervening Event has occurred and is continuing and (ii) such board determines in good faith (after consultation with outside counsel) that the failure to make a Cardinal Adverse Recommendation Change or a Sarg Adverse Recommendation Change, as applicable, in response to such Intervening Event would be inconsistent with the directors' duties to Sarg under applicable Law (in the case of the Sarg Board) or the directors' fiduciary duties to its shareholders under applicable Law (in the case of the Cardinal Board), as applicable; provided that (x) the Cardinal Board or the Sarg Board, as applicable, has given the other party at least five (5) Business Days prior written notice of its intention to take such action and specifying in reasonable detail the circumstances related to such determination and (y) prior to effecting a Cardinal Adverse Recommendation Change or a Sarg Adverse Recommendation Change, as applicable, the applicable party has negotiated, and has caused its Representatives to negotiate, in good faith with the other party during such notice period to the extent such other party wishes to negotiate, to enable such party to revise the terms of this Agreement, such that the failure to make such a Cardinal Adverse Recommendation Change or a Sarg Adverse Recommendation Change, as applicable, would not be inconsistent with the directors' duties under applicable Law.

          (e)   Nothing contained in this Agreement shall prohibit the Cardinal Board or the Sarg Board from (i) taking and disclosing to their shareholders, as applicable, a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (ii) making any disclosure to their shareholders, as applicable, if the Sarg Board or Cardinal Board, as applicable, determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would be inconsistent with the directors' duties to shareholders under, or would violate applicable Law; or (iii) making accurate disclosure to their shareholders, as applicable, of factual information regarding the business, financial condition or results of operations of Cardinal or Sarg or the fact that a Competing Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (and such disclosure shall not be deemed to be a Cardinal Adverse Recommendation Change or a Sarg Adverse Recommendation Change, as applicable), so long as (A) any such disclosure includes the Cardinal Recommendation or the Sarg Recommendation, as applicable, without any modification or qualification thereof and continues the prior recommendation of the Cardinal Board or Sarg Board, as the case may be, and (B) does not contain either an express Cardinal Adverse Recommendation Change or an express Sarg Adverse Recommendation Change, as applicable, or any other statements by or on behalf of the Board of Directors of such party which would reasonably be expected to have the same effect as a Cardinal Adverse Recommendation Change or a Sarg Adverse Recommendation Change, as applicable.

          (f)    Any failure of Cardinal's or Sarg's respective Subsidiaries or its and their respective Representatives to fully comply with this Section 5.4 (as if such Subsidiaries or Representatives were directly subject to this Section 5.4) shall be deemed a breach of this Section 5.4 by Cardinal or Sarg, as applicable.

          (g)   For purposes of this Agreement:

              (i)  "Competing Proposal" shall mean, other than the Transactions, any proposal, offer or inquiry from a third party relating to (A) a merger, reorganization, sale or license of assets, share exchange, tender offer, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving Cardinal or Sarg, as applicable, or any of their respective Subsidiaries; (B) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Person of twenty percent (20%) or more of the consolidated assets of Cardinal or Sarg, as applicable, and their respective Subsidiaries, as determined on a book-value or fair-market-value basis; (C) the purchase or acquisition, in any manner, directly or indirectly, by any Person of twenty percent (20%) or more of the issued and outstanding shares of the Cardinal Common Stock or the Sarg Common Stock, as applicable, or any other Equity Interests in Cardinal or Sarg, as applicable, (D) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person or "group" (as defined pursuant to Section 13(d) of the Exchange Act) beneficially owning twenty percent (20%) or more of the shares of Cardinal Common Stock or Sarg Common Stock, as applicable or any other Equity Interests of Cardinal, Sarg or any of their respective Subsidiaries or (E) any combination of the foregoing.

             (ii)  "Intervening Event" means any positive material event, development or change in circumstances that first occurs, arises or becomes known to Cardinal or Sarg, as applicable, or its respective Board of Directors after the date of this Agreement, to the extent that such event, development or change in circumstances was not known or reasonably foreseeable as of the date of this Agreement (or if known or reasonably foreseeable, the probability of magnitude of consequences of which were not known or reasonably foreseeable); provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (1) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof; (2) any change in the price, or change in trading volume, of Cardinal Common Stock or Sarg Common Stock, as applicable (provided, however, that the exception set forth in this clause (2) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); (3) meeting or exceeding internal or analysts' expectations, projections or results of operations (provided, however, that the exception set forth in this clause (3) shall not apply to the underlying causes giving rise to or contributing to such circumstances or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); and (4) any action taken by either party pursuant to and in compliance with the affirmative covenants set forth in Section 5.6, and the consequences of any such action.

            (iii)  "Superior Proposal" means a bona fide written Competing Proposal (except the references therein to "20%" shall be replaced by "80%") made by a third party which was not solicited by Cardinal or Sarg or any of their respective Representatives and which, in the good faith judgment of the Cardinal Board or the Sarg Board, as applicable, and after consultation with its outside financial and legal advisors, taking into account the various legal, financial and regulatory aspects of the Competing Proposal, including the financing terms thereof, and the third party making such Competing Proposal in addition to such other factors as the Cardinal Board or the Sarg Board, as applicable, considers to be appropriate, (A) if accepted, is reasonably likely to be consummated, and (B) if consummated, would result in a transaction that is more favorable to Cardinal's shareholders or Sarg stockholders, as applicable, from a financial point of view, than the Merger and the other Transactions contemplated hereby (after giving effect to all adjustments or modifications to the terms thereof which may be agreed in writing to be made by the other party (including pursuant to Section 5.4(b))) and (C) if a cash transaction (in whole or in part), financing for which is then fully committed or reasonably determined to be available.

        5.5    Access to Information; Confidentiality.

          (a)   Upon reasonable notice, each of Cardinal and Sarg shall (and shall cause their respective Subsidiaries and Representatives to) afford to the other party and its Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, Contracts and records and its officers, employees and Representatives and, during such period, each of Cardinal and Sarg shall (and shall cause its Subsidiaries and Representatives to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of applicable securities Laws (other than reports or documents which such party is not permitted to disclose under applicable Law) and (ii) consistent with its obligations under applicable Law, all other information concerning its business, properties and personnel as the other party may reasonably request; provided, however, none of Cardinal or Sarg or any of their respective Subsidiaries or Representatives shall be required to provide access to or disclose information where such information or access would, in the reasonable judgment of such party, (x) breach any agreement with any third party, (y) constitute a waiver of the attorney-client or other privilege held by such party or (z) otherwise violate any applicable Law. In the event any of the restrictions in clauses (x) through (z) of the foregoing sentence shall apply, the parties shall advise the other party of the subject matter of any such information that cannot be disclosed and shall use their reasonable best efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws. Any such information provided pursuant to this Section 5.5 shall be held in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Agreement, dated September 1, 2017 (the "Confidentiality Agreement"), between Cardinal and Sarg, which Confidentiality Agreement shall remain in full force and effect.

          (b)   No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of any other party set forth herein.

        5.6    Appropriate Action.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to cooperate and use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other Transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts to accomplish the following: (i) obtain all necessary consents, approvals or waivers from third parties, including under any Contract to which Cardinal or Sarg or any of their respective Subsidiaries is party or by which such Person or any of their respective properties or assets may be bound, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including, without limitation, those in connection with the HSR Act), make all necessary registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity or Educational Agency (including, the Cardinal Pre-Closing Educational Consents and the Sarg Pre-Closing Educational Consents (if any) and in connection with the HSR Act), and (iii) execute and deliver any additional instruments necessary to consummate the Transactions and fully carry out the purposes of this Agreement; provided that in no event shall the "reasonable best efforts" of any party include the obligation to defend or prosecute any suit, arbitration or other adversarial proceeding (in each case, whether judicial, arbitral or administrative) by or against any Governmental Entity or any Educational Agency. Each of the parties shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Cardinal and Sarg shall have the right to review in advance, and to the extent practicable each party shall consult with the other party in connection with, all of the information relating to Cardinal or Sarg, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity or Educational Agency in connection with the Merger and the Transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Cardinal and its Subsidiaries; (ii) as necessary to comply with contractual arrangements; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. In exercising the foregoing rights, each of Cardinal and Sarg shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity or Educational Agency, Cardinal and Sarg shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other party with copies of notices or other written substantive communications received by Cardinal or Sarg, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity, Educational Agency and/or third party with respect to the Transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity or Educational Agency in respect of any substantive filing, investigation or other inquiry in connection with the Transactions. In furtherance and not in limitation of the foregoing, each of Cardinal and Sarg shall, and shall cause their respective affiliates to, make or cause to be made (i) all filings required under the HSR Act with respect to the Transactions as promptly as practicable and, in any event, within ten (10) Business Days after the date of this Agreement and (ii) (A) the filing no later than thirty (30) days after the date of this Agreement a Preacquisition Review Application in respect of each Title IV Cardinal School to the extent that such filing has not been made in respect of a Title IV Cardinal School prior to the date of this Agreement, (B) the filing, as promptly as practicable, and in any event by December 1, 2017, of a materially complete change of control or substantive change application with the HLC with respect of each HLC-accredited Cardinal School, as applicable, (C) the prompt use of Sarg's and Cardinal's respective reasonable best efforts to obtain the Cardinal Pre-Closing Educational Consents and any Sarg Pre-Closing Educational Consents which efforts shall include the prompt filing of all required applications, notices, reports and other filings, and (D) the filing, as promptly as practicable, of any notice of the Transactions contemplated by this Agreement with any Educational Agency from which an Educational Approval is currently in effect for any Cardinal School and from which an Educational Consent is not required until after the Closing. In addition, and without limiting the foregoing, Sarg and the Sarg Schools shall, to the extent specifically required by any Educational Agency, submit any application, report or other filing requested by any Educational Agency with respect to the Transactions, whether before or after the Closing Date.

          (b)   Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Entity, neither Cardinal or Sarg (nor any of their respective Subsidiaries or affiliates) shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, "hold separate" agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Cardinal or Sarg or their respective Subsidiaries. For the avoidance of doubt, this Section 5.6(b) does not apply to any Educational Approvals.

        5.7    Certain Notices.     Each party shall give prompt notice to the other parties if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity, Educational Agency or the NASDAQ (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. Sarg and Cardinal shall promptly provide, to the extent not publicly available, the other party with copies of all filings made by such party with any Governmental Entity or Educational Agency in connection with the Transactions.

        5.8    Public Announcements.     Each party agrees that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except (x) to the extent such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance or (y) in the case of any release or announcement in connection with a Competing Proposal, a Sarg Adverse Recommendation Change or a Cardinal Adverse Recommendation Change, as applicable, and otherwise not in violation of Section 5.4. Cardinal and Sarg agree that the press release announcing the execution and delivery of this Agreement shall be a joint release in the form heretofore agreed by the parties. In addition, subject to the right of the Cardinal Board to make a Cardinal Adverse Recommendation Change or the Sarg Board to make a Sarg Adverse Recommendation Change, in each case in accordance with and subject to the terms and conditions of Section 5.4, Cardinal and Sarg agree to cause their respective directors and officers to refrain from taking any position in any public statement that is (a) contrary to the positions previously taken by Sarg and Cardinal with respect to this Agreement and the Transactions, including the Merger, or (b) reasonably likely to have an material adverse impact on the ability of the parties hereto to consummate the Transactions.

        5.9    Indemnification.

          (a)   From and after the Effective Time, Sarg shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) Cardinal's and Sarg's organizational documents in effect as of the date of this Agreement and (iii) any Contract of Cardinal, Sarg or any of their respective Subsidiaries in effect as of the date of this Agreement, each present and former director and officer of Cardinal, Sarg and any of their respective Subsidiaries (in each case, when acting in such capacity) (each, an "Indemnitee" and, collectively, the "Indemnitees") against any costs or expenses (including reasonable attorneys' fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

          (b)   Sarg agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time (including in connection with this Agreement or the Transactions) now existing in favor of an Indemnitee as provided in its articles of incorporation, bylaws or other organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Sarg shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the organizational documents of Cardinal, Sarg or any of their respective Subsidiaries in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors or officers of Cardinal, Sarg or any of their respective Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

          (c)   Prior to the Effective Time, Cardinal shall purchase a "tail" directors' and officers' liability insurance policy with coverage and amounts containing terms and conditions that are substantially equivalent to and in any event not less favorable to the insured Persons in the aggregate with respect to claims arising out of or relating to events that occurred before or at the Effective Time (including in connection with the negotiation and execution of this Agreement and the other Transactions) than the current policies of directors' and officers' liability insurance maintained by Cardinal if the cost thereof does not exceed 300% of the last annual premium paid by Cardinal for the current policies of directors' and officers' liability insurance maintained by Cardinal before the date of this Agreement; provided, however, that if Cardinal is unable to so acquire such a "tail" policy then Sarg shall cause the Surviving Corporation to maintain in effect for at least six (6) years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Cardinal or policies with coverage and amounts containing terms and conditions that are no less advantageous insured Persons with respect to claims arising out of or relating to events that occurred before or at the Effective Time (including in connection with the negotiation and execution of this Agreement and the other Transactions) so long as Cardinal or the Surviving Corporation are not required to pay an aggregate premium in excess of 300% of the last annual premium paid by Sarg for such insurance before the date of this Agreement (such 300% amount being the "Maximum Premium"). If Cardinal is unable to obtain the "tail" policy and Sarg or the Surviving Corporation are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then Sarg shall cause the Surviving Corporation to, instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium.

          (d)   In the event that either Sarg or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Sarg shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.

          (e)   The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under Cardinal's, Sarg's or any of their respective Subsidiaries' organizational documents in effect as of the date of this Agreement or in any Contract of Cardinal, Sarg or any of their respective Subsidiaries in effect as of the date of this Agreement. The obligations of Sarg and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

          (f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to Cardinal, Sarg or any of their respective Subsidiaries for any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

        5.10    Stock Exchange Listing.     Sarg shall use its reasonable best efforts to cause the shares of Sarg Common Stock to be issued in connection with the Merger (including shares of Sarg Common Stock to be issued upon exercise of Sarg Stock Options or vesting of Sarg Restricted Stock Awards, Sarg Performance Restricted Stock Awards, Sarg RSUs or Sarg Performance Units), to be listed on the NASDAQ (or such other stock exchange as may be mutually agreed upon by Cardinal and Sarg), subject to official notice of issuance, prior to the respective Effective Time.

        5.11    Section 16 Matters.     Prior to the Effective Time, Cardinal and Sarg shall take all such steps as may be required to cause any dispositions of Cardinal Common Stock (including derivative securities with respect to Cardinal Common Stock) or acquisitions of Sarg Common Stock (including derivative securities with respect to Sarg Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Cardinal, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        5.12    Shareholder Litigation.     Each of Cardinal and Sarg shall provide the other party the opportunity to participate in the defense of any litigation brought by shareholders of Cardinal or stockholders of Sarg or in the name of Cardinal or Sarg against Cardinal or Sarg, as applicable, and/or their respective directors relating to the Transactions contemplated by this Agreement, including the Merger ("Transaction Litigation"); provided, however, that no party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the Transactions contemplated by this Agreement, or consent to the same, without the prior written consent of the other party (not be unreasonably withheld, conditioned of delayed).

        5.13    Tax Matters.

          (a)   Each of the parties shall use its reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. None of the parties shall (and each of the parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The parties shall consider in good faith such amendments to this Agreement as may be reasonably required to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code (it being understood that no party will be required to agree to any such amendment).

          (b)   Each of the parties shall use its reasonable best efforts to obtain the Tax opinions to be attached as exhibits to the Joint Proxy Statement and the Form S-4 and the Tax opinions described in Sections 6.2(d) and 6.3(d), including by (i) delivering to Kirkland & Ellis LLP and Latham & Watkins LLP, prior to the filing of the Joint Proxy Statement and the Form S-4, tax representation letters in substantially the forms set forth in Section 5.13(b)(i) of the Sarg Disclosure Schedule and Section 5.13(b)(i) of the Cardinal Disclosure Schedule, respectively, and (ii) delivering to Kirkland & Ellis LLP and Latham & Watkins LLP, dated and executed as of the dates of such Tax opinions, tax representation letters in substantially the forms set forth in Section 5.13(b)(ii) of the Sarg Disclosure Schedule and Section 5.13(b)(ii) of the Cardinal Disclosure Schedule, respectively. Each of the parties shall use its reasonable best efforts not to, and not permit any affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in the tax representation letters described in this Section 5.13(b).

          (c)   This Agreement is intended to constitute, and the parties hereto adopt this Agreement as, a "plan of reorganization" for purposes of Sections 354, 361 and 368 of the Code. The parties shall treat the Merger as a "reorganization" within the meaning of Section 368(a) of the Code for United States federal, state and other relevant Tax purposes, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

        5.14    Employee Matters.

          (a)   Sarg and Cardinal agree to the general terms set forth on Section 5.14(a) of the Cardinal Disclosure Schedule. To the extent permitted by applicable Laws, Sarg shall credit, or shall cause the Surviving Corporation and its Subsidiaries to credit, each employee of Sarg, Cardinal or any of their respective Subsidiaries as of the Closing (including any employee who is full-time, part-time, temporary, on vacation or on a medical or disability or any other paid or unpaid approved leave of absence) who continues employment with Sarg or the Surviving Corporation following the Closing Date (each, a "Continuing Employee") with his or her years of service with Sarg, Cardinal or any of their respective Subsidiaries and predecessor entities, under any employee benefit plans, programs and arrangements in which such Continuing Employee participates following the Closing (the "Post-Closing Plan"), to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Sarg Benefit Plan or Cardinal

  Benefit Plan, for purposes of eligibility for participation and vesting (but not accrual of benefits, other than for purposes of determining the level of vacation, travel and/or severance benefits), except to the extent such recognition would result in a duplication of benefits. Notwithstanding the foregoing, no service prior to the Closing Date shall be required to be credited for the purpose of benefit accrual or eligibility for any defined benefit pension plan, early retirement benefits or subsidies or participation under any defined benefit pension plan, nor for purposes of eligibility or participation under any retiree medical plan.

          (b)   In addition, and without limiting the generality of Section 5.14(a), this Section 5.14(b) or any other provisions herein, (i) for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical, vision and/or other health benefits to any Continuing Employee and his or her dependents, Sarg shall, or shall cause the Surviving Corporation and its Subsidiaries to, (i) cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements were waived or were inapplicable under the comparable Sarg Benefit Plan or Cardinal Benefit Plan, (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of Sarg or Cardinal (or their respective Subsidiaries), as applicable, prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any Pre-Closing Plan providing medical, dental, pharmaceutical, vision or health benefits, as if such amounts had been paid in accordance with such plan, and (iii) credit the accounts of such Continuing Employees under any Post-Closing Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Sarg Benefit Plan or Cardinal Benefit Plan.

          (c)   Without limiting the generality of the foregoing, each Continuing Employee who satisfies the eligibility requirements of a Sarg Benefit Plan or a Cardinal Benefit Plan that is a 401(k) plan shall be eligible to participate in a 401(k) plan maintained by Sarg or the Surviving Corporation following the Closing (each, a "Post-Closing 401(k) Plan") and shall be credited with eligibility service and vesting service for all periods of service with Sarg and Cardinal, and their respective Subsidiaries to the extent so credited with such service under the applicable 401(k) plan as of the Closing Date. Additionally, in the event Sarg or any of its Subsidiaries freezes a 401(k) plan after the Closing Date, each Continuing Employee who participates in such frozen plan shall, following such action, become eligible to participate in a Post-Closing 401(k) Plan.

          (d)   Notwithstanding anything to the contrary set forth in this Section 5.14 or otherwise in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Sarg or the Surviving Corporation to terminate, any Continuing Employee for any reason in their sole business discretion, (ii) to establish, amend, or modify any benefit plan, program, agreement or arrangement (including any Sarg Benefit Plan or Cardinal Benefit Plan), or (iii) require Sarg or the Surviving Corporation or any of their Subsidiaries to continue any Sarg Benefit Plan or Cardinal Benefit Plan or prevent or interfere with the rights of Sarg, the Surviving Corporation or any of their Subsidiaries with respect to the amendment, modification or termination thereof after the Effective Time. The provisions of this Section 5.14 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.14 shall create such rights in any such persons.

        5.15    Interim Financial Reports

          (a)   From the date of this Agreement through the Closing, Sarg shall furnish to Cardinal promptly after the end of each week (or, where indicated in Section 5.15(a) of the Sarg Disclosure Schedule, the end of each month), a copy of a financial report (the "Sarg Financial Report") for such period, the form of which is set forth in Section 5.15(a) of the Sarg Disclosure Schedule. Cardinal agrees that it shall: (i) maintain all Sarg Financial Reports in strict confidence in accordance with the provisions of the Confidentiality Agreement; and (ii) not disclose or make available to any directors, officers, employees, members, partners, agents or employees of Cardinal other than the chief executive officer, the chief financial officer and general counsel of Cardinal.

          (b)   From the date of this Agreement through the Closing, Cardinal shall furnish to Sarg promptly after the end of each week (or, where indicated in Section 5.15(b) of the Cardinal Disclosure Schedule, the end of each month) a copy of a financial report (the "Cardinal Financial Report") for such period, the form of which is set forth in Section 5.15(b) of the Cardinal Disclosure Schedule. Sarg agrees that it shall: (i) maintain all Cardinal Financial Reports in strict confidence in accordance with the provisions of the Confidentiality Agreement; and (ii) not disclose or make available to any directors, officers, employees, members, partners, agents or employees of Sarg other than the chief executive officer, the chief financial officer and general counsel of Sarg.

          (c)   None of the information provided pursuant to Section 5.15(a) or Section 5.15(b) shall affect any of the representations or warranties of the parties, and by providing such information no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER

        6.1    Conditions to Obligations of Each Party Under This Agreement.     The obligations of Cardinal, Sarg, and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

          (a)    Shareholder Approvals.    Sarg shall have obtained the Sarg Stockholder Approval, and Cardinal shall have obtained the Cardinal Shareholder Approval.

          (b)    NASDAQ Listing.    The shares of Sarg Common Stock issuable to the shareholders of Cardinal pursuant to this Agreement shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

          (c)    Statutes and Injunctions.    No Law or Order shall have been promulgated, entered, enforced, enacted or issued or shall be deemed to be applicable to the Merger by any Governmental Entity or Educational Agency (whether temporary, preliminary or permanent) which prohibits, restrains, enjoins, prevents, or makes illegal the consummation of the Merger and shall continue in effect.

          (d)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

          (e)    HSR Act; Other Competition Authority Approvals.    (i) Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated; and (ii) the other antitrust, competition, investment, trade regulation or similar approvals set forth in Section 6.1(e) of the Cardinal Disclosure Schedule and the Sarg Disclosure Schedule shall have been obtained and shall be in effect and, if applicable, the waiting period, together with any extensions thereof, or mandated filings thereunder shall have expired, been terminated or been made, as applicable.

          (f)    Educational Approvals.    Cardinal shall have received a DOE Preacquisition Review Notice which shall not (i) indicate the existence of any impediment to the issuance by the DOE of a TPPPA with respect to any Title IV Cardinal School following the Closing that, individually or in the aggregate, would reasonably be expected to result in a Combined Company Material Adverse Effect; or (ii) include any terms or conditions that, individually or in the aggregate, would reasonably be expected to result in a Combined Company Material Adverse Effect.

          (g)   (i) HLC and MSCHE, as applicable, shall not have taken any action to place Cardinal University or Sarg University, as applicable, on warning, probation or show-cause status, in all cases where such action could reasonably be expected to result in in the loss of the institutional accreditation status of Cardinal University or Sarg University, as applicable, (ii) no Educational Agency shall have taken any action that could reasonably be expected to result in a loss of any Educational Approval held by a Cardinal School or a Sarg School, as applicable, and (iii) no Educational Agency shall have taken any action that could reasonably be expected to result in a change in the status of any Educational Approval held by a Cardinal School or a Sarg School, as applicable, except, in the case of subclause (ii) and (iii), any action, in each case, that individually or in the aggregate, would not reasonably be expected to result in a Combined Company Material Adverse Effect.

          (h)   The Cardinal Pre-Closing Educational Consents and, if any, the Sarg Pre-Closing Educational Consents, shall have been effectuated or obtained, as applicable, without any terms or conditions that individually or in the aggregate, would reasonably be expected to result in a Combined Company Material Adverse Effect.

          (i)    Neither Cardinal nor Sarg shall have received any communication in written or electronic form from an employee, agent or representative of any Educational Agency, excluding the DOE, (which communication has not been superseded or negated by later communication) with respect to Educational Consents required to be obtained post-Closing and set forth on Section 6.1(i) of the Cardinal Disclosure Schedule or, if any, Section 6.1(i) of the Sarg Disclosure Schedule that shall not have been required to be secured prior to Closing to the effect that such approval will not be granted; provided that the conditions set forth in this Section 6.1(i) shall not be satisfied if any such communication indicates that any such Educational Consent will be granted with terms or conditions that, individually or in the aggregate, would reasonably be expected to result in a Combined Company Material Adverse Effect.

        6.2    Conditions to Obligations of Cardinal Under This Agreement.     The obligations of Cardinal to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

          (a)   The representations and warranties of Sarg and Merger Sub set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Sarg Material Adverse Effect qualifiers therein), as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Sarg Material Adverse Effect; provided, that (i) the representations and warranties set forth in the first three sentences of Section 3.2(a) to the extent applicable to Sarg (and not its Subsidiaries) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except in each case for de minimis inaccuracies, (ii) the representations and warranties set forth in Section 3.1 (Corporate Organization), Section 3.2 (Sarg Capitalization) (other than as covered by clause (i)), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.19 (Broker's Fees), Section 3.20 (Opinion of Financial Advisor), Section 3.21 (Ownership of Cardinal Common Stock; Takeover Laws) and Section 3.23 (Merger Sub) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) and (iii) the representation and warranty set forth in clause (b) of the first sentence of Section 3.6 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and of such date. Cardinal shall have received a certificate validly executed and signed on behalf of Sarg by an executive officer of Sarg certifying that this condition has been satisfied.

          (b)   Sarg and Merger Sub shall have performed or complied with all of the material covenants and agreements required by this Agreement to be performed or complied with by it in all material respects and Cardinal shall have received a certificate validly executed and signed on behalf of Sarg by an executive officer of Sarg certifying that this condition has been satisfied.

          (c)   No change, event, development, condition, occurrence or effect shall have occurred, arisen or become known since the date of this Agreement and be continuing that has had, or would reasonably be expected to have, individually or in the aggregate, a Sarg Material Adverse Effect.

          (d)   Cardinal shall have received (i) a written opinion from Tax Counsel, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code (the "Cardinal Tax Opinion") and (ii) a copy of the Sarg Tax Opinion. In rendering such opinion, Tax Counsel shall be entitled to rely upon customary assumptions, representations, warranties, and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Sarg and Cardinal, in substantially the forms attached set forth in Section 5.13(b)(ii) of the Sarg Disclosure Schedule and Section 5.13(b)(ii) of the Cardinal Disclosure Schedule.

        6.3    Conditions to Obligations of Sarg and Merger Sub Under This Agreement.     The obligations of Sarg and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

          (a)   The representations and warranties of Cardinal set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Cardinal Material Adverse Effect qualifiers therein), as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Cardinal Material Adverse Effect; provided, that (i) the representations and warranties set forth in the first three sentences of Section 4.2(a) to the extent applicable to Cardinal (and not its Subsidiaries) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except in each case for de minimis inaccuracies, (ii) the representations and warranties set forth in in Section 4.1 (Corporate Organization), Section 4.2 (Cardinal Capitalization) (other than as covered by clause (i)), Section 4.3 (Authority; Execution and Delivery; Enforceability),

  Section 4.19 (Broker's Fees), Section 4.20 (Opinion of Financial Advisor) and Section 4.21 (Ownership of Sarg Common Stock; Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) and (iii) the representation and warranty set forth in clause (b) of the first sentence of Section 4.6 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and of such date. Sarg shall have received a certificate validly executed and signed on behalf of Cardinal by an executive officer of Cardinal certifying that this condition has been satisfied.

          (b)   Cardinal shall have performed or complied with, as applicable, all of the material covenants and agreements required by this Agreement to be performed or complied with by it in all material respects and Sarg shall have received a certificate validly executed and signed on behalf of Cardinal by an executive officer of Cardinal certifying that this condition has been satisfied.

          (c)   No change, event, development, condition, occurrence or effect shall have occurred, arisen or become known since the date of this Agreement and be continuing that has had, or would reasonably be expected to have, individually or in the aggregate, a Cardinal Material Adverse Effect.

          (d)   Sarg shall have received (i) a written opinion from Tax Counsel, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code (the "Sarg Tax Opinion") and (ii) a copy of the Cardinal Tax Opinion. In rendering such opinion, Tax Counsel shall be entitled to rely upon customary assumptions, representations, warranties, and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Sarg and Cardinal, in substantially the forms set forth in Section 5.13(b)(ii) of the Sarg Disclosure Schedule and Section 5.13(b)(ii) of the Cardinal Disclosure Schedule.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

        7.1    Termination.     This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the Cardinal Shareholder Approval or the Sarg Stockholder Approval:

          (a)   By mutual written consent of Cardinal and Sarg;

          (b)   By either Cardinal or Sarg:

              (i)  if any Law or final and non-appealable Order shall have been promulgated, entered, enforced, enacted or issued or shall be deemed to be applicable to the Merger by any Governmental Entity of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Merger; provided, that the right to terminate the Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the enactment or issuance of any such Law or Order;

             (ii)  if the Transactions shall not have been consummated by July 31, 2018 whether such date is before or after the date of the Cardinal Shareholder Approval and the Sarg Stockholder Approval; provided, that in the event that, as of July 31, 2018, all conditions to Closing set forth in Article 6 have been satisfied or waived (other than such conditions that by their terms are satisfied at the Closing, which shall be reasonably capable of being satisfied as of such date) other than the conditions set forth in Section 6.1(c) (solely with respect to the matters addressed in Sections 6.1(e), (f) or (h)) or Sections 6.1(e), (f) or (h) , the termination date shall be automatically extended to March 31, 2019 (such date, including any such permitted extensions thereof, the "Outside Date") and provided, further, that the right to terminate the Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the failure of the Transactions to be consummated by such time;

            (iii)  if the Cardinal Shareholder Approval shall not have been obtained upon a vote taken thereon at the Cardinal Shareholders Meeting duly convened therefor or at any postponement or adjournment thereof; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to Cardinal if Cardinal's failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the failure to obtain the Cardinal Shareholder Approval; or

            (iv)  if the Sarg Stockholder Approval shall not have been obtained upon a vote taken thereon at the Sarg Stockholders Meeting duly convened therefor or at any postponement or adjournment thereof; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to Sarg if Sarg's failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the failure to obtain the Sarg Stockholder Approval;

          (c)   By Sarg:

              (i)  if Cardinal shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Cardinal prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice to Cardinal by Sarg of such breach or (y) the Business Day prior to the Outside Date and (B) would result in a failure of any condition set forth in Section 6.3(a) or Section 6.3(b);

             (ii)  if Cardinal shall have breached in any material respect any of its obligations under Section 5.4;

            (iii)  if the Cardinal Board has effected a Cardinal Adverse Recommendation Change; or

            (iv)  if, prior to the Sarg Stockholder Approval, the Sarg Board determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, but only if (x) Sarg is permitted to terminate this Agreement and accept such Superior Proposal pursuant to Section 5.4(b), and (y) immediately prior to or substantially concurrently with such termination, Sarg shall pay the Sarg Termination Fee to Cardinal pursuant to Section 7.3(d);

          (d)   By Cardinal:

              (i)  if Sarg shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Sarg prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice to Sarg by Cardinal of such breach or (y) the Business Day prior to the Outside Date and (B) would result in a failure of any condition set forth in Section 6.2(a) or Section 6.2(b);

             (ii)  if Sarg shall have breached in any material respect any of its obligations under Section 5.4;

            (iii)  if the Sarg Board has effected a Sarg Adverse Recommendation Change; or

            (iv)  if, prior to the Cardinal Shareholder Approval, the Cardinal Board determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, but only if (x) Cardinal is permitted to terminate this Agreement and accept such Superior Proposal pursuant to Section 5.4(b), and (y) immediately prior to or substantially concurrently with such termination, Cardinal shall pay the Cardinal Termination Fee to Sarg pursuant to Section 7.3(b).

        7.2    Effect of Termination.     In the event of the valid termination of this Agreement by either Cardinal or Sarg as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Cardinal, Sarg or Merger Sub, other than this Section 7.2, Section 7.3 and Article 8, which provisions shall survive such termination; provided, that nothing herein shall relieve any party for any liability for Willful Breach or fraud. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

        7.3    Termination Fee; Expenses.

          (a)   Except as otherwise provided in this Section 7.3 and except for (i) the expenses in connection with printing and mailing the Joint Proxy Statement and the Form S-4 required in connection with the actions specified in Section 5.3, (ii) all SEC filing fees relating to the Transactions and (iii) the fees in connection with the approvals required under Section 6.1(e) related to the Transactions (each of which fees and expenses shall be borne, in each case, equally by Cardinal and Sarg), all fees and expenses incurred by the parties shall be borne solely by the party that has incurred such fees and expenses.

          (b)   Cardinal shall pay to Sarg $25,000,000 (the "Cardinal Termination Fee"), if this Agreement is terminated as follows:

              (i)  if this Agreement is terminated pursuant to Section 7.1(c)(ii), Section 7.1(c)(iii) or Section 7.1(d)(iv) , then Cardinal shall pay the Cardinal Termination Fee (to the extent not previously paid) on the second Business Day following such termination; and

             (ii)  (x) if this Agreement is terminated (A) pursuant to Section 7.1(b)(iii), (B) pursuant to Section 7.1(c)(i) or (C) pursuant to Section 7.1(b)(ii) without a vote of the shareholders of Cardinal contemplated by this Agreement at the Cardinal Shareholders Meeting having occurred or otherwise without the Cardinal Shareholder Approval having been obtained, and in any such case a Competing Proposal shall have been publicly announced or otherwise communicated to the Cardinal Board at any time after the date of this Agreement and prior to the date of the taking of the vote of the shareholders of Cardinal contemplated by this Agreement at the Cardinal Shareholders Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) and (C), and (y) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or Cardinal enters into a definitive agreement in respect of a Competing Proposal, then Cardinal shall pay the Cardinal Termination Fee (less any Expenses previously paid to Sarg pursuant to Section 7.3(c)) on the second Business Day following the earlier of the date Cardinal enters into a definitive agreement in respect of or consummates such transaction; provided, that, solely for purposes of this Section 7.3(b)(ii), the term "Competing Proposal" shall have the meaning ascribed thereto in Section 5.4(g)(i), except that all references to 20% shall be changed to 50%.

        Any Cardinal Termination Fee due under this Section 7.3(b) shall be paid by wire transfer of immediately available funds. Any Expenses of Sarg due under this Section 7.3(b) shall be (x) reduced by the amount of Expenses, if any, paid pursuant to Section 7.3(c) and (y) paid by wire transfer of immediately available funds no later than two Business Days after Cardinal's receipt from Sarg of an itemized statement identifying such Expenses.

          (c)   Cardinal shall pay to Sarg its Expenses in an amount not to exceed $8,000,000, if this Agreement is terminated (i) pursuant to Section 7.1(b)(iii) or (ii) pursuant to Section 7.1(c)(i). Any Expenses of Sarg due under this Section 7.3(c) shall be paid by wire transfer of immediately available funds no later than two Business Days after Cardinal's receipt from Sarg of an itemized statement identifying such Expenses.

          (d)   Sarg shall pay to Cardinal $25,000,000 (the "Sarg Termination Fee") if this Agreement is terminated as follows:

              (i)  if this Agreement is terminated pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii) or Section 7.1(c)(iv), then Sarg shall pay the Sarg Termination Fee (to the extent not previously paid) on the second Business Day following such termination; and

             (ii)  (x) if this Agreement is terminated (A) pursuant to Section 7.1(b)(iv), (B) pursuant to Section 7.1(d)(i) or (C) pursuant to Section 7.1(b)(ii) without a vote of the stockholders of Sarg contemplated by this Agreement at the Sarg Stockholders Meeting having occurred or otherwise without the Sarg Stockholder Approval having been obtained, and in any such case a Competing Proposal shall have been publicly announced or otherwise communicated to the Sarg Board at any time after the date of this Agreement and prior to the date of the taking of the vote of the stockholders of Sarg contemplated by this Agreement at the Sarg Stockholders Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) and (C), and (y) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or Sarg enters into a definitive agreement in respect of a Competing Proposal, then Sarg shall pay the Sarg Termination Fee (less any Expenses previously paid to Cardinal pursuant to Section 7.3(e) ) on the second Business Day following the earlier of the date Sarg enters into a definitive agreement in respect of or consummates such transaction; provided, that, solely for purposes of this Section 7.3(d)(ii), the term "Competing Proposal" shall have the meaning ascribed thereto in Section 5.4(g)(i), except that all references to 20% shall be changed to 50%.

        Any Sarg Termination Fee due under this Section 7.3(d) shall be paid by wire transfer of immediately available funds. Any Expenses of Cardinal due under this Section 7.3(d) shall be (x) reduced by the amount of Expenses, if any, paid pursuant to Section 7.3(e) and (y) paid by wire transfer of immediately available funds no later than two Business Days after Sarg's receipt from Cardinal of an itemized statement identifying such Expenses.

          (e)   Sarg shall pay to Cardinal its Expenses in an amount not to exceed $8,000,000 if this Agreement is terminated (i) pursuant to Section 7.1(b)(iv) or (ii) pursuant to Section 7.1(d)(i). Any Expenses of Cardinal due under this Section 7.3(e) shall be paid by wire transfer of immediately available funds no later than two Business Days after Sarg's receipt from Cardinal of an itemized statement identifying such Expenses.

          (f)    The parties each agree that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if a party fails to pay any amounts due under this Section 7.3 and, in order to obtain such payment, Sarg or Cardinal, as the case may be, commences a suit that results in a judgment against such party for such amounts, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate equal to the prime rate published in the Wall Street Journal for the relevant period, together with the costs and expenses of the other party (including reasonable legal fees and expenses) in connection with such suit. Notwithstanding anything to the contrary in this Agreement, in the event that the Cardinal Termination Fee or the Sarg Termination Fee is payable and actually paid to Cardinal or Sarg in accordance with this Section 7.3, payment of such Cardinal Termination Fee or Sarg Termination Fee, as applicable, shall be the sole and exclusive remedy of the non-terminating party and its affiliates against any other party or such other party's shareholders, directors, officers, affiliates and other Representatives, for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the Transactions contemplated hereby, except in the case of Willful Breach or fraud. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Cardinal Termination Fee or the Sarg Termination Fee, expanding the circumstances in which the Cardinal Termination Fee or the Sarg Termination Fee, as applicable, is to be paid or restricting or modifying the other rights of any party hereunder, in the event of the valid termination of this Agreement under circumstances in which the Cardinal Termination Fee or the Sarg Termination Fee is payable pursuant to this Section 7.3, it is agreed that each of the Cardinal Termination Fee and the Sarg Termination Fee is liquidated damages, and not a penalty, and the payment thereof in such circumstances is supported by due and sufficient consideration; provided, that no payment of a Cardinal Termination Fee or a Sarg Termination Fee shall be considered in lieu of, or a replacement or substitution for, damages incurred in the event of any Willful Breach or fraud.

        7.4    Amendment or Supplement.     This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Cardinal Shareholder Approval or the Sarg Stockholder Approval has been obtained; provided, that after the Cardinal Shareholder Approval or the Sarg Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of Cardinal or stockholders of Sarg without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

        7.5    Extension of Time; Waiver.     At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the Cardinal Shareholder Approval or the Sarg Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of Cardinal or stockholders of Sarg, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE 8
GENERAL PROVISIONS

        8.1    Non-Survival of Representations and Warranties.     None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

        8.2    Notices.    Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

If to Sarg or Merger Sub, addressed to it at:
Strayer Education Inc. 2303 Dulles Station Boulevard Herndon, VA 20171 Tel: 1-202-879-5017
Attention:	Viet D. Dinh
Email:	viet.dinh@strayer.edu
with a copy to (for information purposes only):
Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: 1-212-446-5944 Fax: 1-212-446-4900
Attention:	Sarkis Jebejian, P.C. Mark D. Director Clement Smadja
Email:	sarkis.jebejian@kirkland.com mark.director@kirkland.com clement.smadja@kirkland.com
If to Cardinal, addressed to it at:
Capella Education Company Capella Tower 225 South 6th Street, 9th Floor Minneapolis, MN 55402 Tel: (612) 977-5810 Fax: (612) 977-5660
Attention:	Steven L. Polacek Richard Senese, PhD
Email:	Steve.Polacek@Capella.edu Dick.Senese@Capella.edu

with a copy to (for information purposes only):
Latham & Watkins LLP 650 Town Center Drive 20th Floor Costa Mesa, California 92626-1925 Tel: (714) 755-8197 Fax: (714) 755-8290
Attention:	Michael A. Treska Mark D. Gerstein Paul D. Tosetti
Email:	Michael.Treska@lw.com Mark.Gerstein@lw.com Paul.Tosetti@lw.com

        8.3    Certain Definitions.     For purposes of this Agreement, the term:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains provisions that are no less favorable to Cardinal or Sarg, as applicable, than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amending of an Competing Proposal); provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with any party to this Agreement or otherwise conflicting with the obligations of any party under this Agreement.

        "Accrediting Body" means any Person, whether private or quasi-private, whether foreign or domestic, which engages in the granting or withholding of accreditation of postsecondary institutions or their educational programs in accordance with standards and requirements relating to the performance, operations, financial condition or academic standards of such institutions, including the HLC.

        "affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

        "Anti-corruption Laws" means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to Sarg, Cardinal or their respective Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official or other Person to obtain a business advantage, including the FCPA, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

        "associate" has the meaning set forth in Section 3-601 of the MGCL.

        "beneficial ownership" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

        "Business Day" means any date except Saturday or Sunday on which commercial banks are not required or authorized to close in New York, New York, United States.

        "Cardinal Disclosure Schedule" means the disclosure schedule delivered by Cardinal to Sarg prior to the execution of this Agreement.

        "Cardinal ESPP" means the Cardinal Education Company Employee Stock Purchase Plan.

        "Cardinal Material Adverse Effect" means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to (x) be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Cardinal and its Subsidiaries, taken as a whole or (y) prevent or materially delay the consummation of the Transactions; provided, however, that, in the case of clause (x), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Cardinal Material Adverse Effect: (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions in the United States, (ii) any changes of Law or GAAP (or, in each case, any authoritative interpretations thereof), (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes generally affecting the industries in which Cardinal and its Subsidiaries conduct their businesses, including the post-secondary or proprietary education industry, (v) any changes resulting from the execution of this Agreement or the announcement or the pendency of the Merger, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the Transactions (provided that the exception in this clause (v) shall not apply for purposes of the representations and warranties in Sections 4.4, 4.11(g), 4.11(i), 4.16(a)(xvi) and 4.17(b)), (vi) changes in Cardinal's stock price or the trading volume of Cardinal's stock or any change in the credit rating of Cardinal (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (vii) any changes or effects resulting from any action required to be taken by the terms of this Agreement, (viii) the failure to meet internal or analysts' expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition) or (ix) any Transaction Litigation; provided, that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on Cardinal and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Cardinal and its Subsidiaries conduct their businesses.

        "Cardinal School" means any educational intuition or location owned or operated by Cardinal or any of its Subsidiaries.

        "Cardinal University" means Cardinal University, Inc.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Combined Company Material Adverse Effect" means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Cardinal and Sarg and their respective Subsidiaries, taken as a whole; provided, however, that, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Combined Company Material Adverse Effect: (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory (other than educational regulatory) conditions in the United States, (ii) any changes of GAAP (or, in each case, any authoritative interpretations thereof) or (iii) any non-regulatory changes generally affecting the industries in which Cardinal or Sarg and their respective Subsidiaries conduct their businesses, including the post-secondary or proprietary education industry; provided, that in the case of clauses (i), (ii) and (iii), if and only to the extent such changes do not have a disproportionate impact on Cardinal or Sarg and their respective Subsidiaries, taken as a whole, as compared to other participants in the industries in which Cardinal or Sarg and their respective Subsidiaries conduct their businesses.

        "Contract" means any agreements, arrangements, commitments, understandings, contracts, leases and subleases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other commitments to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written, express or implied, including all amendments or modifications thereto.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or shares or as trustee or executor, by Contract or otherwise.

        "Disclosure Schedules" means the Cardinal Disclosure Schedule and the Sarg Disclosure Schedule.

        "DOE" means the U.S. Department of Education or any successor agency.

        "DOE Preacquisition Review Notice" means a written notice from the DOE following the DOE's review of the applicable Preacquisition Review Application.

        "Educational Agency" means any Person, entity or organization, whether governmental, government-chartered, private or quasi-private, that engages in granting or withholding Educational Approvals for, administers Student Financial Assistance to or for students of, or otherwise regulates private postsecondary schools in accordance with standards relating to the performance, operation, financial condition or academic standards of such schools, including the DOE, any Accrediting Body, and State Educational Agency or any foreign regulator.

        "Educational Approval" means any approval issued or required to be issued by an Educational Agency to a Cardinal School or a Sarg School, as applicable, with respect to any aspect of such Cardinal School's operations or such Sarg School's operations, as applicable, subject to the oversight of such Educational Agency, including any such approval for such Cardinal School or such Sarg School, as applicable, to participate in any program of Student Financial Assistance offered or administered by such Educational Agency, but excluding any approval issued to any Cardinal School's employees or any Sarg School's employees, as applicable, on an individual basis.

        "Educational Consent" means any filing, notice, report, consent, registration, approval or authorization required to be made with or obtained from any Governmental Entity, including any Educational Agency, in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the Transactions, whether before or after the Closing, in order to maintain, continue or reinstate any Educational Approval held by any Cardinal School or any Sarg School.

        "Environmental Claim" means any Proceeding, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, response costs, natural resources damages, property damages, personal injuries, attorneys' fees or penalties) arising out of, based on, resulting from or relating to any Environmental Laws, Environmental Permits or the presence, or Release into the environment, of, or exposure to, any Hazardous Materials at any location, but shall not include any claims relating to products liability.

        "Environmental Laws" means any and all applicable, federal, state, provincial, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the environment.

        "Environmental Permits" means any permit, certificate, approval, identification number, license or other authorization required under, or issued pursuant to, an Environmental Law.

        "Equity Interest" means any share, capital stock, partnership, member, membership or other equity interest or voting security or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor or based upon the value thereof.

        "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any Person (whether or not incorporated) that, together with Cardinal or Sarg, as applicable, is required to be treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Expenses" means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, any litigation with respect thereto, the preparation, printing, filing and mailing of the Joint Proxy Statement or Form S-4, the filing of any required notices under the HSR Act or foreign antitrust, competition, investment, trade regulation or similar Laws, or in connection with other regulatory approvals, and all other matters related to the Merger or the other Transactions.

        "GAAP" means generally accepted accounting principles as applied in the United States.

        "Government Official" means (i) any official, officer, employee, representative or any person acting in an official capacity for or on behalf of any Governmental Entity; (ii) any political party or party official or candidate for political office; (iii) any public international organization or any department or agency thereof; or (iv) any Person or other entity owned in whole or in part, or controlled by any Person described in the foregoing clauses (i), (ii) or (iii) of this definition.

        "Governmental Entity" means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction (public or private), but excluding any Educational Agency.

        "group" has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

        "Hazardous Materials" means any pollutants, chemicals, contaminants or wastes and any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

        "HEA" means the Higher Education Act of 1965, 20 U.S.C. § 1001 et seq., as amended, or successor statutes thereto, and its implementing regulations promulgated by the DOE.

        "HLC" means the Higher Learning Commission.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "Intellectual Property" means all domestic and foreign intellectual property rights, including all (a) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade names, trade dress, logos, corporate names, brand names and other source indicators, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith, (c) domain names, uniform resource locators and other names and locators associated with the Internet, and all registrations in connection therewith, (d) works of authorship (whether or not published), and all copyrights, designs and mask works, and I registrations, applications and renewals in connection therewith, (e) software and all website content (including text, graphics, images, audio, video and data) and (f) trade secrets, confidential business information, and other proprietary information (including ideas, know-how, formulas, compositions, processes and techniques, research and development information, data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information).

        "IRS" means the United States Internal Revenue Service.

        "IT Assets" means computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment.

        "Joint Proxy Statement" means a proxy statement or similar disclosure document or circular relating to the Cardinal Shareholders Meeting and the Sarg Stockholders Meeting.

        "Knowledge" and "known" means the actual knowledge of the officers of Sarg set forth in Section 8.3(a) of the Sarg Disclosure Schedule or of the officers of Cardinal set forth in Section 8.3(a) of the Cardinal Disclosure Schedule, as the case may be.

        "Law" means any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, Order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

        "Lien" means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, defect in title, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "MBCA" means the Minnesota Business Corporation Act.

        "Merger Consideration Value" means the product obtained by multiplying (i) the Merger Consideration by (ii) the VWAP of Sarg Common Stock.

        "MGCL" means the Maryland General Corporation Law.

        "MSCHE" means the Middle States Commission on Higher Education.

        "NASDAQ" means the NASDAQ Global Select Market.

        "Net Company Share" means, with respect to a Cardinal Director Stock Option, a number of whole and partial shares of Cardinal Common Stock (computed to the nearest five decimal places) equal to the quotient obtained by dividing (a) the product of (i) the number of shares of Cardinal Common Stock subject to such Cardinal Director Stock Option immediately prior to the Effective Time, and (ii) the excess, if any, of the Merger Consideration Value over the exercise price per share of Cardinal

Common Stock subject to such Cardinal Director Stock Option or Cardinal Non-Employee Stock Option, by (b) the Merger Consideration Value.

        "Order" means any order, writ, injunction, decree, circular, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered, entered into or enforced by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

        "Other Covered Party" means any political party or party official, or any candidate for political office.

        "Permitted Liens" means (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves in accordance with GAAP have been established in the latest financial statements of Cardinal included in the Cardinal SEC Documents or Sarg included in the Sarg SEC Documents, as the case may be, (ii) mechanics', workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business consistent with past practice for sums not yet due and payable, (iii) any such matters of record, Liens and other imperfections of title that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate, (iv) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property and (v) restrictions on transfers under applicable securities Laws.

        "Person" means an individual, corporation, limited company, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity, Educational Agency, other entity or group (as defined in Section 13(d) of the Exchange Act).

        "PPA" means a program participation agreement issued to a postsecondary institution, and to be countersigned by or on behalf of the secretary of the DOE, evidencing such institution's eligibility for and participation in Title IV Programs, and includes a TPPPA.

        "Preacquisition Review Application" means a materially complete electronic application to the DOE marked for preacquisition review, together with any required exhibits or attachment.

        "Proceeding" means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

        "Release" means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environmental, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

        "Representatives" means, with respect to any Person, such Person's officers, directors, employees, accountants, legal counsel, financial advisors, consultants, financing sources and other advisors and representatives.

        "Sarg Disclosure Schedule" means the disclosure schedule delivered by Sarg to Cardinal prior to the execution of this Agreement.

        "Sarg Material Adverse Effect" means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to (x) be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Sarg and its Subsidiaries, taken as a whole or (y) prevent or materially delay the consummation of the Transactions; provided, however, that, in the case of clause (x), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Sarg Material Adverse Effect: (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions in the United States, (ii) any changes of Law or GAAP (or, in each case, any authoritative interpretations thereof), (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes generally affecting the industries in which Sarg and its Subsidiaries conduct their businesses, including the post-secondary or proprietary education industry, (v) any changes resulting from the execution of this Agreement or the announcement or the pendency of the Merger, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the Transactions (provided that the exception in this clause (v) shall not apply for purposes of the representations and warranties in Sections 3.4, 3.11(g), 3.11(i) , 3.16(a)(xvi) and 3.17(b)) , (vi) changes in Sarg's stock price or the trading volume of Sarg's stock or any change in the credit rating of Sarg (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (vii) any changes or effects resulting from any action required to be taken by the terms of this Agreement, (viii) the failure to meet internal or analysts' expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition) or (ix) any Transaction Litigation; provided, that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on Sarg and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Sarg and its Subsidiaries conduct their businesses.

        "Sarg School" means any educational institution or location owned or operated by Sarg or any of its Subsidiaries.

        "Sarg Share Issuance" means the issuance of shares of Sarg Common Stock in the Merger pursuant to Section 2.1.

        "Sarg University" means Sarg University, LLC.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "State Educational Agency" means any state educational licensing authority, agency, department, board or commission that provides an approval, certification, exemption or other authorization necessary for a postsecondary institution (whether its main campus, branch campus, additional location, satellite or other facility thereof) to provide postsecondary education in that state including any distance education.

        "Student Financial Assistance" means any form of student financial assistance, grants or loans that is administered by any Educational Agency or other Governmental Entity, including the Title IV Programs and any other program authorized by the HEA and administered by the DOE.

        "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a "subsidiary" under Rule 12b-2 promulgated under the Exchange Act.

        "Substantial Control" means, with respect to a Person, (1) holding at least a 25% ownership interest in the Person, whether directly, indirectly, or together with family members (as that term is defined at 34 C.F.R. § 668.174(c)(4)), (2) representing the holder or holders of at least a 25% ownership interest in the Person, including under a voting trust, power of attorney, proxy, or similar agreement, or (3) being a member of the board of directors, a general partner, the chief executive officer, or other executive officer of the Person or an entity that holds at least a 25% ownership interest in the Person, in each case as the term "ownership interest" is defined at 34 C.F.R. § 668.174(c).

        "Tax Counsel" shall (i) for purposes of Section 6.2(d), have the meaning set forth on Section 8.3(b) of the Cardinal Disclosure Schedule and (ii) for purposes of Section 6.3(d), have the meaning set forth on Section 8.3(b) of the Sarg Disclosure Schedule.

        "Tax Return" means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, escheat or unclaimed property, sales, use, net worth, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

        "Title IV" means Title IV of the HEA.

        "Title IV Cardinal School" means any School that has been issued an Office of Postsecondary Education Identification Number by the DOE, including the main campus and any other campus, branch, satellite location or other facility at which the institution offers all or any portion of an educational program.

        "Title IV Program" means the programs of federal student financial assistance administered pursuant to Title IV.

        "Title IV Sarg School" means any Sarg School that has been issued an Office of Postsecondary Education Identification Number by the DOE, including the main campus and any other campus, branch, satellite location or other facility at which the institution offers all or any portion of an educational program.

        "TPPPA" means a temporary provisional program participation agreement issued to a postsecondary institution, and to be countersigned by or on behalf of the secretary of the DOE evidencing such institution's continued eligibility for and participation in Title IV Programs on an interim basis following a change in ownership or control as determined by the DOE.

        "VWAP of Sarg Common Stock" means the volume weighted average price of a share of Sarg Common Stock for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to the Closing Date to the closing of trading on the second to last trading day prior to the Closing Date, as reported by Bloomberg.

        "Willful Breach" means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

        8.4    Terms Defined Elsewhere.     The following terms are defined elsewhere in this Agreement, as indicated below:

"Additional Board Designees"	Section 1.6
"Agreement"	Preamble
"Alternative Acquisition Agreement"	Section 5.4(a)
"Amended Sarg Charter"	Section 1.4(b)
"Articles of Merger"	Section 1.3(a)
"Cardinal"	Preamble
"Cardinal Adverse Recommendation Change"	Section 5.3(c)(ii)
"Cardinal 2005 Stock Plan"	Section 2.6(a)(i)
"Cardinal 2014 Equity Plan"	Section 2.6(a)(i)
"Cardinal Benefit Plan"	Section 4.11(a)
"Cardinal Board"	Section 4.3(b)
"Cardinal Book-Entry Shares"	Section 2.1(c)
"Cardinal Business Personnel"	Section 4.12(a)
"Cardinal Bylaws"	Section 4.1
"Cardinal Certificate"	Section 2.1(c)
"Cardinal Charter"	Section 4.1
"Cardinal Common Stock"	Section 2.1
"Cardinal Director Stock Option"	Section 2.6(a)(i)
"Cardinal Director RSU"	Section 2.6(b)(i)
"Cardinal Employee Stock Option"	Section 2.6(a)(iii)
"Cardinal Financial Report"	Section 5.15(b)
"Cardinal Leased Real Property"	Section 4.14(b)
"Cardinal Material Contracts"	Section 4.16(c)
"Cardinal Material Intellectual Property"	Section 4.17(d)
"Cardinal Non-Employee Stock Option"	Section 2.6(a)(i)
"Cardinal Pre-Closing Educational Consents"	Section 4.4(c)
"Cardinal Preferred Stock"	Section 4.2(a)
"Cardinal Recommendation"	Section 4.3(b)
"Cardinal Registered Intellectual Property"	Section 4.17(a)
"Cardinal RSU"	Section 2.6(b)(i)
"Cardinal SEC Documents"	Section 4.5(a)
"Cardinal SEC Financial Statements"	Section 4.5(c)
"Cardinal Stock Option"	Section 2.6(a)(i)
"Cardinal Shareholder Approval"	Section 4.3(c)
"Cardinal Shareholders Meeting"	Section 5.3(c)(i)
"Cardinal Stock Plans"	Section 2.6(a)(i)
"Cardinal Tax Opinion"	Section 6.2(d)
"Cardinal Termination Fee"	Section 7.3(b)
"Closing"	Section 1.2
"Closing Date"	Section 1.2
"Competing Proposal"	Section 5.4(g)(i)
"Competing Proposal Notice"	Section 5.4(b)
"Compliance Date"	Section 3.18(b)
"Confidentiality Agreement"	Section 5.5(a)
"Continuing Employee"	Section 5.14(a)
"Effective Time"	Section 1.3(b)
"Exchange Agent"	Section 2.5(a)
"Exchange Fund"	Section 2.5(a)
"Exchange Ratio"	Section 2.1(b)
"FCPA"	Section 3.9(b)
"Form S-4"	Section 3.7
"Indemnitee"	Section 5.9(a)

"Intervening Event"	Section 5.4(g)(ii)
"Maximum Premium"	Section 5.9(c)
"Merger"	Section 1.1(a)
"Merger Consideration"	Section 2.1(b)
"Merger Sub"	Preamble
"Multiemployer Plan"	Section 3.11(f)
"Negotiation Period"	Section 5.4(b)
"OFAC"	Section 3.9(e)
"Outside Date"	Section 7.1(b)(ii)
"Permits"	Section 3.10
"Plan of Merger"	Recitals
"Post-Closing 401(k) Plan"	Section 5.14(c)
"Post-Closing Plan"	Section 5.14(a)
"Sarbanes-Oxley Act"	Section 3.5(d)
"Sarg"	Preamble
"Sarg Adverse Recommendation Change"	Section 5.3(b)(ii)
"Sarg 2011 Plan"	Section 3.2(a)
"Sarg 2015 Plan"	Section 3.2(a)
"Sarg Benefit Plan"	Section 3.11(a)
"Sarg Board"	Section 3.3(b)
"Sarg Business Personnel"	Section 3.12(a)
"Sarg Bylaws"	Section 3.1
"Sarg Charter"	Section 3.1
"Sarg Common Stock"	Section 2.1(b)
"Sarg Financial Report"	Section 5.15(a)
"Sarg Leased Real Property"	Section 3.14(b)
"Sarg Material Contracts"	Section 3.16(c)
"Sarg Material Intellectual Property"	Section 3.17(d)
"Sarg Owned Real Property"	Section 3.14(a)
"Sarg Performance Restricted Stock Award"	Section 3.2(a)
"Sarg Performance Units"	Section 3.2(a)
"Sarg Preferred Stock"	Section 3.2(a)
"Sarg Real Property"	Section 3.14(c)
"Sarg Recommendation"	Section 3.3(b)
"Sarg Registered Intellectual Property"	Section 3.17(a)
"Sarg Restricted Stock Award"	Section 3.2(a)
"Sarg RSU"	Section 2.6(b)(ii)
"Sarg SEC Documents"	Section 3.5(a)
"Sarg SEC Financial Statements"	Section 3.5(c)
"Sarg Stock Option"	Section 2.6(a)(iii)
"Sarg Stockholder Approval"	Section 3.3(c)
"Sarg Stock Plans"	Section 3.2(a)
"Sarg Stockholders Meeting"	Section 5.3(b)(i)
"Sarg Tax Opinion"	Section 6.3(d)
"Sarg Termination Fee"	Section 7.3(d)
"Superior Proposal"	Section 5.4(g)(iii)
"Surviving Corporation"	Section 1.1(a)
"Takeover Laws"	Section 3.3(c)
"Transaction Litigation"	Section 5.12
"Transactions"	Section 1.1(a)
"Treasury Regulations"	Recitals
"WARN Act"	Section 3.12(b)

        8.5    Headings.     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.6    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

        8.7    Entire Agreement.     This Agreement (together with the Exhibits, the Cardinal Disclosure Schedules, the Sarg Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder. Each of Cardinal and Sarg acknowledge and agree that each such party, as applicable, has not relied upon or otherwise been induced by any express or implied representations or warranties other than those set forth in Article 3 (in the case of Cardinal) and Article 4 (in the case of Sarg).

        8.8    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        8.9    Parties in Interest.     This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        8.10    Mutual Drafting; Interpretation.     Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation." As used in this Agreement, references to a "party" or the "parties" are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits," "Annexes" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to "$" are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive. In this Agreement, when determining whether an item is "material" to Cardinal or its Subsidiary or Sarg or its Subsidiary, the term "material" shall be interpreted to mean, as applicable, "Material to the business of Cardinal and its

Subsidiaries, taken as a whole" or "material to the business of Sarg and its Subsidiaries, taken as a whole."

        8.11    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

          (a)   This Agreement, and any Proceeding arising out of or relating to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Maryland, without regard to choice or conflict of Law principles thereof; except that (i) any provisions of this Agreement which implicate the fiduciary duties of directors or officers of a Minnesota limited liability company, corporation or entity shall be governed by and in accordance with the Laws of Minnesota; (ii) to the extent the authorization, effectiveness or effect of the Merger or the Transactions are required by statute or public policy to be governed by the Laws of Minnesota, then the internal Laws of Minnesota shall govern and apply, but only as to such matters and to the limited extent necessary to comply with and cause the Merger to be effective under the Laws of Minnesota.

          (b)   Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Maryland state or federal court, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined any Maryland state or federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

          (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

        8.12    Counterparts.     This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        8.13    Delivery by Facsimile or Email.     This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of facsimile or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

        8.14    Specific Performance.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at Law and any requirement under Law to post a bond or other security as a prerequisite to obtaining equitable relief.

        8.15    Disclosure Schedules.     The parties acknowledge and agree that (a) the inclusion of any items or information in the Disclosure Schedules that are not required by this Agreement to be so included is solely for the convenience of parties, (b) the disclosure by the parties of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by any party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or significant, (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or the statements contained in any Section of this Agreement reasonably apparent, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedules; provided that, notwithstanding anything to the contrary provided elsewhere herein, any item or information disclosed pursuant to Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.19, 3.20, 3.21, 4.1, 4.2, 4.3, 4.4, 4.6, 4.19, 4.20, or 4.21 shall be disclosed solely in the corresponding section of the Disclosure Schedule, and not by any other section thereof or any Sarg SEC Document or Cardinal SEC Document, as applicable, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience of reference only, (e) the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (f) the Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of the parties except as and to the extent provided in this Agreement.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CAPELLA EDUCATION COMPANY
By:	/s/ J. KEVIN GILLIGAN
	Name:	J. Kevin Gilligan
	Title:	Chairman and Chief Executive Officer
STRAYER EDUCATION, INC.
By:	/s/ ROBERT S. SILBERMAN
	Name:	Robert S. Silberman
	Title:	Executive Chairman and Director
SARG SUB INC.
By:	/s/ VIET D. DINH
	Name:	Viet D. Dinh
	Title:	President and Director

 Exhibit A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CAPELLA EDUCATION COMPANY

        The following Amended and Restated Articles of Incorporation amend and restate the previous Articles of Incorporation, as amended, of Capella Education Company and shall be the Articles of Incorporation of Capella Education Company:

ARTICLE 1
Name

        The name of this corporation is Capella Education Company.

ARTICLE 2
Registered Office

        The address of this corporation's registered office in this state is 225 South Sixth Street, 9th Floor, Minneapolis, Minnesota 55402.

ARTICLE 3
Authorized Capital

        The total authorized number of shares of this corporation is 1,000 shares. All common stock will have a par value of $0.01 per share. The board of directors has the authority to establish more than one class or series of shares and to fix the relative rights and preferences of any such different class or series.

ARTICLE 4
Cumulative Voting Prohibition

        Shareholders will have no rights of cumulative voting.

ARTICLE 5
Preemptive Rights Prohibition

        Shareholders will have no statutory preemptive rights.

ARTICLE 6
Dissenters' Rights Prohibition

        A shareholder's right to dissent from or obtain payment for the fair value of the shareholder's shares are limited to the fullest extent permitted by Minnesota law. Pursuant to Minnesota Statutes Section 302A.471, subdivision 1(a) (or similar provisions of future law), a shareholder will have no right to dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it: (1) alters or abolishes a preferential right of the shares; (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares; (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares; or (4) excludes or limits the right of a shareholder to vote on a matter or to cumulate votes.

 ARTICLE 7
Directors Action by Written Consent

        Any action required or permitted to be taken at a meeting of the board of directors may be taken by written action signed, or consented to by authenticated electronic communication, by all of the directors then in office, unless the action is one which need not be approved by the shareholders, in which case such action will be effective if signed by, or consented to by authenticated electronic communication, the number of directors that would be required to take the same action at a meeting at which all directors were present.

ARTICLE 8
Shareholders Action by Written Consent

        Any action required or permitted to be taken at a meeting of the shareholders may be taken by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting at which all shareholders entitled to vote were present.

ARTICLE 9
Limitation of Director Liability

        To the full extent that Chapter 302A of the Minnesota Statutes, as it exists on the effective date of this Article 9 or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 9 shall not adversely affect any right or protection as a director of the corporation for or with respect to any acts or omission of such director occurring prior to such amendment or repeal.

* * *

 Exhibit B

ARTICLES OF AMENDMENT AND RESTATEMENT
OF
STRAYER EDUCATION, INC.

ARTICLE I

        Strayer Education, Inc., a Maryland corporation (the "Corporation"), desires to amend and restate its charter.

ARTICLE II

        The following provisions set forth in Article III are all the provisions of the charter of the Corporation currently in effect and as hereinafter amended, with effect on the date these Articles of Amendment and Restatement are accepted for record by the State Department of Assessments and Taxation of the State of Maryland (the "Effective Date").

ARTICLE III

        FIRST:    The name of the Corporation is: STRATEGIC EDUCATION, INC.

        SECOND:    The purposes for which the Corporation is formed are:

          (a)   To acquire all of the outstanding capital stock of Strayer College, Inc. and Education Loan Processing, Inc. Upon completion of the transactions, Strayer College, Inc. and Education Loan Processing, Inc. will each be direct subsidiaries of the Corporation.

          (b)   To engage in and carry on any other business which may conveniently be conducted in conjunction with any business of the Corporation, or otherwise, or that may benefit the interests of the Corporation.

          (c)   To have and exercise all powers necessary or convenient to effectuate any or all of the purposes for which the Corporation is formed.

          (d)   In general, to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland.

        The foregoing purposes shall, except when otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other clause of this or any other article of these Articles of Incorporation or of any amendment thereto, and shall each be regarded as independent, and construed as powers as well as purposes.

        The Corporation shall be authorized to exercise and enjoy all of the powers, rights, and privileges granted to, or conferred upon, corporations by the general laws of the State of Maryland now or hereafter in force, and the enumeration of the foregoing powers and purposes shall not be deemed to exclude any powers, rights, or privileges so granted or conferred.

        THIRD:    The address of the principal office of the Corporation in the State of Maryland is, 2405 York Road, Suite 201, Lutherville, Maryland 21093, c/o The Corporation Trust Incorporated.

        FOURTH:    The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, a Maryland corporation, and the post office address of the resident agent is 2405 York Road, Suite 201, Lutherville, Maryland 21093.

        FIFTH:    The total number of shares of stock which the Corporation shall have authority to issue is 40,000,000, consisting of (a) 32,000,000 shares of common stock, par value $0.01 per share ("Common Stock") and (b) 8,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $400,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Article SEVENTH of the charter, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

        SIXTH:    The number of directors of the Corporation shall initially be one (1), which number may be changed from time to time pursuant to the By-laws of the Corporation; provided, however, that so long as the Corporation has less than three stockholders, the number of directors may be less than three but, in that case, shall not be less than the number of stockholders.

        SEVENTH:    The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

          (a)   The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, without the approval of the stockholders of the Corporation, for consideration as is determined by the Board of Directors in accordance with applicable law.

          (b)   No stockholder of the Corporation shall have preemptive rights to purchase, subscribe for, or otherwise acquire any stock or other securities of the Corporation, and any and all preemptive rights are hereby denied.

          (c)   The Corporation reserves the right from time to time to make any amendment of its charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any outstanding stock.

          (d)   The Board of Directors of the Corporation may classify or reclassify any unissued shares of stock of the Corporation by setting or changing in any one or more respects, from time to time before issuance of the shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares.

          (e)   With respect to any corporate action to be taken by the Corporation which, under the general laws of the State of Maryland, would (in the absence of this subparagraph (e) of this Article SEVENTH) require the authorization or approval of a greater proportion than a majority of all votes entitled to be cast for the action to be effective and valid, the corporate action shall be effective and valid if authorized or approved by at least a majority of all the votes entitled to be cast thereon, after due authorization and/or approval and/or advice of the action by the Board of Directors as required by law.

        EIGHTH:    To the fullest extent permitted by the laws of the State of Maryland, the liability of any director or officer of the Corporation to the Corporation or its stockholders for money damages shall be limited to the sum of ten dollars ($10.00), provided that nothing contained in this Article EIGHTH shall limit the liability of a director or officer (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This Article EIGHTH shall not be construed to affect the liability of a person in any capacity other than the person's capacity as a director or officer.

        NINTH:    The Corporation expressly elects not to be governed by the provisions of Section 3-602 of the Corporations and Associations Article of the Annotated Code of Maryland pursuant to Section 3-603(e)(1)(iii) of the Corporations and Associations Article of the Annotated Code of Maryland.

        TENTH:    The Corporation expressly elects not to be governed by the provisions of Section 3-701 through Section 3-709, inclusive, of the Corporations and Associations Article of the Annotated Code of Maryland pursuant to Section 3-702(b) of the Corporations and Associations Article of the Annotated Code of Maryland.

        ELEVENTH:    The duration of the Corporation shall be perpetual.

        TWELFTH:    In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of any series of Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Corporation's total liabilities.

ARTICLE IV

        The amendment and restatement of the charter of the Corporation set forth in Article III hereof has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

ARTICLE V

        The name and address of the Corporation's current resident agent and the current address of the principal office of the Corporation are as set forth in Articles THIRD and FOURTH of the amendment and restatement of the charter set forth in Article III hereof.

ARTICLE VI

        The current number of directors of the Corporation is ten, and the names of those currently in office are as follows: Robert S. Silberman, Charlotte F. Beason, William E. Brock, John T. Casteen, Nate Fick, Robert R. Grusky, Karl McDonnell, Todd A. Milano, G. Thomas Waite, III, and J. David Wargo.

ARTICLE VII

        7.1.  Immediately before the amendments set forth in Article FOURTH of the amendment and restatement of the charter set forth in Article III hereof, the Corporation has authority to issue 28,000,000 shares of stock, all having a par value of $0.01 per share, consisting of (i) 20,000,000 shares of Common Stock and (ii) 8,000,000 shares of Preferred Stock, and the aggregate par value of all shares of all classes is $280,000.

        7.2.  As the charter is amended, the Corporation has authority to issue 40,000,000 shares of stock, all having a par value of $0.01 per share, consisting of (i) 32,000,000 shares of Common Stock and (ii) 8,000,000 shares of Preferred Stock, and the aggregate par value of all shares of all classes is $400,000.

        7.3.  None of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of any class of the Corporation's stock were changed by the amendments set forth in these Articles of Amendment and Restatement.

ARTICLE VIII

        The undersigned [TITLE] acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned [TITLE] acknowledges that, to the best of [his] knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

Annex B

ARTICLES OF

AMENDMENT AND RESTATEMENT
OF
STRAYER EDUCATION, INC.

ARTICLE I

        Strayer Education, Inc., a Maryland corporation (the "Corporation"), desires to amend and restate its charter.

ARTICLE II

        The following provisions set forth in Article III are all the provisions of the charter of the Corporation currently in effect and as hereinafter amended, with effect on the date these Articles of Amendment and Restatement are accepted for record by the State Department of Assessment and Taxation of the State of Maryland (the "Effective Date").

ARTICLE III

        ~~2.~~  FIRST: The name of the ~~corporation is STRAYER~~Corporation is: STRATEGIC EDUCATION, INC. ~~(hereinafter referred to as the "CORPORATION").~~

        ~~3.~~ SECOND: The purposes for which the Corporation is formed are:

        (a)   To acquire all of the outstanding capital stock of Strayer College, Inc. and Education Loan Processing, Inc. Upon completion of the transactions, Strayer College, Inc. and Education Loan Processing, Inc. will each be direct subsidiaries of the Corporation.

        (b)   To engage in and carry on any other business which may conveniently be conducted in conjunction with any business of the Corporation, or otherwise, or that may benefit the interests of the Corporation.

        (c)   To have and exercise all powers necessary or convenient to effectuate any or all of the purposes for which the Corporation is formed.

        (d)   In general, to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland.

        The foregoing purposes shall, except when otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other clause of this or any other article of these Articles of Incorporation or of any amendment thereto, and shall each be regarded as independent, and construed as powers as well as purposes.

        The Corporation shall be authorized to exercise and enjoy all of the powers, rights, and privileges granted to, or conferred upon, corporations by the general laws of the State of Maryland now or hereafter in force, and the enumeration of the foregoing powers and purposes shall not be deemed to exclude any powers, rights, or privileges so granted or conferred.

        ~~4.~~ THIRD: The address of the principal office of the Corporation in the State of Maryland is ~~32 South Street, Baltimore~~, 2405 York Road, Suite 201, Lutherville, Maryland ~~21202,~~21093, c/o ~~t~~The Corporation Trust Incorporated.

        FOURTH: The name of the resident agent of the Corporation in the State of Maryland is ~~t~~The Corporation Trust Incorporated, a Maryland corporation, and the post office address of the agent is ~~32 South Street, Baltimore~~2405 York Road, Suite 201, Lutherville, Maryland ~~21202.~~21093.

        ~~5. Subject to paragraph (b) hereof, the Corporation has authority to issue 28,000,000 shares of stock,~~ FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is 40,000,000, consisting of ~~20,000,000~~(a) 32,000,000 shares of ~~Common Stock, $0.01~~common stock, par value $0.01 per share (the "Common Stock")~~,~~ and (b) 8,000,000 shares of ~~Preferred Stock, $0.01~~preferred stock, par value $0.01 per share (the "Preferred Stock"). The aggregate par value of all authorized shares of stock having par value, is $~~280,000.~~400,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Article SEVENTH of the charter, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

        ~~(a) Of the 20,000,000 shares of Common Stock that the Corporation has authority to issue, 8,000,000 shares shall not be classified or reclassified into shares of stock of any other class or series of the Corporation and shall be issued only upon conversion of shares of Preferred Stock to be classified and designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"). In the event that the Corporation does not have a sufficient number of authorized shares of Common Stock available for issuance upon conversion of Series A Preferred Stock, the Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders of the Corporation, may amend the charter of the Corporation to increase the number of shares of Common Stock that the Corporation has authority to issue upon conversion of the Series A Preferred Stock.~~

        ~~6.~~  SIXTH: The number of directors of the Corporation shall initially be ~~O~~one (1), which number may be changed from time to time pursuant to the By-laws of the Corporation; provided, however, that so long as the Corporation has less than three stockholders, the number of directors may be less than three but, in that case, shall not be less than the number of stockholders. ~~The name of the person who will serve as a director of the Corporation until the first annual meeting of stockholders and until his successors are elected and qualify is Ron K. Bailey.~~

        ~~7.~~  SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

        (a)   The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, without the approval of the stockholders of the Corporation, for consideration as is determined by the Board of Directors in accordance with applicable law.

        (b)   No stockholder of the Corporation shall have preemptive rights to purchase, subscribe for, or otherwise acquire any stock or other securities of the Corporation, and any and all preemptive rights are hereby denied~~, except that the Purchasers (as defined herein) shall have the preemptive rights granted under Section 9.3 of the Preferred Stock Purchase Agreement, dated November 28, 2000, by and among the Corporation and the purchasers of the Series A Preferred Stock named therein (the "Purchasers"), as amended from time to time~~.

        (c)   The Corporation reserves the right from time to time to make any amendment of its charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any outstanding stock.

        (d)   The Board of Directors of the Corporation may classify or reclassify any unissued shares of stock of the Corporation by setting or changing in any one or more respects, from time to time before issuance of the shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares.

        (e)   With respect to any corporate action to be taken by the Corporation which, under the general laws of the State of Maryland, would (in the absence of this subparagraph (e) of this Article SEVENTH) require the authorization or approval of a greater proportion than a majority of all votes entitled to be cast for the action to be effective and valid, the corporate action shall be effective and valid if authorized or approved by at least a majority of all the votes entitled to be cast thereon, after due authorization and/or approval and/or advice of the action by the Board of Directors as required by law.

        ~~8.~~ EIGHTH: To the fullest extent permitted by the laws of the State of Maryland, the liability of any director or officer of the Corporation to the Corporation or its stockholders for money damages shall be limited to the sum of ten dollars ($10.00), provided that nothing contained in this Article ~~Eighth~~EIGHTH shall limit the liability of a director or officer (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This Article ~~Eighth~~EIGHTH shall not be construed to affect the liability of a person in any capacity other than the person's capacity as a director or officer.

        ~~9.~~ NINTH: The Corporation expressly elects not to be governed by the provisions of Section 3-602 of the Corporations and Associations Article of the Annotated Code of Maryland pursuant to Section 3-603(e)(1)(iii) of the Corporations and Associations Article of the Annotated Code of Maryland.

        ~~10.~~ TENTH: The Corporation expressly elects not to be governed by the provisions of Section 3-701 through Section 3-709, inclusive, of the Corporations and Associations Article of the Annotated Code of Maryland pursuant to Section 3-702(b) of the Corporations and Associations Article of the Annotated Code of Maryland.

        ~~11.~~  ELEVENTH: The duration of the Corporation shall be perpetual.

        ~~12. For so long as holders of shares of Series A Preferred Stock have rights to elect Redemption Default Directors (as defined in the terms of the Series A Preferred Stock) pursuant to the terms of the Series A Preferred Stock, notwithstanding any requirement for the approval of any action by the vote of more than a majority of the entire Board of Directors of the Corporation as set forth in the Corporation's charter or Bylaws such action may be approved by the vote of a majority of the entire Board of Directors of the Corporation.~~

        ~~13.~~ TWELFTH: In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of any series of Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Corporation's total liabilities.

 ARTICLE IV

        The amendment and restatement of the charter of the Corporation set forth in Article III hereof has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

ARTICLE V

        The name and address of the Corporation's current resident agent and the current address of the principal office of the Corporation are as set forth in Articles THIRD and FOURTH of the amendment and restatement of the charter set forth in Article III hereof.

ARTICLE VI

        The current number of directors of the Corporation is ten, and the names of those currently in office are as follows: Robert S. Silberman, Charlotte F. Beason, William E. Brock, John T. Casteen, Nate Fick, Robert R. Grusky, Karl McDonnell, Todd A. Milano, G. Thomas Waite, III, and J. David Wargo.

ARTICLE VII

        7.1.  Immediately before the amendments set forth in Article FOURTH of the amendment and restatement of the charter set forth in Article III hereof, the Corporation has authority to issue 28,000,000 shares of stock, all having a par value of $0.01 per share, consisting of (i) 20,000,000 shares of Common Stock and (ii) 8,000,000 shares of Preferred Stock, and the aggregate par value of all shares of all classes is $280,000.

        7.2.  As the charter is amended, the Corporation has authority to issue 40,000,000 shares of stock, all having a par value of $0.01 per share, consisting of (i) 32,000,000 shares of Common Stock and (ii) 8,000,000 shares of Preferred Stock, and the aggregate par value of all shares of all classes is $400,000.

        7.3.  None of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of any class of the Corporation's stock were changed by the amendments set forth in these Articles of Amendment and Restatement.

ARTICLE VIII

        The undersigned [TITLE] acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned [TITLE] acknowledges that, to the best of [his] knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its [TITLE] on [DATE].

ATTEST:		STRAYER EDUCATION, INC.
By:
Secretary		[Title]

[Articles Supplementary designating the Series A Preferred Stock are deleted.]

Annex C

October 29, 2017

Board of Directors
Capella Education Company
Capella Tower
225 South 6th Street, 9th Floor
Minneapolis, MN 55402

Members of the Board:

        We understand that Capella Education Company (the "Company"), Strayer Education, Inc. ("Strayer") and Sarg Sub Inc., a wholly owned subsidiary of Strayer ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 27, 2017 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Strayer, and each outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), other than shares held in treasury or held by Strayer, the Company or Merger Sub, or any of their respective wholly owned subsidiaries (the "Excluded Shares"), will be converted into the right to receive 0.875 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Strayer (the "Strayer Common Stock"), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the Excluded Shares).

        For purposes of the opinion set forth herein, we have:

  1)
  Reviewed certain publicly available financial statements and other business and financial information of the Company and Strayer, respectively;

  2)
  Reviewed certain internal financial statements and other financial and operating data concerning the Company and Strayer, respectively;

  3)
  Reviewed certain financial projections prepared by the managements of the Company and Strayer, respectively;

  4)
  Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and Strayer;

  5)
  Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

  6)
  Reviewed the reported prices and trading activity for the Company Common Stock and the Strayer Common Stock;

  7)
  Compared the financial performance of the Company and Strayer and the prices and trading activity of the Company Common Stock and Strayer Common Stock with that of certain other publicly-traded companies comparable with the Company and Strayer, respectively, and their securities;

  8)
  Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  9)
  Participated in certain discussions and negotiations among representatives of the Company and Strayer and certain parties and their financial and legal advisors;

  10)
  Reviewed the Merger Agreement and certain related documents; and

  11)
  Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Strayer, and formed a substantial basis for this opinion. We have assumed that the financial projections provided to us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and Strayer of the future financial performance of the Company and Strayer. We have assumed that information and projections relating to strategic, financial and operational benefits anticipated from the Merger have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Strayer. We have relied upon, without independent verification, the assessment by the managements of the Company and Strayer of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and Strayer and (iii) their ability to retain key employees of the Company and Strayer, respectively. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. We have assumed that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, quasi-governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Strayer, nor have we been furnished with any such valuations or appraisals. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this financial opinion and a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have not provided financial advisory or financing services for the Company or Strayer. Morgan Stanley may seek to provide financial advisory and financing services to the Company or Strayer and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

        Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Strayer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

        This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Strayer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Strayer or the Company should vote at the shareholders' meetings to be held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the Excluded Shares).

Very truly yours,
MORGAN STANLEY & CO. LLC
By:	/s/ PEDRO COSTA
Pedro Costa Managing Director

ANNEX D

October 27, 2017

The Board of Directors
Strayer Education, Inc.
2303 Dulles Station Blvd.
Herndon, VA 20171

Members of the Board of Directors:

        We understand that Strayer Education, Inc., a Maryland corporation (the "Company"), Sarg Sub Inc., a Minnesota corporation and a wholly owned subsidiary of the Company, and Capella Education Company, a Minnesota corporation ("Capella"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") which provides for, among other things, the merger of Merger Sub with and into Capella (the "Transaction"), as a result of which Capella will become a wholly owned subsidiary of the Company and each outstanding share of common stock of Capella, $0.01 par value per share ("Capella Common Stock"), that is not owned by Capella, the Company, Merger Sub or any wholly owned subsidiary of Capella, the Company or Merger Sub will be converted into the right to receive 0.875 (the "Exchange Ratio") shares of common stock of the Company, $0.01 par value per share ("Company Common Stock"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

        You have requested our opinion as to the fairness from a financial point of view to the Company, of the Exchange Ratio provided for in the Merger Agreement.

        For purposes of the opinion set forth herein, we have, among other things:

  1.
  reviewed certain publicly available financial statements and other business and financial information with respect to the Company and Capella, including research analyst reports;

  2.
  reviewed certain internal financial information, analyses, forecasts (the "Company Forecasts") and other financial and operating data relating to the business of the Company, in each case, prepared by management of the Company;

  3.
  reviewed certain internal financial information, analyses, forecasts (the "Capella Forecasts") and other financial and operating data relating to the business of Capella, in each case, prepared by management of Capella and approved for our use by management of the Company;

  4.
  reviewed certain publicly available financial forecasts relating to the Company;

  5.
  reviewed certain publicly available financial forecasts relating to Capella;

  6.
  reviewed estimates of synergies anticipated by the Company's management to result from the Transaction (collectively, the "Anticipated Synergies");

www.pwpartners.com
 Partners have limited liability status

  7.
  discussed the past and current business, operations, financial condition and prospects of the Company, including the Anticipated Synergies, with management of the Company, and discussed the past and current business, operations, financial condition and prospects of Capella with management of the Company;

  8.
  reviewed the relative financial contributions of the Company and Capella to the future financial performance of the Company on a pro forma basis;

  9.
  compared the financial performance of the Company and Capella with that of certain publicly-traded companies which we believe to be generally relevant;

  10.
  compared the financial terms of the Transaction with the publicly available financial terms of certain transactions which we believe to be generally relevant;

  11.
  reviewed the historical trading prices and trading activity for the Company Common Stock and the Capella Common Stock, and compared such price and trading activity of the shares of Company Common Stock and Capella Common Stock with each other and with that of securities of certain publicly-traded companies which we believe to be generally relevant;

  12.
  participated in discussions with representatives of the Company and its and Capella's respective advisors;

  13.
  reviewed a draft dated October 27, 2017 of the Merger Agreement; and

  14.
  conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the management of the Company that, to their knowledge, the information furnished, or approved for our use, by them for purposes of our analysis does not contain any material omissions or misstatements of material fact. We have assumed with your consent that there are no material undisclosed liabilities of the Company or Capella for which adequate reserves or other provisions have not been made. With respect to the Company Forecasts, we have been advised by the management of the Company and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future stand-alone financial performance of the Company and the future financial performance of the Company and Capella taken together (except to the extent of inputs therein based solely on the Capella Forecasts, as further addressed in the next two sentences), as the case may be, and the other matters covered thereby and we express no view as to the assumptions on which they are based. With respect to the Capella Forecasts, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Capella as to the future stand-alone financial performance of Capella and the other matters covered thereby and we express no view as to the assumptions on which they are based. We have relied upon the assessment by management of the Company that the Capella Forecasts have been reasonably prepared. We have assumed, with your consent, that the Anticipated Synergies and potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by management of the Company to result from the Transaction will be realized in the amounts and at the times projected by management of the Company, and we express no view as to the assumptions on which they are based. We have relied without independent verification upon the

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 Partners have limited liability status

assessment by the management of the Company of the timing and risks associated with the integration of the Company and Capella. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Capella, nor have we been furnished with any such valuations or appraisals, nor have we assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or Capella. In addition, we have not evaluated the solvency of any party to the Merger Agreement, including under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed that the final Merger Agreement will not differ in any material respect from the form of Merger Agreement reviewed by us and that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement, without material modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company, Capella or the contemplated benefits expected to be derived in the proposed Transaction. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

        This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Exchange Ratio provided for in the Merger Agreement to the Company. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement or any other document contemplated by or entered into in connection with the Merger Agreement or the form or structure of the Transaction or the likely timeframe in which the Transaction will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger Agreement, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision of the Company to enter into the Transaction or the relative merits of the Transaction as compared with any other strategic alternative which may be available to the Company. We have not been authorized to solicit, and have not solicited, indications of interest in a transaction with the Company from any party.

        We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which we have received, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse us for certain expenses, and indemnify us for certain liabilities and other items, that may arise out of our engagement. Perella Weinberg Partners LP and its affiliates may in the future provide investment banking and other financial services to the Company and Capella and their respective affiliates and in the future may receive compensation for the rendering of such services. In the ordinary course of our business activities, Perella Weinberg Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Capella or any of their respective affiliates. The issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.

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 Partners have limited liability status

        This opinion is for the information and assistance of the Board of Directors of the Company in connection with, and for the purposes of its evaluation of, the Transaction. This opinion is not intended to be and does not constitute a recommendation to any holder of Company Common Stock or Capella Common Stock as to how such holders should vote or otherwise act with respect to the proposed Transaction or any other matter and does not in any manner address the prices at which shares of Company Common Stock or Capella Common Stock will trade at any time. In addition, we express no opinion as to the fairness of the Transaction to, or any consideration received in connection with the Transaction by, the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger Agreement is fair from a financial point of view to the Company.

Very truly yours,
/s/ Perella Weinberg Partners LP PERELLA WEINBERG PARTNERS LP

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 Partners have limited liability status